As filed with the Securities and Exchange Commission on August 9, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kyndryl Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

7373

(Primary Standard Industrial Classification Code Number)

86-1185492

(I.R.S. Employer Identification No.)

One Vanderbilt Avenue, 15th Floor

New York, New York 10017

(212) 896-2098

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Wyshner

Chief Financial Officer

Kyndryl Holdings, Inc.

One Vanderbilt Avenue, 15th Floor

New York, New York 10017

(212) 896-2098

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Edward Sebold

General Counsel and Secretary

Kyndryl Holdings, Inc.

One Vanderbilt Avenue, 15th Floor

New York, New York 10017

(212) 896-2098

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 9, 2022

PROSPECTUS

$2,400,000,000

Kyndryl Holdings, Inc.

Exchange Offers for

$700,000,000 2.050% Senior Notes due 2026

$500,000,000 2.700% Senior Notes due 2028

$650,000,000 3.150% Senior Notes due 2031

$550,000,000 4.100% Senior Notes due 2041

Terms of the Exchange Offers

●	We are offering to exchange up to:
●	$700,000,000 of our outstanding 2.050% Senior Notes due 2026 (the “2026 initial notes”) for a like amount of our registered 2.050% Senior Notes due 2026 (the “2026 exchange notes” and, together with the 2026 initial notes, the “2026 notes”);
●	$500,000,000 of our outstanding 2.700% Senior Notes due 2028 (the “2028 initial notes”) for a like amount of our registered 2.700% Senior Notes due 2028 (the “2028 exchange notes” and, together with the 2028 initial notes, the “2028 notes”);
●	$650,000,000 of our outstanding 3.150% Senior Notes due 2031 (the “2031 initial notes”) for a like amount of our registered 3.150% Senior Notes due 2031 (the “2031 exchange notes” and, together with the 2031 initial notes, the “2031 notes”); and
●	$550,000,000 of our outstanding 4.100% Senior Notes due 2041 (the “2041 initial notes”) for a like amount of our registered 4.100% Senior Notes due 2041 (the “2041 exchange notes” and, together with the 2041 initial notes, the “2041 notes”).
●	The term “exchange notes” refers collectively to the 2026 exchange notes, 2028 exchange notes, 2031 exchange notes, and 2041 exchange notes. The term “initial notes” refers collectively to the 2026 initial notes, 2028 initial notes, 2031 initial notes, and 2041 initial notes. The term “notes” refers to both exchange notes and initial notes.
●	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2022, unless extended.
●	If all the conditions to an exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn in such exchange offer for the exchange notes.
●	You may withdraw your tender of initial notes at any time before the expiration of the relevant exchange offer.
●	The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.
●	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Terms of the Exchange Notes

●	The 2026 exchange notes will mature on October 15, 2026. Interest on the 2026 exchange notes will accrue at the rate of 2.050% per annum. The 2028 exchange notes will mature on October 15, 2028. Interest on the 2028 exchange notes will accrue at the rate of 2.700% per annum. The 2031 exchange notes will mature on October 15, 2031. Interest on the 2031 exchange notes will accrue at the rate of 3.150% per annum. The 2041 exchange notes will mature on October 15, 2041. Interest on the 2041 exchange notes will accrue at the rate of 4.100% per annum.
●	We will pay interest on the exchange notes semi-annually in arrears on April 15 and October 15 of each year, commencing on April 15, 2022, to holders of record on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date.
●	The exchange notes will be our senior unsecured obligations and rank pari passu in right of payment to all of our other senior unsecured indebtedness and senior in right of payment to our subordinated indebtedness.
●	The exchange notes will be effectively subordinated to all of our secured indebtedness to the extent of the value of the property or assets securing such indebtedness.
●	The exchange notes will be structurally subordinated to all obligations of our subsidiaries (including secured and unsecured obligations).

Before participating in the exchange offers, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where those initial notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the applicable exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is , 2022.

You should rely only on the information contained in this prospectus. We have not authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the SEC, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities.

Each prospective purchaser of the exchange notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the exchange notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales, and we shall not have any responsibility therefor.

i

INDUSTRY AND MARKET DATA

The sources of certain statistical data, industry data, estimates and forecasts contained in this prospectus are the following independent industry publications or reports:

●	Gartner, Magic Quadrant for Managed Mobility Services, Global 2021, dated May 16, 2022
●	Gartner, Market Share: IT Services, Worldwide 2021, dated April 8, 2022
●	Gartner, Forecast: IT Services, Worldwide, 2020-2026, 1Q22 Update, dated March 30, 2022 (the “Gartner IT Services Report”)
●	Gartner, The Top 8 Security and Risk Trends We’re Watching, dated November 15, 2021
●	Gartner, Forecast Analysis: Cloud Consulting and Implementation Services, Worldwide, dated July 23, 2021
●	Gartner, Forecast Analysis: Digital Business Consulting Services, Worldwide, dated December 7, 2020 (the “Gartner Consulting Services Forecast Report”)

We performed calculations of market sizes and growth rates using Gartner research from the Gartner IT Services Report and the Gartner Consulting Services Forecast Report.

The Gartner reports described herein (the “Gartner Content”) represent research opinions or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc. (“Gartner”) and are not representations of fact. The Gartner Content speaks as of its original publication date (and not as of the date of this prospectus), and the opinions expressed in the Gartner Content are subject to change without notice.

Gartner does not endorse any vendor, product or service depicted in its research publications, and does not advise technology users to select only those vendors with the highest ratings or other designation. Gartner research publications consist of the opinions of Gartner’s research organization and should not be construed as statements of fact. Gartner disclaims all warranties, expressed or implied, with respect to this research, including any warranties of merchantability or fitness for a particular purpose.

ii

SUMMARY

The following is a summary of material information included in this prospectus and is qualified in its entirety by the more detailed information and historical financial statements included elsewhere herein. Because this is a summary, it is not complete and may not contain all of the information that may be important to you in making a decision on whether or not to exchange your initial notes for exchange notes. Before making a decision, you should carefully read this entire prospectus, and the related letter of transmittal (the “letter of transmittal”) in their entirety. In this prospectus, unless otherwise indicated or the context otherwise requires, the terms “Company,” “Kyndryl,” “we,” “our” and “us” refer to Kyndryl Holdings, Inc. and its consolidated subsidiaries; and the term “IBM” refers to International Business Machines Corporation and its consolidated subsidiaries.

Our Company

Kyndryl Holdings, Inc. (“we,” “Kyndryl” or the “Company”) is a leading technology services company and the largest IT infrastructure services provider in the world, serving as a partner to more than 4,000 customers and with operations in over 60 countries. We have a long track record of helping enterprises navigate major technological changes, particularly by enabling our customers to focus on the core aspects of their businesses during these shifts while trusting us with their most critical systems. Our purpose is to design, build and manage secure and responsive private, public and multicloud environments to accelerate our customers’ digital transformations.

We provide engineering talent, operating paradigms and insights derived from our data around IT patterns. This enables us to deliver advisory, implementation and managed services at scale across technology infrastructures that allow our customers to de-risk and realize the full value of their digital transformations. We do this while embracing new technologies and solutions and continually expanding our skills and capabilities, as we help advance the vital systems that power progress for our customers. We deliver transformation and secure cloud services capabilities, insights and depth of expertise to modernize and manage IT environments based on our customers’ unique patterns of transformation at scale. We offer services across domains such as cloud services, core enterprise and zCloud services, applications, data and artificial intelligence services, digital workplace services, security and resiliency services and network and edge services as we continue to support our customers through technological change. Our services enable us to modernize and manage cloud and on-premise environments as “one” for our customers, enabling them to scale seamlessly.

To deliver these services, we rely on our team of skilled practitioners, consisting of approximately 90,000 professionals. Given that our large and diversified customer base operates in multiple industries and geographies, we utilize a flexible labor and delivery model with a balanced mix of global and local talent as needed to meet customer-specific needs, regulatory requirements and data protection and labor laws. Our employees leverage their deep engineering expertise and extensive experience operating complex and heterogeneous technology environments to drive service quality, intellectual property development and our long-term trusted customer relationships.

As described in “Business — Our Customers,” we have many customer relationships that are decades long, as we provide high-quality, mission-critical services that are core to operations with customers that represent the backbones of their respective industries. These customers entrust us to deliver the services they need and to manage their complex environments so that they can achieve their business objectives.

We partner with a broader ecosystem, including a wide range of hyperscale cloud providers, system integrators, independent software vendors and technology vendors from startups to market leaders. This enables us to serve our customers with the contemporary technology capabilities that best fit their needs and open new avenues for growth. This is all underpinned by our ability to integrate and operate mission-critical technology at scale using deep engineering expertise and intellectual property.

Our approach has enabled us to reach significant scale, with $18.7 billion in revenue for the year ended December 31, 2021. We are focused on driving revenue growth with sustainable margins by extending our leadership in the markets in which we operate while investing in our capabilities and expanding our high-value, next-generation services consistent with customer needs.

Kyndryl’s Spin-off

In October 2021, the Board of Directors of International Business Machines Corporation (“IBM” or “Parent”) approved the spin-off (the “Separation” or the “Spin-off”) of the infrastructure services unit (the “Kyndryl Businesses”) of its Global Technology Services (“GTS”) segment through the distribution of shares of Kyndryl’s common stock to IBM stockholders (the “Distribution”). In conjunction with the Distribution, Kyndryl underwent an internal reorganization following which it became the holder, directly or through its subsidiaries, of the Kyndryl Businesses. On November 3, 2021, the Separation was achieved through the Parent’s pro rata distribution of 80.1% of the shares of common stock of Kyndryl to holders of the Parent’s common stock as of the close of business on the record date of October 25, 2021. The Parent retained 19.9% of the shares of the Company’s common stock. The Parent’s stockholders of record received one share of the Company’s common stock for every five shares of the Parent’s common stock.

The Financing Transactions

In connection with the Spin-off, we issued $2.4 billion in aggregate principal amount of initial notes. In addition, we entered into a senior unsecured revolving credit agreement (the “Revolving Credit Agreement”), in an aggregate committed amount of $3,150 million, which will mature on October 16, 2026, and we entered into a senior unsecured delayed draw term loan credit agreement (the “Term Loan Credit Agreement” and, together with the Revolving Credit Agreement, the “Credit Facilities”), in an aggregate principal amount of $500 million, which will mature on November 1, 2024. In November 2021, we drew down the full $500 million available under the Term Loan Credit Agreement. We also entered into a receivables purchase agreement (the “Receivables Purchase Agreement”) permitting us to sell up to $1.1 billion of trade receivables, with an initial term until April 2023. Approximately $0.9 billion of the net proceeds from the initial notes offering and the borrowings under the Term Loan Credit Agreement were transferred to IBM substantially concurrently with the consummation of the Spin-off. See “Description of Other Indebtedness.”

Our Industry and Market Opportunity

We participate in an industry that provides services for customers’ technology environments that power their businesses. These services span areas such as management of mission-critical systems across dedicated data centers and multiple clouds. As customers advance their digital transformations, they are looking for partners that understand their business objectives and unique digital journeys and have the skills to instrument and engineer the IT environments to enable their transformations. Our long-standing position as an informed and trusted partner, with decades-long relationships and leading capabilities, provides us with the knowledge and expertise to help existing and new customers realize their future.

The market for these services is large and dynamic. We estimate that these markets, which are a subset of the total IT services market, collectively represent a $415 billion opportunity in 2021, which we expect will grow on average 7% annually to $510 billion in 2024. Growth in this market is driven by services that are aligned to customers’ transformations, including public cloud managed services (expected compound annual growth of 11% from 2021 to 2024), data services (expected compound annual growth of 18% from 2021 to 2024), security services (expected compound annual growth of 12% from 2021 to 2024) intelligent automation services (expected compound annual growth of 27% from 2021 to 2024) and managed services for edge environments representing a smaller portion of the market (expected compound annual growth above 100% from 2021 to 2024).

Several trends underpin the growth of our market, including:

●	Greater demand for digital transformation services. Companies continue to digitally transform to deliver better customer experiences and compete more effectively, which drives the need for services to support modernization of IT within the enterprise. The COVID-19 global pandemic has accelerated this already pervasive trend, as organizations look to further their digital capabilities. International Data Corporation (“IDC”) estimates that approximately 65% of GDP will be digitized by 2022. While customers seek to transform, skills availability often represents a challenge, with lack of skills ranked as one of the top three impediments to transformation of the IT environment according to Technology Business Research, Inc.
●	Ongoing migration to the cloud. Companies continue to migrate workloads to the cloud, adopting new capabilities for flexibility, workload portability and management. Public cloud is an increasingly critical component of enterprise IT strategy. These transitions are often complex, with companies frequently seeking assistance from service providers. Gartner forecasts that by 2026, 90% of large organizations will have engaged external service providers to migrate applications to the cloud, an increase from 53% in 2020. The extension of public cloud services to multiple environments in different locations has given rise to distributed cloud and migration of workload to these infrastructures that have a greater fit for purpose.
●	Rapid data growth. As economies have evolved digitally, significantly increasing data volume, management of this data has become much more complex. IDC estimates that in 2021, enterprises created, captured and replicated 45.9 zettabytes of data. The challenge for many organizations is how to collect, harness and govern this data for insights that yield business results and realize data as a differentiator. In order to leverage advanced capabilities such as artificial intelligence and machine learning to enable their business use cases, enterprises need to address data privacy, compliance, security, multicloud data management and data governance across physical and virtual layers of the IT estate.
●	Increasing need for secure systems. As technology environments become increasingly complex and online, remote and distributed work environments persist, cybersecurity will remain of paramount importance as threats proliferate. Breaches in security can have severe, lasting financial and reputational consequences on businesses. In response, businesses continue to build out their cybersecurity efforts, using service providers to augment their capabilities. According to PwC’s 2021 CEO Survey, one-third of U.S. CEOs plan to increase investments in cybersecurity by double digits, with 47% of CEOs citing cyber threats as sources of extreme concern to growth prospects. Enterprises seek service providers that can deploy the expertise and resources needed to manage their growing cybersecurity needs with an efficient and comprehensive approach. Gartner estimates approximately 80% of organizations currently have 16 or more tools from different vendors in their cybersecurity portfolio, recognize vendor consolidation as an avenue for reduced costs and better security that addresses the complexity in their IT environments and are, therefore, interested in vendor consolidation strategies.
●	Accelerating pace of technological advancement. As companies adopt new technologies for improved business performance and innovation, they face a challenge in complexity to integrate these new technologies with their existing IT estates. As a result, the required skills, integration burden and cost in end-to-end operational management often increases. This drives adoption of new capabilities, such as automation, artificial intelligence and machine learning to ensure that the IT environment is well designed and orchestrated to effectively realize business objectives.

Our Services

We provide advisory, implementation and managed services in and across a range of technology domains to help our customers manage and modernize enterprise IT environments in support of their business and transformation objectives. Our services are differentiated based on our expertise and intellectual property and data around IT patterns across customers in the following domains:

●	Cloud Services: We design, build and provide managed services for our customers’ multicloud environments. We apply a mix of skilled practitioners, intelligent automation and modern service management principles of Site Reliability Engineering, AIOps, Infrastructure as Code and DevOps. We help enterprises optimize their use of hyperscale cloud providers in a unified environment, seamlessly integrating services delivered by independent software vendors (“ISVs”), large public cloud providers, internal platforms and other technologies (e.g., internet of things (“IoT”)).
●	Core Enterprise & zCloud Services: We establish and operate modern, dedicated technology infrastructure on behalf of enterprise customers to enable their current and future growth and profitability objectives. We support a range of enterprise infrastructure, including private clouds, mainframe environments, distributed computing, enterprise networks and storage environments.
●	Application, Data and Artificial Intelligence Services: We provide end-to-end enterprise data services, including data transformation, data architecture and management, data governance and compliance and data migration. We support chief digital officers and chief information officers (“CIOs”) in governing the vast quantities of enterprise data across internal and external sources to drive their digital strategies, transactions and business objectives, while maintaining security, ethical standards and compliance with country-specific data protection regulations (e.g., GDPR, HIPAA and PCI). We provide services to design, build, manage and automate the IT environments for enterprise applications as they migrate to the cloud. Our services help CIOs and chief technology officers unlock the full value of leading third-party enterprise resource planning systems (e.g., Oracle, SAP) and packaged applications through the use of AI and software-defined technologies.
●	Digital Workplace Services: Our digital workplace services provide the technology infrastructure, mobility, security and access solutions to support a global workforce that is constantly evolving. Our services include enterprise mobility solutions that provide users with the ability to work seamlessly across environments and locations.
●	Security & Resiliency Services: We provide comprehensive enterprise cybersecurity services for chief information security officers and chief risk officers, including insights, protection, detection, response and recovery to support the security of our client’s hybrid IT estate, data and operations. Concurrently, we provide resiliency services that include a mix of business continuity planning and cloud-based disaster recovery capabilities (composed of experts, digital tools and automation and failover environments). These services allow our customers to operate without issue or disruption in response to attacks, outages, natural disasters and geopolitical events.
●	Network Services & Edge: We provide network and edge services to help customers meet their technological and commercial requirements for connectivity and compute across their digital environments. Our strategy and assessment services help evaluate customers’ network needs for their multicloud environments, while our network transformation and managed services allow customers to realize benefits of the latest software-defined network technologies. We deliver these services with a proprietary framework and architecture coupled with proof of concepts to then implement and manage enterprise networks with the right economics.

Our Competitive Strengths

We are a recognized leader in many of the services we provide, as acknowledged by research analysts (e.g., Everest, Forrester, Gartner, IDC, NelsonHall and HfS Research). We are known for our technology integration and modernization expertise – designing, building and managing complex technology environments. Our worldwide and high-quality service delivery is underpinned by experienced and highly-trained practitioners that bring the best of our capabilities to our customers on a daily basis. Importantly, our culture of customer service excellence – especially in times of crisis, from COVID-19 to tsunamis, floods, cyber-attacks and power outages – carries on from our heritage through our people. Given our unique capabilities, scale, intellectual property and engineering talent, we are positioned to partner with enterprises for their future across a range of technologies, use cases and business strategies to help them maximize the return on their technology investments and digital transformations.

Our competitive strengths stem from our intellectual property and data around IT patterns, our mission-critical expertise and our broad ecosystem of partners:

●	We are a leader in technology services. We are the largest provider of IT infrastructure services and are recognized by research analysts as a leader in key service areas. We possess significant experience in virtually all industries, gained through collaboration with customers across over 30 years designing, building and managing operating environments for their IT systems. Our highly skilled workforce provides the expertise (e.g., approximately 13,000 Red Hat accreditations) to securely and reliably handle many of the most complex issues. In conjunction with our delivery capabilities (such as artificial intelligence that augments our people) and scale, we provide mission-critical services to a diversified customer base. We also have unique intellectual property applicable to IT environments, as reflected by our portfolio of approximately 3,000 patents.
●	We consistently deliver unsurpassed performance and reliability for complex environments. Our expert practitioners and talented engineers provide services through modern ways of working, including agile and design thinking. Additionally, our unique intellectual property and industry-leading technology platforms utilize contemporary approaches to IT operations to provide reliable and efficient solutions for each customer’s operating model. These capabilities allow us to execute with secure and compliant operating and delivery models at scale, driving high-quality performance and customer satisfaction. We realize high-quality performance across thousands of service-level agreements and consistently achieve world-class customer satisfaction and advocacy.
●	We deliver insights at scale, supported by unique automation capabilities and application of AI. Our ability to deliver superior outcomes for customers is driven by our capacity to leverage our data around IT patterns and insights, derived from multiple technology environments across customer engagements. We apply machine learning, combined with our practitioner expertise, to derive unique insights used to service customers, enhance our offerings and produce our next-generation services. For example, we are recognized leaders in the use of automation and operational AI in the delivery of our services, with over 6,000,000 automated actions per month, enabling greater quality and efficiency for us and our customers. Our operational AI approach and set of technologies, along with intellectual property that we apply and continually evolve, are leveraged to develop predictive actions to prevent issues before they arise.
●	We are a recognized leader in managed services for cloud and on-premise environments and services such as security and resiliency. We offer a range of high-value capabilities including cloud services and security & resiliency services, providing us with a sustainable competitive advantage when helping customers transform their technology environments. Our multicloud management capabilities are differentiated by our ability to deliver an integrated view of our customers’ diverse technology environments and to provide our services and solutions digitally. We offer integrated services between the cloud and on-premise environments.
●	We offer an integrated ecosystem to help customers adopt and run an increasingly heterogeneous set of technologies. As customers pursue multiple cloud-based technology partners, applications and capabilities, integration is increasingly critical for customers to manage and orchestrate the technology ecosystem required to run their businesses and achieve their broader objectives. We provide holistic services across thousands of diverse technologies, delivering end-to-end integration across public and private / on-premise cloud platforms and other full-stack technology solutions. We continue to enhance our ecosystem of partners, including large public cloud providers, application-oriented system integrators, independent software vendors and other players in the technology stack to provide leading technologies and capabilities for our customers. Our services and ecosystems enable us to offer leading services for all levels of customer environment complexity and integration.

Our Strategies

Our strategy is centered on our ability to build and enrich trusted relationships with customers and technology partners, differentiating through our proven ability to create and deploy scale-derived intellectual property, provide mission-critical expertise across industries and partner with a broad ecosystem for contemporary capabilities that best suit customers’ needs. We have a strong and long-standing foundation developed by governing and managing complex technology environments, including IBM (e.g., Red Hat and Cloud Paks) and third-party technologies (e.g., VMware, ServiceNow and Microsoft). We are extending these capabilities to an even broader ecosystem of technology providers, including new strategic relationships with Microsoft and Google Cloud announced in fourth quarter 2021, and are developing more services that are digitally consumable to expand accessibility to new customers and markets.

We have a long track record of running customers’ technology environments, enabling them to focus on the core aspects of their businesses. Given the nature of the work we do, we have a unique perspective on the operating paradigms that enable the high-quality technology environments which our customers have come to rely on for their most critical systems. This position enables us to meet customers where they are in their unique digital transformations, work alongside our customers to take them where they want to be and in turn enable them to realize the full, at-scale value of that journey. Underpinning all of this are our intellectual property, mission-critical expertise across industries and a broad ecosystem.

We benefit from our long-standing and deep relationship with IBM. We manage the largest installed base of IBM hardware and software products, including some of the most complex deployments.

Our focus is centered on the following strategic tenets:

●	Scale insights and intellectual property. We are investing to position ourselves at the forefront of developing and innovating the services and operating paradigms for the evolution and integration of mission-critical technology, further expanding our existing intellectual property in differentiated areas. Our depth of experience implementing and operating complex architectures across technology sets has yielded valuable experience and intellectual property that has defined the operating paradigm for much of the technology stack. We have approximately 3,000 patents that relate to various areas of running complex technology environments, including certain patents related to multi-cloud management, orchestration, integrated monitoring, issue triage and resolution and several other areas that enable quality of service. Our mission-critical expertise across all industries, augmented by our automation platforms that draw on our IP and data, is a key differentiator in managing complex technology environments.

●	Diverse ecosystem with freedom of action. As an independent entity, we have the freedom of action to develop a broad ecosystem of strategic partnerships with a wider set of technology and services companies. We are investing in an ecosystem of technology providers and corresponding skill-sets that are increasingly relevant as enterprises digitize and transform their business models, building on our existing base of certifications across many market-leading technologies. In parallel, we are extending our operating paradigms and governance and compliance models to this broader set of technologies to integrate and provide end-to-end capabilities for our customers as they digitize and evolve their environments.
●	Digitally consumable services models. Looking ahead, we see opportunity to further expand in areas where we can better serve customers through consumption models that allow them to experience our services digitally. These models will combine our platforms, our technology governance and our ecosystem with ease-of-use and scalability, tailored to the needs of specific customer segments such as middle-market enterprises.

To execute these strategies, our operating model reflects that of a services company, emphasizing customers and resulting in a flatter, faster and more focused company. We are pursuing an investment and co-investment strategy focused on building our team, developing aligned intellectual property and automation and broadening our ecosystem of partnerships.

Our Environmental, Social and Governance (“ESG”) strategy is at the heart of Kyndryl’s purpose to power human progress. We aim to create a sustainable and inclusive future by driving sustainable business practices and positive social impact at scale. As a newly independent company, Kyndryl is working to assess and establish its operational baseline across ESG dimensions.

Kyndryl expects to develop greenhouse gas (“GHG”) emissions targets and plans to recertify pursuant to the ISO certifications most relevant to Kyndryl, including the ISO 14001 standard. Beyond our environmental commitments, Kyndryl is focused on building a diverse workforce and an inclusive and equitable culture. With respect to governance matters, Kyndryl will also leverage industry best practices to govern its quality management system, processes and tools to ensure operations meet the standards of compliance and responsible business practices that clients and partners expect. We also maintain Business Conduct Guidelines for directors, executive officers and employees which summarize our policies addressing anti-harassment; anti-discrimination; retaliation prevention; physical and cybersecurity; confidentiality and data privacy; and prevention of fraud, waste and abuse.

Summary of Risk Factors

Investing in our notes involves a high degree of risk. If any of these risks actually occurs, our business, results of operations and financial condition may be materially adversely affected. Below is a summary of some of the principal risks we face:

●	risks related to the Company’s recent Spin-off from IBM;
●	failure to attract new customers, retain existing customers or sell additional services to customers;
●	technological developments and the Company’s response to such developments;
●	failure to meet growth and productivity objectives;
●	competition;
●	impacts of relationships with critical suppliers;
●	inability to attract and retain key personnel and other skilled employees;
●	impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic;
●	a downturn in economic environment and customer spending budgets;
●	damage to the Company’s reputation;

●	inability to accurately estimate the cost of services and the timeline for completion of contracts;
●	service delivery issues;
●	the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels;
●	the impact of our business with government customers;
●	failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses;
●	risks relating to cybersecurity and data privacy;
●	adverse effects from tax matters and environmental matters;
●	legal proceedings and investigatory risks;
●	impact of changes in market liquidity conditions and customer credit risk on receivables;
●	the Company’s pension plans;
●	the impact of foreign currency fluctuations;
●	the impact of incurring new indebtedness;
●	changes in the ratings of our notes after issuance;
●	the lack of an established trading market for the exchange notes;
●	actions we take that could affect our ability to satisfy our obligations under the notes; and
●	certain factors discussed elsewhere in this prospectus.

Corporate Information

We were incorporated in December 2020. Our corporate headquarters are located at One Vanderbilt Avenue, 15th Floor, New York, New York 10017, and our telephone number is (212) 896-2098. Our website address is www.kyndryl.com. Information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus.

Summary of the Exchange Offers

In connection with the issuance of the initial notes, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the initial notes. You are entitled to exchange in the exchange offers your initial notes for exchange notes which are identical in all material respects to the initial notes except that:

●	the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and will be freely tradable by persons who are not affiliated with us;
●	the exchange notes are not entitled to registration rights which are applicable to the initial notes under the registration rights agreement; and
●	our obligation to pay additional interest on the initial notes due to the failure to consummate the exchange offers by a prior date does not apply to the exchange notes.
Exchange Offers

We are offering to exchange up to $2,400,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes as follows:

•

Up to $700,000,000 of 2026 exchange notes for a like aggregate principal amount of 2026 initial notes;

•

Up to $500,000,000 of 2028 exchange notes for a like aggregate principal amount of 2028 initial notes;

•

Up to $650,000,000 of 2031 exchange notes for a like aggregate principal amount of 2031 initial notes; and

•

Up to $550,000,000 of 2041 exchange notes for a like aggregate principal amount of 2041 initial notes.

In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are validly tendered and not validly withdrawn.

Expiration Date	Each exchange offer will expire at 5:00 p.m., New York City time, on , 2022, unless extended.
Conditions to the Exchange Offers

We will complete each exchange offer only if:

•

there is no change in the laws and regulations which would impair our ability to proceed with such exchange offer,

•

there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes for such exchange offer,

•

there is no stop order issued by the SEC which would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes for such exchange offer under the Trust Indenture Act of 1939,

•

there is no litigation or threatened litigation which would impair our ability to proceed with such exchange offer, and

•

we obtain all the governmental approvals we deem necessary to complete such exchange offer.

Please refer to the section in this prospectus entitled “The Exchange Offers — Conditions to the Exchange Offers.”

Procedures for Tendering Initial Notes

To participate in the exchange offers, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to The Bank of New York Mellon Trust Company, N.A., as exchange agent, at its address indicated under “The Exchange Offers — Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your initial notes, please refer to the section in this prospectus entitled “The Exchange Offers — Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offers, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Withdrawal Rights

You may withdraw the tender of your initial notes pursuant to any of the exchange offers at any time before 5:00 p.m., New York City time, on the expiration date of such exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offers — Exchange Agent” before the expiration time of the applicable exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes

If all the conditions to the completion of an exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in such exchange offer on or before 5:00 p.m., New York City time, on the applicable expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the applicable expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offers — Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offers

Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in the exchange offers.
Use of Proceeds

We will not receive any proceeds from the issuance of the exchange notes. We are making the exchange offers solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes (the “registration rights agreement”). See “Use of Proceeds.”

Consequences to Holders Who Do Not Participate in the Exchange Offers

If you do not participate in the exchange offers:

•

except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act,

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act, and

•

the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offers.

You will not be able to require us to register your initial notes under the Securities Act unless:

•

an initial purchaser requests us to register initial notes that are not eligible to be exchanged for exchange notes in the applicable exchange offer;

•

you are not eligible to participate in the exchange offers;

•

you may not resell the exchange notes you acquire in the exchange offers to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•

you are a broker-dealer and hold initial notes that are part of an unsold allotment from the original sale of the initial notes.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any initial notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offers — Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences.”

Resales

It may be possible for you to resell the exchange notes issued in the exchange offers without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “— Obligations of Broker-Dealers” below.

To tender your initial notes in the exchange offers and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•

you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•

the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•

if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offers — Procedure for Tendering Initial Notes — Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors — Risks Related to the Exchange Offers — Some persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers

If you are a broker-dealer (1) that receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains more detailed descriptions of the terms and conditions of the notes. In this section, the terms “we” and “our” refer only to Kyndryl Holdings, Inc. and not any of its subsidiaries.

Issuer	Kyndryl Holdings, Inc., a Delaware corporation
Exchange Notes Offered

$2,400,000,000 aggregate principal amount of exchange notes, consisting of:

$700,000,000 of 2026 exchange notes;

$500,000,000 of 2028 exchange notes;

$650,000,000 of 2031 exchange notes; and

$550,000,000 of 2041 exchange notes.

No Guarantee

The initial notes are not, and the exchange notes will not be, guaranteed. Prior to the Distribution, the initial notes were initially guaranteed by IBM, and upon consummation of the Distribution, the guarantee terminated automatically in accordance with its terms. IBM no longer has any obligation with respect to the initial notes, and will not have any obligation with respect to the exchange notes.

Maturity Date	October 15, 2026, for the 2026 notes; October 15, 2028, for the 2028 notes; October 15, 2031, for the 2031 notes; and October 15, 2041, for the 2041 notes.
Interest Rate

The 2026 notes bear interest at a rate of 2.050% per annum. Interest on the notes will be payable in cash.

The 2028 notes bear interest at a rate of 2.700% per annum. Interest on the notes will be payable in cash.

The 2031 notes bear interest at a rate of 3.150% per annum. Interest on the notes will be payable in cash.

The 2041 notes bear interest at a rate of 4.100% per annum. Interest on the notes will be payable in cash.

Interest Payment Dates

April 15 and October 15 of each year, commencing April 15, 2022, for the 2026 notes.

April 15 and October 15 of each year, commencing April 15, 2022, for the 2028 notes.

April 15 and October 15 of each year, commencing April 15, 2022, for the 2031 notes.

April 15 and October 15 of each year, commencing April 15, 2022, for the 2041 notes.

Ranking

The notes are our senior unsecured obligations and:

•

rank pari passu in right of payment to all of our other senior unsecured indebtedness;

•

be senior in right of payment to our subordinated indebtedness;

•

be effectively subordinated to all of our secured indebtedness to the extent of the value of the property or assets securing such indebtedness; and

•

be structurally subordinated to all obligations of our subsidiaries (including secured and unsecured obligations).

As of June 30, 2022, we had approximately $3,016 million face value of outstanding long-term indebtedness (including $93 million of current maturities of long-term debt and excluding $204 million of finance lease obligations), including $500 million of outstanding indebtedness under our Term Loan Credit Agreement and $116 million related to a commercial loan agreement. Additionally, the Company has $3,150 million of availability under our Revolving Credit Agreement. See “Description of Other Indebtedness.”

See “Description of Notes — Ranking.”

Optional Redemption

We may redeem the notes of each series at any time, in whole or from time to time in part, at our election at the applicable redemption prices. On or after the applicable Par Call Date (as defined herein), if any, we may redeem the notes of a series, in whole or in part, at our option, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued but unpaid interest on the principal amount being redeemed to, but not including, the redemption date. See “Description of Notes — Optional Redemption.”

Change of Control Repurchase Event

If we experience a Change of Control Repurchase Event (as defined below), each holder may require us to repurchase some or all of our notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

Absence of a Public Market for the Exchange Notes

The exchange notes are new securities for which there is no established market. We cannot assure you that a market for these exchange notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors — Risks Related to the Notes — There is no established trading market for the exchange notes.”

Book-Entry Form and Denomination

The exchange notes of each series will be offered in book-entry form through the facilities of The Depository Trust Company in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “Description of Notes — Book-Entry; Delivery and Form.”

Trustee	The Bank of New York Mellon Trust Company, N.A.
Governing Law	The Indenture is, and the exchange notes will be, governed by and construed in accordance with the laws of the State of New York.

Summary Historical Consolidated Financial and Pro Forma Data

The following tables present certain summary historical consolidated financial information as of June 30, 2022, March 31, 2022 and December 31, 2021 and 2020, for the three months ended June 30, 2022 and 2021 and March 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2021. The summary historical financial data as of December 31, 2021 and 2020 and for each of the fiscal years in the three-year period ended December 31, 2021, are derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information as of June 30, 2022 and March 31, 2022 and for the three months ended June 30, 2022 and 2021 and March 31, 2022 and 2021 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of our management, include all adjustments, consisting of only ordinary recurring adjustments, necessary for a fair statement of the data set forth in this prospectus.

The summary unaudited pro forma consolidated financial information presented below for the year ended December 31, 2021 should be read in conjunction with the detailed unaudited pro forma consolidated financial statements for the year ended December 31, 2021 appearing in the section entitled “Unaudited Pro Forma Consolidated Financial Statements” and the accompanying notes thereto included in this prospectus.

On January 27, 2022, the Board of Directors approved a change in the Company’s fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31, commencing with the fiscal year ending March 31, 2023.

The financial data presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus. Until November 3, 2021, and for the periods ended June 30, 2021, March 31, 2021 and December 31, 2020 and 2019, our business was wholly owned by IBM. The financial information included herein may not necessarily reflect our financial position, results of operations and cash flows in the future or what our financial position, results of operations and cash flows would have been had we been an independent, publicly traded company during the periods presented. In addition, our historical consolidated financial information does not reflect changes that we expect to experience in the future as a result of our Separation from IBM, including changes in the financing, operations, cost structure and personnel needs of our business. Further, the historical consolidated financial information includes allocations of certain IBM corporate expenses, as described in Note 17 – Related Party Transactions to the historical consolidated financial statements included elsewhere in this prospectus. All of the allocations and estimates in such financial statements are based on assumptions that management believes are reasonable. Our historical consolidated financial statements do not necessarily represent our financial position or results of operations had we been operated as a standalone company during the periods or at the dates presented. As a result, autonomous entity adjustments have been reflected in the unaudited pro forma condensed consolidated financial information and management adjustments are presented for additional information.

	As of and for the three months ended June 30,		As of and for the three months ended March 31,		As of and for the years ended December 31,
	Historical		Historical		Pro Forma	Historical
($in millions)	2022	2021	2022	2021	2021	2021	2020	2019
Consolidated Income Statement:
Revenues(a)	$4,288	$4,751	$4,431	$4,771	$18,785	$18,657	$19,352	$20,279
Cost of services(b)	$3,677	$4,162	$3,824	$4,318	$16,233	$16,550	$17,137	$17,676
Selling, general and administrative	694	714	690	714	2,836	2,776	2,948	2,970
Workforce rebalancing charges (benefits)	4	(11)	—	52	39	39	918	159
Transaction-related costs	103	173	58	55	627	627	21	—
Impairment expense	—	—	—	—	469	469	—	—
Interest expense	20	15	21	14	86	64	63	76
Other expense (income)	(3)	11	27	22	39	35	25	(29)
Total costs and expenses	$4,493	$5,065	$4,620	$5,175	$20,329	$20,560	$21,112	$20,852
Income/(loss) before income taxes	$(205)	$(313)	$(189)	$(403)	$(1,544)	$(1,903)	$(1,760)	$(573)
Provision for income taxes	$45	$76	$40	$91	$221	$402	$247	$366
Net income/(loss)	$(250)	$(389)	$(229)	$(494)	$(1,765)	$(2,304)	$(2,007)	$(939)
Other Financial Data:
Adjusted EBITDA(c)	$491	$571	$536	$410		$2,069	$2,185	$2,566
Consolidated Balance Sheet:
Total assets	$12,304		$13,442			$13,213	$11,205
Long-term debt	$3,107		$3,127			$3,128	$140
Total liabilities	$10,093		$10,730			$10,446	$6,220
(a)	For the three months ended June 30, 2022 and 2021, the related party revenue was $205 million and $146 million, respectively. For the three months ended March 31, 2022 and 2021, the related party revenue was $236 million and $154 million, respectively. For the years ended December 31, 2021, 2020 and 2019, the related party revenue was $704 million, $645 million and $613 million, respectively.
(b)	For the three months ended June 30, 2022 and 2021, the related party cost of services was $961 million and $906 million, respectively. For the three months ended March 31, 2022 and 2021, the related party cost of services was $924 million and $1,006 million, respectively. For the years ended December 31, 2021, 2020 and 2019, the related party cost of services was $3,952 million, $3,767 million and $3,592 million, respectively.
(c)	Management uses adjusted EBITDA to evaluate our performance. Adjusted EBITDA is a non-GAAP measure and defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), pension costs other than pension servicing costs and multi-employer plan costs, early extinguishment of debt charges, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, stock-based compensation expense and income taxes. We believe that adjusted EBITDA is a helpful supplemental measure to assist investors in evaluating our operating results as it excludes certain items whose fluctuation from period to period does not necessarily correspond to changes in the operations of our business. We provide this non-GAAP financial measure as we believe it improves visibility to underlying results and the impact of management decisions on operational performance, enables better comparison to peer companies and allows us to provide a long-term strategic view of the business.

See below for a reconciliation of net income (loss) to adjusted EBITDA:

	For the three months ended June 30,		For the three months ended March 31,		For the years ended December 31,
	Historical		Historical		Historical
($in millions)	2022	2021	2022	2021	2021	2020	2019
Net income (loss)	$(250)	$(389)	$(229)	$(494)	$(2,304)	$(2,007)	$(939)
Provision for income taxes	45	76	40	91	402	247	366
Workforce rebalancing charges (benefits)	4	(11)	—	52	39	918	159
Transaction-related costs	103	173	58	55	627	21	—
Stock-based compensation expense	26	18	31	16	71	64	51
Impairment expense	—	—	—	—	469	—	—
Interest expense	20	15	21	14	64	63	76
Depreciation expense	228	331	246	339	1,300	1,445	1,469
Amortization expense	308	351	326	330	1,314	1,408	1,335
Other adjustments*	9	7	43	7	88	27	50
Adjusted EBITDA	$491	$571	$536	$410	$2,069	$2,185	$2,566
*	Other adjustments represent pension expense other than pension servicing costs and multi-employer plan costs, significant litigation costs and currency impacts of highly inflationary countries.

RISK FACTORS

Investing in the notes involves risks. Prior to making a decision about investing in the notes, you should carefully consider the risks described below and all other information contained in this prospectus. The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the events underlying the following risks occurs, our business, financial condition or results of operations could be materially harmed.

Risks Relating to Our Business

A lack of new customers, retention of existing customers and sales of additional services to customers could adversely impact our revenue and results of operations.

Our ability to maintain or increase our revenues and profit may be impacted by a number of factors, including our ability to attract new customers, retain existing customers and sell additional, comparable gross margin services to our customers. We may incur higher customer acquisition or retention costs as a result of the Spin-off and as we seek to grow our customer base and expand our markets. Moreover, to the extent we are unable to retain and sell additional services to existing customers, our revenue and results of operations may decrease. Our outsourcing customer contracts typically have an average duration of over five years and, unless terminated, may be renewed or automatically extended on a month-to-month basis. Our customers have no obligation to renew their services after their initial contract periods expire and any termination fees associated with an early termination may not be sufficient to recover our costs associated with such contracts. The loss of business from any of our major customers, whether by the cancellation of existing contracts, the failure to obtain new business or lower overall demand for our services, could adversely impact our revenue and results of operations.

We may not meet our growth and productivity objectives.

Our goals for profitability and growth rely upon a number of assumptions, including our ability to make successful investments to grow and further develop our business and simplify our operations. The risks and challenges we face in connection with our strategies include expanding our professional services capability, expanding in geographies where we currently have a small presence and ensuring that our services remain competitive in a rapidly changing technological environment. We may invest significantly in key strategic areas to drive long-term revenue growth and share gains. These investments may adversely affect our near-term revenue growth and results of operations, and we cannot guarantee that they will ultimately be successful. Customer adoption rates and viable economic models are less certain in highly competitive segments. Additionally, emerging business and delivery models may unfavorably impact demand and profitability for our solutions or services. If we are unable to find partners to develop cutting-edge innovations in a highly competitive and rapidly evolving environment or are unable to implement and integrate such innovations with sufficient speed and versatility, we could fail in our ongoing efforts to maintain and increase our revenue and profit margins.

Competition in the markets in which we operate may adversely impact our results of operations.

Our competitors include incumbents that have expanded their offerings to migration and management of cloud-based environments; companies that utilize labor-based models and leverage talent pools primarily in lower-cost countries that have grown to offer a broad range of services with a worldwide presence; and advisory-focused system integrators specializing in bringing together disparate technology environments. Our competitiveness is based on factors including quality of services, technical skills and capabilities, industry knowledge and experience, financial value, ability to innovate, intellectual property and methods, contracting flexibility, and speed of execution. If we are unable to compete based on such factors, our results of operations and business prospects could be harmed.

This competition may decrease our revenue and place downward pressure on operating margins in our industry, particularly for contract extensions or renewals. As a result, we may not be able to maintain our current revenue and operating margins, or achieve favorable operating margins, for contracts extended or renewed in the future. If we fail to create and sustain an efficient and effective cost structure that scales with revenues during periods with declining revenues, our margins and results of operations may be adversely affected.

Companies with whom we have alliances in certain areas may be or become competitors in other areas. In addition, companies with whom we have alliances also may acquire or form alliances with competitors, which could reduce their business with us. If we are unable to effectively manage these complicated relationships with alliance peers, our business and results of operations could be adversely affected.

Our business could be adversely impacted by our relationships with critical suppliers and partners.

Our business employs a wide variety of products and services from a number of suppliers and partners around the world. Our relationships with our partners, who supply us with necessary components to the services and solutions we offer our customers, are also critical to our ability to provide many of our services and solutions that address customer demands. There can be no assurance that we will be able to maintain such relationships, including in light of our Separation from IBM. Among other things, such partners may in the future decide to compete with us, form exclusive or more favorable arrangements with our competitors or otherwise reduce our access to their products, impairing our ability to provide the services and solutions demanded by customers. Further, changes in the business condition (financial or otherwise) of these suppliers or partners could subject us to losses and affect our ability to bring our offerings to market. Additionally, the failure of our suppliers and partners to deliver products and services in sufficient quantities, in a timely manner, and in compliance with all applicable laws and regulations could adversely affect our business. Any defective products or inadequate services received from suppliers or partners could reduce the reliability of our services and harm our reputation.

If we are unable to attract and retain key personnel and other skilled employees, our business could be harmed.

If any of our key employees were to leave, we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any successor obtains the necessary training and experience. Although we have arrangements with some of our executive officers designed to promote retention, our employment relationships are generally at-will, and key employees may leave us. We intend to continue to hire additional highly qualified personnel but may not be able to attract, assimilate or retain similarly qualified personnel in the future.

In addition, much of our future success depends on the continued service, availability and integrity of skilled employees, including technical, sales and staff resources. Skilled and experienced personnel in the areas where we compete are in high demand, and competition for their talents is intense. Our inability to retain skilled employees could intensify the adverse impact of a shortage of critical skills. Changing demographics and labor workforce trends also may result in a shortage of or insufficient knowledge and skills. Further, as global opportunities and industry demand shift, realignment, training and scaling of skilled resources may not be sufficiently rapid or successful. Any failure to attract, integrate, motivate and retain these employees could harm our business.

Due to our global presence, our business and operations could be adversely impacted by local legal, economic, political, health and other conditions, including the COVID-19 pandemic.

We are a globally integrated company and have operations worldwide. Changes in the laws or policies of the countries in which we operate, or inadequate development or enforcement of such laws or policies, could affect our business and our overall results of operations. Further, we may be impacted directly or indirectly by the development and enforcement of laws and regulations in the U.S. and globally that are specifically targeted at the technology industry. Our results of operations also could be affected by economic and political changes in those countries and by macroeconomic changes, including recessions, inflation, currency fluctuations between the U.S. dollar and non-U.S. currencies and adverse changes in trade relationships among those countries. As we expand our customer base and the scope of our offerings, both within the United States and globally, we may be further impacted by additional regulatory or other risks, including compliance with U.S. and foreign data privacy requirements, data localization requirements, labor relations laws, enforcement of intellectual property protection laws, laws relating to anti-corruption, anti-competition regulations, and import, export and trade restrictions. Further, international trade disputes could create uncertainty. Tariffs and international trade sanctions resulting from these disputes could affect our ability to move goods and services across borders, or could impose added costs to those activities. Measures taken to date by us to mitigate these impacts could be made less effective should trade sanctions or tariffs change. In addition, any widespread outbreak of an illness, pandemic or other local or global health issue, natural disasters including those that could be related to climate change impacts, or uncertain political climates, international hostilities, or any terrorist activities, could adversely affect customer demand, our operations and supply chain, and our ability to source and deliver solutions to our customers. For example, the COVID-19 pandemic has created significant volatility, uncertainty and economic disruption. In the current macroeconomic environment, customers continue to balance short-term challenges and opportunities for transformation. While some customers have begun to accelerate their digital transformation and increase their expenditures, the short-term priorities of other customers continue to be focused on operational stability, flexibility and cash preservation, and as such, we may experience some disruptions in transactional performance. Additionally, customers’ short-term priorities, as well as quarantines, limitations on travel, supply chain disruptions and other factors associated with the COVID-19 pandemic have resulted and may continue to result in delays in some services projects.

A downturn in the economic environment and customer spending budgets could adversely impact our business.

Our overall performance depends in part on global macroeconomic and geopolitical conditions, which can change suddenly and unpredictably. Because we operate globally and have significant businesses in many markets, an economic slowdown in any of those markets could adversely affect our results of operations. If overall demand for our solutions decreases, or if customers decide to reduce their spending budgets as a result of such conditions, including those associated with the COVID-19 pandemic, our revenue and profit could be materially and adversely impacted.

Damage to our reputation could adversely impact our business.

Our reputation may be susceptible to damage by events such as significant disputes with customers, internal control deficiencies, delivery failures, cybersecurity incidents, government investigations or legal proceedings or actions of current or former customers, directors, employees, competitors, vendors, alliance partners or joint venture partners. If we fail to gain a positive reputation as leader in our field, or if our brand image is tarnished by negative perceptions, our ability to attract and retain customers and talent could be impacted.

If we are unable to accurately estimate the cost of services and the timeline for completion of contracts, the profitability of our contracts may be materially and adversely affected.

Our commercial contracts are typically awarded on a competitive or “sole-source” basis. Our bids are priced upon, among other items, the expected cost to provide the services. We are dependent on our internal forecasts and predictions about our projects and the marketplace and, to generate an acceptable return on our investment in these contracts, we must be able to accurately estimate our costs to provide the services required by the contract and to complete the contracts in a timely manner. We face a number of risks when pricing our contracts, as many of our projects entail the coordination of operations and workforces in multiple locations and utilizing workforces with different skill sets and competencies across geographically diverse service locations. In addition, revenues from some of our contracts are recognized using the percentage-of-completion method, which requires estimates of total costs at completion, fees earned on the contract, or both. This estimation process, particularly due to the technical nature of the services being performed and the long-term nature of certain contracts, is complex and involves significant judgment. Adjustments to original estimates are often required as work progresses, experience is gained, and additional information becomes known, even though the scope of the work required under the contract may not change. Moreover, inflation can adversely affect us by increasing our costs and, if we are unable to adjust our pricing, revenue or costs, can adversely affect the profitability of our contracts. If we fail to accurately estimate our costs or the time required to complete a contract, the profitability of our contracts may be materially and adversely affected.

Service delivery issues could adversely impact our business and operating results.

We have customer agreements in place that include certain service-level commitments. If we are unable to meet such commitments, we may be contractually obligated to pay penalties or provide these customers with service credits for a portion of the service fees paid by our customers. However, we cannot be assured that our customers will accept these penalties or credits in lieu of other legal remedies that may be available to them. Our failure to meet our commitments could also result in customer dissatisfaction or loss and have an adverse effect on our business, financial condition and results of operations.

Risks from acquisitions, alliances and dispositions include integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels.

Subject in certain circumstances to the consent of IBM under the Tax Matters Agreement, as discussed in “- Risks Relating to our Recent Spin-off from IBM,” we may decide to make acquisitions, alliances and dispositions in furtherance of our strategy. Such transactions can present significant challenges and risks, and there can be no assurances that we will identify or manage such transactions successfully or that strategic opportunities will be available to us on acceptable terms or at all. The related risks include our failure to achieve strategic objectives, our failure to achieve anticipated revenue improvements and cost savings, our failure to retain key strategic relationships of acquired companies, our failure to retain key personnel and our assumption of liabilities related to litigation or other legal proceedings involving the businesses in such transactions, as well as our failure to close planned transactions. Such transactions may require us to secure financing, and our indebtedness may limit the availability of financing to us or the favorability of the terms of available financing. If we do acquire other companies, we may not realize all the economic benefit from those acquisitions, which could cause an impairment of goodwill or intangible assets. If our goodwill or net intangible assets become impaired, we may be required to record a charge to our income statement as we did in the quarter ended December 31, 2021. See “— We have recorded significant goodwill impairment charges and may be required to record additional charges to future earnings if our goodwill or long-lived assets become impaired.”

We could be adversely impacted by our business with government customers.

Our customers include numerous governmental entities within and outside the United States, including foreign governments and U.S. state and local entities. Some of our agreements with these customers may be subject to periodic funding approval. Funding reductions or delays could adversely impact public sector demand for our services. Also, government contracts tend to have additional requirements beyond commercial contracts and, for example, may contain provisions providing for higher liability limits for certain losses. In addition, we could be suspended or debarred as a governmental contractor and could incur civil and criminal fines and penalties, which could negatively impact our results of operations, financial results and reputation.

Intellectual property matters could adversely impact our business.

Our intellectual property rights may not prevent competitors from independently developing services similar to or duplicative of ours, nor can there be any assurance that the resources invested by us to protect our intellectual property will be sufficient or that our intellectual property portfolio will adequately deter misappropriation or improper use of our technology. Our ability to protect our intellectual property could also be impacted by changes to existing laws, legal principles and regulations governing intellectual property. Further, we rely on third-party intellectual property rights, open-source software, and other third-party software in providing some of our services and solutions, and there can be no assurances that we will be able to obtain from third parties the licenses we need in the future. If we cannot obtain licenses to third party intellectual property on commercially reasonable terms, or if we must obtain alternative or substitute technology or redesign services, our business may be adversely affected. Additionally, we cannot be sure that our services and solutions, or the solutions of others that we offer to our customers, do not infringe on the intellectual property rights of third parties (including competitors as well as non-practicing holders of intellectual property assets), and these third parties could claim that we, our customers or parties indemnified by us are infringing upon their intellectual property rights. In addition, we may be the target of aggressive and opportunistic enforcement of patents by third parties, including patent assertion entities and non-practicing entities. These claims, even if we believe they have no merit, could subject us to a temporary or permanent injunction or damages, harm our reputation, divert management attention and resources, and cause us to incur substantial costs or prevent us from offering some services or solutions in the future. Even if we have an agreement providing for third parties to indemnify us for the foregoing claims, the indemnifying parties may be unwilling or unable to fulfill their contractual obligations.

We have recorded significant goodwill impairment charges and may be required to record additional charges to future earnings if our goodwill or long-lived assets become impaired.

We are required under accounting principles generally accepted in the United States of America (“GAAP”) to review our goodwill for impairment at least annually, and to review goodwill and long-lived assets when events or changes in circumstances indicate the carrying value may not be recoverable. Some factors that may be considered events or changes in circumstances that would require our long-lived assets and/or goodwill to be reviewed for impairment include a sustained decline in stock price, a substantial decline in business performance or other entity-specific events such as changes in business management and strategy. In the fourth quarter of 2021, we reviewed our long-lived assets and goodwill for impairment and identified certain reporting units in which the carrying value of the reporting unit exceeded the fair value. Consequently, the Company recorded a non-cash impairment charge of $469 million in the fourth quarter. We may be required to record additional non-cash impairment charges during any period in which we determine that our goodwill or long-lived assets are impaired, which could adversely affect our results of operations. As of December 31, 2021, our goodwill balance was $732 million, which represented 6% of total consolidated assets. See Note 10 – Intangible Assets Including Goodwill to our financial statements included elsewhere in this prospectus for additional information about our 2021 goodwill impairment.

Risks Relating to Cybersecurity and Data Privacy

Cybersecurity and privacy considerations could adversely impact our business.

We maintain information, including confidential and proprietary information, in digital form regarding our business and information of our customers, contractors, business partners, vendors, employees, competitors and other third parties. We also rely on third-party vendors to provide certain digital services in connection with our business. There are numerous and evolving risks to our cybersecurity and privacy, including risks originating from intentional acts of criminal hackers, hacktivists and nation states; from intentional and unintentional acts of customers, contractors, business partners, vendors, employees, competitors and other third parties; and from errors in processes or technologies, as well as the risks associated with an increase in the number of customers, contractors, business partners, vendors, employees and other third parties working remotely as a result of the COVID-19 pandemic. Computer hackers and others routinely attack the security of technology products, services, systems and networks using a wide variety of methods, including ransomware or other malicious software and attempts to exploit vulnerabilities in hardware, software, and infrastructure. Attacks also include social engineering to fraudulently induce customers, contractors, business partners, vendors, employees and other third parties to disclose information, transfer funds or unwittingly provide access to systems or data. We are at risk of security breaches not only of our own services, systems and networks, but also those of customers, contractors, business partners, vendors, employees and other third parties.

Cyber threats are continually evolving, making it difficult to defend against certain threats and vulnerabilities that can persist undetected over extended periods of time. Our services, systems and networks, including cloud-based systems and systems and technologies that we maintain on behalf of our customers, may be used in critical Company, customer or third-party operations, and involve the storage, processing and transmission of sensitive data, including valuable intellectual property, other proprietary or confidential data, regulated data, and personal information of employees, customers and others. These services, systems and networks are also used by customers in heavily regulated industries, including those in the financial services, healthcare, critical infrastructure and government sectors. Successful cybersecurity attacks or other security incidents with respect to our systems or those of our third-party vendors could result in, for example, one or more of the following: unauthorized access to, disclosure, modification, misuse, loss or destruction of Company, customer or other third-party data or systems; theft or import or export of sensitive, regulated or confidential data including personal information and intellectual property; the loss of access to critical data or systems through ransomware, crypto mining, destructive attacks or other means; and business delays, service or system disruptions or denials of service. In the event of such actions, we, our customers and other third parties could be exposed to liability, litigation, and regulatory or other government action, as well as the loss of existing or potential customers, damage to brand and reputation, damage to our competitive position, and other financial loss.

The cost and operational consequences of responding to cybersecurity incidents and implementing remediation measures could be significant. In our industry, security vulnerabilities are increasingly discovered, publicized and exploited across a broad range of hardware, software or other infrastructure, elevating the risk of attacks and the potential cost of response and remediation for us and our customers. In addition, the fast-paced, evolving, pervasive, and sophisticated nature of certain cyber threats and vulnerabilities, as well as the scale and complexity of the business and infrastructure, make it possible that certain threats or vulnerabilities will be undetected or unmitigated in time to prevent or minimize the impact of an attack on us or our customers. Cybersecurity risk to us and our customers also depends on factors such as the actions, practices and investments of customers, contractors, business partners, vendors and other third parties. Cybersecurity attacks or other catastrophic events resulting in disruptions to or failures in power, information technology, communication systems or other critical infrastructure could result in interruptions or delays to Company, customer or other third-party operations or services, financial loss, injury or death to persons or property, potential liability, and damage to brand and reputation. Although we continuously take significant steps to mitigate cybersecurity risk across a range of functions, such measures can never eliminate the risk entirely or provide absolute security. To date, while we continue to monitor for, identify, investigate, respond to, remediate and develop plans to quickly recover from cybersecurity incidents, there have not been cybersecurity incidents that have had a material adverse effect on us, though there is no assurance that there will not be cybersecurity incidents that will have a material adverse effect in the future.

As we are a global enterprise, the regulatory environment with regard to cybersecurity, privacy and data protection issues to which we are subject is increasingly complex and will continue to impact our business, including through increased risk, increased costs, and expanded or otherwise altered compliance obligations. As our reliance on data grows, the potential impact of regulations on our business, risks, and reputation will grow accordingly. The enactment and expansion of data protection and privacy laws and regulations around the globe, including an increased focus on international data transfer mechanisms driven by the European Court of Justice decision in the Schrems II matter; the lack of harmonization of such laws and regulations; the increase in associated litigation and enforcement activity; the potential for damages, fines and penalties; and the potential regulation of new and emerging technologies, such as artificial intelligence, will continue to result in increased compliance costs and risks. Any additional costs and penalties associated with increased compliance, enforcement and risk reduction could make certain offerings less profitable or increase the difficulty of bringing certain offerings to market.

Risks Relating to Laws and Regulations

Our global operations expose us to numerous and sometimes conflicting legal and regulatory requirements, and violation of these regulations could harm our business.

We are subject to numerous, and sometimes conflicting, legal regimes on matters as diverse as anticorruption, import/export controls, content requirements, trade restrictions, tariffs, taxation, sanctions, immigration, internal and disclosure control obligations, securities regulation, ESG initiatives, anti-competition, anti-money-laundering, data privacy and protection, wage-and-hour standards, employment and labor relations and human rights. The global nature of our operations, including emerging markets where legal systems may be less developed or understood by us, and the diverse nature of our operations across a number of regulated industries, further increase the difficulty of compliance. Compliance with diverse legal requirements is costly and time-consuming and requires significant resources. Violations of one or more of these regulations in the conduct of our business could result in significant fines, enforcement actions or criminal sanctions against us and/or our employees, prohibitions on doing business, unfavorable publicity and damage to our reputation. Violations of these regulations in connection with the performance of our obligations to our customers also could result in liability for significant monetary damages and restrictions on our ability to effectively carry out our contractual obligations and thereby expose us to potential claims from our customers. Due to the varying degrees of development of the legal systems of the countries in which we operate, local laws may not be well developed or provide sufficiently clear guidance and may be insufficient to protect our rights.

In particular, in many parts of the world, including countries in which we operate and/or seek to expand, practices in the local business community might not conform to international business standards and could violate anti-corruption laws, or regulations, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010. Our employees, subcontractors, vendors, agents, alliance or joint venture partners, the companies we acquire and their employees, subcontractors, vendors and agents, and other third parties with which we associate could take actions that violate policies or procedures designed to promote legal and regulatory compliance or applicable anti-corruption laws or regulations. Violations of these laws or regulations by us, our employees or any of these third parties could subject us to criminal or civil enforcement actions (whether or not we participated or knew about the actions leading to the violations), including fines or penalties, disgorgement of profits and suspension or disqualification from work, including U.S. federal contracting, any of which could materially adversely affect our business, including our results of operations and our reputation.

Changes in laws and regulations could also mandate significant and costly changes to the way we implement our services or could impose additional taxes on our services. For example, changes in laws and regulations to limit using off-shore resources in connection with our work or to penalize companies that use off-shore resources, which have been proposed from time to time in various jurisdictions, could adversely affect our results of operations. Such changes may result in contracts being terminated or work being transferred on-shore, resulting in greater costs to us.

Tax matters could impact our results of operations and financial condition.

We are subject to income taxes in both the United States and numerous foreign jurisdictions. We calculate and provide for taxes in each tax jurisdiction in which we operate. Tax accounting often involves complex matters and requires our judgment to determine our worldwide provision for income taxes and other tax liabilities. Our provision for income taxes and cash tax liability in the future could be adversely affected by numerous factors including, but not limited to, income before taxes being lower than anticipated in countries with lower statutory tax rates and higher than anticipated in countries with higher statutory tax rates, changes in the valuation of deferred tax assets and liabilities, and changes in tax laws, regulations, accounting principles or interpretations thereof, which could adversely impact our results of operations and financial condition in future periods. The Organization for Economic Cooperation and Development (OECD) continues to issue guidelines that are different, in some respects, than long-standing international tax principles. As countries unilaterally amend their tax laws to adopt certain parts of the OECD guidelines, this may increase tax uncertainty and may adversely impact our income taxes. Local country, state, provincial or municipal taxation may also be subject to review and potential override by regional, federal, national or similar forms of government, which may also adversely impact our income taxes. In addition, it is likely that our tax returns could be examined by taxing authorities in the jurisdictions in which we do business. While we regularly assess the likelihood of adverse outcomes resulting from these examinations in order to determine the adequacy of our provision for income taxes, there can be no assurance that the outcomes from these examinations will not have an adverse effect on the Company’s provision for income taxes and cash flows.

We are subject to legal proceedings and investigatory risks.

As a company with approximately 90,000 employees and with customers in over 100 countries, we are or may become involved as a party and/or may be subject to a variety of claims, demands, suits, investigations, tax matters and other proceedings that arise from time to time in the ordinary course of our business. The risks associated with such legal proceedings are described in more detail in Note 13 – Commitments and Contingencies in the financial statements elsewhere in this prospectus. We believe that we have adopted appropriate risk management and compliance programs. Legal and compliance risks, however, will continue to exist, and additional legal proceedings and other contingencies, the outcome of which cannot be predicted with certainty, may arise from time to time.

We could incur costs for regulated environmental matters.

We are subject to various federal, state, local and foreign laws and regulations concerning the discharge of materials into the environment or otherwise related to environmental protection. We could incur costs, including cleanup costs, fines and civil or criminal sanctions, as well as third-party claims for property damage or personal injury, if we were to violate or become liable under environmental laws and regulations. In addition, if we were to violate or become liable under environmental laws and regulations our reputation could be harmed, which could have a negative impact on demand for our products and services. Compliance with environmental laws and regulations is not expected to have a material adverse effect on our financial position, results of operations and competitive position.

We could be materially and adversely affected by increased focus on and demands from customers, investors and regulators with respect to climate change and environmental, social and governance issues.

Global climate change is the result of increasing carbon emissions and has been linked to increasing environmental degradation and increased incidence of natural disasters. Governments are implementing local, national and international regulations, taxes and carbon mechanisms to reduce these emissions. If we do not meet these demands, our business and operations may be negatively impacted. In addition, investors have linked corporate risks and management of ESG to sustainable profits and growth. ESG includes not only environmental issues but also human rights, diversity, responsible supply chain management, ethics, cybersecurity and privacy concerns. We risk divestment and challenges to corporate practices and policies if we do not meet the ESG expectations of stockholders. Further, employees and customers may seek employment opportunities, products and services that offer ESG benefits and/or minimize ESG risks. If we fail to meet these demands, it may negatively impact our business and damage our reputation.

Risks Relating to Financing and Capital Markets Activities

A lowering or withdrawal of the ratings, outlook or watch assigned to our debt securities by rating agencies may increase our future borrowing costs, reduce our access to capital and adversely impact our financial performance.

Any rating, outlook or watch assigned could be lowered or withdrawn entirely by a rating agency if, in that rating agency’s judgment, current or future circumstances relating to the basis of the rating, outlook or watch, such as adverse changes to our business, so warrant. Any future lowering of our ratings, outlook or watch likely would make it more difficult or more expensive for us to obtain additional debt financing. Moreover, a reduction in our rating to below certain levels could cause certain customers to reduce or cease to do business with us, which would adversely impact our financial performance.

The commercial and credit environment may adversely affect our access to capital.

Our ability to issue debt or enter into other financing arrangements on acceptable terms could be adversely affected if there is a material decline in the demand for our services or in the solvency of our customers or suppliers or if there are other significantly unfavorable changes in economic conditions. Volatility in the world financial markets could increase borrowing costs or affect our ability to access the capital markets. These conditions may adversely affect our credit ratings.

Our financial performance could be adversely impacted by changes in market liquidity conditions and by customer credit risk on receivables.

Our financial performance is exposed to a wide variety of industry sector dynamics worldwide, including sudden shifts in regional or global economic activity such as those associated with the COVID-19 pandemic. Our earnings and cash flows, as well as our access to funding, could be negatively impacted by changes in market liquidity conditions. Our customer base includes many worldwide enterprises, from small and medium businesses to the world’s largest organizations and governments, with a significant portion of our revenue coming from global customers across many sectors. If we become aware of information related to the creditworthiness of a major customer, or if future actual default rates on receivables in general differ from those currently anticipated, we may have to adjust our allowance for credit losses, which could affect our net income in the period the adjustments are made.

Our results of operations and financial condition could be negatively impacted by our pension plans.

Adverse financial market conditions and volatility in the credit markets may have an unfavorable impact on the value of our pension trust assets and its future estimated pension liabilities. As a result, our financial results in any period could be negatively impacted. In addition, in a period of an extended financial market downturn, we could be required to provide incremental pension plan funding with resulting liquidity risk which could negatively impact our financial flexibility. Further, our results could be negatively impacted by premiums for mandatory pension insolvency insurance coverage outside the United States. Premium increases could be significant due to the level of insolvencies of unrelated companies in the country at issue.

We are exposed to currency risk that could adversely impact our revenue and business.

We derive a significant percentage of our revenues and costs from our affiliates operating in local currency environments, and those results are affected by changes in the relative values of non-U.S. currencies and the U.S. dollar, as well as sudden shifts in regional or global economic activity such as those associated with the COVID-19 pandemic. In addition, large changes in foreign exchange rates relative to our functional currencies could increase the costs of our services to customers relative to local competitors, thereby causing us to lose existing or potential customers to these local competitors. Further, as we grow our international operations, our exposure to foreign currency risk could become more significant. Our hedging strategies may not fully mitigate our foreign currency risk or may prove disadvantageous.

Risks Relating to our Recent Spin-off from IBM

The Spin-off may not achieve some or all of the anticipated benefits.

We may not realize some or all of the anticipated strategic, financial, operational, marketing or other benefits from the Spin-off, or such benefits may be delayed by a variety of circumstances, which may be outside of our control. As an independent publicly-traded company, we are smaller and less diversified with a narrower business focus than IBM and may be more vulnerable to changing market conditions, which could materially and adversely affect our business, financial condition and results of operations.

The Spin-off could result in significant tax liability to IBM and its stockholders if it is determined to be a taxable transaction.

Prior to the Spin-off, IBM received a private letter ruling from the Internal Revenue Service (“IRS”) together with a written opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP to the effect that, among other things, the Distribution, including IBM’s retention of 19.9% of the shares of our common stock, will qualify as a transaction that is tax-free for U.S. federal income tax purposes under the Internal Revenue Code of 1986 (the “Code”).

The opinion of counsel does not address any U.S. state or local or foreign tax consequences of the Spin-off. The opinion of counsel and the private letter ruling rely on certain facts, assumptions, representations and undertakings from IBM and us regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, assumptions, representations or undertakings are incorrect or not otherwise satisfied, IBM and its stockholders may not be able to rely on the private letter ruling or the opinion of counsel and could be subject to significant tax liabilities. The opinion of counsel is not binding on the IRS or the courts, and there can be no assurance that the IRS or a court will not take a contrary position. Notwithstanding the private letter ruling or opinion of counsel, the IRS could determine on audit that the Distribution or any of certain related transactions is taxable if it determines that any of these facts, assumptions, representations or undertakings are not correct or have been violated or if it disagrees with the conclusions in the opinion that are not covered by the private letter ruling, or for other reasons, including as a result of certain significant changes in the stock ownership of IBM or us after the Distribution.

If the Distribution were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, each stockholder that is subject to U.S. federal income tax who received our common stock in the Distribution would generally be treated as having received a distribution in an amount equal to the fair market value of our common stock received, which would generally result in: (i) a taxable dividend to such stockholder to the extent of that such stockholder’s pro rata share of IBM’s current or accumulated earnings and profits; (ii) a reduction in such stockholder’s basis (but not below zero) in IBM common stock to the extent the amount received exceeds the stockholder’s share of IBM’s earnings and profits; and (iii) taxable gain from the exchange of IBM common stock to the extent the amount received exceeded the sum of such stockholder’s share of IBM’s earnings and profits and such stockholder’s basis in its IBM common stock.

If the Spin-off were determined not to qualify as tax-free for U.S. federal income tax purposes, we could have an indemnification obligation to IBM, which could adversely affect our business, financial condition and results of operations.

If, as a result of any of our representations being untrue or our covenants being breached, the Spin-off were determined not to qualify for non-recognition of gain or loss under Section 355 and related provisions of the Code, we could be required to indemnify IBM for the resulting taxes and related expenses. Those amounts could be material. Any such indemnification obligation could adversely affect our business, financial condition and results of operations.

In addition, if we or our stockholders were to engage in transactions that resulted in a 50% or greater change by vote or value in the ownership of our stock during the four-year period beginning on the date that begins two years before the date of the Distribution, the Distribution would generally be taxable to IBM, but not to its stockholders, under Section 355(e) of the Code, unless it were established that such transactions and the Distribution were not part of a plan or series of related transactions. If the Distribution were taxable to IBM due to such a 50% or greater change in ownership of our stock, IBM would recognize gain equal to the excess of the fair market value on the Distribution Date of our common stock distributed to IBM stockholders over IBM’s tax basis in our common stock, and we generally would be required to indemnify IBM for the tax on such gain and related expenses. Those amounts could be material. Any such indemnification obligation could adversely affect our business, financial condition and results of operations. See “Certain Relationships and Related Transactions, and Director Independence – Agreements with IBM – Tax Matters Agreement.”

We agreed to numerous restrictions to preserve the tax-free treatment of the Spin-off, which may reduce our strategic and operating flexibility.

To preserve the tax-free nature of the Spin-off and related transactions, we agreed in the Tax Matters Agreement with IBM to covenants and indemnification obligations that address compliance with Section 355 of the Code and related provisions of the Code, as well as state, local and foreign tax law. These covenants include certain restrictions on our activity for a period of two years following the Spin-off. Specifically, we are subject to certain restrictions on our ability to enter into acquisition, merger, liquidation, sale and stock redemption transactions with respect to our stock or assets. In addition, under the Tax Matters Agreement, we may be required to indemnify IBM against any such tax liabilities as a result of the acquisition of our stock or assets, even if we do not participate in or otherwise facilitate the acquisition. Furthermore, we are subject to specific restrictions on discontinuing the active conduct of our trade or business, the issuance or sale of stock or other securities (including securities convertible into our stock, but excluding certain compensatory arrangements), and sales of assets outside the ordinary course of business. These covenants and indemnification obligations may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable. See “Certain Relationships and Related Transactions, and Director Independence – Agreements with IBM – Tax Matters Agreement.”

Our accounting and other management systems and resources may not be adequately prepared to meet the financial reporting and other requirements to which we are subject following the Spin-off.

As a result of the Spin-off, we are subject to reporting and other obligations under the U.S. Securities and Exchange Act of 1934, as amended (the “Exchange Act”). Beginning with our second required Annual Report on Form 10-K, we intend to comply with Section 404 of the Sarbanes Oxley Act of 2002, as amended (the “Sarbanes Oxley Act”), which will require annual management assessments of the effectiveness of our internal control over financial reporting and a report by our independent registered public accounting firm on the effectiveness of internal control over financial reporting. These reporting and other obligations may place significant demands on management, administrative and operational resources, including accounting systems.

The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. Under the Sarbanes Oxley Act, we are required to maintain effective disclosure controls and procedures and internal controls over financial reporting. To comply with these requirements, we may need to upgrade our systems, implement additional financial and management controls, reporting systems and procedures and hire additional accounting and finance staff. We expect to incur additional annual expenses for the purpose of addressing these, and other public company reporting, requirements. If we are unable to upgrade our financial and management controls, reporting systems, information technology systems and procedures in a timely and effective fashion, our ability to comply with financial reporting requirements and other rules that apply to reporting companies under the Exchange Act could be impaired, and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors as required under Section 404 of the Sarbanes-Oxley Act. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Certain of our employees may have actual or potential conflicts of interest because of their financial interests in IBM.

Because of their former positions with IBM, certain of our executive officers own equity interests in both us and IBM. Continuing ownership of IBM shares could create, or appear to create, potential conflicts of interest if we face decisions that could have implications for both us and IBM. For example, potential conflicts of interest could arise in connection with the resolution of any dispute between us and IBM regarding the terms of the agreements governing the separation and distribution and our relationship with IBM. Potential conflicts of interest may also arise out of any commercial arrangements that we or IBM may enter into in the future.

We or IBM may fail to perform under various transaction agreements that were executed as part of the Separation.

In connection with the Separation, we and IBM entered into various transaction agreements related to the Spin-off. These agreements also govern our relationship with IBM following the Spin-off. We rely on IBM to satisfy its performance obligations under these agreements. If we or IBM are unable to satisfy our or its respective obligations under these agreements, including indemnification obligations, our business, results of operations and financial condition could be adversely affected. See “Certain Relationships and Related Transactions, and Director Independence”.

Risks Relating to Our Indebtedness and the Notes

We have incurred new indebtedness, including the notes, in connection with the Distribution, and our leverage could adversely affect our business, financial condition and results of operations.

As of June 30, 2022, we had approximately $3,016 million face value of outstanding long-term indebtedness (including $93 million of current maturities of long-term debt and excluding $204 million of finance lease obligations), including $500 million of outstanding indebtedness under the Term Loan Credit Agreement and $116 million related to a commercial loan agreement. Additionally, the Company has $3,150 million of availability under our Revolving Credit Agreement. We have historically relied upon IBM to fund our working capital requirements and other cash requirements. After the Distribution, we have not been able to rely on the earnings, assets or cash flow of IBM, and IBM has not provided funds to finance our working capital or other cash requirements. As a result, after the Distribution, we have been responsible for servicing our own debt and obtaining and maintaining sufficient working capital and other funds to satisfy our cash requirements. After the Spin-off, our access to and cost of debt financing will be different from the historical access to and cost of debt financing under IBM. Differences in access to and cost of debt financing may result in differences in the interest rate charged to us on financings, as well as the amount of indebtedness, types of financing structures and debt markets that may be available to us. Our ability to make payments on and to refinance our indebtedness, including the debt incurred in connection with the Spin-off, as well as any future debt that we may incur, will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

The notes are currently rated by one or more ratings agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions or regulatory action taken against us. Any lowering, suspension or withdrawal of such ratings with respect to a series of notes or the anticipation of such changes may have an adverse effect on the market price or marketability of such notes. In addition, any decline in the ratings of a series of notes may make it more difficult for us to raise capital on acceptable terms.

There is no established trading market for the exchange notes.

Each series of the exchange notes is a new issue of securities for which there is no established trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. As a result, an active trading market for the exchange notes may not develop. If an active trading market does not develop or is not maintained for a series of exchange notes, the market price and liquidity of such exchange notes may be adversely affected. In that case, you may not be able to sell your exchange notes at a particular time or at a favorable price.

The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a Change of Control Repurchase Event.

We may not have the ability to raise the funds necessary to fulfill the obligations under the notes following a “Change of Control Repurchase Event” as defined in the Indenture governing the notes. Under the Indenture, upon the occurrence of a Change of Control Repurchase Event, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. However, we may not have sufficient funds at the time of the Change of Control Repurchase Event to make the required repurchase of the notes. Our failure to make or complete a Change of Control Repurchase Event offer would place us in default under the Indenture governing the notes. In addition, certain Change of Control Repurchase Events will be an event of default under our Credit Facilities, so we would need to repay any debt then outstanding thereunder or obtain the requisite consents from the lenders thereunder. However, there can be no assurance that we would be able to repay such debt or obtain such consents at such time.

We may enter into transactions that would not constitute a Change of Control Repurchase Event that could affect our ability to satisfy our obligations under the notes.

Subject to limitations under the Indenture governing the notes offered hereby and the Credit Facilities, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Repurchase Event under such agreements, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings in a way that adversely affects the holders of the notes. See “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event.”

Risks Related to the Exchange Offers

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offers, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of the exchange offers may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offers — Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences.”

Some persons who participate in the exchange offers must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of

Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this prospectus, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements in this prospectus are forward-looking statements. Such forward-looking statements often contain words such as “will,” “anticipate,” “predict,” “project,” “contemplate,” “plan,” “forecast,” “estimate,” “expect,” “intend,” “target,” “may,” “should,” “would,” “could,” “seek,” “aim” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance. The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others:

●	risks related to the Company’s Spin-off from IBM;
●	failure to attract new customers, retain existing customers or sell additional services to customers;
●	technological developments and the Company’s response to such developments;
●	failure to meet growth and productivity objectives;
●	competition;
●	impacts of relationships with critical suppliers;
●	inability to attract and retain key personnel and other skilled employees;
●	impact of local legal, economic, political, health and other conditions, including the COVID-19 pandemic;
●	a downturn in economic environment and customer spending budgets;
●	damage to the Company’s reputation;
●	inability to accurately estimate the cost of services and the timeline for completion of contracts;
●	service delivery issues;
●	the Company’s ability to successfully manage acquisitions, alliances and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels;
●	the impact of our business with government customers;
●	failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain necessary licenses;
●	risks relating to cybersecurity and data privacy;
●	adverse effects from tax matters and environmental matters;
●	legal proceedings and investigatory risks;
●	impact of changes in market liquidity conditions and customer credit risk on receivables;

●	the Company’s pension plans;
●	the impact of foreign currency fluctuations;
●	the impact of incurring new indebtedness;
●	changes in the ratings of our notes after issuance;
●	the lack of an established trading market for the exchange notes;
●	actions we take that could affect our ability to satisfy our obligations under the notes; and
●	certain factors discussed elsewhere in this prospectus.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of this prospectus. Any forward-looking statement in this prospectus speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making the exchange offers solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes. In consideration for issuing the exchange notes, we will receive initial notes in like aggregate principal amount. The initial notes surrendered in exchange for the exchange notes will be retired and cancelled and, as a result, the issuance of the exchange notes will not result in any increase in our indebtedness.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2022. You should review the following table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and the accompanying notes thereto included elsewhere in this prospectus.

At June 30, 2022
(In millions, except per share amounts)
Cash and cash equivalents	$1,871
Capitalization:
Indebtedness:
Short-term debt(1)	93
Long-term debt(2)	3,107
Total indebtedness	$3,200
Equity:
Common Stock, par value $0.01 per share, and additional paid-in capital (1,000.0 shares authorized, 228.1 shares issued)	$4,341
Accumulated Deficit	(855)
Treasury Stock	(17)
Accumulated other comprehensive income (loss)	(1,353)
Noncontrolling interests	95
Total equity	$2,211
Total capitalization	$5,411
(1)	This figure represents the current maturities of Long-term debt.
(2)	Long-term debt includes $500 million in borrowings under the Term Loan Credit Agreement. In addition, we have $3,150 million available to be drawn under our Revolving Credit Agreement, which amount is not included in Long-term debt.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited Pro Forma Consolidated Income Statement for the year ended December 31, 2021, gives effect to the Separation and related adjustments in accordance with Article 11 of the Securities and Exchange Commission’s Regulation S-X and Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited Pro Forma Consolidated Income Statement presented below has been derived from our historical audited Consolidated Income Statement for the year ended December 31, 2021. The pro forma adjustments to the unaudited Pro Forma Consolidated Income Statement for the year ended December 31, 2021 assumes that the Separation and related transactions occurred as of January 1, 2021. An unaudited Pro Forma Consolidated Balance Sheet as of December 31, 2021 has not been presented as the Separation has already been fully reflected in the Consolidated Balance Sheet included elsewhere in this prospectus.

The unaudited Pro Forma Consolidated Income Statement has been prepared to include transaction accounting, autonomous entity and other transaction adjustments to reflect the results of operations as if we were a separate Standalone entity.

The unaudited Pro Forma Consolidated Income Statement is for informational purposes only and does not purport to represent what our results of operations would have been had the separation and distribution occurred on the date indicated, or to project our financial performance for any future period. Our audited historical Consolidated Income Statement for the periods prior to Separation has been derived from IBM’s historical accounting records and reflects certain allocations of expenses. All allocations and estimates in the Consolidated Income Statement are based on assumptions that management believes are reasonable. Our audited historical Consolidated Income Statement does not necessarily represent our results of operations had we operated as a standalone company during the periods prior to Separation. As a result, autonomous entity adjustments have been reflected in the unaudited pro forma condensed consolidated financial information.

The unaudited Pro Forma Consolidated Income Statement reported below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the historical consolidated financial statements and the corresponding notes included elsewhere in this prospectus.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes.

UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENT

FOR THE YEAR ENDED DECEMBER 31, 2021

($ in millions, except per share amounts)

	Historical	Transaction Accounting Adjustments	Notes	Autonomous Entity Adjustments	Notes	Other Transaction Adjustments (Note g)	Pro Forma	Notes
Revenues	$18,657	$538	(a,c)	$—		$(410)	$18,785

Cost of services	$16,550	$498	(a,c)	$(488)	(d)	$(326)	$16,233
Selling, general and administrative expense	2,776	16	(a,c)	44	(e)	(1)	2,836
Workforce rebalancing charges	39	—		—		—	39
Transaction-related costs	627	—		—		—	627
Impairment expense	469	—		—		—	469
Interest expense	64	22	(b)	—		—	86
Other (income) and expense	35	4	(a)	—		—	39
Total costs and expenses	$20,560	$539		$(444)		$(327)	$20,329
Income (loss) before income taxes	$(1,903)	$(2)		$444		$(83)	$(1,544)
Provision for income taxes	$402	$(2)		$(158)	(f)	$(21)	$221
Net income (loss) (Note m)	$(2,304)	$—		$602		$(62)	$(1,765)

Basic earnings (loss) per share	$(10.28)						$(7.87)	(h)
Diluted earnings (loss) per share	$(10.28)						$(7.87)	(h)

Weighted-average basic shares outstanding	224.1						224.1	(h)
Weighted-average diluted shares outstanding	224.1						224.1	(h)

See accompanying notes to the unaudited Pro Forma Consolidated Income Statement.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Transaction Accounting Adjustments:

(a)	Reflects the impact of removing from our consolidated historical results of operations joint venture relationships that was historically managed by us and included in our consolidated historical results of operations and was not transferred to us as part of the Spin-off. The pro forma adjustments are summarized below:

(Dollars in millions)	Year Ended December 31, 2021
Revenue	$(166)
Cost of services	(138)
Selling, general and administrative expenses	11
Other (income) expenses	4
Total pro forma adjustment to joint venture relationships	$(43)

(b)	Reflects the incremental interest expense and amortization of deferred issuance costs associated with the indebtedness of approximately $3.2 billion issued in connection with the Spin-off. This debt consists of term loans and senior notes with maturities ranging from three years to twenty years and an average interest rate of approximately 2.5% and related debt issuance costs of $15 million. Interest expense was calculated assuming constant debt levels throughout the period.

(Dollars in millions)	Year Ended December 31, 2021

Adjustment to interest expense on debt, net of IBM allocation	$20
Amortization of issuance costs	2
Total pro forma adjustment to interest expense	$22

(c)	Reflects the net impact of incremental customer contracts and services offerings transferred to Kyndryl from IBM that were not historically managed by Kyndryl and specific customer contracts retained by IBM. The pro forma adjustments are summarized below:

(Dollars in millions)	Year Ended December 31, 2021
Revenue	$704
Cost of services	636
Selling, general and administrative expenses	5
Total pro forma adjustment to customer contracts and services offerings	$63

Autonomous Entity Adjustments:

(d)	Reflects the effect of agreements that Kyndryl and IBM entered into prior to the Spin-off. The net reduction to cost of services of $488 million for the year ended December 31, 2021 reflects the impacts of the new commercial pricing in these arrangements applied to historical purchases of goods and services from IBM.
(e)	Reflects the impact of the final post-Separation transfer of employees and related equity awards as well as certain new awards which began vesting post-Separation.
(f)	Reflects $158 million of income tax benefit for the year ended December 31, 2021 primarily due to a change in transfer pricing policies, resulting in a different geographic mix of earnings. This adjustment was determined by applying the respective statutory tax rates to pretax pro forma adjustments. The tax effects are presented net of valuation allowance for losses that cannot be benefitted. Our historical results include tax charges related to the transfer of Kyndryl’s operations from IBM in contemplation of the Separation. The tax liability with respect to these non-recurring internal restructuring transactions that were completed prior to the Spin-off are the responsibility of IBM under the terms of the Tax Matters Agreement. These non-recurring items have not been removed from the pro forma adjustments in accordance with Article 11 but are not expected to recur. Kyndryl’s income taxes are impacted by many factors, including the profitability in local jurisdictions and the legal entity structure, and may be materially different from the historical and pro forma results.

Other Transaction Adjustments:

(g)	Reflects the mutual agreement between IBM and a client of the infrastructure services business to dissolve their joint venture relationship that was historically managed by us, which was accelerated to become effective at the date of Spin-off. The adjustment reflects the removal of the revenue, costs and expenses, including the related income taxes determined by applying the respective statutory tax rates, from this joint venture relationship for the year ended December 31, 2021.

Earnings (Loss) Per Share:

(h)	The weighted-average number of shares of our common stock used to compute basic earnings per share for the year ended December 31, 2021 is based on the number of shares distributed on the Separation Date.

The weighted-average number of shares used to compute diluted earnings per share is equal to the number of shares included in the basic earnings per share calculation since the Company had a net loss for the year ended December 31, 2021. The incremental shares associated with the stock-based awards granted to our employees were not included in the computation of earnings per share since, if included, they would have been anti-dilutive.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read together with our consolidated financial statements and related notes thereto and other financial information appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risk, assumptions and uncertainties, such as statements of our plans, objectives, expectations, intentions and forecasts. Our actual results and the timing of selected events could differ materially from those discussed in these forward-looking statements as a result of several factors, including those set forth under the section of this prospectus titled “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see the section of this prospectus titled “Cautionary Note Regarding Forward-Looking Statements.”

Overview

	Three Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
(Dollars in millions)	2022	2021	2022	2021	2021	2020	2019
Revenue	$4,288	$4,751	$4,431	$4,771	$18,657	$19,352	$20,279
Revenue growth (GAAP)	(10)%	(1)%	(7)%	(1)%	(4)%	(5)%	(7)%
Revenue growth in constant currency(1)	(3)%	(5)%	(3)%	(5)%	(5)%	(5)%	(5)%
Net income (loss)	(250)	(389)	(229)	(494)	(2,304)	(2,007)	(939)
Adjusted EBITDA(1)	491	571	536	410	2,069	2,185	2,566
(1)	Revenue growth in constant currency and adjusted EBITDA are non-GAAP financial metrics. For definitions of these metrics and a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP, see “— Segment Results.”

	June 30,	March 31,	December 31,
(Dollars in millions)	2022	2022	2021	2020
Assets	$12,304	$13,442	$13,213	$11,205
Liabilities	10,093	10,730	10,446	6,220
Equity	2,211	2,711	2,767	4,985

Organization of Information

Kyndryl was formed as a wholly-owned subsidiary of IBM in September 2021 to hold the operations of the managed infrastructure services unit of IBM’s Global Technology Services segment. On November 3, 2021, IBM distributed shares representing 80.1% of Kyndryl’s outstanding common stock to holders of record of IBM’s common stock as of the close of business on October 25, 2021, in a Spin-off that is tax-free for U.S. federal tax purposes. Following the distribution, Kyndryl became an independent, publicly-traded company and is the world’s leading managed infrastructure services provider.

Kyndryl utilized allocations and carve-out methodologies through November 3, 2021 to prepare historical financial statements. The consolidated financial statements for the pre-Separation periods herein may not be indicative of our future performance, do not necessarily include the actual expenses that would have been incurred by us and may not reflect our results of operations, financial position and cash flows had we been a separate, standalone company during the historical periods presented. For additional information, see “Basis of Presentation” in Note 1 – Significant Accounting Policies in our annual consolidated financial statements included elsewhere in this prospectus.

Financial Performance Summary

Macro Dynamics

The COVID-19 pandemic and related macroeconomic uncertainty beginning in March 2020 caused many clients to experience declines in their business volumes and resulted in client priorities shifting toward maintaining operational stability, flexibility, and preservation of cash. The declines in business volumes and shifting client priorities negatively impacted demand for technology services in 2020.

In 2021, we saw a broad-based macroeconomic recovery in most regions of the world. Demand for technology services rebounded, as large organizations again demonstrated a need for assistance in designing, building, managing and modernizing their technology systems. Thus far in 2022, we have seen continued global economic growth and continuing demand for information technology services, despite increased geopolitical tensions, lingering effects of the COVID-19 pandemic, inflationary pressures and belated government efforts to stem inflation. Most economists, including the International Monetary Fund, expect global macroeconomic growth to continue in 2022, although risks of economic slowdowns in certain geographies have recently increased.

2022 Financial Performance

For the three months ended June 30, 2022, we reported $4.3 billion in revenue, a decline of 10 percent when compared to the prior-year period, primarily driven by a 7-point negative impact from currency. United States revenue declined 3 percent, Japan revenue declined 15 percent, Principal Markets revenue declined 18 percent and Strategic Markets revenue increased 2 percent compared to the three months ended June 30, 2021. Net loss of $250 million improved by $139 million versus the prior year, primarily driven by lower transaction-related costs and lower cost of services as a percentage of revenue.

For the three months ended March 31, 2022, we reported $4.4 billion in revenue, a decline of 7 percent when compared to the prior year, primarily driven by a four-point negative impact from currency. United States revenue declined 5 percent, Japan revenue declined 7 percent, Principal Markets revenue declined 14 percent and Strategic Markets revenue increased 2 percent compared to the three months ended March 31, 2021. Net loss of $229 million improved by $265 million versus the prior year, primarily driven by cost reductions, including the benefit from workforce actions taken in prior periods.

2021 Financial Performance

In 2021, we reported $18.7 billion in revenue, a decline of 4 percent when compared to the prior year primarily driven by lower contract volumes due to existing and new clients pausing activities during our planned Separation from our former Parent, as well as expected price declines in certain new and renewed customer contracts. This was a consistent trend across all segments. United States revenue declined 5 percent, Japan declined 4 percent, Principal Markets declined 1 percent and Strategic Markets declined 5 percent compared to 2020. Net loss of $2.3 billion increased by $297 million versus the prior year. The current year Net loss includes a goodwill impairment charge of $469 million, transaction-related costs of $627 million and litigation charges for certain long-standing claims and disputes of $52 million as well as cost allocations from our former Parent.

2020 Financial Performance

In 2020, we reported $19.4 billion in revenue, a decline of 5 percent when compared to the prior year which was primarily driven by declines in the United States. Revenue declined primarily due to a reduction in client volumes within industries heavily impacted by the global pandemic. Net loss was $2.0 billion, an increase of $1.1 billion when compared to the prior year, primarily due to higher workforce rebalancing charges of $759 million. We took these structural actions to simplify and optimize our operating model.

2019 Financial Performance

In 2019, we reported $20.3 billion in revenue, a decline of 7 percent when compared to the prior year, which was driven by declines in the legacy Americas and our legacy EMEA (defined below) segments, and a currency headwind. Net loss was $0.9 billion, consistent with prior year.

Basis of Presentation

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make estimates and assumptions that impact the amounts reported and disclosed in our consolidated financial statements and the accompanying notes. We prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions. COVID-19 has had and we expect will continue to have, significant effects on economic activity, on demand for our services and on our results of operations in 2022.

Prior to November 4, 2021, the accompanying financial statements of Kyndryl were derived from the consolidated financial statements and accounting records of the Parent as if the Company operated on a standalone basis during the periods presented and were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC. Historically, the Company consisted of the managed infrastructure services unit of the Parent’s Global Technology Services segment and did not operate as a separate standalone company. Accordingly, the Parent had reported the financial position and results of operations, cash flows and changes in equity of the Company in the Parent’s consolidated financial statements.

The accompanying financial statements through the Separation date reflect allocations of certain IBM corporate, infrastructure and shared services expenses, including centralized research, legal, human resources, payroll, finance and accounting, employee benefits, real estate, insurance, information technology, telecommunications, treasury and other expenses. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, gross profit, asset or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by Kyndryl during the periods presented. The accompanying financial statements through the Separation date may not be indicative of the Company’s future performance and do not necessarily reflect what the financial position, results of operations and cash flows would have been had it operated as an independent company during the periods presented.

After the Separation on November 3, 2021, the Company’s financial statements for the periods from November 4, 2021, through June 30, 2022, are consolidated financial statements based on our reported results as a standalone company. All significant transactions and accounts between Kyndryl entities were eliminated. All significant intercompany transactions between IBM and Kyndryl prior to the Separation were included within Net Parent investment on the accompanying Consolidated Financial Statements included elsewhere in this prospectus.

Prior to the Separation, our operations were included in the consolidated U.S. federal and certain state and local and foreign income tax returns filed by IBM, where applicable. The Company also files certain separate foreign income tax returns. For purposes of the historical periods presented on a “carve-out” basis, the income tax provisions have been calculated using the separate return basis, as if we filed separate tax returns.

Post-Separation, the income tax provisions are calculated based on Kyndryl’s operating footprint, as well as tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to our activities included in IBM’s income tax returns were deemed to be immediately settled with IBM through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain items have been recast to conform to current-period presentation.

Three Months Ended June 30, 2022 compared to Three Months Ended June 30, 2021

Segment Results

In the fourth quarter of 2021, the Company implemented a new operating model and reporting structure resulting in four reportable segments: United States, Japan, Principal Markets and Strategic Markets. Principal Markets consists of our operations in Australia/New Zealand, Canada, France, Germany, Italy, India, Spain/Portugal and United Kingdom/Ireland. Strategic Markets consists of our operations in all other countries in which we operate. In addition to this change, the measures of segment operating performance changed to revenue and adjusted EBITDA. The Company has recast the prior-period results to reflect this change in segment structure. During the three months ended March 31, 2022, the Company updated certain allocation methodologies among segments related to its measure of adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates, which did not change the aggregate amount of adjusted EBITDA. See Note 14 — Revision of Prior-period Financial Statements to our financial statements included elsewhere in this prospectus for additional information regarding immaterial revisions we made to the historical periods.

The following table presents our reportable segments’ revenue and adjusted EBITDA for the three months ended June 30, 2022 and 2021 and has incorporated the aforementioned updates in the historical period presented. Segment revenue and revenue growth in constant currency exclude any transactions between the segments.

			Year-over-Year
	Three Months Ended June 30,		Change
(Dollars in millions)	2022	2021	2022 vs. 2021
Revenue
United States	$1,168	$1,210	(3)%
Japan	634	747	(15)%
Principal Markets	1,516	1,842	(18)%
Strategic Markets	970	953	2%
Total revenue	$4,288	$4,751	(10)%
Revenue growth in constant currency(1)	(3)%	(5)%
Adjusted EBITDA(1)
United States	$200	$275	(27)%
Japan	115	140	(18)%
Principal Markets	100	71	40%
Strategic Markets	96	133	(28)%
Corporate and other(2)	(20)	(49)	NM
Total adjusted EBITDA(1)	$491	$571	(14)%

NM — not meaningful

(1)	Revenue growth in constant currency and adjusted EBITDA are non-GAAP financial metrics. See the information below for definitions of these metrics and a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2)	Represents net amounts not allocated to segments.

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to underlying results and the impact of management decisions on operational performance and enables better comparison to peer companies.

Revenue growth in constant currency is a non-GAAP measure that eliminates the effects of exchange rate fluctuations when translating from foreign currencies to the U.S. dollar. It is calculated by using the average exchange rates that existed for the same period of the prior year. Constant-currency measures are provided so that revenue can be viewed without the effect of fluctuations in currency exchange rates, which is consistent with how management evaluates our revenue results and trends.

Additionally, management uses adjusted EBITDA to evaluate our performance. Adjusted EBITDA is a non-GAAP measure and defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), pension costs other than pension servicing costs and multi-employer plan costs, early extinguishment of debt charges, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, stock-based compensation expense and income taxes. We believe that adjusted EBITDA is a helpful supplemental measure to assist investors in evaluating our operating results as it excludes certain items whose fluctuation from period to period does not necessarily correspond to changes in the operations of our business. We provide this non-GAAP financial measure as we believe it improves visibility to underlying results and the impact of management decisions on operational performance, enables better comparison to peer companies and allows us to provide a long-term strategic view of the business.

These disclosures are provided in addition to and not as a substitute for the percentage change in revenue and profit or loss measures on a GAAP basis compared to the corresponding period in the prior year. Other companies may calculate and define similarly labeled items differently, which may limit the usefulness of this measure for comparative purposes.

The following table provides a reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Three Months Ended June 30,
(Dollars in millions)	2022	2021
Net income (loss)	$(250)	$(389)
Provision for income taxes	45	76
Workforce rebalancing charges	4	(11)
Transaction-related costs	103	173
Stock-based compensation expense	26	18
Interest expense	20	15
Depreciation expense	228	331
Amortization expense	308	351
Other adjustments *	9	7
Adjusted EBITDA (non-GAAP)	$491	$571
*	Other adjustments represent pension expense other than pension servicing costs and multi-employer plan costs, significant litigation costs and currency impacts of highly inflationary countries.

United States

	Three Months Ended June 30,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$1,168	$1,210	(3)%
Adjusted EBITDA	200	275	(27)%

For the three months ended June 30, 2022, United States revenue of $1.2 billion decreased 3 percent compared to the prior-year quarter, primarily driven by reduced signings in the prior year. Adjusted EBITDA decreased $75 million from the prior-year quarter, primarily driven by lower revenues and certain software agreements moving from prepaid and amortized agreements to monthly subscription agreements. The prior-year quarter also included a $27 million benefit from a customer collection.

Japan

	Three Months Ended June 30,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$634	$747	(15)%
Revenue growth in constant currency	1%	1%
Adjusted EBITDA	$115	$140	(18)%

For the three months ended June 30, 2022, Japan revenue of $634 million decreased 15 percent compared to the prior-year quarter. Revenue decreased due to an unfavorable currency exchange rate impact of 16 points. Adjusted EBITDA decreased $25 million from the prior-year quarter, primarily driven by unfavorable currency impacts.

Principal Markets

	Three Months Ended June 30,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$1,516	$1,842	(18)%
Revenue growth in constant currency	(9)%	(3)%
Adjusted EBITDA	$100	$71	40%

For the three months ended June 30, 2022, Principal Markets revenue of $1.5 billion decreased 18 percent compared to the prior-year quarter. Revenue decreased due to certain joint ventures not transferring to us in connection with the Separation as well as an unfavorable currency exchange rate impact of nine points, primarily driven by the strengthening of the U.S. dollar against the euro and British pound. Adjusted EBITDA increased $29 million from the prior year, primarily due to the benefit from structural actions taken in prior periods as well as lower costs from our post-Separation commercial agreements with IBM.

Strategic Markets

	Three Months Ended June 30,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$970	$953	2%
Revenue growth in constant currency	8%	(11)%
Adjusted EBITDA	$96	$133	(28)%

For the three months ended June 30, 2022, Strategic Markets revenue of $970 million increased 2 percent compared to the prior-year quarter driven by strong revenue generation from recent signings of incremental business, partially offset by a six-point headwind from currency exchange rates, primarily the Euro. Adjusted EBITDA decreased $37 million from the prior-year quarter, since the majority of Strategic Markets countries were not charged for IBM software pre-Separation and software cost allocations began post-Separation.

Corporate and Other

Corporate and other had an adjusted EBITDA loss of $20 million in the three months ended June 30, 2022, compared to a loss of $49 million in the three months ended June 30, 2021.

Costs and Expenses

	Three Months Ended June 30,		Percent of Revenue		Change
(Dollars in millions)	2022	2021	2022	2021	2022 vs. 2021
Revenue	$4,288	$4,751	100.0%	100.0%	(10)%
Cost of services	3,677	4,162	85.8%	87.6%	(12)%
Selling, general and administrative expenses	694	714	16.2%	15.0%	(3)%
Workforce rebalancing charges (benefits)	4	(11)	0.1%	(0.2)%	NM
Transaction-related costs	103	173	2.4%	3.6%	(41)%
Interest expense	20	15	0.5%	0.3%	29%
Other expense (income)	(3)	11	(0.1)%	0.2%	NM
Income (loss) before income taxes	$(205)	$(313)			NM

NM – not meaningful

Cost of services were 85.8% of revenue in the three months ended June 30, 2022, compared to 87.6% in the three months ended June 30, 2021, primarily driven by benefits realized from structural actions taken in prior periods as well as lower costs from our post-Separation commercial agreements with IBM. Selling, general and administrative expenses were 16.2% of revenue in 2022 compared to 15.0% in 2021, driven by costs associated with operating as an independent public company, partially offset by currency. Workforce rebalancing charges arise from structural actions to enhance productivity and cost-competitiveness and to rebalance skills that result in payments to employees terminated in the ongoing course of business. Workforce rebalancing charges (benefits) were 0.1% of revenue in 2022 and were (0.2)% of revenue in 2021. Transaction-related costs were 2.4% of revenue in 2022 compared to 3.6% in 2021, primarily driven by higher employee-retention expense and pre-spin consultancy expense incurred in the prior year. Interest expense was 0.5% of revenue in 2022 compared to 0.3% in 2021, and includes interest expense associated with the indebtedness we incurred in connection with our Separation in the fourth quarter of 2021. Other expense (income) was (0.1)% of revenue in 2022 compared to 0.2% in 2021, driven by hedging activity to partially offset the unfavorable impacts of currency movements of the U.S. dollar against other major currencies.

Transaction-Related Charges

The Company classifies certain expenses related to the Separation, acquisitions and divestitures (if any) as “transaction-related costs” in the Consolidated Income Statement. Transaction-related costs include expenditures incurred to prepare for and execute the Separation and establish Kyndryl as a standalone business. These costs include employee retention expenses, information technology costs, marketing expenses to establish the Kyndryl brand, legal, accounting, consulting and other professional service costs required to prepare for and execute the Separation, and other costs related to contract and supplier novation and integration. Transaction-related charges totaled $103 million and $173 million for the three months ended June 30, 2022 and 2021, respectively. Included in the current period were charges associated with the Company’s inability to fully utilize certain third-party purchase commitments inherited from its former Parent. The Company regularly reviews its ability to utilize these multi-year commitments and, similar to the current quarter, provides for shortfalls when appropriate.

Income Taxes

The provision for income taxes for the three months ended June 30, 2022, was $45 million of expense, compared to $76 million of expense for the three months ended June 30, 2021. Our income tax expense for the three months ended June 30, 2022, was primarily related to taxes on foreign operations and the increase in valuation allowances, primarily in the United States, against deferred tax assets that are not more likely than not to be realized. Our income tax expense for the three months ended June 30, 2021, was primarily driven by the geographic mix of pretax income and changes in our valuation allowances.

In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction, including past operating results, estimates of future taxable income, the reversal of existing temporary differences, and the feasibility of ongoing tax planning strategies and actions. Estimates of future taxable income and loss could change, perhaps materially, which may require us to revise our assessment of the recoverability of the deferred tax asset at that time.

Financial Position

Dynamics

Cash and cash equivalents at June 30, 2022 were $1.9 billion, compared to $2.1 billion at March 31, 2022. Total assets of $12.3 billion decreased by $1.1 billion (and decreased by $554 million adjusted for currency) from March 31, 2022, primarily driven by: a decrease of $369 million in accounts receivable due to collections and sales of accounts receivables outpacing additions to our receivables balance and currency impacts; a decrease in cash and cash equivalents of $263 million mainly due to a $111 million reduction in cash balances due to currency exchange rates, as well as use of cash to reduce accrued liabilities; a decrease in property and equipment of $184 million due to depreciation outpacing capital expenditures and currency impacts; a decrease in operating right-of-use assets of $139 million; and a decrease in deferred costs of $136 million due to amortization outpacing additions in the current quarter and higher vendor billings for prepaid software that typically occurred in the first calendar quarter. Total liabilities of $10.1 billion decreased by $638 million (and decreased by $249 million adjusted for currency) from March 31, 2022, primarily as a result of: a decrease in accrued contract costs of $200 million due to timing of vendors billing Kyndryl for the first time as an independent company in the prior-quarter period; a decrease in deferred income of $148 million mainly due to the Company’s advanced billing with certain customers in the prior-quarter period and currency impacts; and a decrease in operating lease liabilities of $134 million due to payments and currency impacts. Total equity of $2.2 billion decreased $500 million from March 31, 2022, principally due to our comprehensive loss in the period.

Working Capital

	June 30,	March 31,
(Dollars in millions)	2022	2022
Current assets	$5,404	$6,092
Current liabilities	4,609	5,058
Working capital	$795	$1,035

Working capital decreased $240 million from March 31, 2022. Current assets decreased $689 million (and decreased $441 million adjusted for currency) primarily driven by: a decrease of $369 million in accounts receivable due to collections and sales of accounts receivables outpacing additions and currency impacts; and a decrease of $263 million in cash and cash equivalents mainly due to a $111 million reduction in cash balances due to currency exchange rates, as well as use of cash to reduce accrued liabilities. Current liabilities decreased $449 million (and decreased $191 million adjusted for currency) as a result of a decrease in current accrued contract costs of $200 million due to timing of vendors billing Kyndryl for the first time as an independent company in the prior quarter and currency impacts, and a decrease in deferred income (current) of $108 million due to advanced billing with certain customers in the prior quarter and currency impacts.

Noncurrent Assets and Liabilities

Noncurrent assets of $6.9 billion at June 30, 2022 decreased by $449 million (and decreased by $114 million adjusted for currency) compared to March 31, 2022, primarily driven by a decline in property and equipment of $184 million due to depreciation outpacing new capital expenditures and a decline in right-of-use assets of $139 million.

Noncurrent liabilities of $5.5 billion at June 30, 2022 decreased $189 million (and decreased by $57 million adjusted for currency) compared to March 31, 2022, mainly driven by a decrease in operating lease liabilities (noncurrent portion) of $109 million.

Cash Flow

Our cash flows from operating, investing and financing activities are summarized in the table below.

	Three Months Ended June 30,
(Dollars in millions)	2022	2021
Net cash provided by (used in):
Operating activities	$104	$(161)
Investing activities	(218)	(211)
Financing activities	(41)	364
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(111)	1
Net change in cash, cash equivalents and restricted cash	$(266)	$(7)

Net cash provided by operating activities was $104 million in the three months ended June 30, 2022, compared to net cash used of $161 million in the prior-year period. This change was driven by our reduced net loss and cash provided by receivables, partially offset by cash used in payments toward accrued liabilities.

Net cash used by investing activities was $218 million in the three months ended June 30, 2022, compared to a net cash use of $211 million in the prior-year period.

Net cash used by financing activities totaled $41 million in the three months ended June 30, 2022, compared to net cash provided by financing activities of $364 million in the prior-year period. This change was driven by net transfers from former Parent of $243 million in the prior-year period, which did not continue post-Separation, and proceeds of $140 million from a bank loan initiated in the prior-year period.

Three Months Ended March 31, 2022 compared to Three Months Ended March 31, 2021

Segment Results

As a result of the Separation, in the fourth quarter of 2021, the Company implemented a new operating model and reporting structure resulting in four reportable segments: United States, Japan, Principal Markets and Strategic Markets. Principal Markets consists of our operations in Australia/New Zealand, Canada, France, Germany, Italy, India, Spain/Portugal and United Kingdom/Ireland. Strategic Markets consists of our operations in all other countries in which we operate. In addition to this change, the measures of segment operating performance changed to revenue and adjusted EBITDA. The Company has recast the prior-period results to reflect this change in segment structure. During the current quarter, the Company updated certain allocation methodologies among segments related to its measure of adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates, which did not change the aggregate amount of adjusted EBITDA.

The following table presents our reportable segments’ revenue and adjusted EBITDA for the three months ended March 31, 2022 and 2021. Segment revenue and revenue growth in constant currency exclude any transactions between the segments.

	Three Months Ended March 31,		Year-over- Year Change
(Dollars in millions)	2022	2021	2022 vs. 2021
Revenue
United States	$1,169	$1,228	(5)%
Japan	706	763	(7)%
Principal Markets	1,579	1,825	(14)%
Strategic Markets	978	955	2%
Total revenue	$4,431	$4,771	(7)%
Revenue growth in constant currency(1)	(3)%	(5)%
Adjusted EBITDA(1)
United States	$248	$180	38%
Japan	154	123	25%
Principal Markets	98	52	89%
Strategic Markets	92	96	(5)%
Corporate and other(2)	(56)	(40)	NM
Total adjusted EBITDA(1)	$536	$410	31%

NM  — not meaningful

(1)	Revenue growth in constant currency and adjusted EBITDA are non-GAAP financial metrics. See the information below for definitions of these metrics and a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2)	Represents net amounts not allocated to segments

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it improves visibility to underlying results and the impact of management decisions on operational performance and enables better comparison to peer companies.

Revenue growth in constant currency is a non-GAAP measure that eliminates the effects of exchange rate fluctuations when translating from foreign currencies to the U.S. dollar. It is calculated by using the average exchange rates that existed for the same period of the prior year. Constant-currency measures are provided so that revenue can be viewed without the effect of fluctuations in currency exchange rates, which is consistent with how management evaluates our revenue results and trends.

Additionally, management uses adjusted EBITDA to evaluate our performance. Adjusted EBITDA is a non-GAAP measure and defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), pension costs other than pension servicing costs and multi-employer plan costs, early extinguishment of debt charges, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, stock-based compensation expense and income taxes. We believe that adjusted EBITDA is a helpful supplemental measure to assist investors in evaluating our operating results as it excludes certain items whose fluctuation from period to period does not necessarily correspond to changes in the operations of our business. We provide this non-GAAP financial measure as we believe it improves visibility to underlying results and the impact of management decisions on operational performance, enables better comparison to peer companies and allows us to provide a long-term strategic view of the business.

These disclosures are provided in addition to and not as a substitute for the percentage change in revenue and profit or loss measures on a GAAP basis compared to the corresponding period in the prior year. Other companies may calculate and define similarly labeled items differently, which may limit the usefulness of this measure for comparative purposes.

The following table provides a reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Net income (loss)	$(229)	$(494)
Provision for income taxes	40	91
Workforce rebalancing charges	—	52
Transaction-related costs	58	55
Stock-based compensation expense	31	16
Interest expense	21	14
Depreciation expense	246	339
Amortization expense	326	330
Other adjustments*	43	7
Adjusted EBITDA (non-GAAP)	$536	$410
*	Other adjustments represent pension expense other than pension servicing costs and multi- employer plan costs, significant litigation costs and currency impacts of highly inflationary countries.

United States

	Three Months Ended March 31,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$1,169	$1,228	(5)%
Adjusted EBITDA	248	180	38%

For the three months ended March 31, 2022, United States revenue of $1.2 billion decreased 5 percent as compared to the prior-year quarter, primarily driven by reduced signings in the prior year. Adjusted EBITDA increased $68 million from the prior year, primarily driven by lower costs from our post- Separation commercial agreements with IBM, partially offset by lower revenues.

Japan

	Three Months Ended March 31,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$706	$763	(7)%
Revenue growth in constant currency	1%	0%
Adjusted EBITDA	$154	$123	25%

For the three months ended March 31, 2022, Japan revenue of $706 million decreased 7 percent as compared to the prior-year quarter. Revenue decreased primarily due to unfavorable currency impacts, as well as a delay in the transfer of a joint venture from IBM that was finalized mid-quarter, which was captured in the operating results of the pre-Separation period under the carve-out assumptions of our former Parent. Adjusted EBITDA increased $31 million from the prior-year quarter, primarily driven by lower costs from our post-Separation commercial agreements with IBM, partially offset by unfavorable currency impacts.

Principal Markets

	Three Months Ended March 31,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$1,579	$1,825	(14)%
Revenue growth in constant currency	(9)%	(6)%
Adjusted EBITDA	$98	$52	89%

For the three months ended March 31, 2022, Principal Markets revenue of $1.6 billion decreased 14 percent as compared to the prior-year quarter. Revenue decreased due to certain joint ventures not transferring to us in connection with the Separation as well as an unfavorable currency exchange rate impact of five points, primarily driven by the strengthening of the U.S. dollar against the Euro and British pound. Adjusted EBITDA increased $46 million from the prior year, primarily due to the benefit from structural actions taken in prior periods as well as lower costs from our post-Separation commercial agreements with IBM.

Strategic Markets

	Three Months Ended March 31,		Year-over- Year
(Dollars in millions)	2022	2021	Change
Revenue	$978	$955	2%
Revenue growth in constant currency	6%	(11)%
Adjusted EBITDA	$92	$96	(5)%

For the three months ended March 31, 2022, Strategic Markets revenue of $978 million increased 2 percent as compared to the prior-year quarter, despite a four-point headwind from currency exchange rates. Revenue increased due to strong revenue generation from recent signings of incremental business. Adjusted EBITDA decreased $4 million from the prior year, since the majority of Strategic Markets countries were not charged for IBM software pre-Separation and software cost allocations began post-Separation. The increased software costs from IBM partially offset by higher revenues.

Corporate and Other

Corporate and other had an adjusted EBITDA loss of $56 million in the three months ended March 31, 2022, compared to a loss of $40 million in the three months ended March 31, 2021.

Costs and Expenses

	Three Months Ended March 31,		Percent of Revenue		Change
(Dollars in millions)	2022	2021	2022	2021	2022 vs. 2021
Revenue	$4,431	$4,771	100.0%	100.0%	(7)%
Cost of services	3,824	4,318	86.3%	90.5%	(11)%
Selling, general and administrative expenses	690	714	15.6%	15.0%	(3)%
Workforce rebalancing charges	—	52	—%	1.1%	NM
Transaction-related costs	58	55	1.3%	1.2%	5%
Interest expense	21	14	0.5%	0.3%	54%
Other expenses	27	22	0.6%	0.5%	21%
Income (loss) before income taxes	$(189)	$(403)			NM

NM — not meaningful

Cost of services were 86.3% of revenue in the three months ended March 31, 2022, compared to 90.5% in the three months ended March 31, 2021, primarily driven by benefits realized from structural actions taken in prior periods as well as lower costs from our post-Separation commercial agreements with IBM. Selling, general and administrative expenses were 15.6% of revenue in 2022 compared to 15.0% in 2021, primarily driven by our standalone expense structure compared to allocations incurred in the prior year within IBM. Workforce rebalancing charges arise from structural actions to enhance productivity and cost-competitiveness and to rebalance skills that result in payments to employees terminated in the ongoing course of business. Workforce rebalancing charges were not incurred in 2022 and were 1.1% of revenue in 2021. Transaction-related costs were 1.3% of revenue in 2022 compared to 1.2% in 2021, primarily driven by higher marketing expenses to establish the Kyndryl brand in the current quarter. Interest expense was 0.5% of revenue in 2022 compared to 0.3% in 2021, and includes interest expense associated with the indebtedness we incurred in connection with our Separation. Other expenses were 0.6% of revenue in 2022 compared to 0.5% in 2021.

Transaction-Related Charges

The Company classifies certain expenses related to the Separation, acquisitions and divestitures (if any) as “transaction-related costs” in the Consolidated Income Statement. Transaction-related costs include expenditures incurred to prepare for and execute the Separation and establish Kyndryl as a standalone business. These costs include employee retention expenses, information technology costs, marketing expenses to establish the Kyndryl brand, legal, accounting, consulting and other professional service costs required to prepare for and execute the Separation, and other costs related to contract and supplier novation and integration. Transaction-related charges totaled $58 million and $55 million for the three months ended March 31, 2022 and 2021, respectively.

Income Taxes

The provision for income taxes for the three months ended March 31, 2022, was $40 million, compared to $91 million for the three months ended March 31, 2021. Our income tax expense for the three months ended March 31, 2022, was primarily related to undistributed foreign earnings, taxes on foreign operations and the establishment of valuation allowances in certain jurisdictions against deferred tax assets that are not more likely than not to be realized. Our income tax expense for the three months ended March 31, 2021, was primarily driven by the geographic mix of pretax income and changes in the valuation allowance.

In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction, including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. Estimates of future taxable income could change, perhaps materially, which may require us to revise our assessment of the recoverability of the deferred tax asset at that time.

Financial Position

Dynamics

Cash and cash equivalents at March 31, 2022 were $2.1 billion, down $89 million compared to December 31, 2021. Total assets of $13.4 billion increased by $228 million from December 31, 2021, primarily driven by an increase in deferred costs of $201 million due to billings for prepaid software that typically occur in the first calendar quarter of the year, an increase of $188 million in prepaid expenses and other current assets due to increased spending of cloud-computing arrangements, an increase in goodwill of $91 million and an increase in intangible assets of $108 million primarily from the transfer of a majority interest (51%) of a joint venture in Japan from our former Parent that could not be completed at the Separation date due to local regulatory approvals, partially offset by a decrease in deferred tax assets of $120 million and a decrease in property and equipment of $89 million due to depreciation outpacing capital expenditures. Total liabilities of $10.7 billion increased by $284 million from December 31, 2021, primarily as a result of an increase in accounts payable of $415 million due to timing of invoice receipts from vendors, an increase in accrued contract costs of $178 million that was established with our former Parent and certain other vendors for the first time as an independent entity post-Separation, and an increase in accrued compensation and benefits of $128 million due to semi-annual incentive-compensation accruals in certain regions and the timing of salary payments. This was partially offset by a decrease in retirement obligations of $140 million primarily due to higher discount rates used in the March 2022 remeasurement of pension obligations. Total equity of $2.7 billion decreased $56 million from December 31, 2021, principally due to our net loss in the period, partially offset by the change in pension obligations.

Working Capital

(Dollars in millions)	March 31, 2022	December 31, 2021
Current assets	$6,092	$5,777
Current liabilities	5,058	4,457
Working capital	$1,035	$1,320

Working capital decreased $285 million from the year-end 2021 position. Current assets increased $315 million due to an increase of $223 million in deferred costs (current portion) driven by billings for prepaid software that typically occur in the first calendar quarter of the year and an increase of $188 million in prepaid expenses and other current assets due to increased spending of cloud-computing arrangements, partially offset by a decrease of cash of $89 million. Current liabilities increased $601 million as a result of an increase in accounts payable of $415 million due to timing of invoice receipts from vendors and an increase in accrued contract costs of $178 million that was established with certain vendors for the first time as an independent entity post-Separation.

Noncurrent Assets and Liabilities

Noncurrent assets of $7.3 billion at March 31, 2022, decreased by $87 million (and decreased by $9 million adjusted for currency) compared to December 31, 2021, primarily driven by a decline in property and equipment of $89 million due to depreciation outpacing new capital expenditures, a decline in deferred tax assets of $120 million and a decline in noncurrent right-of-use assets of $49 million, partially offset by an increase in goodwill of $91 million and intangible assets of $108 million due to the business combinations in the quarter (see Note 8 — Intangible Assets Including Goodwill in our March 31, 2022 consolidated financial statements included elsewhere in this prospectus).

Noncurrent liabilities of $5.7 billion at March 31, 2022, decreased $317 million (and decreased by $277 million adjusted for currency) compared to December 31, 2021, mainly driven by a decrease in retirement benefit of $140 million as a result of higher discount rates used in the March remeasurement of pension obligations, a decrease in operating lease liabilities (noncurrent portion) of $78 million driven by lease payments and a decrease in other noncurrent liabilities of $73 million related to lower deferred tax liabilities.

Cash Flow

Our cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows are summarized in the table below.

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Net cash provided by (used in):
Operating activities	$189	$(328)
Investing activities	(225)	(100)
Financing activities	(43)	443
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(7)	(3)
Net change in cash, cash equivalents and restricted cash	$(86)	$13

Net cash provided by operating activities of $189 million in the three months ended March 31, 2022, compared to a net cash use of $328 million in the prior-year period was driven by a decrease in net loss and cash provided by accounts payables, accrued compensation and benefits and accrued contract costs.

Net cash used by investing activities of $225 million in the three months ended March 31, 2022, compared to a net cash use of $100 million in the prior-year period was driven by the sale of a data center in the quarter ended March 31, 2021, that provided net cash proceeds of $90 million and cash used for business combinations in the quarter ended March 31, 2022.

Net cash used by financing activities of $43 million in the three months ended March 31, 2022, compared to net cash provided by financing activities of $443 million in the prior-year period was driven by a decrease in net transfers from former Parent of $460 million, as transfers from former Parent did not continue post-Separation.

Year Ended December 31, 2021 compared to Years Ended December 31, 2020 and 2019

Included below are year-over-year comparisons between 2021 and 2020. For further information on year-over-year comparisons between 2020 and 2019 not covered below, refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Exhibit 99.1 to the Company's registration statement on Form 10, which was filed with the SEC on September 28, 2021.

Segment Results

As a result of the Separation, in the fourth quarter of 2021, the Company implemented a new operating model and reporting structure resulting in four reportable segments: United States, Japan, Principal Markets and Strategic Markets. Principal Markets consists of our operations in Australia/New Zealand, Canada, France, Germany, Italy, India, Spain/Portugal and United Kingdom/Ireland. Strategic Markets consists of our operations in all other countries. In addition to this change, the measures of segment operating performance changed to revenue and adjusted EBITDA.

The following table presents our reportable segments’ revenue and adjusted EBITDA for the years ended December 31, 2021, 2020 and 2019. Segment revenue and revenue growth in constant currency exclude any transactions between the segments.

	Year Ended December 31,			Year-over-Year Change
(Dollars in millions)	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
Revenue
United States	$4,805	$5,084	$5,340	(5)%	(5)%
Japan	2,923	3,042	2,929	(4)%	4%
Principal Markets	7,085	7,187	7,587	(1)%	(5)%
Strategic Markets	3,844	4,040	4,424	(5)%	(9)%
Total revenue	$18,657	$19,352	$20,279	(4)%	(5)%
Revenue growth in constant currency(1)	(5)%	(5)%
Adjusted EBITDA(1)
United States	$842	$940	$974	(10)%	(3)%
Japan	501	534	468	(6)%	14%
Principal Markets	341	375	609	(9)%	(38)%
Strategic Markets	540	488	660	11%	(26)%
Corporate and other(2)	(154)	(153)	(144)	NM	NM
Total adjusted EBITDA(1)	$2,069	$2,185	$2,566	(5)%	(15)%

NM – not meaningful

(1)	Revenue growth in constant currency and adjusted EBITDA are non-GAAP financial metrics. See the information below for definitions of these metrics and a reconciliation of adjusted EBITDA to the most directly comparable financial measure calculated and presented in accordance with GAAP.
(2)	Represents net amounts not allocated to segments

The following table provides a reconciliation of GAAP net income (loss) to adjusted EBITDA:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Net income (loss)	$(2,304)	$(2,007)	$(939)
Provision for income taxes	402	247	366
Workforce rebalancing charges	39	918	159
Transaction-related costs	627	21	—
Stock-based compensation expense	71	64	51
Impairment expense	469	—	—
Interest expense	64	63	76
Depreciation expense	1,300	1,445	1,469
Amortization expense	1,314	1,408	1,335
Other adjustments *	88	27	50
Adjusted EBITDA (non-GAAP)	$2,069	$2,185	$2,566
*	Other adjustments represent pension expense other than pension servicing costs and multi-employer plan costs, significant litigation costs and currency impacts of highly inflationary countries.

United States

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$4,805	$5,084	(5)%
Adjusted EBITDA	842	940	(10)%

For the year ended December 31, 2021, United States revenue of $4.8 billion decreased 5 percent as compared to the prior year, primarily driven by lower contract volumes due to clients pausing activities during the pandemic and our planned Separation as well as lower pricing. Adjusted EBITDA decreased $99 million from the prior year, primarily due to lower revenue, partially offset by cost reductions. For the year ended December 31, 2020, United States revenue of $5.1 billion decreased 5 percent as compared to the prior year, driven by declines across the contract portfolio and impacts from the COVID-19 pandemic. Adjusted EBITDA decreased $33 million from the prior year, driven by revenue declines while partially offset by travel and discretionary cost reductions due to the COVID-19 pandemic as well as realizing benefits from structural actions taken in first quarter of 2020.

Japan

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$2,923	$3,042	(4)%
Revenue growth in constant currency	(1)%	2%
Adjusted EBITDA	501	534	(6)%

For the year ended December 31, 2021, Japan revenue of $2.9 billion decreased 4 percent as compared to the prior year. Revenue decreased primarily as a result of currency exchange rates. Adjusted EBITDA decreased $33 million from the prior year largely due to decreased revenue. For the year ended December 31, 2020, Japan revenue of $3.0 billion increased 4 percent as compared to the prior year driven by strong performance in new client contracts. Adjusted EBITDA increased $67 million from the prior year behind the strength of revenue growth mixed with lower travel and discretionary costs due to the COVID-19 pandemic.

Principal Markets

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$7,085	$7,187	(1)%
Revenue growth in constant currency	(6)%	(6)%
Adjusted EBITDA	341	375	(9)%

For the year ended December 31, 2021, Principal Markets revenue of $7.1 billion decreased 1 percent as compared to the prior year. Revenue decreased due to certain joint ventures not transferring to us in connection with the Separation partially offset by a favorable currency exchange rate impact of 4 points, primarily driven by the weakening of the U.S. dollar against the euro and British pound. Adjusted EBITDA decreased $34 million from the prior year, primarily due to lower revenue, partially offset by cost reductions from structural actions taken in the prior year. For the year ended December 31, 2020, Principal Markets revenue of $7.2 billion decreased 5 percent as compared to the prior year, driven by declines across the contract portfolio and impacts from the COVID-19 pandemic. Adjusted EBITDA decreased $234 million from the prior year, primarily due to revenue decline in these higher fixed-cost European countries.

Strategic Markets

	Year Ended December 31,		Year-over-Year
(Dollars in millions)	2021	2020	Change
Revenue	$3,844	$4,040	(5)%
Revenue growth in constant currency	(7)%	(7)%
Adjusted EBITDA	540	488	11%

For the year ended December 31, 2021, Strategic Markets revenue of $3.8 billion decreased 5 percent as compared to the prior year. Revenue decreased due to certain joint-ventures not transferring to us in connection with the Separation and impacts from exiting low-margin accounts, partially offset by a favorable currency exchange rate impact of 2 points, primarily driven by the weakening of the U.S. dollar against the euro. Adjusted EBITDA increased $52 million from the prior year, primarily due to exiting low-margin accounts and realizing benefits from structural actions taken in the prior year. For the year ended December 31, 2020, Strategic Markets revenue of $4.0 billion decreased 9 percent as compared to the prior year, driven primarily by strategic decisions to exit certain loss-making contracts to strengthen our go-forward profit position. Adjusted EBITDA decreased $172 million from the prior year, primarily due to lower revenue as a result of both client volumes and pause of small-deal signings after the announcement of our Separation in the higher fixed-cost European countries.

Corporate and Other

Corporate and other had an adjusted EBITDA loss of $154 million in 2021 compared to a loss of $153 million in 2020. Corporate and other had an adjusted EBITDA loss of $144 million in 2019.

Costs and Expenses

	Year Ended December 31,		Percent of Revenue		Change
(Dollars in millions)	2021	2020	2021	2020	2021 vs. 2020
Revenue	$18,657	$19,352	100.0%	100.0%	(4)%
Cost of services	16,550	17,137	88.7%	88.6%	(3)%
Selling, general and administrative expenses	2,776	2,948	14.9%	15.2%	(6)%
Workforce rebalancing charges	39	918	0.2%	4.7%	(96)%
Transaction-related costs	627	21	3.4%	0.1%	NM
Impairment expense	469	—	2.5%	—%	—%
Interest expense	64	63	0.3%	0.3%	2%
Other (income) and expense	35	25	0.2%	0.1%	40%
Income (loss) before income taxes	$(1,903)	$(1,760)			NM

NM – not meaningful

Costs of services were 88.7% of revenue in 2021 compared to 88.6% in 2020, primarily driven by the impact of revenue decrease of advisory & implementation services and price decreases embedded in certain new and renewed contracts mostly offset by benefits realized from prior-year structural actions. Selling, general and administrative expenses were 14.9% of revenue in 2021 compared to 15.2% in 2020, primarily driven by benefits realized from prior-year structural actions, partially offset by additional legal liabilities recorded in the fourth quarter of 2021. Workforce rebalancing charges arising from structural actions to enhance productivity and cost-competitiveness and to rebalance skills that result in payments to employees terminated in the ongoing course of business. Workforce rebalancing charges were 0.2% of revenue in 2021 compared to 4.7% in 2020, when the Company announced a significant workforce reduction, primarily in Europe, in the fourth quarter of 2020. Transaction-related costs were 3.4% of revenue in 2021 compared to 0.1% in 2020, primarily driven by costs related to our Separation, including legal, consulting, audit and other professional fees, information technology transition costs, and employee retention expenses. Impairment expenses were 2.5% of revenue in 2021, primarily driven by an impairment of goodwill we recorded in the fourth quarter of 2021. Interest expense was 0.3% of revenue in 2021 compared to 0.3% in 2020, and includes interest expense associated with the indebtedness we incurred in connection with our Separation. Other (income) and expenses were 0.2% of revenue in 2021 compared to 0.1% in 2020.

Costs of services were 88.6% of revenue in 2020 compared to 87.2% in 2019. Selling, general and administrative expenses were 15.2% of revenue in 2020 compared to 14.6% in 2019. Workforce rebalancing charges arising from structural actions to enhance productivity and cost-competitiveness and to rebalance skills that result in payments to employees terminated in the ongoing course of business. Workforce rebalancing charges were 4.7% of revenue in 2020 compared to 0.8% in 2019. Interest expense was 0.3% of revenue in 2020 compared to 0.4% in 2019. Other (income) and expenses were 0.1% of revenue in 2020 compared to (0.1)% in 2019.

Transaction-Related Charges

The process of completing our Separation involves significant costs and expenses. Transaction-related charges are primarily related to additional spend to establish certain standalone functions and information technology systems, professional services fees, employee retention expenses and other spend related to contract and supplier novation agreements. These costs primarily include items that are incremental and one-time in nature. Transaction-related charges totaled $627 million in 2021. Transaction-related charges recorded for the year ended December 31, 2020 and 2019 were $21 million and $0, respectively. The $498 million of transaction-related charges incurred in the periods prior to Separation had no tax effect due to the valuation allowances discussed in Note 5 – Taxes in the annual consolidated financial statements included elsewhere in this prospectus. The tax impact of the $129 million of transaction-related charges incurred post-Separation was $33 million.

Income Taxes

The Company’s consolidated provision for income taxes and effective tax rate were as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020
Provision for income taxes	$402	$247
Effective tax rate	(21.1)%	(14.0)%

In 2021 and 2020, we recorded income tax expense of $402 million and $247 million, respectively, on a pretax book loss, which resulted in a negative effective tax rate. Our 2021 income tax expense was primarily related to taxes on foreign operations generating taxable income, uncertain tax positions, and tax charges related to the transfer of Kyndryl’s operations from Parent in contemplation of the Company’s Separation from IBM.

The effective tax rate for 2021 was lower compared to 2020 due primarily to tax charges related to the transfer of Kyndryl’s operations from Parent in contemplation of the Company’s Separation and nondeductible goodwill impairment. The effective tax rate for 2020 was higher compared to 2019 due primarily to higher pretax losses in 2020 partially offset by an increase in valuation allowances in jurisdictions with losses. For more information, see Note 5 – Taxes in the annual consolidated financial statements included elsewhere in this prospectus.

Financial Position

Dynamics

Cash and cash equivalents at December 31, 2021, were $2.2 billion, an increase of $2.2 billion when compared to prior year-end since Kyndryl’s cash was managed by the Parent’s centralized treasury system in 2020.

Total assets of $13.2 billion increased by $2.0 billion from December 31, 2020 predominantly driven by an increase in cash and cash equivalents of $2.2 billion driven by proceeds from debt issuances net of payment made to former Parent; an increase in accounts receivable of $835 million primarily driven by a reduction in factoring of receivables, new commercial activity with our former Parent, and receivables with the former Parent that are no longer settled immediately post-Separation; and an increase in right-of-use assets of $230 million primarily due to entering into post-Separation leases with the former Parent for spaces that are partially occupied by Kyndryl employees. These increases were partially offset by a decrease in property and equipment of $1.1 billion mainly driven by the disposal of certain properties with net book value of approximately $200 million, removal of property and equipment of approximately $300 million that were previously attributable to Kyndryl but did not transfer to Kyndryl upon Separation and depreciation outpacing capital expenditures in 2021, a decrease of goodwill of $497 million primarily due to an impairment charge of $469 million recorded in the fourth quarter of 2021 and a decrease of deferred costs of $460 million driven by lower revenue and joint ventures previously attributed to Kyndryl that did not transfer to Kyndryl upon Separation. Total assets at December 31, 2020 were $11.2 billion, a decrease of $0.5 billion from December 31, 2019.

Total liabilities of $10.4 billion increased by $4.2 billion from December 31, 2020 primarily as a result of a $3.0 billion increase in indebtedness, an increase in value-added and income tax liabilities of $357 million because the Company’s tax liabilities were paid by the Parent through the Separation date, an increase of accounts payable of $221 million primarily due to commercial activity with our former Parent and balances owed to our former Parent that are no longer settled immediately post-Separation, an increase in right-of-use liabilities of $184 million primarily due to entering into post-Separation leases with the former Parent for spaces that are partially occupied by Kyndryl employees, and an increase in retirement and nonpension postretirement benefit obligations of $307 million driven by pension obligations transferred to Kyndryl after establishment of Kyndryl’s legal entities in the third quarter of 2021; see Note 1 – Significant Accounting Policies for more details. This was partially offset by a decrease in workforce rebalancing liabilities of $513 million driven by payments to employees. Total equity of $2.8 billion decreased $2.2 billion from year-end 2020, mainly driven by our loss from operations of $2.3 billion. Total liabilities at December 31, 2020 were $6.3 billion, an increase of $0.5 billion from December 31, 2019.

Overall pension funded status as of December 31, 2021, was 64% of estimated pension benefit obligation, an increase from 55% at year-end 2020.

Working Capital

	At December 31,
(Dollars in millions)	2021	2020
Current assets	$5,777	$2,843
Current liabilities	4,457	3,838
Working capital	$1,320	$(995)

Working capital increased $2.3 billion from the year-end 2020 position. Current assets increased $2.9 billion due to an increase of $2.2 billion in cash and cash equivalents primarily driven by proceeds from our debt issuance and an increase of $835 million in accounts receivable primarily driven by a reduction in factoring of receivables, new commercial activity with our former Parent, and receivables with the former Parent that are no longer settled immediately post-Separation. Current liabilities increased $619 million as a result of an increase in value-added and income taxes of $357 million, and an increase in accounts payable of $221 million primarily due to commercial activity with our former Parent and balances owed to our former Parent that are no longer settled immediately post-Separation.

At December 31, 2020, working capital decreased $811 million from the year-end 2019 position. Current assets decreased $308 million due to a decrease of $345 million in notes and accounts receivable partially offset by an increase of $71 million in deferred costs. Current liabilities increased $503 million as a result of an increase in workforce rebalancing liabilities of $549 million and an increase in accounts payable of $92 million partially offset by a decrease in deferred income of $43 million, and a decrease in accrued contract costs of $38 million.

Cash Flow

Our cash flows from operating, investing and financing activities, as reflected in the Consolidated Statement of Cash Flows are summarized in the table below.

	For the Year Ended December 31
(Dollars in millions)	2021	2020
Net cash provided by (used in):
Operating activities	$(119)	$628
Investing activities	(572)	(953)
Financing activities	2,915	312
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22)	1
Net change in cash, cash equivalents and restricted cash	$2,203	$(13)

The change in net cash used of $119 million compared to a net cash provided by operating activities of $628 million in prior year was driven by payments of workforce rebalancing liabilities of $370 million arising from restructuring actions taken by the former Parent in the fourth quarter of 2020 and cash used due to an increase in accounts receivable of $1.1 billion primarily driven by a reduction in factoring of receivables, new commercial activity with our former Parent, and receivables with the former Parent that are no longer settled immediately post-Separation; partially offset by an increase in operating liabilities and accrued costs of approximately $400 million that were established by the Company for the first time as an independent entity. Net cash provided by operating activities decreased $506 million in 2020 when compared to the prior year period driven by performance-related declines within net income, a higher level of workforce rebalancing payments of $226 million, and an increase in spending related to contract setup costs of $93 million; partially offset by an increase in cash provided by receivables of $364 million.

Net cash used by investing activities decreased $381 million in 2021 when compared to the prior year driven by sales of two data centers and lower capital expenditures than in 2020. Net cash used in investing activities decreased $175 million in 2020 when compared to the prior-year period driven by lower spending on property and equipment of $153 million and higher proceeds from the disposition of property and equipment of $21 million.

Net cash provided by financing activities increased $2.6 billion in 2021 when compared to the prior year driven by debt issuances of $3.0 billion, partially offset by a reduction in transfer from former Parent of $408 million. Net cash provided by financing activities increased $312 million in 2020 when compared to the prior-year period driven by an increase in net transfers from IBM of $359 million, offset by an increase in capital lease payments of $48 million.

Liquidity and Capital Resources

We believe that our existing cash and cash equivalents and the Revolving Credit Agreement entered into in October 2021 will be sufficient to meet our anticipated cash needs for at least the next twelve months.

Senior Unsecured Notes

In October 2021, in preparation for our Spin-off, we completed the offering of $2.4 billion in aggregate principal amount of senior unsecured fixed-rate notes as follows: $700 million aggregate principal amount of the 2026 initial notes, $500 million aggregate principal amount of the 2028 initial notes, $650 million aggregate principal amount of the 2031 initial notes and $550 million aggregate principal amount of the 2041 initial notes (the “initial notes”). The initial notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S of the Securities Act. The initial notes are subject to customary affirmative covenants, negative covenants and events of default for financings of this type and are redeemable at our option in a customary manner. In connection with the issuance of the initial notes, we entered into a registration rights agreement with the initial purchasers of the initial notes, pursuant to which we will use commercially reasonable efforts to file and have declared effective a registration statement with respect to a registered offer to exchange each series of initial notes for new notes with substantially identical terms by October 15, 2022. If the exchange offer is not completed on or before October 15, 2022, and under certain other circumstances, we are required to use commercially reasonable efforts to file and have declared effective a shelf registration statement relating to the resale of the initial notes. We are effecting the exchange offers described in this prospectus to satisfy our obligations under the registration rights agreement.

Term Loan and Revolving Credit Facility

In October 2021, we entered into a $500 million three-year variable rate term loan credit agreement (the “Term Loan Credit Agreement”). In November 2021, we drew down the full $500 million available under the Term Loan Credit Agreement.

In October 2021, we entered into a $3.15 billion multi-currency revolving credit agreement (the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”) for our future liquidity needs.

The Revolving Credit Agreement expires, unless extended, in October 2026, and the Term Loan Credit Agreement matures, unless extended, in November 2024. Interest rates on borrowings under the Credit Agreements are based on prevailing market interest rates, plus a margin, as further described in the Credit Agreements.

The Notes and the Credit Agreements were initially guaranteed by IBM. Approximately $900 million of the net proceeds from the term loan and the sale of the Notes was transferred to IBM in conjunction with the Separation. Following the completion of the Separation, the guarantee was released, and the Notes and the Credit Agreements are no longer obligations of IBM.

We may voluntarily prepay borrowings under the Credit Agreements without premium or penalty, subject to customary “breakage” costs. The Credit Agreements include certain customary mandatory prepayment provisions. In addition, the Credit Agreements include customary events of default and affirmative and negative covenants as well as a maintenance covenant that will require that the ratio of our indebtedness for borrowed money to consolidated EBITDA (as defined in the Credit Agreements) for any period of four consecutive fiscal quarters be no greater than 3.50 to 1.00.

Transfers of Receivables

The Company has entered into agreements with third-party financial institutions to sell certain financial assets (primarily trade receivables) without recourse. The Company determined these are true sales, derecognized the carrying value of the financial asset transferred and recognized a net gain or loss on the sale. The agreement executed upon Separation enabled us to sell, at any one time, on a revolving basis, up to $1.1 billion of our trade receivables. The initial term of this agreement was 18 months, and the agreement automatically resets to a term of 18 months, after every six months, unless one of the parties elects not to extend. In the quarter ended June 30, 2022, the Company entered into an additional agreement, in which the sale of receivables is contingent on the approval of the counterparty with no defined facility limit. The initial term of this agreement is twelve months.

The proceeds from these arrangements are reflected as cash provided by operating activities in the Consolidated Statement of Cash Flows. Proceeds from receivables sold to third parties under this program were $613 million for the three months ended June 30,

2022. Prior to the Separation, the gross amount of the Company’s receivables sold to third parties and the financing division of our former Parent was $721 million for the three months ended June 30, 2021. The fees and the net gains and losses associated with the transfers of receivables were not material for any of the periods presented.

Off-Balance Sheet Arrangements and Contractual Obligations

From time to time, we may enter into (i) off-balance sheet arrangements as defined by SEC Financial Reporting Release 67 (FRR-67), “Disclosure in Management’s Discussion and Analysis about Off-Balance Sheet Arrangements and Aggregate Contractual Obligations.” or (ii) purchase commitments, which we expect to use in the ordinary course of business.

At December 31, 2021, and December 31, 2020, we had no such off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources. We do not have retained interests in assets transferred to unconsolidated entities or other material off-balance sheet interests or instruments.

At December 31, 2021, the Company’s material future contractual obligations were related to tax indemnifications, leases, debt and pension liabilities. See Note 5 – Taxes, Note 9 – Leases, Note 11 – Borrowings, Note 12 – Other Liabilities and Note 16 – Retirement-Related Benefits in the annual consolidated financial statements included elsewhere in this prospectus. Additionally, the Company uses several software and cloud partners to provides services to its customers. The majority of the Company’s purchase obligations relate to noncancelable commitments to those third parties. At December 31, 2021, we had short-term (in 2022), mid-term (in 2023 and 2024) and long-term (after 2024) purchase commitments in the amount of $0.8 billion, $1.5 billion and $1.1 billion, respectively.

Other Information

Signings

The following tables present the Company’s signings for the periods presented.

	Three Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
($ in billions)	2022	2021	2022	2021	2021	2020	2019
Total signings	$2.9	$3.8	$3.1	$2.5	$13.5	$17.8	$18.1

A significant portion of the year-over-year decline in signings was driven by large renewals of existing client contracts in the first and third quarters of 2020.

The following tables present the total contract value for the Company’s signings greater than $100 million for new and existing customers for the periods presented.

	Three Months Ended June 30,		Three Months Ended March 31,		Year Ended December 31,
($in millions)	2022	2021	2022	2021	2021	2020	2019
New customers	$—	$—	$—	$218	$775	$1,484	$1,294
Existing customers	$375	$1,568	$938	$141	$3,401	$6,770	$6,385

Signings decreased by $823 million, or 22%, primarily because our two largest signings in calendar 2021, aggregating $0.9 billion, both occurred in the quarter ended June 30, 2021.

We believe that the estimated values of signings provide insight into the Company’s potential future revenue and are a tool to monitor trends in the business, including the business’ ability to attract new customers and sell additional scope into our existing customer base, and we believe signings are helpful information for investors. There are no third-party standards or requirements governing the calculation of signings. We define signings as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment, including the type and duration of the agreement and the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events.

Critical Accounting Estimates

The application of GAAP requires us to make estimates and assumptions about certain items and future events that directly affect our reported financial condition. The accounting estimates and assumptions discussed in this section are those that we consider to be the most critical to our financial statements. Our significant accounting policies are described in Note 1 – Significant Accounting Policies in the annual consolidated financial statements included elsewhere in this prospectus.

The inputs into certain of our critical accounting estimates considered the macroeconomic impacts of the ongoing COVID-19 pandemic. These estimates included but were not limited to, the allowances for credit losses, the carrying values of goodwill and intangible assets and other long-lived assets, valuation allowances for tax assets and revenue recognition. The macroeconomic impacts of the COVID-19 pandemic did not have a material impact on our critical accounting estimates reflected in our 2021 results. Given the inherent uncertainty of the magnitude of future impacts from and/or the duration of the pandemic, our estimates may change materially in future periods.

A quantitative sensitivity analysis is provided where that information is reasonably available, can be reliably estimated and provides material information to investors. The amounts used to assess sensitivity (e.g., 1 percent, 10 percent, etc.) are included to allow users of this prospectus to understand a general effect of changes in the estimates and do not represent management’s predictions of variability. For all of these estimates, it should be noted that future events rarely develop exactly as forecasted and estimates require regular review and adjustment.

Revenue Recognition

Application of GAAP related to the measurement and recognition of revenue requires us to make judgments and estimates. Specifically, complex arrangements with nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting, including whether promised goods and services specified in an arrangement are distinct performance obligations. In certain arrangements revenue is recognized based on progress toward completion of the performance obligation using a cost-to-cost measure of progress. The estimation of cost at completion is complex and requires us to make judgements and estimates. Other significant judgments include determining whether we are acting as the principal in a transaction and whether separate contracts should be combined and considered part of one arrangement.

Revenue recognition is also impacted by our ability to determine when a contract is probable of collection and to estimate variable consideration, including, for example, rebates, price concessions, service-level penalties and performance bonuses. We consider various factors when making these judgments, including a review of specific transactions, historical experience and market and economic conditions. Evaluations are conducted each quarter to assess the adequacy of the estimates. If the estimates were changed by 10 percent in 2021, the impact on net income would have been immaterial.

Costs to Complete Service Contracts

During the contractual period, revenue, cost and profits may be impacted by estimates of the ultimate profitability of each contract, especially contracts for which we use cost-to-cost method to measure progress. If at any time these estimates indicate the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately in cost. We perform ongoing profitability analyses of these services contracts in order to determine whether the latest estimates require updating. Key factors reviewed to estimate the future costs to complete each contract are future labor costs and product costs and expected productivity efficiencies.

Capitalization of Contract Costs

In connection with services arrangements, we incur and capitalize direct costs for transition and setup activities performed at the inception of these long-term contracts that are necessary to enable us to perform under the terms of the arrangement. These costs are capitalized and are amortized on a straight-line basis over the expected period of benefit. We perform periodic reviews to assess the recoverability of deferred contract transition and setup costs. To assess recoverability, undiscounted estimated cash flows of the contract are projected over its remaining life and compared to the carrying amount of contract-related assets, including the unamortized deferred cost balance. Such estimates require judgment and assumptions, and actual future cash flows could differ from these estimates. A significant change in an estimate or assumption on one or more contracts could have a material effect on our results of operations.

Pension Assumptions

For Company-sponsored and co-sponsored defined benefit pension plans, the measurement of the benefit obligation to plan participants and net periodic benefit cost requires the use of certain assumptions, including, among others, estimates of discount rates and expected return on plan assets.

Changes in the discount rate assumptions would impact the actuarial (gain)/loss amortization and interest cost components of the net periodic benefit cost calculation and the projected benefit obligation (PBO). If the average discount rate assumption for the non-U.S. defined benefit pension plans had increased or decreased by 25 basis points from 1.19 percent on December 31, 2021, this would not result in a material change to pretax income recognized in 2022. Further changes in the discount rate assumptions would impact the PBO which, in turn, may impact our funding decisions if the PBO exceeds plan assets. A 25-basis point increase or decrease in the discount rate would result in an approximate corresponding decrease or increase, respectively, of $85 million in the Plans’ estimated PBO and accumulated postretirement benefit obligation (APBO) based upon December 31, 2021 data.

The expected long-term return on plan assets assumption is used in calculating the net periodic benefit cost. Expected returns on plan assets are calculated based on the market-related value of plan assets, which recognizes changes in the fair value of plan assets systematically over a five-year period in the expected return on plan assets line in net periodic benefit cost. The differences between the actual return on plan assets and the expected long-term return on plan assets are recognized over five years in the expected return on plan assets line in net periodic benefit cost and also as a component of actuarial (gains)/losses, which are recognized over the service lives or life expectancy of the participants, depending on the plan, provided such amounts exceed thresholds which are based upon the benefit obligation or the value of plan assets, as provided by accounting standards.

To the extent the outlook for long-term returns changes such that management changes its expected long-term return on plan assets assumption, a 50 basis point increase or decrease in the expected long-term return on plan assets assumption would not have a material estimated decrease or increase on the following year’s pretax net periodic benefit cost (based upon plan assets at December 31, 2021 and expected contributions and benefit payments for 2022).

We may voluntarily make contributions or be required, by law, to make contributions to our pension plans. Actual results that differ from the estimates may result in more or less future funding into the pension plans than is planned by management. Impacts of these types of changes on our pension plans would vary depending upon the status of each respective plan.

In addition to the above, we evaluate other pension assumptions involving demographic factors, such as retirement age and mortality and update these assumptions to reflect experience and expectations for the future. Actual results in any given year can differ from actuarial assumptions because of economic and other factors.

For additional information on our pension plans and the development of these assumptions, see Note 16 – Retirement-Related Benefits in the annual consolidated financial statements included elsewhere in this prospectus.

Income Taxes

Prior to the Separation, our operations were included in the consolidated U.S. federal and certain state and local and foreign income tax returns filed by IBM. The Company also filed certain separate foreign income tax returns. For purposes of the financial statements presented on a “carve-out” basis, the income tax provisions were calculated as if we filed separate tax returns and include transactions related to our Separation attributed to us, even if the related tax liabilities were our former Parent’s responsibility.

Post-Separation, our income tax provisions are calculated based on Kyndryl’s operating footprint, as well as our tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to our activities included in IBM’s income tax returns were deemed to be immediately settled with IBM through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows. Post-Separation, liabilities related to unrecognized tax benefits for which the Company is liable are reported within the Consolidated Balance Sheet based upon tax authorities’ ability to assert the Company may be the primary obligor for historical taxes, among other factors. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. In the event that we change our determination as to the amount of deferred tax assets that can be realized, we will adjust the valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

Prior to the Separation, the Company recorded deferred tax assets for stock-based compensation awards that result in tax deductions in the consolidated financial statements calculated using the separate return basis based on the amount of compensation cost recognized and the relevant statutory tax rates. Post-Separation, the differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the Company’s income tax return are recorded as a benefit or expense to the provision for income taxes in the Consolidated Income Statement.

Valuation of Assets

The application of valuation and impairment accounting requires the use of significant estimates and assumptions. Impairment testing for assets, other than goodwill, requires the allocation of cash flows to those assets or group of assets and if required, an estimate of fair value for the assets or group of assets. Our estimates are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable. These valuations require the use of management’s assumptions, which would not reflect unanticipated events and circumstances that may occur. Assumptions used to perform a recoverability test are consistent with those used for goodwill impairment; see “Valuation of Goodwill” for further detail.

Valuation of Goodwill

We review goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable by first assessing qualitative factors to determine if it is more likely than not that fair value is less than carrying value. The fair values of the reporting units were determined using a discounted cash flow model. Significant assumptions inherent in the valuation methodologies include estimates of future projected business results, long-term growth rates and the weighted-average cost of capital.

We assess qualitative factors in each of our reporting units that carry goodwill including relevant events and circumstances that affect the fair value of reporting units. Examples include, but are not limited to, macroeconomic, industry and market conditions, as well as other individual factors such as:

●	A significant adverse shift in the operating environment of the reporting unit such as unanticipated competition;
●	Significant pending litigation;
●	A loss of key personnel;
●	A more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of; and
●	An adverse action or assessment by a regulator.

We assess these qualitative factors to determine whether it is necessary to perform the quantitative goodwill impairment test. This quantitative test is required only if we conclude that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. After performing the annual goodwill impairment qualitative analysis during the fourth quarter of 2021, the Company determined it was necessary to perform the quantitative goodwill impairment test.

We use an income-based approach where fair value is determined using a discounted cash flow model that requires significant judgment with respect to revenue and growth rates, based upon annual budgets and long-term strategic plans. Fair value estimates employed in our annual impairment review of goodwill involve using various assumptions. Assumptions critical to our fair value were discount rates used in determining the fair value of the reporting unit, expected revenue growth and projected EBITDA margins. These and other assumptions are impacted by economic conditions and expectations of management and may change based on different facts and circumstances. We believe the assumptions used to estimate future cash flows are reasonable, but there can be no assurance that the expected cash flows will be realized. The use of different assumptions would increase or decrease discounted cash flows or earnings projections and therefore, could change impairment determinations.

As a result of the impairment testing performed in the fourth quarter, we determined that $293 million of the goodwill balance was impaired in our legacy EMEA segment and $176 million of the goodwill was impaired in our new United States segment. As of October 1, 2021, the estimated fair value of the Strategic Markets reporting unit, which had goodwill of $176 million, exceeded its carrying amount by greater than 50 percent. Management’s cash flow projections for this reporting unit included significant judgments and assumptions relating to expected revenue growth and projected EBITDA margins. A decline in the expected revenue growth rate of 50 basis points or projected EBITDA margins of 50 basis points would not have resulted in an impairment of the Strategic Market reporting unit. See Note 10 – Intangible Assets Including Goodwill in the annual consolidated financial statements included elsewhere in this prospectus for further discussion.

Loss Contingencies

We are currently involved in various claims and legal proceedings. At least quarterly, we review the status of each significant matter and assess our potential financial exposure. If the potential loss from any claim or legal proceeding is considered probable and the amount can be reasonably estimated, we accrue a liability for the estimated loss. Significant judgment is required in both the determination of probability and the determination as to whether an exposure is reasonably estimable. Because of uncertainties related to these matters, accruals are based only on the best information available at the time. As additional information becomes available, we reassess the potential liability related to our pending claims and litigation and may revise our estimates. These revisions in the estimates of the potential liabilities could have a material impact on our results of operations and financial position.

Cybersecurity

While cybersecurity risk can never be completely eliminated, our approach draws on the depth and breadth of our global capabilities, both in terms of our offerings to clients and our internal approaches to risk management. In cooperation with partners, we offer commercial security solutions that deliver capabilities in areas such as identity and access management, data security, application security, network security and endpoint security. These solutions include pervasive encryption, threat intelligence, analytics, cognitive and artificial intelligence and forensic capabilities that analyze client security events, yielding insights about attacks, threats and vulnerabilities facing the client. We also offer professional consulting and technical services solutions for security from assessment and incident response to deployment and resource augmentation. In addition, we offer managed and outsourced security solutions from multiple security operations centers around the world. Finally, security is embedded in a multitude of our offerings through secure engineering and operations and by critical functions (e.g., encryption, access control) in servers, storage, software, services and other solutions.

From an enterprise perspective, we implement a multi-faceted risk-management approach based on the National Institute of Standards and Technology Cybersecurity Framework to identify and address cybersecurity risks. In addition, we have established policies and procedures that provide the foundation upon which our infrastructure and data are managed. We regularly assess and adjust our technical controls and methods to identify and mitigate emerging cybersecurity risks. We use a layered approach with overlapping controls to defend against cybersecurity attacks and threats on networks, end-user devices, servers, applications, data and cloud solutions. We also have threat intelligence and security monitoring programs, as well as a global incident response process to respond to cybersecurity threats and attacks. In addition, we utilize a combination of online training, educational tools, videos and other awareness initiatives to foster a culture of security awareness and responsibility among our workforce.

Quantitative and Qualitative Disclosures About Market Risk

Currency Rate Fluctuations

Changes in the relative values of non-U.S. currencies to the U.S. dollar affect our financial results and financial position. At December 31, 2021, currency changes resulted in assets and liabilities denominated in local currencies being translated into more dollars than at year-end 2020. During periods of sustained movements in currency, the marketplace and competition adjust to the changing rates. Large changes in currency exchange rates relative to our functional currencies could increase the costs of our services to customers relative to local competitors, thereby causing us to lose existing or potential customers. Currency movements impacted our year-to-year revenue growth. Based on the currency rate movements in 2021, total revenue decreased 4 percent as reported and

5 percent in constant currency versus 2020. For non-U.S. subsidiaries and branches that operate in U.S. dollars or whose economic environment is highly inflationary, translation adjustments are reflected in results of operations. Generally, we manage currency risk in these entities by linking prices and contracts to U.S. dollars.

Market Risk

In the normal course of business, our financial position is routinely subject to a variety of risks. In addition to the market risk associated with non-U.S. dollar denominated assets and liabilities, another example of risk is the collectability of accounts receivable. We regularly assess these risks and have established policies and business practices to protect against the adverse effects of these and other potential exposures. As a result, we do not anticipate any material losses from these risks.

To meet disclosure requirements, we perform a sensitivity analysis to determine the effects that market risk exposures may have on the fair values of our financial assets. The financial instruments that are included in the sensitivity analysis are comprised of our cash and cash equivalents and short-term and long-term debt.

To perform the sensitivity analysis, we assess the risk of loss in fair values from the effect of hypothetical changes in interest rates and currency exchange rates on market-sensitive instruments. The market values for interest and currency exchange risk are computed based on the present value of future cash flows as affected by the changes in rates that are attributable to the market risk being measured. The discount rates used for the present value computations were selected based on market interest and foreign currency exchange rates in effect at December 31, 2021 and 2020. The differences in this comparison are the hypothetical losses associated with each type of risk.

Information provided by the sensitivity analysis does not necessarily represent the actual changes in fair value that we would incur under normal market conditions because, due to practical limitations, all variables other than the specific market risk factor are held constant. In addition, the results of the model are constrained by the fact that certain items are specifically excluded from the analysis, while the financial instruments relating to the financing or hedging of those items are included by definition.

The results of the sensitivity analysis at December 31, 2021, 2020 and 2019 are as follows:

Interest Rate Risk

A hypothetical 10 percent adverse change in the levels of interest rates, with all other variables held constant, would result in a $21 million and a $2 million impact in the fair value of our financial instruments at December 31, 2021 and 2020, respectively. A hypothetical 10 percent adverse change in the levels of interest rates, with all other variables held constant, would result in an immaterial decrease in the fair value of our financial instruments at December 31, 2019.

Currency Exchange Rate Risk

A hypothetical 10 percent adverse change in the levels of currency exchange rates relative to the U.S. dollar, with all other variables held constant, would result in a $188 million and a $19 million impact in the fair value of our financial instruments at December 31, 2021 and 2020, respectively. A hypothetical 10 percent adverse change in the levels of foreign currency exchange rates relative to the U.S. dollar, with all other variables held constant, would result in an immaterial decrease in the fair value of our financial instruments at December 31, 2019.

BUSINESS

Our Company

Kyndryl Holdings, Inc. (“we,” “Kyndryl” or the “Company”) is a leading technology services company and the largest IT infrastructure services provider in the world, serving as a partner to more than 4,000 customers and with operations in over 60 countries. We have a long track record of helping enterprises navigate major technological changes, particularly by enabling our customers to focus on the core aspects of their businesses during these shifts while trusting us with their most critical systems. Our purpose is to design, build and manage secure and responsive private, public and multicloud environments to accelerate our customers’ digital transformations.

We provide engineering talent, operating paradigms and insights derived from our data around IT patterns. This enables us to deliver advisory, implementation and managed services at scale across technology infrastructures that allow our customers to de-risk and realize the full value of their digital transformations. We do this while embracing new technologies and solutions and continually expanding our skills and capabilities, as we help advance the vital systems that power progress for our customers. We deliver transformation and secure cloud services capabilities, insights and depth of expertise to modernize and manage IT environments based on our customers’ unique patterns of transformation at scale. We offer services across domains such as cloud services, core enterprise and zCloud services, applications, data and artificial intelligence services, digital workplace services, security and resiliency services and network and edge services as we continue to support our customers through technological change. Our services enable us to modernize and manage cloud and on-premise environments as “one” for our customers, enabling them to scale seamlessly.

To deliver these services, we rely on our team of skilled practitioners, consisting of approximately 90,000 professionals. Given that our large and diversified customer base operates in multiple industries and geographies, we utilize a flexible labor and delivery model with a balanced mix of global and local talent as needed to meet customer-specific needs, regulatory requirements and data protection and labor laws. Our employees leverage their deep engineering expertise and extensive experience operating complex and heterogeneous technology environments to drive service quality, intellectual property development and our long-term trusted customer relationships.

As described in “— Our Customers,” we have many customer relationships that are decades long, as we provide high-quality, mission-critical services that are core to operations with customers that represent the backbones of their respective industries. These customers entrust us to deliver the services they need and to manage their complex environments so that they can achieve their business objectives.

We partner with a broader ecosystem, including a wide range of hyperscale cloud providers, system integrators, independent software vendors and technology vendors from startups to market leaders. This enables us to serve our customers with the contemporary technology capabilities that best fit their needs and open new avenues for growth. This is all underpinned by our ability to integrate and operate mission-critical technology at scale using deep engineering expertise and intellectual property.

Our approach has enabled us to reach significant scale, with $18.7 billion in revenue for the year ended December 31, 2021. We are focused on driving revenue growth with sustainable margins by extending our leadership in the markets in which we operate while investing in our capabilities and expanding our high-value, next-generation services consistent with customer needs.

Kyndryl’s Spin-off

In October 2021, the Board of Directors of International Business Machines Corporation (“IBM” or “Parent”) approved the spin-off (the “Separation” or the “Spin-off”) of the infrastructure services unit (the “Kyndryl Businesses”) of its Global Technology Services (“GTS”) segment through the distribution of shares of Kyndryl’s common stock to IBM stockholders (the “Distribution”). In conjunction with the Distribution, Kyndryl underwent an internal reorganization following which it became the holder, directly or through its subsidiaries, of the Kyndryl Businesses. On November 3, 2021, the Separation was achieved through the Parent’s pro rata distribution of 80.1% of the shares of common stock of Kyndryl to holders of the Parent’s common stock as of the close of business on the record date of October 25, 2021. The Parent retained 19.9% of the shares of the Company’s common stock. The Parent’s stockholders of record received one share of the Company’s common stock for every five shares of the Parent’s common stock.

Our Industry and Market Opportunity

We participate in an industry that provides services for customers’ technology environments that power their businesses. These services span areas such as management of mission-critical systems across dedicated data centers and multiple clouds. As customers advance their digital transformations, they are looking for partners that understand their business objectives and unique digital journeys and have the skills to instrument and engineer the IT environments to enable their transformations. Our long-standing position as an informed and trusted partner, with decades-long relationships and leading capabilities, provides us with the knowledge and expertise to help existing and new customers realize their future.

The market for these services is large and dynamic. We estimate that these markets, which are a subset of the total IT services market, collectively represent a $415 billion opportunity in 2021, which we expect will grow on average 7% annually to $510 billion in 2024. Growth in this market is driven by services that are aligned to customers’ transformations, including public cloud managed services (expected compound annual growth of 11% from 2021 to 2024), data services (expected compound annual growth of 18% from 2021 to 2024), security services (expected compound annual growth of 12% from 2021 to 2024) intelligent automation services (expected compound annual growth of 27% from 2021 to 2024) and managed services for edge environments representing a smaller portion of the market (expected compound annual growth above 100% from 2021 to 2024).

Several trends underpin the growth of our market, including:

●	Greater demand for digital transformation services. Companies continue to digitally transform to deliver better customer experiences and compete more effectively, which drives the need for services to support modernization of IT within the enterprise. The COVID-19 global pandemic has accelerated this already pervasive trend, as organizations look to further their digital capabilities. International Data Corporation (“IDC”) estimates that approximately 65% of GDP will be digitized by 2022. While customers seek to transform, skills availability often represents a challenge, with lack of skills ranked as one of the top three impediments to transformation of the IT environment according to Technology Business Research, Inc.
●	Ongoing migration to the cloud. Companies continue to migrate workloads to the cloud, adopting new capabilities for flexibility, workload portability and management. Public cloud is an increasingly critical component of enterprise IT strategy. These transitions are often complex, with companies frequently seeking assistance from service providers. Gartner forecasts that by 2026, 90% of large organizations will have engaged external service providers to migrate applications to the cloud, an increase from 53% in 2020. The extension of public cloud services to multiple environments in different locations has given rise to distributed cloud and migration of workload to these infrastructures that have a greater fit for purpose.
●	Rapid data growth. As economies have evolved digitally, significantly increasing data volume, management of this data has become much more complex. IDC estimates that in 2021, enterprises created, captured and replicated 45.9 zettabytes of data. The challenge for many organizations is how to collect, harness and govern this data for insights that yield business results and realize data as a differentiator. In order to leverage advanced capabilities such as artificial intelligence and machine learning to enable their business use cases, enterprises need to address data privacy, compliance, security, multicloud data management and data governance across physical and virtual layers of the IT estate.
●	Increasing need for secure systems. As technology environments become increasingly complex and online, remote and distributed work environments persist, cybersecurity will remain of paramount importance as threats proliferate. Breaches in security can have severe, lasting financial and reputational consequences on businesses. In response, businesses continue to build out their cybersecurity efforts, using service providers to augment their capabilities. According to PwC’s 2021 CEO Survey, one-third of U.S. CEOs plan to increase investments in cybersecurity by double digits, with 47% of CEOs citing cyber threats as sources of extreme concern to growth prospects. Enterprises seek service providers that can deploy the expertise and resources needed to manage their growing cybersecurity needs with an efficient and comprehensive approach. Gartner estimates approximately 80% of organizations currently have 16 or more tools from different vendors in their cybersecurity portfolio, recognize vendor consolidation as an avenue for reduced costs and better security that addresses the complexity in their IT environments and are, therefore, interested in vendor consolidation strategies.

●	Accelerating pace of technological advancement. As companies adopt new technologies for improved business performance and innovation, they face a challenge in complexity to integrate these new technologies with their existing IT estates. As a result, the required skills, integration burden and cost in end-to-end operational management often increases. This drives adoption of new capabilities, such as automation, artificial intelligence and machine learning to ensure that the IT environment is well designed and orchestrated to effectively realize business objectives.

Our Services

We provide advisory, implementation and managed services in and across a range of technology domains to help our customers manage and modernize enterprise IT environments in support of their business and transformation objectives. Our services are differentiated based on our expertise and intellectual property and data around IT patterns across customers in the following domains:

●	Cloud Services: We design, build and provide managed services for our customers’ multicloud environments. We apply a mix of skilled practitioners, intelligent automation and modern service management principles of Site Reliability Engineering, AIOps, Infrastructure as Code and DevOps. We help enterprises optimize their use of hyperscale cloud providers in a unified environment, seamlessly integrating services delivered by independent software vendors (“ISVs”), large public cloud providers, internal platforms and other technologies (e.g., internet of things (“IoT”)).
●	Core Enterprise & zCloud Services: We establish and operate modern, dedicated technology infrastructure on behalf of enterprise customers to enable their current and future growth and profitability objectives. We support a range of enterprise infrastructure, including private clouds, mainframe environments, distributed computing, enterprise networks and storage environments.
●	Application, Data and Artificial Intelligence Services: We provide end-to-end enterprise data services, including data transformation, data architecture and management, data governance and compliance and data migration. We support chief digital officers and chief information officers (“CIOs”) in governing the vast quantities of enterprise data across internal and external sources to drive their digital strategies, transactions and business objectives, while maintaining security, ethical standards and compliance with country-specific data protection regulations (e.g., GDPR, HIPAA and PCI). We provide services to design, build, manage and automate the IT environments for enterprise applications as they migrate to the cloud. Our services help CIOs and chief technology officers unlock the full value of leading third-party enterprise resource planning systems (e.g., Oracle, SAP) and packaged applications through the use of AI and software-defined technologies.
●	Digital Workplace Services: Our digital workplace services provide the technology infrastructure, mobility, security and access solutions to support a global workforce that is constantly evolving. Our services include enterprise mobility solutions that provide users with the ability to work seamlessly across environments and locations.
●	Security & Resiliency Services: We provide comprehensive enterprise cybersecurity services for chief information security officers and chief risk officers, including insights, protection, detection, response and recovery to support the security of our client’s hybrid IT estate, data and operations. Concurrently, we provide resiliency services that include a mix of business continuity planning and cloud-based disaster recovery capabilities (composed of experts, digital tools and automation and failover environments). These services allow our customers to operate without issue or disruption in response to attacks, outages, natural disasters and geopolitical events.
●	Network Services & Edge: We provide network and edge services to help customers meet their technological and commercial requirements for connectivity and compute across their digital environments. Our strategy and assessment services help evaluate customers’ network needs for their multicloud environments, while our network transformation and managed services allow customers to realize benefits of the latest software-defined network technologies. We deliver these services with a proprietary framework and architecture coupled with proof of concepts to then implement and manage enterprise networks with the right economics.

Our Competitive Strengths

We are a recognized leader in many of the services we provide, as acknowledged by research analysts (e.g., Everest, Forrester, Gartner, IDC, NelsonHall and HfS Research). We are known for our technology integration and modernization expertise – designing, building and managing complex technology environments. Our worldwide and high-quality service delivery is underpinned by experienced and highly-trained practitioners that bring the best of our capabilities to our customers on a daily basis. Importantly, our culture of customer service excellence – especially in times of crisis, from COVID-19 to tsunamis, floods, cyber-attacks and power outages – carries on from our heritage through our people. Given our unique capabilities, scale, intellectual property and engineering talent, we are positioned to partner with enterprises for their future across a range of technologies, use cases and business strategies to help them maximize the return on their technology investments and digital transformations.

Our competitive strengths stem from our intellectual property and data around IT patterns, our mission-critical expertise and our broad ecosystem of partners:

●	We are a leader in technology services. We are the largest provider of IT infrastructure services and are recognized by research analysts as a leader in key service areas. We possess significant experience in virtually all industries, gained through collaboration with customers across over 30 years designing, building and managing operating environments for their IT systems. Our highly skilled workforce provides the expertise (e.g., approximately 13,000 Red Hat accreditations) to securely and reliably handle many of the most complex issues. In conjunction with our delivery capabilities (such as artificial intelligence that augments our people) and scale, we provide mission-critical services to a diversified customer base. We also have unique intellectual property applicable to IT environments, as reflected by our portfolio of approximately 3,000 patents.
●	We consistently deliver unsurpassed performance and reliability for complex environments. Our expert practitioners and talented engineers provide services through modern ways of working, including agile and design thinking. Additionally, our unique intellectual property and industry-leading technology platforms utilize contemporary approaches to IT operations to provide reliable and efficient solutions for each customer’s operating model. These capabilities allow us to execute with secure and compliant operating and delivery models at scale, driving high-quality performance and customer satisfaction. We realize high-quality performance across thousands of service-level agreements and consistently achieve world-class customer satisfaction and advocacy.
●	We deliver insights at scale, supported by unique automation capabilities and application of AI. Our ability to deliver superior outcomes for customers is driven by our capacity to leverage our data around IT patterns and insights, derived from multiple technology environments across customer engagements. We apply machine learning, combined with our practitioner expertise, to derive unique insights used to service customers, enhance our offerings and produce our next-generation services. For example, we are recognized leaders in the use of automation and operational AI in the delivery of our services, with over 6,000,000 automated actions per month, enabling greater quality and efficiency for us and our customers. Our operational AI approach and set of technologies, along with intellectual property that we apply and continually evolve, are leveraged to develop predictive actions to prevent issues before they arise.
●	We are a recognized leader in managed services for cloud and on-premise environments and services such as security and resiliency. We offer a range of high-value capabilities including cloud services and security & resiliency services, providing us with a sustainable competitive advantage when helping customers transform their technology environments. Our multicloud management capabilities are differentiated by our ability to deliver an integrated view of our customers’ diverse technology environments and to provide our services and solutions digitally. We offer integrated services between the cloud and on-premise environments.
●	We offer an integrated ecosystem to help customers adopt and run an increasingly heterogeneous set of technologies. As customers pursue multiple cloud-based technology partners, applications and capabilities, integration is increasingly critical for customers to manage and orchestrate the technology ecosystem required to run their businesses and achieve their broader objectives. We provide holistic services across thousands of diverse technologies, delivering end-to-end integration across public and private / on-premise cloud platforms and other full-stack technology solutions. We continue to enhance our ecosystem of partners, including large public cloud providers, application-oriented system integrators, independent software vendors and other players in the technology stack to provide leading technologies and capabilities for our customers. Our services and ecosystems enable us to offer leading services for all levels of customer environment complexity and integration.

Our Strategies

Our strategy is centered on our ability to build and enrich trusted relationships with customers and technology partners, differentiating through our proven ability to create and deploy scale-derived intellectual property, provide mission-critical expertise across industries and partner with a broad ecosystem for contemporary capabilities that best suit customers’ needs. We have a strong and long-standing foundation developed by governing and managing complex technology environments, including IBM (e.g., Red Hat and Cloud Paks) and third-party technologies (e.g., VMware, ServiceNow and Microsoft). We are extending these capabilities to an even broader ecosystem of technology providers, including new strategic relationships with Microsoft and Google Cloud announced in fourth quarter 2021, and are developing more services that are digitally consumable to expand accessibility to new customers and markets.

We have a long track record of running customers’ technology environments, enabling them to focus on the core aspects of their businesses. Given the nature of the work we do, we have a unique perspective on the operating paradigms that enable the high-quality technology environments which our customers have come to rely on for their most critical systems. This position enables us to meet customers where they are in their unique digital transformations, work alongside our customers to take them where they want to be and in turn enable them to realize the full, at-scale value of that journey. Underpinning all of this are our intellectual property, mission-critical expertise across industries and a broad ecosystem.

We benefit from our long-standing and deep relationship with IBM. We manage the largest installed base of IBM hardware and software products, including some of the most complex deployments.

Our focus is centered on the following strategic tenets:

●	Scale insights and intellectual property. We are investing to position ourselves at the forefront of developing and innovating the services and operating paradigms for the evolution and integration of mission-critical technology, further expanding our existing intellectual property in differentiated areas. Our depth of experience implementing and operating complex architectures across technology sets has yielded valuable experience and intellectual property that has defined the operating paradigm for much of the technology stack. We have approximately 3,000 patents that relate to various areas of running complex technology environments, including certain patents related to multi-cloud management, orchestration, integrated monitoring, issue triage and resolution and several other areas that enable quality of service. Our mission-critical expertise across all industries, augmented by our automation platforms that draw on our IP and data, is a key differentiator in managing complex technology environments.
●	Diverse ecosystem with freedom of action. As an independent entity, we have the freedom of action to develop a broad ecosystem of strategic partnerships with a wider set of technology and services companies. We are investing in an ecosystem of technology providers and corresponding skill-sets that are increasingly relevant as enterprises digitize and transform their business models, building on our existing base of certifications across many market-leading technologies. In parallel, we are extending our operating paradigms and governance and compliance models to this broader set of technologies to integrate and provide end-to-end capabilities for our customers as they digitize and evolve their environments.
●	Digitally consumable services models. Looking ahead, we see opportunity to further expand in areas where we can better serve customers through consumption models that allow them to experience our services digitally. These models will combine our platforms, our technology governance and our ecosystem with ease-of-use and scalability, tailored to the needs of specific customer segments such as middle-market enterprises.

To execute these strategies, our operating model reflects that of a services company, emphasizing customers and resulting in a flatter, faster and more focused company. We are pursuing an investment and co-investment strategy focused on building our team, developing aligned intellectual property and automation and broadening our ecosystem of partnerships.

Our Environmental, Social and Governance (“ESG”) strategy is at the heart of Kyndryl’s purpose to power human progress. We aim to create a sustainable and inclusive future by driving sustainable business practices and positive social impact at scale. As a newly independent company, Kyndryl is working to assess and establish its operational baseline across ESG dimensions.

Kyndryl expects to develop greenhouse gas (“GHG”) emissions targets and plans to recertify pursuant to the ISO certifications most relevant to Kyndryl, including the ISO 14001 standard. Beyond our environmental commitments, Kyndryl is focused on building a diverse workforce and an inclusive and equitable culture. With respect to governance matters, Kyndryl will also leverage industry best practices to govern its quality management system, processes and tools to ensure operations meet the standards of compliance and responsible business practices that clients and partners expect. We also maintain Business Conduct Guidelines for directors, executive officers and employees which summarize our policies addressing anti-harassment; anti-discrimination; retaliation prevention; physical and cybersecurity; confidentiality and data privacy; and prevention of fraud, waste and abuse.

Our Customers

Our customer relationships across all industries demonstrate the deep level of trust that we have earned and the role we play as a partner that provides technical expertise, insight and intellectual property to solve customer challenges. We are the trusted advisor and partner to more than 4,000 customers worldwide, in technology-intensive and often highly regulated environments, managing mission-critical technology environments across a wide range of industries. Our customers collectively represent:

●	In financial services, over 60% of the top 50 banks’ assets under management
●	In telecommunications, approximately half of the industry’s mobile connections worldwide
●	In retail, over 50% of the industry’s hypermarket sales
●	In automotive, approximately 45% of the industry’s production of passenger vehicles
●	In transportation, over 35% of total revenue passenger miles flown

Our revenues are concentrated in the industries mentioned above, but our revenues are diversified across a broad set of customers. In 2021, our top five customers accounted for approximately 9% of our revenue, with our largest customer representing approximately 2% of our revenue.

As companies engage in their digital journeys, they face a key impediment related to the skills and expertise needed to realize their transformations. This, in part, is brought on by the increasing complexity of enterprise environments, the incorporation of new technologies and the deployment of different operating models. While many companies have strengthened their technology teams, they have also encountered difficulties in sourcing the breadth of expertise needed for their environments and leveraged service providers to address their needs. Companies will benefit from selecting service providers that have greater insight into their environments and needs, which advantages partners with long-lasting customer relationships.

Through decades of collaboration with customers, we have developed deep relationships as we supported the technology environments that advanced their business agendas. Recent examples include:

Large-scale transformation to cloud: We partnered with a large, European financial institution to help it migrate from a predominantly on-premise, classic infrastructure environment to a cloud-based infrastructure, utilizing both private and public clouds. We provided the expertise and support to navigate this digital transformation while maintaining and improving quality of service as we moved over 1,000 applications. We also deployed a new Kubernetes container-based environment and management capabilities to increase workload portability and flexibility. This work enabled the customer’s platform to run with increased digital agility and efficiency, embedding strong data security within the new cloud-based infrastructure and providing alignment to the existing infrastructure environment. The customer’s transformation has brought business benefits, from new products and services that are brought to market faster, to an increase in sales through online channels.

Modernization of the technology environment: Based on a relationship spanning almost two decades, we partnered with a large European bank to help launch a 10-year transformational program to increase operational agility and efficiency by optimizing the customer’s critical infrastructure, reducing complexity, migrating to hybrid cloud and reducing operational costs. We reduced IT infrastructure complexity by redesigning critical infrastructure architecture, including networks, storage, virtualization and data backup for improved efficiency, enabled ‘scalable’ hybrid cloud by implementing and updating existing systems to a hybrid cloud solution supported by Red Hat and transformed legacy IT services by modernizing tools and the operating model for deployment of IT services. The customer will benefit from modern IT infrastructure including cloud and mainframes that supports their core banking services and treasury functions.

Digital transformation across the enterprise: We collaborated with a large material sciences company in North America to support their mission-critical IT infrastructure globally, providing integrated management for environments that include hybrid cloud infrastructure, network, security and end-user services. As the COVID-19 pandemic impacted the operations of many companies, we worked with our customer to help move more than 40,000 employees to a remote model while maintaining critical operations in production facilities without disruption. Building on our 16-year history of collaboration, we are working to accelerate their digital transformation. We are helping our customer build foundational capabilities for their digital journey, powered by data, analytics and artificial intelligence and machine learning integrated into core business processes and connected through a flexible and secure network. This will support our customer’s ability to fully exploit digital technologies and realize business benefit.

Digitization for flexibility: Our customer, a large Japanese transportation company, was engaged in a technology-driven transformation to establish a flexible IT environment using hybrid cloud that evolves with changing business needs. We worked with the customer to build an integrated private and public cloud with the same virtualization architecture and a management capability that unifies operations and evolves with the business. Through our collaboration, we created an integrated infrastructure to meet our customer’s current and future needs by modernizing its on-premise, off-premise and network environments as well as its management platform. We deployed software-defined networks across the environment and automation to realize improved quality and business continuity. Our work helps support our customer’s efforts to become one of the most valued and preferred transportation companies in the world.

An important part of our services involve supporting our customers during times of crisis, including global disruptions. For instance, during the COVID-19 pandemic, our business continuity plans mitigated all COVID-driven outages in the height of the pandemic, providing peace-of-mind to our customers and giving them the confidence to focus on their core businesses. We ensured that our customers had the data and IT services needed to migrate operations to a work-from-home environment. Our response also demonstrated the resilience of our delivery model, as most of our professionals moved to work-from-home without impact to customer service.

Sales and Marketing

Our customer engagement and brand positioning is focused on deepening our existing customer relationships, attracting and winning new customers and creating an ecosystem built on go-to-market relationships with leading cloud and other technology providers, advisors and integrators to offer best-in-class advisory, implementation and managed services tailored to each existing and new customer’s environment and requirements.

Customer-centric account approach. We have dedicated account coverage teams within our global operating structure. The teams leverage our intellectual capital and tools underpinned by insights and proven practices derived from operating at scale. Senior account leaders orchestrate the teams and have end-to-end accountability from sale to delivery for managed services customers. They tailor the full suite of our services to customers’ needs to deliver value and business outcomes across a wide range of technology environments. Account leaders are supported by dedicated, multi-disciplinary technical sales and delivery teams, as well as by shared services teams, to support an effective and efficient engagement. This account coverage model ensures consistent and reliable delivery of services for our existing relationships over the lifetime of current and renewal contracts. In addition, the model supports the potential expansion of existing relationships based on our deep industry perspective and expertise and knowledge of customers’ unique needs. Finally, this account-based model seeks to build and expand existing relationships with line-of-business buyers, as they have become critical decision makers working alongside our customers.

Customer growth and new customer acquisition. In line with our customer-centric approach, we are focused on co-creating and innovating with customers to advance and deepen our relationships. We leverage our broad base of expertise, capabilities and partners to prototype, test and develop innovative solutions across various approaches and technologies. Additionally, we offer bespoke project capabilities in advisory, implementation and transformation services to help customers enhance and evolve their technology environments. We deploy our talent, thought leadership, proven practices, intellectual capital and partnership ecosystem as part of our project engagements to mature them into longer-tail managed services opportunities. In addition, we attract and develop new customers across the globe via account-based marketing, insights derived from operating at scale and direct sales teams with years of sector-specific experience and proven practices to generate unique insights for customers. As we gain new customers, we apply our account coverage model to expand our relationships and footprint over time.

Partnership and alliance ecosystem. While we maintain a large and strong partnership with IBM, we are continuing to enhance and develop strategic partnerships with companies in the ecosystems most relevant to our customers’ digital transformations. This includes building new routes to market across these ecosystems to serve as a multiplier enabling us to expand business via partners such as: public cloud providers, ISVs, technology providers (ranging from established, scaled players to growth-stage start-ups), system integrators, business consulting firms and business services providers. These relationships bring value to our customers through broader access to best-in-class solutions that are tailored for their unique technology environments and digital journeys. We announced several partnerships in the fourth quarter of 2021, including with Microsoft, Google, SAP and VMware, that accelerate broader market participation, joint solution development and investment in skills and certification enhancements for Kyndryl. We have established dedicated teams to support our key alliance partners and will continue to co-create and co-market with them to deliver value to our mutual customers, driving differentiation in the market with industry leading technology and Kyndryl services.

Our Competition

We compete in a market for technology services along with many other providers, ranging from small, highly specialized companies that serve a limited number of customers to large, multi-service enterprises with many clients. These service providers include incumbents that have expanded their offerings to migration and management of cloud-based environments; companies that utilize labor-based models and leverage talent pools primarily in lower-cost countries that have grown to offer a broad range of services with a worldwide presence; and advisory-focused system integrators specializing in bringing together disparate technology environments so that they function as one. Many of these companies offer a mix of advisory, implementation and managed services across infrastructure, application and business processes. Examples include Atos, DXC, Fujitsu, Infosys, Rackspace, Tata Consultancy Services and Wipro, among others.

The basis of competition involves multiple factors, with key elements including quality of service, technical skills and capabilities, industry knowledge and experience, financial value, ability to innovate, intellectual property and methods, contracting flexibility and speed of execution. Long-standing partnerships and knowledge of the customers’ technology environment often enable service providers to better address requirements and future needs. Our decades-long collaboration with customers provides us with the insights to realize distinctive performance that supports their digital transformation. We deliver unique value by providing intellectual property derived from insights at scale, deploying mission-critical expertise and leveraging a broad ecosystem – while building and strengthening partnerships to enhance the customer experience.

We position ourselves uniquely, leveraging a core strength in governance and management of complex IT infrastructure environments, delivered through a global footprint. Our services support customers’ digital transformations, as we help accelerate their journeys by providing instrumented and engineered technology environments. We offer choice with consistency through an operating paradigm and management model built from our experiences with complex technologies. These capabilities uniquely position us as both a leading partner and competitor within the same market.

Intellectual Property

We are committed to developing leading-edge ideas and technologies and see innovation as a source of competitive advantage. We have approximately 3,000 patents that are related to our business model. A key pillar of our strategy is continuing to invest in knowledge and intellectual property to support extending our services to a broader ecosystem of technology providers and customer challenges and solutions. Our decades of experiences working with our customers has generated operational insights, creating intellectual property that we leverage for the benefit of our customers and deploy at scale. We rely on intellectual property protections in the countries in which we operate, along with contractual restrictions, to establish and protect our offerings and services and other applicable rights. In addition, we license third-party software along with other technologies that are used in the provision of or incorporated into some elements of our services. We possess a significant intellectual property portfolio, which we believe is important to our success. However, we believe our business as a whole is not materially dependent on any particular intellectual property right or any particular group of patents, trademarks, copyrights or licenses.

Additionally, we own or have rights to various trademarks, logos, service marks and trade names that are used in the operation of our business. We also own or have the rights to copyrights that protect the content of our products and other proprietary materials.

Human Capital Resources

Employees

As of December 31, 2021, we had approximately 90,000 employees in more than 60 countries. Approximately 92% of our employees work outside the U.S., with workforce hubs in India, Poland, Brazil, Japan, Czech Republic and Hungary.

Our people advance the vital systems that power human progress. Our global workforce is highly skilled, reflective of the work we do for our customers’ digital transformations and in support of their mission-critical operations. Our industry experts are also always continuously learning. Over the past five years, we earned more than 245,000 badges through our learning platform in strategic skills, including cloud, AI, analytics, design thinking, quantum and security. At Kyndryl, we are:

●	A purpose-led culture, focused on inspiring our dedicated people to advance what’s possible for our customers
●	A business where our people are our business. We want empowered employees who keep learning, thriving and creating
●	Inclusive and open. This starts with a diverse and empathetic workforce that listens and learns at every step
●	Fostering an environment that supports new ways of working, accelerated career progression and the chance to work with the most interesting technology systems
●	Promoting innovation at every turn – in our open and transparent leadership, in our purpose and in our shared values built around a commitment to advancing what’s next for ourselves and our customers

Our people are at the center of designing, building and managing the technology environments that the world depends on every day. We will continue to invest in our teams to be at the heart of technological change for our customers.

Talent and Culture

Our business is our people, and our talent strategy revolves around our ability to best serve our customers through ongoing investment in talent and skill development. We attract, develop and retain talent in a dynamic and competitive environment. We are focused on optimizing the employee experience at Kyndryl through:

●	Attracting: We create technical careers of the future through increased skill development to meet and exceed new market demands
●	Developing: We align our people’s goals with our customers’, promoting acquisition of critical skills on an individual level and continuous learning
●	Retaining: We retain talent through increased career mobility, internal upskilling, reskilling opportunities and promotions

We are committed to building the technical careers of the future and have made investments in training and skills to ensure our people are relevant, experienced and technically positioned to serve our customers on their most complex challenges. We continue to expand our certifications and accreditations each year through consistent investment in skill development around emerging technologies and key areas for growth.

We offer comprehensive market-competitive rewards and benefits programs including health benefits, mental health support and Employee Assistance Plans, retirement savings benefits, paid time off and recognition programs, among others.

Inclusion, Diversity and Equity (“ID&E”)

We empower Kyndryls to embed ID&E throughout our business to engender a diverse workforce and inclusive, equitable culture that delivers exceptional service for our customers and advances the vital systems that power human progress.

We will uphold and build upon a strong history of inclusion, diversity and equity. Key diversity and inclusion objectives are:

●	Connected and inclusive culture: Drive a culture where employees feel a sense of inclusion and belonging
●	Diverse and representative teams: Attract, develop and retain diverse talent across levels and geographies
●	Embedding ID&E within business and operations: Embedding ID&E in every part of our business
●	Community engagement and advocacy: Cultivate opportunity and promote equity for under-served communities

Health, Safety and Well-Being

We have a clear commitment to the health, safety and well-being of our employees. We have an experienced Health and Safety team comprised of medical doctors, nurses, industrial hygiene, safety and workforce health experts. This team has implemented a health and safety management system that ensures compliance with all local health and safety regulations, minimizes workplace health and safety risks and provides for safe and healthy workplaces so our employees can do their best work.

Throughout the COVID-19 pandemic, our priority has continued to be the health and safety of employees, customers and partners, while supporting our customers’ operations. We have a comprehensive, global pandemic management plan that is regularly updated to reflect the changing environment of workplace health and safety. Our employees are supported with access to our Health and Safety team, education, timely updates and forums to ask questions and raise concerns. Additionally, we have continued to focus on mental health and supporting our employees through different phases of the pandemic.

Properties

As of December 31, 2021, we owned or leased approximately 27.5 million square feet of space worldwide, a summary of which is provided below. We believe that our existing properties are in good condition and are suitable for the conduct of our business.

	U.S.		Japan		Principal Markets		Strategic Markets		Total
	Number of	Square Feet	Number of	Square Feet	Number of	Square Feet	Number of	Square Feet	Number of	Square Feet
	Locations	(in millions)	Locations	(in millions)	Locations	(in millions)	Locations	(in millions)	Locations	(in millions)
Leased	28	5.2	52	1.5	144	10.0	148	5.9	372	22.7
Owned	3	3.1	—	—	8	0.9	4	0.8	15	4.7
Total	31	8.3	52	1.5	152	10.8	152	6.7	387	27.4

Our principal executive offices, including our global headquarters, are located at New York, New York. We believe that our facilities are sufficient for our current needs.

Legal Proceedings

Refer to Note 13 Commitments and Contingencies to the audited consolidated financial statements and Note 10 Commitments and Contingencies to the unaudited consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT

Set forth below is certain information regarding each of our current directors and executive officers as of May 31, 2022.

Name	Age	Position
Martin Schroeter	57	Chief Executive Officer and Chairman of the Board
David Wyshner	55	Chief Financial Officer
Elly Keinan	57	Group President
Maryjo Charbonnier	52	Chief Human Resources Officer
Edward Sebold	57	General Counsel and Secretary
Vineet Khurana	49	Controller
Dominic J. Caruso	64	Director
John D. Harris II	61	Director
Stephen A. M. Hester	61	Director
Shirley Ann Jackson	75	Director
Janina Kugel	52	Director
Denis Machuel	58	Director
Rahul N. Merchant	65	Director
Jana Schreuder	63	Director
Howard I. Ungerleider	53	Director

The following are brief biographies describing the backgrounds of our executive officers and directors.

Martin Schroeter. Mr. Schroeter was appointed our first Chief Executive Officer in January 2021 and was appointed as Chairman of the Board in October 2021 in connection with the Spin-off. Previously, Mr. Schroeter served in a variety of business line and finance executive positions at IBM including Senior Vice President of Global Markets from 2018 until 2020, responsible for IBM’s global sales, customer relationships and satisfaction and worldwide geographic operations and overseeing IBM’s marketing and communication functions and building IBM’s brand and reputation globally, and Senior Vice President and Chief Financial Officer from 2014 until 2017, leading IBM’s finance function. Earlier in his career, Mr. Schroeter served as General Manager of IBM global financing, managing a total asset base in excess of $37 billion, and had served numerous roles in Japan, the United States and Australia. Previously, Mr. Schroeter served as a director of the American Australian Association. Mr. Schroeter received his MBA from Carnegie Mellon University and his undergraduate degree from Temple University. Mr. Schroeter’s global business and leadership experience and financial expertise make him a well-qualified addition to our Board.

David Wyshner. Mr. Wyshner was appointed our Chief Financial Officer in September 2021. From March 2020 until his appointment as our Chief Financial Officer, Mr. Wyshner served as the Chief Financial Officer at XPO Logistics, Inc., where he led all financial functions for the global transportation and contract logistics company that manages supply chains for customers worldwide. Prior to that, Mr. Wyshner served as the Chief Financial Officer at Wyndham Hotels & Resorts, Inc. from May 2018 to December 2019, and as its senior advisor from December 2019 to March 2020. He served as Executive Vice President and Chief Financial Officer of Wyndham Worldwide Corporation, from which Wyndham Hotels was spun-off, from August 2017 to May 2018. From August 2006 to June 2017, Mr. Wyshner served as the Chief Financial Officer of Avis Budget Group and also served as Avis Budget Group’s president from January 2016 to June 2017. Mr. Wyshner received his MBA from the Wharton School of the University of Pennsylvania and his bachelor’s degree from Yale University.

Elly Keinan. Mr. Keinan was appointed our Group President in March 2021. Since September 2020, Mr. Keinan serves as a venture partner at Pitango Venture Capital, Israel’s leading venture capital group, focused on scaling the success of growth stage technology companies. Since September 2020, Mr. Keinan serves as an Advisor at Sumitomo Corporation. Prior to that, Mr. Keinan served a variety of executive roles at IBM from July 1987 to June 2020, including General Manager of IBM North America and Chairman of IBM Japan, and held top leadership roles in Latin America and Europe. Mr. Keinan currently serves on the boards of Cellebrite, Ottopia and United Way of New York City. Mr. Keinan received his MBA from University of Miami Herbert Business School and his Bachelor of Science in Computer Science and Electrical Engineering from Rensselaer Polytechnic Institute.

Maryjo Charbonnier. Ms. Charbonnier was appointed our Chief Human Resources Officer in July 2021. From January 2015 until her appointment, Ms. Charbonnier served as the Chief Human Resources Officer at Wolters Kluwer, where she was responsible for the design and implementation of all human resources strategies, policies and processes. Prior to that,

Ms. Charbonnier served as the Chief Human Resources Officer at Broadridge Financial Solutions from August 2008 to December 2014. From August 1995 to August 2008, Ms. Charbonnier was an HR executive in a variety of leadership roles at PepsiCo, including Vice President for Talent Sustainability for PepsiCo Foods Americas. Ms. Charbonnier received her MBA from Southern Methodist University and her undergraduate degree from Catholic University.

Edward Sebold. Mr. Sebold was appointed our General Counsel and Secretary in October 2021 in connection with the Spin-off. From March 2012 until his appointment as our General Counsel, Mr. Sebold served as Assistant General Counsel at IBM, leading several global legal functions at IBM, including teams that worked with services, IBM’s Watson Health, litigation and mergers and acquisitions. Prior to joining IBM in 2012, Mr. Sebold was a partner at Jones Day in the firm’s Cleveland and Houston offices. Mr. Sebold serves on the board of the Pro Bono Partnership. Mr. Sebold received his JD from University of Michigan and his undergraduate degree from John Carroll University.

Vineet Khurana. Mr. Khurana was appointed our Controller in May 2021. From July 2020 until May 2021, Mr. Khurana served as Vice President of Finance of IBM’s Global Business Services. Prior to assuming this role, Mr. Khurana was the Vice President of Finance of IBM Europe, Middle East and Africa from March 2018 through July 2020 and the Vice President of Finance of IBM United Kingdom and Ireland from July 2016 until March 2018. Earlier in his IBM tenure, Mr. Khurana has held roles of increasing responsibility spanning financial strategy and IBM’s Global Financing division. Mr. Khurana also serves as an External Governor and a member of the Infrastructure and Finance committee of the University of Portsmouth, United Kingdom. Mr. Khurana received his MBA from University of Warwick and his undergraduate degree from Manipal Institute of Technology.

Dominic J. Caruso. Mr. Caruso was elected to our Board in October 2021 in connection with the Spin-off. Mr. Caruso served as the Executive Vice President and Chief Financial Officer of Johnson & Johnson from 2007 until his retirement in 2018. Earlier in his career, Mr. Caruso served Centocor, Inc. as Vice President, Finance and Chief Financial Officer from 1994 to 1998, and as Senior Vice President and Chief Financial Officer from 1998 until the acquisition of Centocor by Johnson & Johnson in 1999. Mr. Caruso then joined Johnson & Johnson and served in various executive positions until his appointment as the Executive Vice President and Chief Financial Officer in 2007. Mr. Caruso is a director of McKesson Corporation. Mr. Caruso previously served as the Co-Chair of the U.S. Chamber of Commerce Global Initiative on Health and the Economy and currently serves on the Board of Trustees of The Children’s Hospital of Philadelphia and the Cystic Fibrosis Foundation. Mr. Caruso received his BS from Drexel University. Mr. Caruso’s global business experience and financial expertise make him a well-qualified member of our Board.

John D. Harris II.  Mr. Harris was elected to our Board in October 2021 in connection with the Spin-off. Mr. Harris served as Chief Executive Officer of Raytheon International Inc. from 2013 until 2020. Mr. Harris also served as Vice President of Business Development for Raytheon Company during his tenure. Mr. Harris joined Raytheon in 1983 and held positions of increasing responsibility, including Vice President of Operations and Contracts for Raytheon’s former electronic systems business, Vice President of Contracts for the company’s government and defense businesses until 2003, and Vice President of Contracts and Supply Chain for Raytheon Company until 2010, when he was named president of the Raytheon Technical Services Company, a role he served until 2013. Mr. Harris served on the Radio Technical Commission for Aeronautics NextGen Advisory Committee of the U.S. Department of Transportation, the National Advisory Council on Minority Business Enterprise with the U.S. Department of Commerce and the Association of the United States Army’s Council of Trustees. Mr. Harris serves as a board member for Cisco Systems Inc. and Flex Ltd. He received his undergraduate degree from Boston University. Mr. Harris’ global business experience and technology, digital and cybersecurity expertise make him a well-qualified member of our Board.

Stephen A. M. Hester. Mr. Hester was elected to our Board in October 2021 in connection with the Spin-off. Mr. Hester currently serves as Chairman of easyJet plc and Vice Chairman and Chair Designate of Nordea Bank Abp. Mr. Hester served as Chief Executive Officer of RSA Insurance Group from 2014 until his retirement in June 2021. Prior to joining RSA, he was Group Chief Executive of Royal Bank of Scotland from 2008 to 2013, Chief Executive of British Land plc from 2004 to 2008, and Chief Operating Officer and Chief Financial Officer of Abbey National plc from 2002 to 2004. Mr. Hester began his career at Credit Suisse First Boston in 1982 and held positions of increasing responsibility including Chief Financial Officer and Global Head of the Fixed Income Division. Additionally, during the past five years, he served as a senior independent director of Centrica plc. Mr. Hester was formerly a director of the Royal Bank of Scotland, Northern Rock and Abbey National plc. Mr. Hester received his undergraduate degree from Oxford University. Mr. Hester’s global business experience and financial expertise make him a well-qualified member of our Board.

Shirley Ann Jackson. Dr. Jackson was elected to our Board in October 2021 in connection with the Spin-off. Since 1999, Dr. Jackson has served as the President of Rensselaer Polytechnic Institute. From 1995 until she assumed her current position, Dr. Jackson was the Chairwoman of the U.S. Nuclear Regulatory Commission. From 1991 to 1995 Dr. Jackson served as a consultant to the former AT&T Bell Laboratories and was also a professor of theoretical physics at Rutgers University. Prior to such roles, Dr. Jackson was a theoretical physicist at the former AT&T Bell Laboratories from 1976 to 1991. Dr. Jackson is a member of the United States Secretary of Energy Advisory Board, the Defense Science Board and the International Security Advisory Board to the United States Secretary of State. She has been Co-Chair of the President’s Intelligence Advisory Board, a member of the International Security Advisory Board to the United States Secretary of State and the Secretary of Energy Advisory Board. Dr. Jackson is a fellow of the Royal Academy of Engineering (U.K.), the American Academy of Arts and Sciences, the American Association for the Advancement of Science and the American Physical Society. She is a member of the U.S. National Academy of Engineering and the American Philosophical Society. Dr. Jackson is a recipient of the National Medal of Science, the highest award in science and engineering awarded by the U.S. Government. Dr. Jackson is a member of the Council on Foreign Relations. She is a Regent Emerita and former Vice-Chair of the Board of Regents of the Smithsonian Institution, a past president of the American Association for the Advancement of Sciences, and an honorary trustee of the Brookings Institution. Dr. Jackson is a director of FedEx Corporation. Additionally, during the past five years, she served as a director of Public Service Enterprise Group Incorporated and IBM. Dr. Jackson received her PhD and BS degrees from MIT. Dr. Jackson’s extensive leadership and technology experience make her a well-qualified member of our Board.

Janina Kugel. Ms. Kugel was elected to our Board in October 2021 in connection with the Spin-off. Ms. Kugel served as the Chief Human Resources Officer and member of the Managing Board of Siemens AG from 2015 until 2020. Ms. Kugel joined Siemens AG in 2001 as Vice President of Group Strategy in the Communications sector and in 2005, was appointed Director of Global Commercial Excellence before becoming Director of Human Resources in 2009. Ms. Kugel joined Osram in 2012, where she served as the Chief Human Resources Officer until 2013, when she was appointed Corporate Vice President of Human Resources and Chief Diversity Officer at Siemens AG. Ms. Kugel serves on the Board of Konecranes plc, TUI AG and Thinkproject GmbH and is a member of the supervisory board of the German Pension Benefit Guaranty Association (Pensions-Sicherungs-Verein) and the Co-Chair of the Digital Council of the Confederation of German Employers’ Associations (Bundesvereinigung der Deutschen Arbeitgeberverbände). Ms. Kugel is also a member of the International Advisory Board of the IESE Business School in Spain and, the University Council of the Technical University of Munich. Since 2020, Ms. Kugel has served as senior advisor to EQT, AB Group and Boston Consulting Group, Inc. Ms. Kugel is also a member of the Board of Trustees of Deutsche AIDS Stiftung (German AIDS Foundation). She received her MS from the Johannes Gutenberg University Mainz. Ms. Kugel’s global business experience and government service make her a well-qualified member of our Board.

Denis Machuel. Mr. Machuel was elected to our Board in October 2021 in connection with the Spin-off. Mr. Machuel joined The Adecco Group in June 2022 and, effective July 1, 2022, will lead the company as its Chief Executive Officer. From 2018 to 2021, Mr. Machuel served as Chief Executive Officer of Sodexo S.A. Mr. Machuel joined Sodexo in 2007 as the Managing Director of Benefits and Rewards Services for Central and Eastern Europe. In 2012, he became Chief Executive Officer of Sodexo benefits and rewards worldwide. Mr. Machuel joined the Sodexo Group Executive Committee in 2014, and from 2015 until 2018, served as Group Chief Digital Officer and from 2017 until 2018, served as Deputy Chief Executive Officer of Sodexo. Additionally, between 2016 and 2017, Mr. Machuel served as Chief Executive Officer of Personal and Home Services at Sodexo. Mr. Machuel has also been a member of the G7 Business for Inclusive Growth Coalition and the Consumer Goods Forum. Mr. Machuel received his MS from Texas A&M University and his undergraduate degree from ENSIMAG College of Engineering. Mr. Machuel’s global business experience and technology and digital expertise make him a well-qualified member of our Board.

Rahul N. Merchant. Mr. Merchant was elected to our Board in October 2021 in connection with the Spin-off. Mr. Merchant served as a Senior Executive Vice President at TIAA from 2015 until his retirement in April 2022. While at TIAA, Mr. Merchant led a variety of organizations including Chief Information Officer, Client Services, and Digital Transformation. Prior to serving in this role, Mr. Merchant served as citywide Chief Information and Innovation Officer for the City of New York from 2012 until 2014. From 2006 until 2009, Mr. Merchant served as Executive Vice President, Chief Information and Operations Officer and member of the Executive Committee at the Federal National Mortgage Association (Fannie Mae), and Senior Vice President, Chief Information Officer and Chief Technology Officer at Merrill Lynch, Pierce, Fenner & Smith Incorporated from 2000 until 2006. Mr. Merchant also serves as a director for Juniper Networks, Inc. Mr. Merchant received his MBA from Temple University, his MS from Memphis State University and his BS from Bombay University. Mr. Merchant’s global business and technology experience make him a well-qualified member of our Board.

Jana Schreuder. Ms. Schreuder was elected to our Board in October 2021 in connection with the Spin-off. Ms. Schreuder served as Executive Vice President and Chief Operating Officer of Northern Trust Corporation from 2014 until she retired from that role in 2018. Ms. Schreuder joined Northern Trust in 1980 and during her tenure held multiple roles as a member of the management team, including service as Chief Risk Officer from 2005 to 2006, President of Operations and Technology from 2006 to 2011, and

President of Wealth Management from 2011 to 2014. Ms. Schreuder is a member of the Global Governance and Membership Committee of Women Corporate Directors. Ms. Schreuder currently sits on the boards of Blucora, Inc. and The Bank of N.T. Butterfield & Son Limited. Additionally, during the past five years, she served as a director of LifePoint Health Inc. Ms. Schreuder received her MBA from Northwestern University and her BA from Southern Methodist University. Ms. Schreuder’s technology, digital and cybersecurity expertise make her a well-qualified member of our Board.

Howard I. Ungerleider. Mr. Ungerleider was elected to our Board in October 2021 in connection with the Spin-off. Mr. Ungerleider has served as President and Chief Financial Officer of Dow Inc. since April 2019. In 1990, he joined The Dow Chemical Company and subsequently held various positions, including Chief Financial Officer from 2014 to 2015. In 2016, he was appointed Chief Financial Officer of DowDuPont effective upon the merger of The Dow Chemical Company and E.I. du Pont de Nemours and Company. Mr. Ungerleider served in this role from 2017 until April of 2019, when Dow Inc. separated from DowDuPont. Mr. Ungerleider is Chairman of the Dow Company Foundation and serves on the board of directors of FCLTGlobal, the Michigan Israel Business Bridge and the Rollin M. Gerstacker Foundation. Mr. Ungerleider is also Chair of the Business Leaders for Michigan business roundtable and the Michigan Climate Executive Advisory Group. Additionally, during the past five years, he served as a director of Wolverine Bancorp, Inc. Mr. Ungerleider received his MBA from UCLA and his BBA from The University of Texas at Austin. Mr. Ungerleider’s global business and leadership experience and financial expertise make him a well-qualified member of our Board.

Our Board of Directors

Our Board of Directors (our “Board”) consists of ten members. Until the conclusion of the 2027 annual meeting, our Board will be divided into three classes, with each class consisting, as nearly as may be possible, of one-third of the total number of directors. The directors designated as Class I directors have terms expiring at the annual meeting of stockholders in 2022. The directors designated as Class II directors have terms expiring at the annual meeting of stockholders in 2023 and the directors designated as Class III directors have terms expiring at the annual meeting of stockholders in 2024. Any director elected at the 2022, 2023 or 2024 annual meeting will belong to the class whose term expires at such annual meeting and will hold office for a three-year term until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Ms. Kugel, Mr. Machuel and Mr. Merchant serve as Class I directors. Mr. Harris, Ms. Schreuder and Mr. Ungerleider serve as Class II directors. Mr. Caruso, Mr. Hester, Dr. Jackson and Mr. Schroeter serve as Class III directors.

Beginning at the 2025 annual meeting and at each annual meeting thereafter, all of our directors up for election at such meeting will be elected annually and will hold office until the next annual meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. Effective as of the conclusion of the 2027 annual meeting, our Board will therefore no longer be divided into three classes. Before our Board is declassified, it would take at least two elections of directors for any individual or group to gain control of our Board. Accordingly, while the classified board is in effect, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to control us. This temporary classified Board structure is intended to provide better continuity of leadership during Kyndryl’s first years of operation as an independent, publicly held business, versus annually elected directors.

Audit Committee

The Audit Committee is responsible for overseeing reports of our financial results, audit reporting, internal controls, and adherence to our code of ethics and compliance with applicable laws and regulations. Concurrent with that responsibility, as set out more fully in the Audit Committee’s charter, the Audit Committee has other key responsibilities, including:

●	selecting the independent registered public accounting firm, approving all related fees and compensation, overseeing such firm’s work, and reviewing its selection with the Board;
●	preapproving the proposed services to be provided by the independent registered public accounting firm annually;
●	reviewing the procedures of the independent registered public accounting firm to ensure its independence and other qualifications for the services performed for us;
●	reviewing any significant changes in accounting principles or developments in accounting practices and the effects of those changes on our financial reporting;

●	assessing the effectiveness of our internal audit function and overseeing the adequacy of internal controls, key controls and processes in specific areas, including cybersecurity, and enterprise risk management processes; and
●	meeting with management prior to each quarterly earnings release and periodically to discuss the appropriate approach to earnings press releases and the type of financial information and earnings guidance to be provided to analysts and rating agencies.

Our Audit Committee consists of Mr. Caruso, Mr. Machuel and Mr. Merchant, with Mr. Caruso serving as chair.

Compensation Committee

The Compensation Committee has responsibility for defining and articulating our overall executive compensation philosophy and key compensation policies as well as administering and approving all elements of compensation for corporate officers. Concurrent with that responsibility, as set out more fully in the Compensation Committee charter, the Compensation Committee has other key responsibilities, including:

●	reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating performance in light of those goals and objectives and, together with the other independent directors, determining and approving the Chief Executive Officer’s compensation based on this evaluation;
●	administering and approving all elements of compensation for corporate officers designated from time to time by the Committee;
●	reviewing our management resources programs, including our human capital management and diversity and inclusion practices, and recommending qualified candidates for election as officers;
●	approving, by direct action or through delegation, participation in and all awards, grants, and related actions under our equity plans; and
●	monitoring compliance with stock ownership and clawback guidelines.

Our Compensation Committee consists of Ms. Kugel, Ms. Schreuder and Mr. Ungerleider, with Ms. Schreuder serving as chair.

Nominating and Governance Committee

The Nominating and Governance Committee is devoted to the continuing review, definition and articulation of our governance structure and practices. Concurrent with that responsibility, as set out more fully in the Nominating and Governance Committee Charter, the Nominating and Governance Committee has other key responsibilities, including:

●	leading the search for qualified individuals for election as our directors based on candidates’ business or professional experience, the diversity of their background, including gender and ethnic diversity, and their talents and perspectives, reviewing and assessing the independence of each director nominee, and planning for future Board and Committee refreshment actions;
●	advising on all matters concerning directorship practices, and on the function, composition and duties of the committees of the Board;
●	reviewing and assessing the independence of all of our non-management directors annually and assessing transactions with related persons; developing and making recommendations to the Board regarding a set of corporate governance guidelines; reviewing our non-management director compensation practices;
●	reviewing our position and practices on significant corporate public responsibility and ESG issues;

●	recommending to the Board a process for the Board’s and each Committee’s annual self-evaluation; and
●	reviewing and considering stockholder proposals.

Our Nominating and Governance Committee consists of Mr. Harris, Mr. Hester and Dr. Jackson, with Mr. Hester serving as chair.

Business Conduct Guidelines

Our Business Conduct Guidelines are applicable to all of our directors, officers and employees, including our Chairman and Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Our Business Conduct Guidelines set forth our policies and expectations on a number of topics, including conflicts of interest, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. Our Business Conduct Guidelines also satisfy the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Business Conduct Guidelines may be found on our website at www.kyndryl.com under Investors: Governance: Governance Documents: Business Conduct Guidelines.

To the extent applicable, we will disclose within four business days any substantive changes in, or waivers of, the Business Conduct Guidelines granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the required disclosure also will be made available on our website within four business days of the date of such waiver.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

On November 3, 2021, Kyndryl was spun off from IBM, with Kyndryl shares distributed to IBM stockholders through a dividend. On November 4, 2021, Kyndryl shares were listed on the New York Stock Exchange and began regular public trading.

During 2021, IBM hired each of our named executive officers (our “NEOs,” as set forth under “— NEOs” below), other than Mr. Sebold, for their roles with Kyndryl and agreed with Mr. Sebold, who was an employee of IBM, that he would serve as our General Counsel and Secretary following the Spin-off. In doing so, IBM and the Executive Compensation and Management Resources Committee of the IBM Board of Directors (the “IBM Compensation Committee”), with a view toward ensuring we would have a first-class executive team in place at the time of the Spin-off, reviewed peer group and other market data with its compensation consultant to determine the initial compensation arrangements of each of the NEOs. See “Executive Compensation Decision-Making and Oversight — Prior to the Spin-off” below. For each NEO other than Mr. Sebold, initial compensation arrangements were set forth in an offer letter which was assumed by Kyndryl following the Spin-off.

This Compensation Discussion and Analysis and the corresponding compensation tables include information regarding compensation decisions made by IBM and the IBM Compensation Committee with respect to the compensation of Kyndryl’s NEOs prior to the Spin-off and by Kyndryl’s Compensation Committee after the Spin-off.

Since the Spin-off, Kyndryl’s Compensation Committee has been responsible for determining Kyndryl’s compensation programs and policies for our executive officers and approving the compensation levels applicable to them. In such capacity, following the Spin-off Kyndryl’s Compensation Committee:

●	Approved Kyndryl’s compensation philosophy, which is described under “— Our Compensation Philosophy” below;
●	Engaged its independent compensation consultant, as described under “Executive Compensation Decision-Making and Oversight — After the Spin-off — Role of Compensation Consultants” below, and, with the input of such compensation consultant and management’s compensation consultant, developed groups of peer companies to provide comparative executive compensation data as described under “— Executive Compensation Decision-Making and Oversight — After the Spin-off — Use of Competitive Data” below;
●	Developed and recommended an Executive Compensation Clawback Policy that was adopted by Kyndryl’s Board and is described under “— Additional Compensation Information — Clawback Policy” below;
●	Conducted a review and market check of each element of the initial total compensation arrangements of Kyndryl’s NEOs determined by IBM as described above, and based on that review:
●	Adopted the target total direct compensation and each component thereof as determined by IBM except for adjustments to the annual long-term incentives of Mr. Keinan and Mr. Sebold as described under “— Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives — After the Spin-off”;
●	Determined to award a cash bonus for the partial year following the Spin-off as described under “— Elements of Compensation and Compensation Decisions — Annual Cash Bonus — After the Spin-off”; and
●	Determined to make one-time long-term, predominantly performance-based equity awards (the “Launch Awards”) to certain executives, including our NEOs, expected to have the biggest impact on Kyndryl’s future success as described under “— Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives — After the Spin-off — Launch Awards”; and
●	Determined the structure of future long-term equity incentive awards, as described under “—Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives — Going Forward.”

NEOs

Kyndryl’s NEOs for fiscal year 2021 were the following five executive officers:

●	Martin Schroeter, our Chairman and Chief Executive Officer
●	David Wyshner, our Chief Financial Officer
●	Elly Keinan, our Group President
●	Edward Sebold, our General Counsel and Secretary
●	Maryjo Charbonnier, our Chief Human Resources Officer

Our Compensation Philosophy

Our Compensation Committee bases its compensation decisions with respect to the compensation of our executive officers on the following principles:

●	Pay for performance — the majority of executive compensation opportunity is performance-based and tied to the Company’s business results and individual performance;
●	Align with stockholders — incentives are tied to both short-term and long-term performance goals to balance risk while rewarding for delivering financial, operating and strategic performance aligned with the Company’s business strategy and stockholder interests. Furthermore, select executives are required to retain shares earned until minimum share ownership levels are achieved per our stock ownership guidelines (see “—Additional Compensation Information — Stock Ownership Guidelines” below); and
●	Pay competitively — total target compensation levels are competitive to attract and retain the best, diverse talent; actual pay levels will vary based on performance results.

How our NEOs are Paid

Prior to the Spin-off

Prior to the Spin-off, to attract top talent to serve in our key executive roles, IBM provided the following primary elements of compensation to our NEOs in 2021:

	NEOs	Payment Form	Performance and/or Service Condition

Base Salary	All	Cash	NA
Transaction Bonus	All	Cash	• Completion of Spin-off by December 31, 2021 • Active employment through completion of Spin-off

	NEOs	Payment Form	Performance and/or Service Condition

Long-Term Equity Incentive	All	Equity — Performance Share Units

•

Completion of Spin-off by January 1, 2023

•

Acceptance of employment by us in current role following the Spin-off

•

Vesting in increments of 33% on the six-month, 33% on the one-year and 34% on the two-year anniversary of the Spin-off, subject to the NEO’s active employment on each applicable vesting date

	CFO CHRO	Equity — Retention Restricted Share Units (make-whole award)

•

Three years for CFO (vesting in three tranches on the first three anniversaries of the grant date, subject to active employment on each applicable vesting date, with the majority eligible to vest on the third anniversary)

•

Two years for CHRO (vesting on the second anniversary of the grant date, subject to active employment on such vesting date)

Other Compensation — Sign-On Bonus	Group President CHRO	Cash	• Subject to repayment if employment ends within: • two years of hire date for Group President; or • one year of hire date for CHRO

In addition, to provide competitive compensation at an actual cost to the Company lower than the perceived value to the executives, IBM also provided the NEOs with benefits generally available to all employees and certain limited perquisites. See “—Other Compensation” below.

After the Spin-off

After the Spin-off, consistent with our compensation philosophy, our Compensation Committee adopted a compensation program that combines annual and long-term components, cash and equity, and fixed and variable payments, with a majority of executive compensation performance-based and tied to the Company’s business results and individual performance.

2021

The table below presents the primary compensation elements our Compensation Committee determined to provide to our NEOs in 2021 following the Spin-off, including a partial-year cash bonus (see “— Elements of Compensation and Compensation Decisions — Annual Cash Bonus — After the Spin-off”) and the Launch Awards, which were special, one-time long-term equity incentive awards (see “— Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives — After the

Spin-off — Launch Awards”). While these elements were consistent with our Compensation Committee’s compensation philosophy, they are specific to the unique launch period and not representative of our executive compensation program going forward.

	NEOs	Payment Form	Performance and/or Service Condition	Compensation Objective
Base Salary	All	Cash	NA	• Provide market-competitive, fixed level of compensation • Attract and retain the best, diverse talent
Partial-year 2021 Bonus	All	Cash	NA	• Reward and retain key talent
Launch Awards (special, one-time awards)	All	Equity — Launch Performance Share Units (“Launch PSUs”)	• Increase in share price over three-year performance period • Active employment through December 31, 2024	• Tie compensation to business performance and stock price • Attract and retain the best, diverse talent • Align NEOs’ interests with that of stockholders
	All	Equity — Stock Options	• Vesting ratably over four years, subject to employment through each applicable vesting date	• Tie compensation to business performance and stock price • Attract and retain the best, diverse talent • Align NEOs’ interests with that of stockholders
	All	Equity — Restricted Stock Units	• Vesting ratably over four years, subject to employment through each applicable vesting date	• Attract and retain the best, diverse talent • Align NEOs’ interests with that of stockholders

In addition, the Compensation Committee determined that it was appropriate to provide the NEOs with benefits generally available to all employees and certain limited perquisites the Compensation Committee determined were necessary to perform their duties efficiently and minimize distractions. See “— Other Compensation” below.

Going forward

While the table above reflects certain one-time compensation decisions our Compensation Committee made in connection with the Spin-off in 2021, the table below presents the primary compensation elements our Compensation Committee intends to provide to the NEOs beginning in calendar year 2022.

	NEOs	Payment Form	Performance and/or Service Condition	Compensation Objective
Base Salary	All	Cash	NA	• Provide market-competitive, fixed level of compensation • Attract and retain the best, diverse talent
Annual Cash Bonus	All	Cash	• Compensation Committee intends to annually evaluate a broad range of financial and non-financial metrics	• Tie compensation to business performance • Attract and retain the best, diverse talent
Long-Term Equity Incentive (expected award mix)	All	Equity — Performance Share Units	• Compensation Committee intends to annually evaluate a broad range of financial and non-financial metrics	• Tie compensation to business performance • Attract and retain the best, diverse talent • Align NEOs’ interests with that of stockholders
	All	Equity — Restricted Stock Units	• Time-based vesting	• Attract and retain the best, diverse talent • Align NEOs’ interests with that of stockholders

In addition, our Compensation Committee determined that it is appropriate to provide the NEOs with benefits generally available to all employees and certain limited perquisites as described above under “— 2021.”

Target Compensation Mix

Consistent with our compensation philosophy, the compensation of our NEOs is primarily long-term and performance-based. The following pie charts show the annual compensation mix for our CEO and our other NEOs in 2021, excluding the one-time compensation items approved by IBM prior to the Spin-off (cash sign-on bonuses and make-whole retention restricted stock unit awards) and by our Compensation Committee following the Spin-off (Launch Awards and partial-year 2021 bonus).

CEO 2021 Pay Mix (excluding one-time items)	Average Other NEO Pay Mix (excluding one-time items)

Our Executive Compensation Practices

Our Compensation Committee plans to review the Company’s executive compensation program on an ongoing basis to evaluate whether it supports the Compensation Committee’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation Committee believes reinforces our executive compensation objectives:

What We Do	What We Don’t Do
☑ Significant percentage of target annual compensation delivered in the form of variable compensation tied to performance	⌧ We do not provide tax gross-ups*
☑ Long-term objectives aligned with the creation of stockholder value	⌧ We do not provide “single-trigger” change in control severance benefits
☑ Market comparison of executive compensation against a relevant peer group	⌧ We do not provide excessive severance benefits
☑ Use of an independent compensation consultant reporting directly to the Compensation Committee and providing no other services to the Company	⌧ We do not provide “single-trigger” change in control equity vesting
☑ Robust stock ownership guidelines	⌧ We do not allow hedging or pledging of Company shares by our executive officers
☑ Clawback policy	⌧ We do not have an evergreen provision in our long-term incentive plan
☑ Noncompetition and nonsolicitation agreements for senior executives	⌧ We do not permit repricing of underwater stock options without stockholder approval
☑ Limited perquisites	⌧ We do not have multi-year employment agreements
☑ One-year minimum vesting condition under our long-term incentive plan	⌧ We do not have guaranteed annual bonus or equity payments
☑ Annual compensation risk review and assessment
*

During the period prior to the Spin-off, pursuant to IBM’s compensation policies, the NEOs were entitled to tax gross-ups for perquisites provided to them by IBM. We have not continued this policy following the Spin-off.

Executive Compensation Decision-Making and Oversight

Prior to the Spin-off

Because Kyndryl was an independent company for only a portion of the year, many of the decisions impacting 2021 compensation were made by IBM and were grounded in IBM’s compensation philosophies and policies.

Role of Management and the Compensation Committee of IBM

Kyndryl’s NEOs were employed by IBM prior to the Spin-off, but none of the NEOs were executive officers of IBM at the time of the Spin-off. Prior to the Spin-off, IBM’s management and the IBM Compensation Committee developed compensation packages, including base salaries, target incentives and annual equity grant values, for Kyndryl’s NEOs in anticipation of their respective roles with Kyndryl following the Spin-off. The compensation packages were based on a comprehensive market analysis of the anticipated roles and responsibilities with Kyndryl upon the Spin-off and were approved prior to the Spin-off by the IBM Compensation Committee in accordance with IBM policies and practices.

Role of Compensation Consultants to the Compensation Committee of IBM

Prior to the Spin-off, IBM engaged Semler Brossy Consulting Group, LLC and Equity Methods, LLC to provide consulting services in connection with certain executive and director compensation matters related to the Spin-off. As discussed above under “— Executive Summary — Introduction” and below under “— After the Spin-off — Role of Compensation Consultants,” Kyndryl’s Compensation Committee and Nominating and Governance Committee conducted a review of executive and director compensation decisions, respectively, with Kyndryl’s independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”).

Use of Competitive Data

In addition, in setting executive and director compensation, prior to the Spin-off, IBM reviewed data from the following peer group, which is similar to the peer group approved by Kyndryl’s Compensation Committee (described below under “— After the Spin-off — Use of Competitive Data”) and generally comprised of companies with one-third to three times Kyndryl’s projected revenue and within similar industries:

Accenture plc	DXC Technology Company	Oracle Corporation
Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	Science Applications International Corporation
Booz Allen Hamilton Holding Corporation	Fiserv, Inc.	Synnex Corporation
CACI International Inc.	Hewlett Packard Enterprise Company	Unisys Corporation
CDW Corporation	Leidos Holdings, Inc.	VMware, Inc.
Cognizant Technology Solutions Corporation	NetApp, Inc.

After the Spin-off

Role of our Compensation Committee and Management.

In connection with the Spin-off, our Board of Directors established our Compensation Committee and delegated to it the responsibility of making executive compensation decisions. Accordingly, since the Spin-off, our Compensation Committee has determined the compensation of our Chief Executive Officer and each of our other executive officers. In setting the compensation of our other executive officers, going forward the Compensation Committee expects to take into account our Chief Executive Officer’s review of each executive officer’s performance and his recommendations with respect to his or her compensation. The Chief Executive Officer does not participate in the determination of his own compensation.

Role of Compensation Consultants

In connection with the Spin-off, our Compensation Committee engaged FW Cook to serve as the Compensation Committee’s independent compensation consultant. FW Cook and its affiliates do not provide any services to the Company or any of the Company’s affiliates other than advising the Compensation Committee on executive compensation and the Nominating and Corporate Governance Committee on director compensation. With respect to executive compensation, as requested by the Compensation Committee, FW Cook advises the Compensation Committee on general marketplace trends in executive compensation, makes proposals for executive compensation programs, assists in the development of a group of peer companies for inclusion in competitive market analyses of compensation and otherwise advises the Compensation Committee with regard to the compensation of our Chief Executive Officer and other executives. In addition, in 2021, FW Cook provided input to the Nominating and Governance Committee for its review of director compensation, which compensation is discussed under “Director Compensation.”

In order to give the Compensation Committee time to complete the evaluation process that led to the engagement of FW Cook as the Compensation Committee’s independent compensation consultant without delaying the compilation of market data for the Compensation Committee’s review of executive compensation, management separately engaged Mercer LLC (“Mercer”) to provide market data with respect to our executive officers, as described under “— Use of Competitive Data.” While Mercer acted as management’s compensation consultant and assisted management in formulating its compensation recommendations for our executive officers, the Compensation Committee separately engaged FW Cook as its independent compensation consultant, as noted above, to provide it with independent advice and to avoid any conflicts of interest. The Compensation Committee has assessed the independence of FW Cook pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.

Use of Competitive Data

Our Compensation Committee believes it is important to clearly understand the relevant market for executive talent to inform its decision-making and ensure that our compensation program for executive officers attracts and retains key talent. Following the Spin-off and in preparation for the Compensation Committee’s post-Spin-off review of the compensation of our NEOs, management worked with Mercer to develop a peer group for purposes of assessing competitive compensation practices. This peer group was then reviewed by FW Cook and refined by our Compensation Committee to arrive at the peer group below (the “Peer Group”).

Accenture plc	Cognizant Technology Solutions Corporation	Leidos Holdings, Inc.
Aon plc	DXC Technology Company	Marsh & McLennan Companies, Inc.
Automatic Data Processing, Inc.	Fidelity National Information Services, Inc.	salesforce.com, inc.
Booz Allen Hamilton Holding Corporation	Fiserv, Inc.	Science Applications International Corporation
Cisco Systems, Inc.	Hewlett Packard Enterprise Company	VMware, Inc.

The Compensation Committee selected the Peer Group companies based on several important criteria:

●	the similarity of their industry classification to Kyndryl’s classification;
●	the extent to which they compete with Kyndryl for executive talent and for investors; and
●	general comparability of key size measures, primarily revenue and market capitalization.

At the time the Peer Group was approved, the Company’s revenue was approximately at the 75th percentile of the Peer Group. The Compensation Committee reviews the composition of our peer group annually to ensure that the companies constituting the peer group continue to provide meaningful and relevant compensation comparisons.

Our Compensation Committee reviewed a report prepared by Mercer for management that included a comparison of our NEOs’ compensation information to comparable roles within the Peer Group as part of their review of the compensation of our NEOs after the Spin-off. Our Compensation Committee does not rely solely on data from the Peer Group in establishing the compensation for our executive officers. Furthermore, our Compensation Committee does not target a specific competitive position versus the market in determining the compensation of our executive officers. While our Compensation Committee considers the data from the Peer Group helpful in assessing our competitive position, our Compensation Committee refers to other resources, including published compensation data from other surveys. The compensation data of the Peer Group and such other resources are considered alongside the Company’s pay-for-performance and long-term value creation objectives in determining the compensation for our executive officers that best aligns management’s interests with those of our stockholders.

In 2021, in addition to data from the Peer Group set forth above, the Compensation Committee reviewed data from similarly-situated spun-off companies (the “Spin-off Peers”) provided by Mercer when making its determinations with respect to the Launch Awards, as described below under “— Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives — After the Spin-off — Launch Awards.” The Spin-off Peers include:

Dow Inc.	Hewlett Packard Enterprise Co.	Paypal Holdings, Inc.
Carrier Global Corp.	Corteva, Inc.	FOX Corp.
Otis Worldwide Corp.	Adient plc	Alcoa Corp.
Brighthouse Financial, Inc.	Yum China Holdings, Inc.	Science Applications International Corp.
Arconic Corp.	Resideo Technologies, Inc.	Fortive Corp.

Elements of Compensation and Compensation Decisions

Base Salaries

Link to Compensation Philosophy

Base salary is intended to provide a market-competitive, fixed level of compensation and attract and retain the best, diverse talent. Base salaries are expected to be reviewed annually, and the Compensation Committee may adjust individual base salaries from time to time to recognize outstanding performance, changes in duties or roles with the Company, and/or changes in overall labor market dynamics.

Following the Spin-off, our Compensation Committee, with the input of FW Cook, conducted a review of the compensation of our NEOs, including a review of market data provided to management by Mercer. Based on such review, our Compensation Committee determined to make no change to the annual base salaries of our NEOs. The table below sets forth the annual base salaries determined for our NEOs by IBM prior to the Spin-off, as well as their annual base salaries following our Compensation Committee’s compensation review.

Name	Annual Base Salary Prior to the Spin-off	Annual Base Salary as of December 31, 2021
Martin Schroeter	$1,000,000	$1,000,000
David Wyshner	780,000	780,000
Elly Keinan	800,000	800,000
Edward Sebold	666,667	666,667
Maryjo Charbonnier	615,000	615,000

Annual Cash Bonus

Link to Compensation Philosophy

Annual cash bonus opportunities are intended to encourage NEOs, as well as other employees with management responsibility, to focus on multiple performance objectives that are key to creating stockholder value by delivering financial, operating and strategic performance that is aligned with our business strategy and stockholder interests.

The Compensation Committee annually evaluates a broad range of financial and non-financial metrics, including metrics relating to the Company’s environmental, social and governance (“ESG”) strategies, each year to determine the appropriate annual cash bonus award metrics.

Prior to the Spin-off

Prior to the Spin-off, to motivate the NEOs as they worked toward the timely completion of the complex Spin-off transaction, IBM provided the following cash incentive opportunities (the “Transaction Bonus” opportunities) for each of the NEOs:

		Transaction Bonus
	Transaction Bonus	Percentage of Base
Name	Amount	Salary
Martin Schroeter	$2,000,000	200%
David Wyshner	975,000	125%
Elly Keinan	1,600,000	200%
Edward Sebold	833,333	125%
Maryjo Charbonnier	770,000	125%

For each NEO other than Mr. Sebold, the payment of the Transaction Bonus was subject to the closing of the Spin-off and his or her remaining actively employed through the closing of the Spin-off. Pursuant to the terms of his/her respective offer letter, while the Spin-off was expected to occur prior to December 31, 2021, each of Messrs. Schroeter, Wyshner and Keinan and Ms. Charbonnier could have received payment of the Transaction Bonus if the Spin-off was not completed by such date if either:

●	IBM’s Chief Executive Officer, in his sole discretion, decided to pay the bonus in full prior to February 1, 2022 (provided such NEO was an active employee on the payment date); or
●	the Spin-off was not completed for reasons beyond the NEO’s reasonable control and his/her employment was terminated by IBM without Cause (as defined under “— Potential Payments upon Termination or Change in Control” below).

In addition, if prior to December 31, 2021, for strategic business reasons, IBM formally announced it would not complete the Spin-off or if the Company was sold to another buyer, and IBM’s Chief Executive Officer determined that such announcement or sale was not made as a result of the NEO’s performance in moving the Spin-off to closure, and, in the case of Mr. Wyshner and Ms. Charbonnier, their performance was otherwise satisfactory, then such NEO would still be eligible to receive the Transaction Bonus within one month after the later of (a) the announcement of IBM’s decision not to complete the Spin-off or (b) the closing of the sale to another buyer, subject to the NEO’s continued employment through such announcement or closing, as applicable.

Pursuant to the terms of Ms. Charbonnier’s offer letter, IBM, in its sole discretion, may have provided Ms. Charbonnier with a partial payment of $200,000 if she was terminated without Cause prior to the closing of the Spin-off.

For Mr. Sebold, the payment of the Transaction Bonus was subject to the successful completion of the Spin-off by December 31, 2021, and his remaining an active employee through such date. Had the Spin-off not been completed by December 31, 2021, IBM’s Chief Executive Officer could have, in his discretion, decided to pay Mr. Sebold’s Transaction Bonus in full or in part no later than February 1, 2022, so long as Mr. Sebold remained an active employee of IBM or Kyndryl on such payment date.

Because the Spin-off was completed on November 3, 2021, the Transaction Bonuses were earned in full.

Following the successful completion of the Spin-off on November 3, 2021, IBM paid the Transaction Bonuses in January 2022, and the amounts of the Transaction Bonus payouts are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

After the Spin-off

Following the Spin-off, in January 2022, the Compensation Committee determined to award a cash bonus (the “Partial-Year 2021 Bonus”) to each of the NEOs for their performance in the fourth quarter of 2021 following the Spin-off in the following amounts, which amounts represent 15% of their respective Transaction Bonus payments:

Partial-Year 2021 Bonus
Name	Amount
Martin Schroeter	$300,000
David Wyshner	146,250
Elly Keinan	240,000
Edward Sebold	125,000
Maryjo Charbonnier	115,500

In determining to pay these bonus amounts, the Compensation Committee considered the fact that the Transaction Bonus awards did not provide the NEOs any opportunity to earn any performance-based upside in 2021, nor were they given the opportunity to participate in IBM incentive compensation programs that could have provided such an opportunity. The Compensation Committee further considered the significant effort required to successfully complete the Spin-off, the significant efforts required immediately following the Spin-off to establish standalone policies, processes, strategies and operating practices, and the fact that the NEOs had been given no bonus opportunity for the portion of the fourth quarter of 2021 following the Spin-off.

The Partial-Year 2021 Bonus amounts were paid to the NEOs in March 2022, and are included in the “Bonus” column of the Summary Compensation Table.

Going Forward

In 2022, the Compensation Committee considered its approach to cash incentive compensation in light of the Company’s decision to change its fiscal year-end from December 31 to March 31. The Compensation Committee determined to award two cash bonus opportunities under the Kyndryl Annual Incentive Plan for Executives to the NEOs in calendar year 2022 to align with the three-month transition period and our new fiscal year, in a target amount equal to 200% of their respective base salaries for Messrs. Schroeter and Keinan and 125% of their respective base salaries for Messrs. Wyshner and Sebold and Ms. Charbonnier.

The NEOs’ target cash bonus opportunity for the three-month transition period was prorated to reflect the three-month performance period (January 1, 2022, through March 31, 2022) and the payout, which was capped at 200% of target, was based on the Company’s achievement of revenue and adjusted EBITDA goals, subject to adjustment upwards or downwards based on the Company’s achievement of strategic goals.

The NEO’s cash bonus for the Company’s new fiscal year beginning April 1, 2022 and ending March 31, 2023 is capped at 200% of their target cash bonus opportunity and based on the Company’s achievement of revenue and adjusted EBITDA goals and ESG objectives, subject to adjustment upwards or downwards based on individual performance.

Long-Term Equity Incentives

Link to Compensation Philosophy

Long-term equity incentive awards are intended to ensure that our NEOs have a continuing stake in our long-term success, motivate them to achieve longer-term performance objectives linked to our business strategy and tie their compensation to stockholder value. We grant long-term equity incentive awards under the Kyndryl 2021 Long-Term Performance Plan (the “LTPP”).

In determining the size and award mix of the annual long-term incentive opportunity, the Compensation Committee intends to consider a number of factors, including competitive market data. The Compensation Committee currently expects to award a mix of performance share units and time-vesting restricted stock units to NEOs as part of the annual long-term incentive opportunity.

Once performance share unit awards have been granted, the number of shares that an NEO will receive on vesting, if any, depends on the Company’s attainment of specific financial or strategic targets.

Finally, the Compensation Committee considers time-vesting restricted stock units an important tool to retain key talent and ensure that executives have a continuing stake in our long-term success.

Prior to the Spin-off

Prior to the Spin-off, to attract and retain key executive leadership for Kyndryl and provide incentive to them to timely complete the Spin-off, IBM granted equity awards to each of the NEOs. IBM granted each NEO a performance share unit (“PSU”) award. In addition, IBM granted each of Mr. Wyshner and Ms. Charbonnier a sign-on retention restricted stock unit (“RRSU”) award to offset equity foregone when they left their prior employers. These awards were made in the following amounts:

	Fair Value(1) of RRSU	Target Value(1) of PSU		Total Planned Value(1)
Name	Award	Award		of Equity Awards
Martin Schroeter	$—	$10,500,000	(2)	$10,500,000
David Wyshner	3,500,000	4,000,000		7,500,000
Elly Keinan	—	5,600,000	(2)	5,600,000
Edward Sebold	—	1,000,000		1,000,000
Maryjo Charbonnier	700,000	1,000,000		1,700,000
(1)	RRSU and PSU grant values reflect the fair or target value of the grant. In the case of the fair or target grant value, the number of shares granted was determined by dividing the fair or target value by the average of IBM’s closing stock price for the 30 active trading days prior to the date of grant.
(2)	If, as of the closing of the Spin-off, the fair market value of the IBM shares underlying Mr. Schroeter’s or Mr. Keinan’s target PSU award (“IBM PSU Share Value”) had been less than the target value of the PSU award by $50,000 or more, then immediately after the closing of the Spin-off, provided that the applicable performance criteria had been met or excused, such executive officer would have been entitled to receive a Restricted Stock Unit (“RSU”) award with respect to the number of shares of our common stock with a value on the date of grant equal to the difference between the target value of his PSU award and the IBM PSU Share Value. Because the IBM PSU Share Value exceeded the target value of their PSU awards as of the closing of the Spin-off, no RSU awards were issued to Messrs. Schroeter and Keinan.

Performance Share Units (“PSUs”). To tie Kyndryl’s NEOs’ interests to those of IBM’s stockholders by providing an incentive to Kyndryl’s NEOs to work toward timely completion of the Spin-off and remain with Kyndryl following the Spin-off, for each of the NEOs, the PSU award would become eligible to vest if (a) the Spin-off was completed as envisioned by January 1, 2023, and (b) immediately following the completion of the Spin-off such NEO accepted employment with Kyndryl in his or her current role.

Once the performance criteria were achieved upon completion of the Spin-off and the NEOs’ acceptance of employment with Kyndryl in their current roles, the NEOs’ PSU awards became eligible to vest with respect to 33% of the PSUs on the six-month anniversary of the Spin-off closing date (May 3, 2022), 33% on the first anniversary of the Spin-off closing date (November 3, 2022) and 34% on the second anniversary of the Spin-off closing date (November 3, 2023), in each case subject to continued employment on each such date (except as provided below).

In addition, in the case of the NEOs other than Mr. Sebold, if for strategic business reasons, IBM had formally announced it would not complete the Spin-off or if Kyndryl were sold to another buyer, and IBM’s Chief Executive Officer determined that such announcement or sale was not made as a result of such NEO’s performance in progressing the Spin-off to such closure, then such NEO’s PSUs would have been eligible to vest on the six-month, first and second anniversaries of (i) the announcement not to complete the Spin-off or (ii) the closing of the sale to another buyer (and, in the case of a sale, (x) if the NEO was not selected to serve in their current role or (in the case of each NEO other than Mr. Schroeter) a substantially comparable role and (y) in the case of Mr. Schroeter, if he was selected to become our Chief Executive Officer but declined the offer), as applicable.

For information regarding the treatment of the PSUs granted to each NEO other than Mr. Sebold in the event of certain qualifying terminations, see the description of such awards in their respective offer letters under “Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards in 2021 Table.”

The PSUs were converted to Kyndryl RSUs in connection with the Spin-off as described below under “— Treatment of Outstanding IBM Equity Awards in connection with the Spin-off.” For information regarding the vesting of the Kyndryl RSUs upon certain qualifying terminations, see “Potential Payments upon Termination or Change in Control” below.

RRSUs. The RRSUs are time-vesting awards. Mr. Wyshner’s sign-on RRSU award was granted on October 1, 2021 and will vest as to 7% of the RRSUs on the first anniversary of the grant date, 7% of the RRSUs on the second anniversary of the grant date and 86% of the RRSUs on the third anniversary of the grant date, subject to his continued employment through each applicable vesting date.

Ms. Charbonnier’s sign-on RRSU award was granted on August 2, 2021, and will vest on the second anniversary of the grant date, subject to her continued employment through such date.

The RRSUs were converted to Kyndryl RSUs in connection with the Spin-off as described below under “— Treatment of Outstanding IBM Equity Awards in connection with the Spin-off.” For information regarding the vesting of the converted RRSUs upon certain qualifying terminations, see “Potential Payments upon Termination or Change in Control” below.

Treatment of Outstanding IBM Equity Awards in connection with the Spin-off

In connection with the Spin-off, each outstanding IBM equity award held by a Kyndryl employee was converted into a Kyndryl equity award by multiplying the number of shares of IBM common stock to which such equity award related by a quotient obtained by dividing (a) the closing price of IBM common stock on the last trading day prior to the Spin-off ($127.13) by (b) the opening price of Kyndryl common stock on the first trading day following the Spin-off ($28.41), carried out to six decimal places (4.474833, such quotient, the “equity award exchange ratio”).

The following table provides additional information regarding the adjustments that were made to each type of outstanding IBM equity award held by Kyndryl’s NEOs.

Type of IBM Equity Award	Adjustment for Kyndryl Employees (Including our NEOs)
RSUs	IBM RSUs were converted according to the formula above into RSUs relating to Kyndryl common stock with the same terms and conditions (including the vesting schedule)
PSUs

IBM PSUs were converted according to the formula above into RSUs relating to Kyndryl common stock subject solely to time-based vesting conditions and otherwise subject to the same terms and conditions (including vesting schedule, but not any performance conditions), assuming actual achievement of the relevant performance goals as of the Spin-off as determined by the IBM Compensation Committee

Under applicable accounting guidance, the conversion of certain IBM equity awards held by Mr. Sebold at the time of the Spin-off resulted in a grant modification that caused incremental compensation expense determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification. The aggregate incremental compensation expense resulting from the conversion is included in the “Stock Awards” column of the Summary Compensation Table and in the Grants of Plan-Based Awards in 2021 table.

After the Spin-off

Following the Spin-off, as part of the review of the compensation of our NEOs undertaken by the Compensation Committee and described under “— Base Salaries” above, our Compensation Committee reviewed the target long-term equity incentives of each of the NEOs, including in comparison to market data. Following such review, in light of market data for executive officers in Mr. Sebold’s role and in recognition of Mr. Keinan’s significant role with Kyndryl and his prior experience and performance at IBM, the Compensation Committee determined to increase the target long-term equity incentives (“LTI”) for Mr. Keinan and Mr. Sebold as follows:

		Old Target LTI		New Target LTI
		(% of Total Target		(% of Total Target
Name	Old Target LTI	Compensation)	New Target LTI	Compensation)
Elly Keinan	$5,600,000	70%	$7,600,000	76%
Edward Sebold	1,000,000	40%	1,500,000	50%

As demonstrated in the table above, this change to their target long-term incentives had the effect of increasing the weight of Mr. Keinan’s and Mr. Sebold’s long-term equity compensation relative to their total compensation, consistent with our compensation philosophy of aligning the interests of our executive officers with those of our stockholders.

Launch Awards. In November 2021, the Compensation Committee reviewed data regarding the equity compensation practices of the Spin-off Peers set forth under “—Executive Compensation Decision-Making and Oversight— After the Spin-off— Use of Competitive Data” above. These companies were, with one exception, spun off from their parent companies since 2015, had revenue of at least $4.5 billion and had disclosed compensation for the fiscal year of their Spin-off. Following such review, in December 2021, based in part on consideration of the recommendation of FW Cook, the Compensation Committee granted long-term equity incentive awards pursuant to the LTPP to certain executives expected to have the greatest impact on our future success, including the NEOs.

In recognition of the scale and complexity of the Spin-off, and in order to ensure retention of key talent and further align the interests of Kyndryl’s executives with those of Kyndryl’s stockholders, the Compensation Committee determined that the total target Launch Award amounts would be equal to 1.2 times an executive’s target long-term incentive opportunity (excluding the sign-on RRSU awards to Mr. Wyshner and Ms. Charbonnier).

The Launch Awards were composed of an approximately equally-weighted mix of RSUs, stock options and Launch PSUs.

Launch Awards Mix

RSUs (33.4%)	Options (33.3%)	Launch PSUs (33.3%)
Time Vesting (66.7%)		Performance Vesting (33.3%)
Performance Based (66.6%)

The Compensation Committee chose to closely tie the value that can be realized by the NEOs and other Launch Award recipients to the creation of stockholder value by granting approximately one-third of the total Launch Award amount in the form of stock options (which only have value to the extent our stock price increases from the date of grant) and approximately one-third of the total Launch Award amount in the form of PSUs that vest based on the increase in the value of our common stock, as described in more detail below. In each case, our NEOs will only be able to realize value in these awards if our investors realize an increase in the value of their Kyndryl stock. The Compensation Committee determined to balance the goal of aligning the interests of the Launch Award recipients with that of stockholders with the goal of retaining these executives by granting approximately one-third of the total Launch Award amount in the form of time-vesting RSUs.

The table below sets forth the total target value of the Launch Awards as well as the fair market value on the grant date of the RSUs and the stock options and the target value of the PSUs, assuming that the target level of performance is achieved.

		Target Launch	Stock Option	Total Target
Name	RSU Value(1)	PSU Value(2)	Value(3)	Value
Martin Schroeter	$4,208,400	$4,195,800	$4,195,800	$12,600,000
David Wyshner	1,603,200	1,598,400	1,598,400	4,800,000
Elly Keinan	3,046,080	3,036,960	3,036,960	9,120,000
Edward Sebold	601,200	599,400	599,400	1,800,000
Maryjo Charbonnier	400,800	399,600	399,600	1,200,000
(1)	The number of RSUs our NEOs received was determined by dividing the values in the table above by the closing price of our common stock on the New York Stock Exchange on the day prior to the grant date ($17.78).
(2)	The target number of Launch PSUs our NEOs received was determined by dividing the values in the table above by the product of the closing price of our common stock on the New York Stock Exchange on the day prior to the grant date and a Monte Carlo valuation percentage.
(3)	The number of stock options our NEOs received was determined by dividing the values in the table above by the product of the closing price of our common stock on the New York Stock Exchange on the day prior to the grant date and a Black-Scholes valuation percentage.

RSUs. The RSUs vest in four equal annual installments beginning on the anniversary of the grant date, subject to the NEO’s continued employment with the Company through each applicable vesting date.

Stock Options. The stock options have an exercise price of $17.78 and vest in four equal annual installments beginning on the anniversary of the grant date, subject to the NEO’s continued employment with the Company through each applicable vesting date.

Launch PSUs. The Launch PSUs vest based on the increase in the Company’s share price from the “Initial Share Price” of $19.338, which represents the average closing share price of the Company’s common stock on the New York Stock Exchange (the “NYSE”) from November 4, 2021 (the initial day of regular way trading), through December 3, 2021, during the performance period beginning on December 16, 2021, and ending on December 15, 2024 (the “Performance Period”).

The actual number of Launch PSUs that become vested is based on the highest multiple of the Initial Share Price set out in the tiers below which is maintained for at least 90 consecutive calendar days during the Performance Period.

	Multiple of Initial	Share Price	Performance
	Share Price	Target	Vesting Level
Tier 1	1.25x	$24.17	50%
Tier 2	1.50x	29.01	100%
Tier 3	1.75x	33.84	150%
Tier 4	2.00x	38.68	200%

In the event of actual performance that falls between the tiers set forth above, the number of Launch PSUs that vest will be based on the vesting level of the tier actually achieved (i.e., the tier below the performance achieved). In the event of performance that falls below Tier 1, no Launch PSUs will vest. Following the last day of the Performance Period, the Compensation Committee will calculate the payout and the Launch PSUs determined to be earned, if any, will vest on December 31, 2024, subject to the NEO’s continued employment through such date. As of December 31, 2021, our performance was below Tier 1. For our NEOs to earn any vesting of their Launch PSUs, we would have to achieve an approximately 33% increase in our stock price from the closing price of our common stock on the New York Stock Exchange on December 31, 2021, and maintain such increased stock price for at least 90 consecutive calendar days.

For information about the treatment of the Launch Awards in the event of certain terminations or a change in control, see “Potential Payments upon Termination or Change in Control” below.

Going Forward

Beginning in fiscal 2023, the Compensation Committee intends to make annual long-term equity incentive awards under the LTPP in the form of PSUs and RSUs. The Compensation Committee intends to balance its goals of tying our NEOs’ compensation to achievement of business objectives and attracting and retaining the best, diverse talent by awarding 65% of the total target award opportunity in the form of PSUs and 35% of the total target award opportunity in the form of time-vesting RSUs for each of our executive officers.

Target LTI Mix

PSUs	RSUs
65%	35%

The Compensation Committee plans to link the vesting of the PSUs to the achievement of the Company’s business objectives and the creation of stockholder value by basing the vesting of the PSUs on the Company’s adjusted operating cash flow, total signings and total shareholder return relative to that of the companies in the S&P 400 Mid-Cap Index over the performance period from April 1, 2022 through March 31, 2025.

Other Compensation

Sign-On Bonuses

In recognition of their expected contributions to the Company and to recognize the compensation they forfeited by separating from their prior employers to join the Company, the IBM Compensation Committee awarded each of Mr. Keinan and Ms. Charbonnier a cash sign-on bonus.

Mr. Keinan’s $2,000,000 sign-on bonus must be repaid if his employment with us ends within two years after his IBM hire date, except in the event he is terminated without Cause.

Ms. Charbonnier’s $875,000 sign-on bonus must be repaid if her employment with us ends within one year after her IBM hire date, except in the event she is terminated without Cause.

Mr. Keinan or Ms. Charbonnier, as applicable, would not have been required to repay the sign-on bonus in the event of a termination of employment from IBM and us in certain situations where the Spin-off was not completed or we were purchased by another buyer, or in the event such termination was without Cause.

The sign-on bonuses are included in the “Bonus” column of the Summary Compensation Table.

Executive Severance and Retirement Plan

In December 2021 the Compensation Committee reviewed market data with respect to the prevalence and design of executive severance plans. In addition to the market data, the Compensation Committee considered the Company’s desire not to engage in case-by-case negotiations with respect to executive departures, the importance of having a severance plan to the Company’s ability to attract and retain talented executives, that being covered under the terms of a severance plan would allow executives to focus on their duties and provide them security in the event of proposed extraordinary transactions, and the recommendation of FW Cook. Based on such review and considerations, the Compensation Committee adopted the Kyndryl Executive Severance and Retirement Plan (the “Severance Plan”), which is described in detail under “Potential Payments upon Termination or Change in Control” below. Each of the NEOs is entitled to benefits under the Severance Plan, as set forth under “Potential Payments upon Termination or Change in Control.”

Limited Perquisites

In November 2021, our Compensation Committee approved the provision of limited perquisites not generally available to all employees for our NEOs. The Compensation Committee determined that the perquisites set forth in the table below are necessary to enable the NEOs to perform their duties efficiently and to minimize distractions, and that the benefits the Company receives from providing these perquisites significantly outweighs the cost of providing them.

Benefit	CEO	Other NEOs	Description and Business Rationale
Executive Wellbeing Program	X	X	Executive health exams are offered to encourage senior leaders of the Company to set an example by living healthfully and actively.
Executive Financial Wellness Programs	X	X

Financial planning and tax preparation services are offered to allow our NEOs to focus more fully on their service to the Company without the distraction of sometimes complex tax compliance and financial planning.

Personal Use of Aircraft	X

We permit Mr. Schroeter, but do not permit any of the other NEOs, to fly on a Company-provided aircraft for personal travel in an amount limited to an aggregate incremental cost to the Company of $200,000 per calendar year. We provide this benefit to Mr. Schroeter so he can use his travel time more productively for the Company, for security purposes and to ensure that he can be immediately available to respond to business priorities.

Company Car and Driver	X	Group President

A Company car and driver are provided when necessary for security and/or productivity reasons. Messrs. Schroeter and Keinan (and their families) are provided use of a Company car and driver. No other NEO is provided with a Company car or driver.

It is our policy not to provide tax gross-ups for the perquisites we provide to our NEOs. The incremental cost to the Company to provide these limited perquisites is included in the “All Other Compensation” column of the Summary Compensation Table.

Other Benefits

Our executives, including our NEOs, are eligible to participate in the following broad-based employee benefit plans, which are generally available to all U.S. salaried employees and do not discriminate in scope in favor of our NEOs:

● Group medical insurance	● Group AD&D insurance	● Flexible spending accounts
● Group dental insurance	● Group life insurance	● Kyndryl 401(k) Plan
● Group vision insurance

Excess Plan. In addition, in connection with the Spin-off, we adopted the Kyndryl Excess Plan (the “Kyndryl Excess Plan”), a nonqualified deferred compensation plan that, starting in 2022, offers eligible employees, including the NEOs, an opportunity to defer up to 80% of their eligible compensation (including base and performance pay, but not any non-recurring compensation) in excess of the limits imposed by the Code under the Kyndryl 401(k) Plan. For eligible employees that transferred from IBM, including Messrs. Schroeter, Keinan and Sebold and Ms. Charbonnier, we will make an annual contribution to the Excess Plan equal to 6% of the eligible pay in excess of the limits under the Code, but will not make any contributions to the Kyndryl Excess Plan for new hires. With respect to participants in IBM’s excess plan who became participants in the Kyndryl Excess Plan in 2021, including Messrs. Schroeter, Keinan and Sebold, the applicable deferral elections and automatic and matching contributions that would have applied under IBM’s excess plan for the remainder of 2021 instead applied to the Kyndryl Excess Plan. Distributions are made following death (in a lump sum) or following a separation from service (in a lump sum or installments, based on the employee’s distribution election), subject to certain exceptions for compliance with Section 409A of the Code. For additional information about the Kyndryl Excess Plan, as well as IBM’s excess plan (in which Messrs. Schroeter, Keinan and Sebold participated in 2021), see “Nonqualified Deferred Compensation for 2021.”

Additional Compensation Information

Employment Agreements

We generally do not enter into employment agreements with our executives. In connection with the Spin-off, we assumed the offer letters each of Messrs. Schroeter, Wyshner and Keinan and Ms. Charbonnier had with IBM, which set forth their initial compensation, as described in this Compensation Discussion and Analysis. The terms of the offer letters are described under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021 Table.”

Noncompetition and Nonsolicitation Agreements

Certain of our executives, including the NEOs, have signed noncompetition and nonsolicitation agreements. The agreements contain a noncompetition covenant that applies during the executive’s employment and for twelve months following termination of employment (except in the case where such termination is a direct result of a resource action or similar restructuring action and not for Cause) and a nonsolicitation covenant that applies during the executive’s employment and for two years following termination of employment.

Clawback Policy

To protect Company and stockholder interests in the case of an event that causes significant damage to the Company and deter inappropriate actions or decisions by our executives, we maintain an Executive Compensation Clawback Policy (the “Clawback Policy”) applicable to the NEOs and certain other senior executives of the Company (each, a “covered individual”). Under the Clawback Policy:

●	in the event of a restatement of the Company’s financial statements (other than a restatement caused by a change in applicable accounting rules or interpretations), the Compensation Committee may, in its sole discretion, recoup incentive compensation paid to a covered individual during the three-year period preceding the announcement of the restatement that would not have been paid based upon the restated results; and
●	in the event a covered individual engages directly or indirectly in, or contributes to, fraudulent or other wrongful conduct by action or omission, which causes material harm to the finances, business, reputation, condition, assets or results of operations of the Company, the Committee may, in its sole discretion, recoup incentive compensation paid to such covered individual at any time since the act of misconduct.

In addition, under the terms of the LTPP, our Compensation Committee may:

●	cancel, rescind, suspend, withhold or otherwise limit any outstanding awards held by any plan participant if the participant engages in “Detrimental Activity” (as defined in the LTPP) or is otherwise not in compliance with the terms of the applicable award agreement or the LTPP; and
●	during the two-year period following any exercise, payment or delivery of an award, rescind such exercise, payment or delivery if the participant engages in Detrimental Activity during the rescission period established by the Compensation Committee (which rescission period shall not be less than six months after any exercise, payment or delivery pursuant to an Award).

Stock Ownership Guidelines

To further align management and stockholder interests and discourage inappropriate or excessive risk-taking, our stock ownership guidelines require each of our NEOs, certain other executives and non-employee directors to obtain a substantial equity stake in our common stock within five years of first becoming subject to the guidelines. The multiples of base salary required by the guidelines for our NEOs, other executives subject to the stock ownership guidelines and non-employee directors are as follows:

Position	Stock Ownership Requirement	Compliance Period
CEO	6 times base salary	5 years of first becoming subject to the guidelines
NEOs (other than CEO)	3 times base salary
Next layers of management, generally encompassing our top non-NEO executives	2 times base salary, or 100% base salary, depending on level within organization
Non-employee directors	5 times annual cash retainers

Executives subject to our stock ownership guidelines, including our NEOs, and our non-employee directors are required to retain 100% of any Company stock received as part of their compensation, net of any amounts required to pay taxes and exercise prices, until the stock ownership guidelines are achieved. For purposes of determining compliance with the stock ownership guidelines, the following are included:

●	Shares held directly by the covered person
●	Shares held by members of the covered person’s household
●	Deferred stock units, so long as not forfeitable
●	Unvested restricted stock or RSU awards

Unexercised stock options and unvested PSUs are excluded for purposes of determining compliance with the stock ownership guidelines.

Once a person subject to the stock ownership guidelines has acquired a number of shares that satisfies the ownership multiple then applicable to him or her, such number of shares then becomes his or her minimum ownership requirement (even if the fair market value of such shares subsequently changes) unless and until his or her ownership target increases due to an increase in base salary or annual retainer or such individual sells any such holdings. In the event of an increase in base salary or annual retainer, a covered individual is expected to meet the applicable ownership target within the later of the original five-year deadline or three years following such increase. Each of our NEOs and non-employee directors was in compliance with the stock ownership guidelines as of December 31, 2021, having acquired the required number of shares or having more time to do so.

Hedging and Pledging of Company Stock

Pursuant to our Securities Trading Policy, directors and officers who are subject to Section 16 under the Exchange Act (“Section 16 officers”), as well as their spouses, minor children, anyone living in their household, and any of their family members who do not live in their household but whose transactions in Kyndryl securities are directed by them or are subject to their influence or control, partnerships in which they are a general partner, trusts of which they are a trustee, estates of which they are an executor and other entities that they control (collectively, their “Related Parties”) are prohibited from engaging in hedging or monetization transactions with respect to the Company’s securities, such as short-sales, prepaid variable forward contracts, equity swaps, collars and exchange funds and other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Kyndryl securities.

Pursuant to our Securities Trading Policy, directors and Section 16 officers and their Related Parties are also prohibited from pledging Kyndryl securities at any time, which includes having Kyndryl securities in a margin account or using Kyndryl securities as collateral for a loan.

Risk Management and Mitigation of Compensation Policies and Practices

The Compensation Committee has reviewed our executive and non-executive compensation programs, discussed the concept of risk as it relates to our compensation programs, considered various mitigating factors, and reviewed these items with its independent compensation consultant, FW Cook. In addition, our Compensation Committee asked FW Cook to conduct an independent risk assessment of our compensation programs. In particular, the Compensation Committee considered that there is appropriate balance in the Company’s compensation mix, that policies are in place to mitigate compensation-related risk and that Compensation Committee oversight extends below the executive level. Based on these reviews and discussions, the Compensation Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business. In particular, the Compensation Committee considered:

Attribute	Risk-Mitigating Effect
Emphasis on long-term, equity-based compensation at the executive level	Discourages risk-taking that produces short-term results at the expense of building long-term stockholder value

Stock options and RSUs vest over four years and PSUs are subject to a three-year performance and vesting period; all are subject to our Clawback Policy	Helps ensure our executives realize their compensation over a time horizon consistent with achieving long-term stockholder value

Number of shares that may be earned under our PSU awards are capped	Reduces the possibility that extraordinary events or formulaic payments could distort incentives or over-emphasize short-term over long-term performance

Payments under our Annual Incentive Plan awards are capped	Reduces the possibility that extraordinary events or formulaic payments could distort incentives

Robust stock ownership guidelines	Helps ensure our executives’ economic interests are aligned with the long-term interests of our stockholders
Prohibition on hedging transactions by Section 16 officers and their Related Parties	Helps ensure the alignment of interests generated by our executive officers’ equity holdings is not undermined by hedging or similar transactions

Clawback Policy	Deters inappropriate actions or decisions by our executives by reducing the potential financial gain to be realized as a result of such actions or decisions

Use of an independent compensation consultant that performs no other services for the Company	Helps ensure advice will not be influenced by conflicts of interest

For the foregoing reasons, the Compensation Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of our NEOs for their service in fiscal 2021. Prior to November 3, 2021, such amounts were paid by IBM. Beginning November 3, 2021, such amounts were paid by us.

							Change in
							Pension Value
							and			Adjusted
						Non-Equity	Nonqualified			Total
						Incentive	Deferred			(Excluding
Name and				Stock	Option	Plan	Compensation	All Other		One-Time
Principal		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total	Awards)
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)	($)(8)
Martin Schroeter Chairman and Chief Executive Officer	2021	962,122	300,000	18,849,141	4,198,987	2,000,000	—	66,912	26,377,162	13,062,081
David Wyshner Chief Financial Officer	2021	242,273	146,250	11,089,084	1,599,619	975,000	—	—	14,052,225	5,340,225
Elly Keinan Group President	2021	651,515	2,240,000	12,274,703	3,039,269	1,600,000	—	48,736	19,854,223	8,193,767
Edward Sebold General Counsel and Secretary	2021	619,356	125,000	2,365,295	599,855	833,333	—	66,412	4,609,252	2,583,308
Maryjo Charbonnier Chief Human Resources Officer	2021	300,511	990,500	2,536,373	399,908	770,000	—	11,019	5,008,311	2,079,594
(1)	Amounts in this column reflect the salary earned during the fiscal year, whether paid or deferred under our Excess Plan.
(2)	Amounts in this column reflect sign-on bonuses paid to Mr. Keinan and Ms. Charbonnier of $2,000,000 and $875,000, respectively, and the Partial-Year 2021 Bonus amounts paid to each of the NEOs.
(3)	Amounts in this column reflect the aggregate grant date fair value of stock awards granted to the NEOs during 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation — Stock Compensation (“Topic 718”) using the assumptions discussed under “Stock-Based Compensation” in Note 1 to the financial statements for the fiscal year ended December 31, 2021 included elsewhere in this prospectus. The fiscal 2021 stock awards consist of the RRSUs and PSUs granted to the NEOs by IBM prior to the Spin-off and the RSUs and Launch PSUs granted to the NEOs by us under the LTPP following the Spin-off. The terms of the 2021 stock awards are summarized under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives.” Because they are subject solely to market conditions, the Launch PSUs have no maximum grant date fair values that differ from the fair values presented in the table. In addition, amounts shown include $152,700 in incremental compensation expense resulting from the conversion of IBM equity awards held by Mr. Sebold into Kyndryl equity awards. Pursuant to accounting guidance prescribed under Topic 718, the conversion resulted in a grant modification that caused incremental compensation expense determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification.
(4)	Amounts in this column reflect the aggregate grant date fair value of options granted to the NEOs during fiscal 2021, computed in accordance with Topic 718 using the assumptions discussed under “Stock-Based Compensation” in Note 1 to the financial statements for the fiscal year ended December 31, 2021 included elsewhere in this prospectus. The fiscal 2021 option awards consist of the stock options granted to the NEOs by us under the LTPP following the Spin-off. The terms of the fiscal 2021 option awards are summarized under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives.”
(5)	Reflects the Transaction Bonuses earned by the NEOs. See “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Annual Cash Bonus.”

(6)	We do not provide any of our executives with any above-market or preferential earnings on non-qualified deferred compensation.
(7)	Amounts shown in this column include the following for 2021: for Messrs. Schroeter, Keinan and Sebold, 401(k) matching contributions by IBM of $8,061, $13,591 and $14,500, respectively and 401(k) automatic contributions by IBM of $2,900; for Messrs. Schroeter, Keinan and Sebold and Ms. Charbonnier, 401(k) matching contributions by Kyndryl of $9,339, $3,809, $2,900 and $11,019, respectively; for Mr. Sebold, matching contributions by IBM to the IBM Excess Plan of $20,371; for Messrs. Schroeter, Keinan and Sebold, automatic contributions by IBM to the IBM Excess Plan of $8,636, $2,282 and $4,074, respectively; for Mr. Sebold, matching contributions by us to the Kyndryl Excess Plan of $5,556; and for Messrs. Schroeter, Keinan and Sebold, automatic contributions by us to the Kyndryl Excess Plan of $1,667, $1,333 and $1,111, respectively.

Amounts shown in this column also include the following perquisites for 2021: For Mr. Schroeter, personal financial planning, ground transportation, personal use of aircraft and participation in an IBM company-sponsored event; for Mr. Keinan, personal financial planning and ground transportation; and for Mr. Sebold, personal financial planning.

The aggregate incremental cost to the Company of Mr. Schroeter’s personal use of company-provided aircraft reported above is based on IBM’s actual invoiced amount from a third-party provider for the variable costs incurred on each trip. Since the aircraft is used primarily for business travel, this methodology excludes fixed costs that do not change based on usage, such as management fees. Mr. Schroeter did not have any personal use of a Company-provided aircraft between the completion of the Spin-off and the end of 2021. Mr. Schroeter’s personal travel on Company-provided aircraft is limited to an aggregate incremental cost to the Company not to exceed $200,000 per year. In addition to the above, on certain occasions, an executive’s spouse or other family member may accompany the executive on a flight when such person is invited to attend the event for appropriate business purposes.

The aggregate incremental cost to IBM and the Company, as applicable, of Mr. Schroeter’s and Mr. Keinan’s personal use of company-provided ground transportation is calculated, for use of a company-leased car and company driver, by multiplying the variable rate by the applicable driving time. The variable rate includes a driver’s salary and overtime payments, plus a cost per mile calculation based on fuel and maintenance expense. For use of an authorized car service, the incremental cost is the full cost to the company for such service.

(8)	To supplement the SEC-required disclosure in the Summary Compensation Table, we have included this additional column, “Adjusted Total (Excluding One-Time Awards),” to the right of the Summary Compensation Table. The additional column, “Adjusted Total (Excluding One-Time Awards),” reflects the “Total” excluding the following one-time awards and compensation items: for Mr. Schroeter, his Partial-Year 2021 Bonus and his Launch Awards; for Mr. Wyshner, his Partial-Year 2021 Bonus, the make-whole RRSU award granted to him by IBM and his Launch Awards; for Mr. Keinan, his sign-on bonus, his Partial-Year 2021 Bonus and his Launch Awards; for Mr. Sebold, his Partial-Year 2021 Bonus, his Launch Awards and the incremental fair value in connection with the conversion of his IBM equity awards; and for Ms. Charbonnier, her sign-on bonus, her Partial-Year 2021 Bonus, the make-whole RRSU award granted to her by IBM and her Launch Awards. Sign-on bonus and Partial-Year 2021 Bonus amounts are set forth in the “Bonus” column of the Summary Compensation Table. The grant date fair values of the make-whole RRSU awards and the Launch PSU, RSU and option awards comprising the Launch Awards, as well as the aggregate incremental fair values in connection with the conversion of Mr. Sebold’s equity awards, are set forth in the “Grants of Plan-Based Awards in 2021” table below. Amounts reported in the “Adjusted Total (Excluding One-Time Awards)” column differ substantially from the amounts determined under SEC rules as reported in the “Total” column, and are not a substitute for “Total Compensation” as determined under SEC rules.

Grants of Plan-Based Awards in 2021

The following table sets forth grants of plan-based awards to the NEOs during the fiscal year that ended December 31, 2021, including equity and non-equity awards granted to our NEOs by IBM prior to the Spin-off. Equity awards originally granted by IBM under IBM’s equity compensation plan were converted to Kyndryl awards under the LTPP in connection with the Spin-off with vesting dates consistent with the original awards from IBM and are presented on an as-converted basis.

										All
										Other
										Stock	All Other		Grant
										Awards:	Option		Date
										Number	Awards:	Exercise	Fair
				Estimated Possible Payouts			Estimated Future Payouts			of	Number of	or Base	Value of
				Under Non-Equity			Under Equity			Shares	Securities	Price of	Stock and
				Incentive Plan Awards(1)			Incentive Plan Awards			of Stock	Underlying	Option	Option
				Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards(5)	Awards(6)
Name	Grant Date		Award Type	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)
Martin Schroeter			Transaction Bonus		2,000,000
	2/1/2021	(2)	IBM PSU					374,647					10,033,047
	12/16/2021	(3)	Launch PSU				152,170	304,339	608,678				4,607,692
	12/16/2021		Launch RSU							236,693			4,208,402
	12/16/2021		Launch Option								642,047	17.78	4,198,987
David Wyshner			Transaction Bonus		975,000
	10/1/2021	(2)	IBM PSU					129,775					4,122,952
	10/1/2021	(4)	IBM RRSU							113,554			3,607,611
	12/16/2021	(3)	Launch PSU				57,970	115,939	231,878				1,755,316
	12/16/2021		Launch RSU							90,169			1,603,205
	12/16/2021		Launch Option								244,590	17.78	1,599,619
Elly Keinan			Transaction Bonus		1,600,000
	4/1/2021	(2)	IBM PSU					198,168					5,893,516
	12/16/2021	(3)	Launch PSU				110,142	220,284	440,568				3,335,100
	12/16/2021		Launch RSU							171,321			3,046,087
	12/16/2021		Launch Option								464,720	17.78	3,039,269
Edward Sebold			Transaction Bonus		833,333
	5/3/2021	(2)	IBM PSU					32,917					1,064,207
	12/16/2021	(3)	Launch PSU				21,739	43,477	86,954				658,242
	12/16/2021		Launch RSU							33,814			601,213
	12/16/2021		Launch Option								91,721	17.78	599,855
	11/3/2021	(7)	Equity Conversion – IBM PSU							3,558			1,638
	11/3/2021	(7)	Equity Conversion – IBM PSU							4,708			9,053
	11/3/2021	(8)	Equity Conversion – IBM RSU							963			1,170
	11/3/2021	(8)	Equity Conversion – IBM RSU							2,659			5,134
	11/3/2021	(8)	Equity Conversion – IBM RSU							4,363			11,557
	11/3/2021	(9)	Equity Conversion – IBM RRSU							4,936			13,082
Maryjo Chabonnier			Transaction Bonus		770,000
	8/2/2021	(2)	IBM PSU					31,445					998,064
	8/2/2021	(4)	IBM RRSU							22,012			698,661
	12/16/2021	(3)	Launch PSU				14,493	28,985	57,970				438,833
	12/16/2021		Launch RSU							22,543			400,815
	12/16/2021		Launch Option								61,148	17.78	399,908
(1)	Reflects the possible payout under the Transaction Bonus awarded to the NEO by IBM. The amount paid out is included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
(2)	Reflects the PSU award granted to the NEO by IBM. The PSUs were converted to Kyndryl RSUs in connection with the Spin-off. In the case of Messrs. Schroeter and Keinan, if, as of the closing of the Spin-off, the IBM PSU Share Value of his PSU award was less than the PSU target grant value by $50,000 or more, then immediately after the closing of the Spin-off, provided that the applicable performance criteria had been met or excused, such NEO would have received an RSU award with respect to a number of Kyndryl shares with a fair market value equal to the difference between such PSU target grant value and the IBM PSU Share Value. Because the IBM PSU Share Value exceeded the target value of their PSU awards as of the closing of the Spin-off no RSU awards were issued to Messrs. Schroeter and Keinan.
(3)	Reflects the Launch PSU award granted to the NEO as part of the Launch Awards. Amounts reported in the “Threshold” column assume that 50% of the target PSUs will vest and amounts reported in the “Maximum” column assume that 200% of the target PSUs will vest.
(4)	Reflects the sign-on RRSU award granted to the NEO by IBM. The RRSUs were converted to Kyndryl RSUs in connection with the Spin-off.
(5)	The stock options have an exercise price per share equal to the closing price of the Company’s common stock as reported on the NYSE on the day immediately prior to the date of grant.

(6)	Computed in accordance with Topic 718 using the assumptions discussed under “Stock-Based Compensation” in Note 1 to the financial statements for the fiscal year ended December 31, 2021 included elsewhere in this prospectus.
(7)	The amount shown reflects the incremental compensation expense associated with the conversion of the outstanding IBM PSU award granted prior to 2021 into a Kyndryl RSU award in connection with the Spin-off.
(8)	The amount shown reflects the incremental compensation expense associated with the conversion of the outstanding IBM RSU award granted prior to 2021 into a Kyndryl RSU award in connection with the Spin-off.
(9)	The amount shown reflects the incremental compensation expense associated with the conversion of the outstanding IBM RRSU award granted prior to 2021 into a Kyndryl RSU award in connection with the Spin-off.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards in 2021 Table

Offer Letters with our NEOs

We have no multi-year employment agreements with our NEOs. In 2021, IBM entered into offer letters with each of Mr. Schroeter, Mr. Wyshner, Mr. Keinan and Ms. Charbonnier setting forth the initial terms of their compensation, which we assumed in connection with the Spin-off.

CEO Offer Letter. On January 2, 2021, IBM entered into an offer letter with Mr. Schroeter, which became effective when he was hired on January 15, 2021. The offer letter provides that Mr. Schroeter will serve as our Chief Executive Officer and for such service is entitled to:

●	an annual base salary of $1,000,000, prorated for 2021 based on Mr. Schroeter’s actual service during such year;
●	a $2,000,000 transaction bonus (the terms of which are set forth under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Annual Cash Bonus — Prior to the Spin-off— Transaction Bonuses”); and
●	a new-hire PSU award of $10,500,000 in target value.

PSU Terms. Mr. Schroeter’s new-hire PSU award was granted on February 1, 2021, and became eligible to vest when (i) the Spin-off was completed as envisioned by January 1, 2023, and (ii) immediately following the closing of the Spin-off, Mr. Schroeter accepted employment as our Chief Executive Officer. Once the performance criteria were achieved, the PSU award vests 33% on the six-month anniversary of the Spin-off closing date, 33% on the first anniversary of the Spin-off closing date and 34% on the second anniversary of the Spin-off closing date, subject to continued employment on such dates (except as provided below). In addition, if for strategic business reasons, IBM formally announced it would not complete the Spin-off or if we were sold to another buyer, and IBM’s Chief Executive Officer determined that such announcement or sale was not made as a result of Mr. Schroeter’s performance in moving the Spin-off to closure, then Mr. Schroeter would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of (i) the announcement not to complete the Spin-off or (ii) the closing of the sale to another buyer (in the case of a sale, also if Mr. Schroeter was not selected to become our Chief Executive Officer or was selected to become the Chief Executive Officer, but declined the offer), as applicable. Furthermore, if Mr. Schroeter’s employment was terminated without Cause (as defined under “Potential Payments upon Termination or Change in Control”) prior to the Spin-off or the sale to a third party, or if the Spin-off was completed and Kyndryl’s offer of employment was not comparable in the aggregate to the terms of his offer letter (including with respect to annual salary, bonus and equity awards) or our Board did not appoint Mr. Schroeter as Chairman of our Board, then Mr. Schroeter would have still been eligible to receive the PSUs on the six-month, first and second anniversaries of the termination date. If, other than by death or disability, the performance conditions were not met for any other reason by January 1, 2023, the PSUs would have been canceled. Upon Mr. Schroeter’s death or disability, the PSU award will remain eligible to vest in accordance with its terms and would have vested if the Spin-off did not occur as envisioned by January 1, 2023.

If, as of the closing of the Spin-off, the IBM PSU Share Value of Mr. Schroeter’s PSU award was less than $10,500,000 by $50,000 or more, then immediately after the closing of the Spin-off, provided that the applicable performance criteria had been met or excused, Mr. Schroeter would have received an RSU award with respect to the number of shares of Kyndryl common stock with a value on the date of grant equal to the difference between $10,500,000 and the IBM PSU Share Value, with such RSUs vesting on the same schedule as the PSU award. If the Spin-off did not occur and we were instead sold to another buyer and as of the sale date the IBM PSU Share Value of Mr. Schroeter’s PSU award was less than $10,500,000 by $50,000 or more, and Mr. Schroeter accepted employment with the buyer, then the buyer would have granted an RSU award, or substantially equivalent cash or equity-based award in an affiliate of the buyer, with a value equal to the difference between $10,500,000 and the IBM PSU Share Value, with the award vesting on the same schedule as the PSU award.

CFO Offer Letter. On July 25, 2021, IBM entered into an offer letter with Mr. Wyshner which became effective on September 9, 2021. The offer letter provides that Mr. Wyshner will serve as our Chief Financial Officer and for such service is entitled to:

●	an annual base salary of $780,000, prorated for 2021 based on Mr. Wyshner’s actual service during such year;
●	a $975,000 transaction bonus (the terms of which are set forth under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Annual Cash Bonus — Prior to the Spin-off”);
●	a new-hire PSU award of $4,000,000 in target value; and
●	a sign-on equity RRSU award of $3,500,000 in planned value (the terms of which are set forth under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Long-Term Incentives — Prior to the Spin-off”).

PSU Terms. Mr. Wyshner’s new-hire PSU award was granted on October 1, 2021, and became eligible to vest when (i) the Spin-off was completed as envisioned by January 1, 2023, and (ii) immediately following the closing of the Spin-off, Mr. Wyshner accepted employment as our Chief Financial Officer. Once the performance criteria were achieved, the PSU award vests 33% on the six-month anniversary of the Spin-off closing date, 33% on the first anniversary of the Spin-off closing date and 34% on the second anniversary of the Spin-off closing date, subject to continued employment on such dates (except as provided below). In addition, if for strategic business reasons, IBM formally announced it would not complete the Spin-off or if we were sold to another buyer, and IBM’s Chief Executive Officer determined that such announcement or sale was not made as a result of Mr. Wyshner’s performance in moving the Spin-off to such closure, then Mr. Wyshner would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of (i) the announcement not to complete the Spin-off or (ii) the closing of the sale to another buyer (in the case of a sale, also if Mr. Wyshner was not selected to become our Chief Financial Officer or a substantially comparable role), as applicable. Furthermore, if Mr. Wyshner’s employment was terminated without Cause prior to the Spin-off or the sale to a third party, or if the Spin-off was completed and our offer of employment was not comparable in the aggregate to the terms of his offer letter (including with respect to annual salary, bonus and equity awards or Mr. Wyshner was not selected to become our Chief Financial Officer or a substantially comparable role), then Mr. Wyshner would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of the termination date. If, other than by death or disability, the performance conditions were not met for any other reason by January 1, 2023, the PSUs would have been canceled. Upon Mr. Wyshner’s death or disability, the PSU award will remain eligible to vest in accordance with its terms and would have vested if the Spin-off did not occur as envisioned by January 1, 2023.

Group President Offer Letter. On March 1, 2021, IBM entered into an offer letter with Mr. Keinan which became effective on March 8, 2021. The offer letter provides that Mr. Keinan will serve as our Group President and for such service is entitled to:

●	an annual base salary of $800,000, prorated for 2021 based on Mr. Keinan’s actual service during such year;
●	a $1,600,000 transaction bonus (the terms of which are set forth under “Compensation Discussion and Analysis— Elements of Compensation and Compensation Decisions — Annual Cash Bonus — Prior to the Spin-off”);
●	a new-hire equity PSU award of $5,600,000 in target value; and
●	a $2,000,000 sign-on bonus (the terms of which are set forth under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Other Compensation — Sign-on Bonuses”).

PSU Terms. Mr. Keinan’s new-hire PSU award was granted on April 1, 2021, and became eligible to vest when (i) the Spin-off was completed as envisioned by January 1, 2023, and (ii) immediately following the closing of the Spin-off, Mr. Keinan accepted employment as our Group President. Once the performance criteria were achieved, the PSU award vests 33% on the six-month anniversary of the Spin-off closing date, 33% on the first anniversary of the Spin-off closing date and 34% on the second anniversary of the Spin-off closing date, subject to continued employment on such dates (except as provided below). In addition, if for strategic business reasons, IBM formally announced it would not complete the Spin-off or if we were sold to another buyer, and IBM’s Chief Executive Officer determined that such announcement or sale was not made as a result of Mr. Keinan’s performance in moving the Spin-off to such closure, then Mr. Keinan would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of (i) the announcement not to complete the Spin-off or (ii) the closing of the sale to another buyer (in the case of a sale, also if Mr. Keinan was not selected to become our Group President or a substantially comparable role), as applicable. Furthermore, if Mr. Keinan’s employment was terminated without Cause prior to the Spin-off or the sale to a third party, or if the Spin-off was completed and our offer of employment was not comparable in the aggregate to the terms of his offer letter (including with respect to annual salary, bonus and equity awards), then Mr. Keinan would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of the termination date. If, other than by death or disability, the performance conditions were not met for any other reason by January 1, 2023, the PSUs would have been canceled. Upon Mr. Keinan’s death or disability, the PSU award will remain eligible to vest in accordance with its terms and would have vested if the Spin-off did not occur as envisioned by January 1, 2023.

If, as of the closing of the Spin-off, the IBM PSU Share Value of Mr. Keinan’s PSU award was less than $5,600,000 by $50,000 or more, then immediately after the closing of the Spin-off, provided that the applicable performance criteria had been met or excused, Mr. Keinan would have received an RSU award with respect to the number of shares of Kyndryl common stock with a value on the date of grant equal to the difference between $5,600,000 and the IBM PSU Share Value, with such RSUs vesting on the same schedule as the PSU award. If the Spin-off did not occur and we were instead sold to another buyer and as of the sale date the IBM PSU Share Value of Mr. Keinan’s PSU award was less than $5,600,000 by $50,000 or more, and Mr. Keinan accepted employment with the buyer, then the buyer would have granted an RSU award or substantially equivalent cash or equity-based award in an affiliate of the buyer, with a value equal to the difference between $5,600,000 and the IBM PSU Share Value, with the award vesting on the same schedule as the PSU award.

Chief Human Resources Officer Offer Letter. On May 28, 2021, IBM entered into an offer letter with Ms. Charbonnier which became effective on July 6, 2021. The offer letter provides that Ms. Charbonnier will serve as our Chief Human Resources Officer and for such service is entitled to:

●	an annual base salary of $615,000, prorated for 2021 based on Ms. Charbonnier’s actual IBM start date during such year;
●	a $770,000 transaction bonus (the terms of which are set forth under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Annual Cash Bonus — Prior to the Spin-off”);
●	a new-hire equity PSU award of $1,000,000 in target value;
●	a sign-on equity RRSU award of $700,000 in planned value (the terms of which are set forth under “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Long-Term Incentives — Prior to the Spin-off”); and
●	a $875,000 sign-on bonus (the terms of which are set forth under “Compensation Discussion and Analysis — Compensation Elements and Decisions — Other Compensation — Sign-on Bonuses”).

PSU Terms. Ms. Charbonnier’s new-hire PSU award was granted on August 1, 2021, and became eligible to vest when (i) the Spin-off was completed as envisioned by January 1, 2023, and (ii) immediately following the closing of the Spin-off, Ms. Charbonnier accepted employment as our Chief Human Resources Officer. Once the performance criteria were achieved, the PSU award vests 33% on the six-month anniversary of the Spin-off closing date, 33% on the first anniversary of the Spin-off closing date and 34% on the second anniversary of the Spin-off closing date, subject to continued employment on such dates (except as provided below). In addition, if for strategic business reasons, IBM formally announced it would not complete the Spin-off or if we were sold to another buyer, and IBM’s Chief Executive Officer determined that such announcement or sale was not made as a result of Ms. Charbonnier’s performance in moving the Spin-off to such closure, then Ms. Charbonnier would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of (i) the announcement not to complete the Spin-off or (ii) the closing of the sale to another buyer (in the case of a sale, also if Ms. Charbonnier was not selected to become our Chief Human Resources Officer or a substantially comparable role), as applicable. Furthermore, if Ms. Charbonnier’s employment was terminated without Cause prior to the Spin-off or the sale to a third party, if the Spin-off was completed and our offer of employment was not comparable in the aggregate to the terms of her offer letter (including with respect to annual salary, bonus and equity awards) or the Spin-off was completed and her geographic location was greater than 50 miles from her work location, then Ms. Charbonnier would still have been eligible to receive the PSUs on the six-month, first and second anniversaries of the termination date. If, other than by death or disability, the performance conditions were not met for any other reason by January 1, 2023, the PSUs would have been canceled. Upon Ms. Charbonnier’s death or disability, the PSU award will remain eligible to vest in accordance with its terms and would have vested if the Spin-off did not occur as envisioned by January 1, 2023.

Outstanding Equity Awards at December 31, 2021

The following table sets forth the number of securities underlying outstanding equity awards for each of our NEOs as of December 31, 2021. The information set forth below with respect to outstanding equity awards made by IBM prior to the Spin-off reflect the conversion of such awards in connection with the Spin-off.

			Option Awards(1)(2)				Stock Awards(2)
										Equity
										Incentive
										Plan
									Equity	Awards:
									Incentive	Market or
									Plan	Payout
									Awards:	Value of
								Market	Number of	Unearned
							Number of	Value of	Unearned	Shares,
			Number of	Number of			Shares or	Shares or	Shares,	Units or
			Securities	Securities			Units of	Units of	Units or	Other Rights
			Underlying	Underlying	Option		Stock that	Stock that	Other Rights	that Have
			Unexercised	Unexercised	Exercise	Option	Have Not	Have Not	that Have	Not
			Options (#)	Options (#)	Price	Expiration	Vested	Vested(13)	Not Vested	Vested(13)
Name	Grant Date		Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
Martin Schroeter	2/1/2021	(3)					374,647	6,781,111
	12/16/2021	(4)					236,693	4,284,143
	12/16/2021	(5)							152,170	2,754,277
	12/16/2021		—	642,047	17.78	12/16/2031
David Wyshner	10/1/2021	(6)					113,554	2,055,327
	10/1/2021	(3)					129,775	2,348,928
	12/16/2021	(4)					90,169	1,632,059
	12/16/2021	(5)							57,970	1,049,257
	12/16/2021		—	244,590	17.78	12/16/2031
Elly Keinan	4/1/2021	(3)					198,168	3,586,841
	12/16/2021	(4)					171,321	3,100,910
	12/16/2021	(5)							110,142	1,993,570
	12/16/2021		—	464,720	17.78	12/16/2031
Edward Sebold	6/8/2018	(7)					963	17,430
	6/7/2019	(8)					2,659	48,128
	6/8/2020	(9)					4,708	85,215
	6/8/2020	(10)					4,363	78,970
	6/3/2019	(11)					4,936	89,342
	5/3/2021	(3)					32,917	595,798
	12/16/2021	(4)					33,814	612,033
	12/16/2021	(5)							21,739	393,476
	12/16/2021		—	91,721	17.78	12/16/2031
Maryjo Charbonnier	8/2/2021	(12)					22,012	398,417
	8/2/2021	(3)					31,445	569,155
	12/16/2021	(4)					22,543	408,028
	12/16/2021	(5)							14,493	262,323
	12/16/2021		—	61,148	17.78	12/16/2031
(1)	Stock options vest in four equal annual installments beginning on the anniversary of the grant date.
(2)	For information on vesting upon specified termination events or a change in control, see “Potential Payments upon Termination or Change in Control.”
(3)	These RSUs vest as follows: 33% on May 3, 2022; 33% of November 3, 2022; and 34% on November 3, 2023.

(4)	These RSUs vest in four equal annual installments beginning on the anniversary of the grant date.
(5)	The number of shares reflected for each of the NEOs represents the threshold number of shares that may be earned under the Launch PSU awards. We have reflected the threshold number of shares for each of the NEOs because our performance as of December 31, 2021 was below threshold. The actual number of shares that will be distributed with respect to the Launch PSU awards is not yet determinable. The Launch PSU awards vest in proportion to actual performance over the three-year performance period ending on December 16, 2024. See the description of the Launch PSU awards in “Compensation Discussion and Analysis — Elements of Compensation and Compensation Decisions — Long-Term Equity Incentives — After the Spin-off — Launch Awards.”
(6)	These RRSUs vest in three installments as follows: 8,108 on October 1, 2022, 8,113 on October 1, 2023, and 97,333 on October 1, 2024.
(7)	These RSUs vest on June 8, 2022.
(8)	These RSUs vest in substantially equal installments on June 7, 2022 and June 7, 2023.
(9)	These RSUs vest in full on December 31, 2022.
(10)	These RSUs vest as follows: 33% on June 8, 2022, 33% on June 8, 2023, and 34% on June 8, 2024.
(11)	These RRSUs vest in full on June 3, 2023.
(12)	These RRSUs vest in full on August 2, 2023.
(13)	The market value is based on the closing price on the NYSE of our common stock on December 31, 2021, the last trading day of 2021 ($18.10), multiplied by the number of outstanding shares.

Option Exercises and Stock Vested in 2021

The following table provides information regarding RSUs that vested during 2021 for our NEOs. Our NEOs did not exercise any options during 2021.

Stock Awards
	Number of Shares Acquired on	Value Realized on
	Vesting(1)	Vesting(2)
Name	(#)	($)
Martin Schroeter(3)	—	—
David Wyshner	—	—
Elly Keinan(3)	—	—
Edward Sebold	3,558	64,400
Maryjo Charbonnier	—	—
(1)	The shares acquired on vesting represent RSUs that vested on December 31, 2021.
(2)	The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.
(3)	This table does not include Kyndryl RSUs that vested during 2021 and that relate to equity awards granted to Messrs. Schroeter and Keinan prior to their respective retirements from IBM which, upon their respective retirements, remained outstanding and subject to vesting as if they had been employed by IBM on each applicable vesting date.

Pension Benefits in 2021

During 2021, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.

Non-Qualified Deferred Compensation for 2021

The following table provides information regarding contributions, earnings and balances for our NEOs under the Kyndryl Excess Plan, as well as under the IBM Excess 401(k) Plus Plan, in which they participated in 2021 and maintain balances, but to which they may not make further contributions. Under each of the plans, deferred account balances are fully vested at all times. In addition, neither plan provides any opportunity for above-market or preferential earnings, nor does either plan provide any minimum internal rate of return. Additionally, the Kyndryl Excess Plan and the IBM Excess 401(k) Plus Plan do not permit “hardship” withdrawals. The Kyndryl Excess Plan and the IBM Excess 401(k) Plus Plan are not funded, and plan participants have only an unsecured contractual commitment by the applicable company to pay amounts owed under each plan. Each of these plans is further described below.

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance
	Contributions	Contributions	Earnings in	Withdrawals/	at Last
	in Last FY	in Last FY	Last FY	Distributions	FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)
Martin Schroeter(4)
Kyndryl Excess Plan	—	1,667	—	—	1,667
IBM Excess 401 (k) Plus Plan	—	8,636	3,303	2,784,000	8,723
David Wyshner
Kyndryl Excess Plan	—	—	—	—	—
IBM Excess 401 (k) Plus Plan	—	—	—	—	—
Elly Keinan(4)
Kyndryl Excess Plan	—	1,333	—	—	1,333
IBM Excess 401 (k) Plus Plan	—	2,282	35	—	2,316
Edward Sebold
Kyndryl Excess Plan	33,139	6,667	266	—	40,072
IBM Excess 401 (k) Plus Plan	150,555	24,445	246,316	—	1,889,730
Maryjo Charbonnier
Kyndryl Excess Plan	—	—	—	—	—
IBM Excess 401 (k) Plus Plan	—	—	—	—	—
(1)	The amounts in this column are reported as compensation for fiscal 2021 in the “Base Salary” column of the Summary Compensation Table.
(2)	Represents the amount of the automatic and/or matching contribution made by us in accordance with the Kyndryl Excess Plan or the amount of the automatic contribution and/or matching contribution made by IBM in accordance with IBM’s Excess 401(k) Plus Plan, as applicable. Matching contributions are reported for the year in which the compensation against which the applicable deferral election is applied has been earned (regardless of whether such matching contribution is actually credited to the NEO’s non-qualified deferred compensation account in that year or the following year). The amounts in this column are reported as compensation for fiscal 2021 in the “All Other Compensation” column of the Summary Compensation Table.
(3)	Amounts in this column are not reported as compensation for fiscal 2021 in the Summary Compensation Table since they do not reflect above-market or preferential earnings.
(4)	This table does not include Kyndryl RSUs that relate to equity awards granted to Messrs. Schroeter and Keinan prior to their respective retirements from IBM and which, upon their respective retirements, remained outstanding and subject to vesting as if they had been employed by IBM on each applicable vesting date.

IBM Excess 401(k) Plus Plan

IBM maintains the IBM Excess 401(k) Plus Plan (the “IBM Excess Plan”), in which each of our NEOs other than Mr. Wyshner and Ms. Charbonnier participated in 2021. Under the IBM Excess Plan, an eligible employee may elect to defer up to 80% of salary and eligible performance pay, which includes annual incentive program payments. In both cases, the deferral elections must be made prior to the year in which the deferred amounts are earned. Only Mr. Sebold was eligible to elect any deferrals under the IBM Excess Plan in 2021.

For eligible participants who defer salary or eligible performance pay under the IBM Excess Plan, IBM credits matching contributions to their accounts. For Mr. Sebold, who was the only NEO eligible for a matching contribution in 2021, IBM’s matching contribution to his account equaled 5% of the sum of (i) the amount he elected to defer under the IBM Excess Plan and (ii) his eligible compensation after reaching the compensation limits in the Code.

IBM also credits automatic contributions to the accounts of eligible participants including, in 2021, Messrs. Schroeter, Keinan and Sebold. Mr. Wyshner and Ms. Charbonnier were not eligible for automatic contributions in 2021. In each case, the automatic contributions were equal to 1% of the sum of (i) the amount the participant elected to defer under the IBM Excess Plan and (ii) the participant’s eligible compensation after reaching the compensation limits in the Code.

Deferrals under the IBM Excess Plan may be allocated among 34 notional investment choices, each of which replicates the performance of the comparable investment funds in the IBM 401(k) Plan. For Messrs. Schroeter, Keinan and Sebold, their transfer to Kyndryl in connection with the Spin-off did not trigger a distribution of the amounts in their accounts in the IBM Excess Plan. Rather, upon their separation of service from Kyndryl, they will receive a distribution of the amounts in their accounts in a lump sum or installments based upon their distribution election. Mr. Schroeter’s account under the IBM Excess Plan was distributed to him in February 2021 in connection with his separation of service from IBM in 2020.

Kyndryl Excess Plan

In connection with the Spin-off, we adopted the Kyndryl Excess Plan, a nonqualified deferred compensation plan that, starting in 2022, offers eligible employees an opportunity to defer up to 80% of their eligible compensation (including base and performance pay, but not any non-recurring compensation) in excess of the limits imposed by the Code under the Kyndryl 401(k) Plan.

Employees are eligible to participate in the Kyndryl Excess Plan in 2022 if they (i) were hired as an executive or promoted to an executive position by Kyndryl after September 1, 2021 and prior to November 15, 2021 or (ii) directly transferred from IBM to Kyndryl and either (a) made elective deferrals under the IBM Excess plan for the 2021 plan year or (b) were hired as an executive by IBM between November 15, 2020 and September 1, 2021. Each of the NEOs is eligible to participate in the Kyndryl Excess Plan.

For certain eligible employees that transferred from IBM, including Messrs. Schroeter, Keinan and Sebold and Ms. Charbonnier, we will make an annual automatic contribution to the Kyndryl Excess Plan equal to 6% of their eligible pay in excess of the limits under the Code.

With respect to participants in the IBM Excess Plan who became participants in the Kyndryl Excess Plan in 2021, including Messrs. Schroeter, Keinan and Sebold, the applicable deferral elections and automatic and matching contributions that would have applied under the IBM Excess Plan for the remainder of 2021 following the Spin-off instead applied to the Kyndryl Excess Plan. However, the Kyndryl Excess Plan will not provide for matching contributions commencing in 2022. Distributions are made following death (in a lump sum) or following a separation from service (in a lump sum or installments, based on the employee’s distribution election), subject to certain exceptions for compliance with Section 409A of the Code.

Deferrals under the Kyndryl Excess Plan may be allocated among hypothetical investment options that mirror the investment options available under our qualified Kyndryl 401(k) Plan.

Messrs. Schroeter, Keinan and Sebold were the only NEOs who had balances under the Kyndryl Excess Plan as of December 31, 2021.

Potential Payments upon Termination or Change in Control

The following table describes the potential payments and benefits under the Company’s compensation and benefit plans and contractual agreements to which the NEOs would have been entitled if a termination of employment or change in control occurred on the last business day of fiscal 2021.

The only agreements, arrangements or plans that entitle the NEOs to severance, perquisites or other enhanced benefits upon termination of their employment or a change in control are:

●	the Severance Plan; and
●	the terms of the NEOs’ equity awards.

The amounts shown in the table do not include:

●	payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs; and
●	distributions of previously vested plan balances under the Kyndryl 401(k) Plan, the Kyndryl Excess Plan and the IBM Excess Plan (see “—Non-Qualified Deferred Compensation for 2021” above for information about the Kyndryl Excess Plan and the IBM Excess Plan).

Potential Payments to NEOs upon Termination of Employment or Change in Control Table

		Qualifying
		Termination
		following a
	Termination	Change in	Qualifying
	without Cause	Control	Retirement	Disability	Death
Name	($)	($)	($)	($)	($)
Martin Schroeter
Cash Severance Payment(1)	4,000,000	8,000,000	—	—	—
Acceleration of Equity Awards(2)	205,455	16,779,245	11,270,709	16,779,245	16,779,245
Value of Continuing Benefits(3)	46,708	46,708	—	—	—
Outplacement Benefit(4)	4,500	4,500	—	—	—
Total	4,256,663	24,830,453	11,270,709	16,779,245	16,779,245
David Wyshner
Cash Severance Payment(1)	2,145,000	3,607,500	—	—	—
Acceleration of Equity Awards(2)	—	8,213,079	—	8,213,079	8,213,079
Value of Continuing Benefits(3)	38,207	38,207	—	—	—
Outplacement Benefit(4)	4,500	4,500	—	—	—
Total	2,187,707	11,863,286	—	8,213,079	8,213,079
Elly Keinan
Cash Severance Payment(1)	2,800,000	5,200,000	—	—	—
Acceleration of Equity Awards(2)	148,710	10,823,602	6,836,461	10,823,602	10,823,602
Value of Continuing Benefits(3)	26,595	26,595	—	—	—
Outplacement Benefit(4)	4,500	4,500	—	—	—
Total	2,979,805	16,054,697	6,836,461	10,823,602	10,823,602
Edward Sebold
Cash Severance Payment(1)	1,833,334	3,083,333	—	—	—
Acceleration of Equity Awards(2)	—	2,343,200	—	2,343,200	2,343,200
Value of Continuing Benefits(3)	33,470	33,470	—	—	—
Outplacement Benefit(4)	4,500	4,500	—	—	—
Total	1,871,304	5,464,503	—	2,343,200	2,343,200
Maryjo Charbonnier
Cash Severance Payment(1)	1,692,500	2,847,500	—	—	—
Acceleration of Equity Awards(2)	—	1,919,796	—	1,919,796	1,919,796
Value of Continuing Benefits(3)	1,946	1,946	—	—	—
Outplacement Benefit(4)	4,500	4,500	—	—	—
Total	1,698,946	4,773,742	—	1,919,796	1,919,796
(1)	Cash Severance Payments:

●	Under the Severance Plan, as described more fully below, each NEO is entitled to cash severance in the event of a termination without Cause or, solely following a Change in Control, with Good Reason, subject to certain conditions;
●	The amounts of the cash severance payments included in the table assume that there is no notice period prior to the termination without Cause; and
●	The cash severance payments included in the table assume there would be no cutback of payments to avoid subjecting the NEOs to an excise tax under Section 280G of the Code.
(2)	Acceleration of Equity Awards:
●	The values under “Acceleration of Equity Awards” are presented as the sum of the values as of the last business day of 2021 of the additional benefit from the acceleration of vesting, if any, of RSUs, stock options and performance shares that would have occurred as a result of termination under the different circumstances presented.
●	The value of accelerated stock options, for purposes of this table, was determined by subtracting the exercise price of the original stock option from the closing stock price on the NYSE of $18.10 at December 31, 2021, and multiplying the result, if a positive number (in-the-money), by the number of option shares that would vest as a result of termination.
●	With respect to Messrs. Schroeter and Keinan, a termination without cause would constitute a “qualifying LTPP retirement” as described under “—Treatment of Outstanding Equity Awards in the Event of Certain Qualifying Terminations” below.
(3)	Value of Continuing Benefits:
●	Reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), for a period of 24 months in the case of Mr. Schroeter or 18 months in the case of each of the other NEOs, assuming 2021 rates; and
●	The amounts included in the table assume that there is no notice period prior to the termination without Cause.
(4)	Reflects the estimated cost of six months of outplacement services.

Severance Plan

The Severance Plan provides for payment of severance and other benefits to eligible executives, including the NEOs, in the event of a termination of employment with the Company without Cause (as that term is defined in the LTPP and as set forth below) or, solely in connection with a change in control, with Good Reason (as defined below, and each of a termination without Cause and a termination with Good Reason, a “covered termination”), in each case, subject to the executive’s (i) execution and non-revocation of a general release of claims in favor of the Company, (ii) execution of a two-year noncompetition and nonsolicitation agreement and (iii) continued compliance with the executive’s Agreement Regarding Confidential Information and Intellectual Property with the Company. The Severance Plan also provides for continued vesting of certain equity awards upon a “qualifying retirement” (as defined below).

In the event of a covered termination, in addition to certain accrued obligations, as of December 31, 2021, the Severance Plan provided for the following payments and benefits to the NEOs:

●	a lump-sum pro-rata bonus for the year of termination, based on actual performance;
●	continued payment over a 24-month period in the case of Mr. Schroeter, or an 18-month period in the case of each of the other NEOs, of such NEO’s base salary, in each case inclusive of any notice period;
●	continued health insurance coverage, or reimbursement of premiums for coverage, at substantially the same level as provided immediately prior to such termination, at the same cost as generally provided to similarly situated active Company employees, for a period of 24 months for Mr. Schroeter or 18 months for each of the other NEOs (the “welfare benefit”), in each case inclusive of any notice period; and
●	payment of, or reimbursement for, six months of outplacement services (the “outplacement benefit”).

Notwithstanding the foregoing, in the event such covered termination occurs within the 24-month period following a change in control (as defined in the LTPP), in addition to certain accrued obligations, the Severance Plan provides for the following payments and benefits to the NEOs:

●	a lump-sum pro-rata bonus for the year of termination, based on target performance;
●	a lump-sum cash severance amount equal to the sum of the NEO’s annual base salary and target annual bonus amount times the multiplier applicable to such executive (which is 2.0 for Mr. Schroeter and 1.5 for each of the other NEOs);
●	the welfare benefit; and
●	the outplacement benefit.

In addition, the Severance Plan provides that, upon a termination in connection with a “qualifying retirement,” subject to the NEO’s (i) provision of six months’ notice of intent to retire, (ii) execution and non-revocation of a general release of claims in favor of the Company, (iii) execution of a two-year noncompetition agreement and (iv) continued compliance with the Agreement Regarding Confidential Information and Intellectual Property with the Company, notwithstanding anything to the contrary in the LTPP or the award agreements relating to the NEO’s outstanding RSU awards, such outstanding RSU awards will not be canceled but will instead remain outstanding and subject to vesting in accordance with their terms as if the NEO remained an active employee of the Company through each applicable vesting date.

The Severance Plan provides that if any payments and/or benefits due to a participant (including any NEO) under the Severance Plan and/or any other arrangements will constitute “excess parachute payments” (as defined in Section 280G (“Section 280G”) of the Code), the Company will reduce the amount of payments under the Severance Plan by the minimum amount necessary such that the present value of the participant’s “parachute payments” (as defined in Section 280G) is below 300% of such participant’s “base amount” (as defined in Section 280G), calculated in accordance with the Treasury Regulations promulgated under Section 280G; provided, however, in no event will the amount of any severance payments be reduced unless (a) the net after-tax amount of such payments and benefits as so reduced is greater than or equal to (b) the net after-tax amount of such payments and benefits without such reduction.

For purposes of the Severance Plan:

●	a “qualifying retirement” is a termination of employment (other than for Cause as defined in the LTPP and set forth below) after attaining the age of 55 and completing at least ten (10) years of service with the Company at the time of termination. For purposes of calculating years of service, (a) in certain circumstances, years of service to IBM will be counted for participants who transfer employment directly to the Company from IBM and (b) years of service will include years of service with an entity acquired by the Company for participants whose employment is transferred directly to the Company in connection with such acquisition; and
●	a termination with “Good Reason” is a termination of employment due to (a) a material diminution in the participant’s authority, duties or responsibilities, (b) a reduction in the participant’s then current base salary or bonus opportunity, (c) a material breach by the Company of an existing agreement between the Company and the participant, (d) the failure of the Company’s successor to assume in writing the Company’s obligations under the Severance Plan or any other agreement with the participant if not assumed by successor by operation of law, or (e) a relocation of more than 40 miles from both the participant’s then current primary place of employment and their assigned primary Company office; provided, however, that the participant must provide the Company with written notice of the circumstance that the participant claims to be good reason within 90 days after such circumstance first occurs, such circumstance is not remedied within 30 days after the Company receives the written notice, and the participant’s termination of employment is effective as soon as practicable after the end of such 30-day cure period.

In February 2022, our Compensation Committee amended the Severance Plan to provide that (i) the base salary amount payable to our NEOs upon a covered termination described above would be paid in a lump sum, rather than over a 24-month period, in the case of Mr. Schroeter, or an 18-month period, in the case of the other NEOs and (ii) continued health insurance coverage, or reimbursement of premiums for coverage, at substantially the same level as provided immediately prior to such termination, for Mr. Schroeter would be limited to a period of 18 months.

Treatment of Outstanding Equity Awards in the Event of Certain Qualifying Terminations (Other than Terminations in Connection with a Change in Control)

RSUs

Except as provided in the case of a “qualifying retirement” under the Severance Plan, in the event of termination of employment other than on account of death or disability, all unvested RSUs will be canceled. In the event of the NEO’s death, all unvested RSUs will immediately vest. In the event the NEO becomes disabled (as described in the LTPP), unvested RSUs will remain outstanding and continue to vest in accordance with their terms as if the NEO remained an active employee of the Company through each applicable vesting date.

Stock Options

In the event of termination of employment other than in connection with a “qualifying LTPP retirement” or on account of death or disability, any stock options that are not exercisable will be canceled immediately, and any stock options that are exercisable as of the date of termination of employment (other than for Cause (as defined in the LTPP and set forth below)) will remain exercisable for 90 days after the date of termination, after which any unexercised stock options will be canceled. In the event of termination of employment in connection with a “qualifying LTPP retirement” (which is a termination of employment (other than for Cause) after attaining the age of 55 and completing at least ten (10) years of service with the Company at the time of termination), any unvested stock options will vest and become exercisable, and all stock options that are exercisable as of the date of termination will remain exercisable until the earlier of the expiration of the full term and the fifth anniversary of the date the NEO’s employment terminates. In the event of the NEO’s death or in the event the NEO becomes disabled, all stock options will become fully exercisable and remain exercisable until the earlier of the expiration of their full term and the third anniversary of the date the NEO’s employment terminates.

PSUs

In the event of a termination of employment other than in connection with a “qualifying LTPP retirement” or on account of death or disability, all unvested PSUs will be canceled. In the event of termination of employment in connection with a “qualifying LTPP retirement” at least one year after the grant date of the PSUs, the NEO will receive a payout that is prorated for the time worked as an active executive during the Performance Period following the Compensation Committee’s calculation of the PSU payout. In the event of a NEO’s death or in the event the NEO becomes disabled, the PSUs will remain outstanding and continue to vest in accordance with their terms.

Treatment of Outstanding Equity Awards in the Event of a Change in Control

In the event of a change in control (as defined in the LTPP)

●	if the acquirer or successor company in such change in control has agreed to provide for the substitution, assumption, exchange or other continuation of awards granted pursuant to the LTPP, then, if the participant’s employment with or service to the Company or an affiliate is terminated by the Company or affiliate without Cause (and other than due to death or disability) on or within 24 months following a change in control, then unless otherwise provided by the Compensation Committee, all options and stock appreciation rights held by such participant will become immediately exercisable with respect to 100% of the shares subject to such options and stock appreciation rights, and the restricted period (and any other conditions) will expire immediately with respect to 100% of the shares of restricted stock and restricted stock units and any other awards (other than other cash-based awards) held by such participant (including a waiver of any applicable performance conditions); provided that if the vesting or exercisability of any award would otherwise be subject to the achievement of performance conditions, the portion of such award that will become fully vested and immediately exercisable will be based on the assumed achievement of actual or target performance as determined by the Compensation Committee;
●	if the acquirer or successor company in such change in control has not agreed to provide for the substitution, assumption, exchange or other continuation of awards granted pursuant to the LTPP, then unless otherwise provided by the Compensation Committee, all stock options and stock appreciation rights held by such participant will become immediately exercisable with respect to 100% of the shares subject to such stock options and stock appreciation rights, and the restricted period (and any other conditions) will expire immediately with respect to 100% of the shares of restricted stock and restricted stock units and any other awards (other than other cash-based award) held by such participant (including a waiver of any applicable performance conditions); provided that if the vesting or exercisability of any award would otherwise be subject to the achievement of performance conditions, the portion of such award that will become fully vested and immediately exercisable will be based on the assumed achievement of actual or target performance as determined by the Compensation Committee; and
●	the Compensation Committee may upon at least 10 days’ advance notice to the affected participants, cancel any outstanding award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share received or to be received by other stockholders of the Company in the event (it being understood that any stock option or stock appreciation right having a per-share exercise or hurdle price equal to, or in excess of, the fair market value (as of the date specified by the Compensation Committee) of a share subject thereto may be canceled and terminated without any payment or consideration therefor).

Notwithstanding the above, the Compensation Committee will exercise such discretion over the timing of settlement of any award subject to Code Section 409A at the time such award is granted. To the extent practicable, these provisions will occur in a manner and at a time that allows affected participants the ability to participate in the change in control transaction with respect to the shares subject to their awards.

Definition of Cause

“Cause” means, as reasonably determined by Kyndryl, the occurrence of any of the following: (i) embezzlement, misappropriation of corporate funds or other material acts of dishonesty; (ii) commission or conviction of any felony or of any misdemeanor involving moral turpitude, or entry of a plea of guilty or nolo contendere to any felony or misdemeanor (other than a minor traffic violation or other minor infraction); (iii) engagement in any activity that the employee knows or should know could harm the business or reputation of the Company; (iv) failure to adhere to the Company’s corporate codes, policies or procedures; (v) a breach of any covenant in any employment agreement or any intellectual property agreement, or a breach of any other provision of the employment agreement, in either case if the breach is not cured to the Company’s satisfaction within a reasonable period after notice of the breach (no notice and cure period is required if the breach cannot be cured); (vi) failure to perform duties or follow management direction, which failure is not cured to the Company’s satisfaction within a reasonable period of time after a written demand for substantial performance is delivered to the employee (no notice or cure period is required if the failure to perform cannot be cured); (vii) violation of any statutory, contractual or common law duty or obligation to the Company, including, without limitation, the duty of loyalty; (viii) rendering of services for any organization or engaging directly or indirectly in any business which is or becomes competitive with the Company, or which organization or business, or the rendering of services to such organization or business, is or becomes otherwise prejudicial to or in conflict with the interests of the Company; or (ix) acceptance of an offer to engage in or associate with any business which is or becomes competitive with the Company; provided, however, that the mere failure to achieve performance objectives shall not constitute Cause.

Director Compensation in 2021

The table below sets forth information regarding the compensation of each of our non-employee directors for the fiscal year ended December 31, 2021.

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($)(1)	($)
Dominic J. Caruso	25,288	195,402	220,690
John D. Harris II	15,890	195,402	211,292
Stephen A.M. Hester	26,616	195,402	222,018
Shirley Ann Jackson	15,890	195,402	211,292
Janina Kugel	15,890	195,402	211,292
Denis Machuel	15,890	195,402	211,292
Rahul N. Merchant	15,890	195,402	211,292
Jana Schreuder	19,466	195,402	214,868
Howard I. Ungerleider	15,890	195,402	211,292
(1)	Represents the aggregate grant date fair value of RSUs granted during 2021 computed in accordance with Topic 718. The assumptions used in the valuation are discussed under the heading “Stock-Based Compensation” in Note 1 to the financial statements for the fiscal year ended December 31, 2021 included elsewhere in this prospectus. As of December 31, 2021, each of our non-employee directors had 10,990 RSUs outstanding, which will vest on December 16, 2022, subject to continued service through such date.

Board and Committee Fees in 2021

In connection with the Spin-off, our Board adopted the following director compensation program for our non-employee directors:

●	An annual cash retainer of $100,000, payable in installments and prorated for partial years of service.
●	An additional annual cash retainer for service as the chair of a Board committee or as Lead Independent Director payable in installments and prorated for partial years of service as follows: Audit Committee Chair: $30,000; Compensation Committee Chair: $22,500; Nominating and Governance Committee Chair: $22,500; and Lead Independent Director: $45,000.
●	An annual RSU grant with a target value of $200,000 and vesting on the first anniversary of the date of grant.

Accordingly, in December 2021, we granted each of our non-employee directors 10,990 RSUs that vest in full on the first anniversary of the grant date, subject to the director’s continued service through such date. Our directors are subject to the Stock Ownership Guidelines described under “Compensation Discussion and Analysis— Additional Compensation Information— Stock Ownership Guidelines.” Pursuant to such guidelines, our non-employee directors are required to retain 100% of the shares of our common stock underlying such RSUs, net of any amounts required to pay taxes, until they achieve the ownership required by the guidelines.

Prior to the completion of the Spin-off, IBM employees Simon J. Beaumont, Nicholas Fehring and Frank Sedlarcik served as interim directors of Kyndryl. Messrs. Beaumont, Fehring and Sedlarcik resigned prior to the Spin-off. The interim directors did not receive any incremental compensation for their service as interim directors.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during 2021 included Janina Kugel, Jana Schreuder and Howard I. Ungerleider. None of the members of our Compensation Committee during 2021 has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Equity Compensation Plan Information

The following table sets forth, as of December 31, 2021, certain information regarding our equity compensation plans. The only plan pursuant to which we may currently make equity grants is the Kyndryl 2021 Long-Term Performance Plan.

Number of
Securities
Remaining
Available for
	Number of				Future Issuance
	Securities to be				Under Equity
	Issued Upon		Weighted-average		Compensation
	Exercise of		Exercise Price of		Plans (Excluding
	Outstanding		Outstanding		Securities
	Options, Warrants		Options, Warrants		Reflected in
	and Rights		and Rights		Column (a))
Plan Category	(a)		(b)		(c)
Equity compensation plans approved by security holders	15,798,953	(1)	$18 per share	(2)	6,478,287	(3)
(1)	Total includes (i) 3,829,722 stock options, (ii) 1,792,467 performance share units (assuming maximum performance with respect to each of the performance measures) and (iii) 10,176,764 restricted stock units.
(2)	The weighted-average exercise price relates only to stock options. The calculation of the weighted-average exercise price does not include outstanding equity awards that are received or exercised for no consideration.
(3)	These shares are available for grant as of December 31, 2021 under the Kyndryl 2021 Long-Term Performance Plan pursuant to which the Compensation Committee of the Board of Directors may make various stock-based awards, including stock options, stock appreciation rights, restricted stock, restricted stock units and other awards based, in whole or in part, on the value of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Ownership of Securities

The following table sets forth information regarding the beneficial ownership of our common stock by (1) each of our directors and executive officers and (2) each person known to us to beneficially own more than 5% of our voting securities.

The number of shares of common stock outstanding and percentages of beneficial ownership provided in the table below are based on the beneficial ownership as of May 31, 2022 and are based on 225,762,489 shares of our common stock, par value $0.01 per share, outstanding as of May 31, 2022. As of May 31, 2022, we had 278,422 holders of record of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In accordance with the rules of the SEC, beneficial ownership includes voting or investment power with respect to securities and includes shares issuable pursuant to exchange or conversion rights that are exercisable within 60 days of the date of this prospectus.

To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

Directors and Executive Officers

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of May 31, 2022, by each of our directors and named executive officers and all of our directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned as
	of May 31, 2022(1)
		Restricted
		Stock Units
	Shares of	Vesting
	Common	Within 60
	Stock Owned	Days of	Total
	Directly and	May 31,	Beneficial
Name	Indirectly(2)	2022(3)	Ownership(4)
Martin Schroeter	271,666	41,674	313,340
David Wyshner	59,898	—	59,898
Elly Keinan	100,218	8,471	108,689
Edward Sebold	9,135	3,737	12,872
Maryjo Charbonnier	6,635	—	6,635
Dominic J. Caruso	—	—	—
John D. Harris II	56	—	56
Stephen A.M. Hester	—	—	—
Shirley Ann Jackson	6,726	—	6,726
Janina Kugel	—	—	—
Denis Machuel	—	—	—
Rahul N. Merchant	—	—	—
Jana Schreuder	—	—	—
Howard I. Ungerleider	—	—	—
Directors and executive officers as a group (15 persons)	461,451	58,441	519,892
(1)	Each individual and member of the group has sole investment power with respect to the shares owned. As of May 31, 2022, (i) no director or executive officer beneficially owned 1% or more of the outstanding common stock of the Company and (ii) the directors and executive officers as a group beneficially owned approximately less than 1% of the outstanding common stock of the Company (including common stock they can acquire within 60 days).
(2)	Included are shares of common stock owned outright.

(3)	The number of shares shown in this column are not currently outstanding but are deemed beneficially owned because the individual has the right to acquire them pursuant to options exercisable or restricted stock units settling within 60 days of May 31, 2022.
(4)	These amounts are the sum of the number of shares shown in the prior columns.

5% Owners

The following table provides information about stockholders known to us to beneficially own more than 5% of our outstanding common stock as of May 31, 2022.

	Amount and Nature of		Percent of Company
Beneficial Owner	Beneficial Ownership		Common Stock
Goldman Sachs Group Inc.	22,307,055	(1)	9.9%
200 West Street
New York, NY 10282
International Business Machines Corporation	22,301,536	(2)	9.9%
One New Orchard Road
Armonk, NY 10504
The Vanguard Group	17,928,827	(3)	7.9%
100 Vanguard Blvd
Malvern, PA 19355
BlackRock, Inc.	15,320,271	(4)	6.8%
55 East 52nd Street
New York, NY 10055
(1)	Reflects, to the Company’s knowledge, beneficial ownership as of May 24, 2022, as disclosed by Goldman Sachs Group Inc. and Goldman Sachs & Co. LLC in a Form 4 filed with the SEC on May 26, 2022. Goldman Sachs & Co. LLC has entered into an agreement, of which the Company is identified as a third-party beneficiary, not to vote any shares of the Company’s common stock beneficially owned by itself or any of its affiliates at any time in excess of 9.9% of the outstanding shares of the Company’s common stock.
(2)	Based on representations made by IBM, as of May 31, 2022, IBM had sole dispositive power with respect to 22,301,536 shares of common stock.
(3)	As of December 31, 2021, and based on the Schedule 13G filed by The Vanguard Group (“Vanguard”) with the SEC on February 11, 2022, Vanguard had (i) shared voting power with respect to 116,137 shares of common stock, (ii) sole dispositive power with respect to 17,529,027 shares of common stock and (iii) shared dispositive power with respect to 399,800 shares of common stock.
(4)	As of December 31, 2021, and based on the Schedule 13G filed by BlackRock, Inc. (“BlackRock”) with the SEC on February 7, 2022, BlackRock had (i) sole voting power with respect to 14,326,465 shares of common stock and (ii) sole dispositive power with respect to 15,320,271 shares of common stock held by BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited and BlackRock Fund Managers Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Policy on Related Person Transactions

The Board has adopted a written Policy on Related Person Transactions to assist it in reviewing, approving and ratifying related person transactions and to assist us in the preparation of related disclosures required by the SEC.

The Policy on Related Person Transactions does not prohibit related person transactions covered by the policy, but provides that such transactions must be reviewed, approved or ratified and disclosed in accordance with the SEC’s rules regarding related person transactions.

Under our Policy on Related Person Transactions, information about transactions involving related persons is assessed by the independent directors on our Board. Related persons include our directors and executive officers, as well as immediate family members of directors and officers, and beneficial owners of more than five percent of our common stock. If the determination is made that a related person has a material interest in any transaction with the Company, then our independent directors will review, approve or ratify it, and the transaction is required to be disclosed in accordance with the SEC rules. If the related person at issue is a director, or a family member of a director, then that director may not participate in those discussions. In general, we are of the view that the following transactions with related persons are not significant to investors because they take place under our standard policies and procedures: the sale or purchase of products or services in the ordinary course of business and on an arm’s-length basis; the employment by us where the compensation and other terms of employment are determined on a basis consistent with our human resources policies; and any grants or contributions made by us under one of our grant programs and in accordance with our corporate contributions guidelines.

In addition to our Policy on Related Person Transactions, our Business Conduct Guidelines require that all employees, officers and directors avoid any situation that involves or appears to involve a conflict of interest between their personal and professional relationships. Our Audit Committee provides oversight regarding compliance with our Business Conduct Guidelines. Our Business Conduct Guidelines also require that all employees seek approval from senior management and Kyndryl counsel prior to accepting membership on the board of directors, advisory board, advisory council or similar position at another company.

Agreements with IBM

In order to govern the ongoing relationships between us and IBM after the Spin-off and to facilitate an orderly transition, we and IBM entered into agreements providing for various services and rights following the Spin-off, and under which we and IBM agreed to indemnify each other against certain liabilities arising from our respective businesses. The following summarizes the terms of the material agreements we entered into with IBM.

Separation and Distribution Agreement

We entered into a Separation and Distribution Agreement with IBM in advance of the Distribution in the amount of one share of our common stock for every five shares of IBM common stock. The Separation and Distribution Agreement sets forth our agreements with IBM regarding the principal actions to be taken in connection with the Spin-off and contains terms governing the allocation of legal claims and liabilities, the release of claims between us and IBM and the indemnification obligations following the Distribution.

Transition Services Agreement

We entered into a Transition Services Agreement pursuant to which IBM will provide us with certain specified services for a limited time to ensure an orderly transition following the Distribution. The services IBM will provide predominantly consist of information technology services, among others. The services are generally intended to be provided for a period no longer than two years following the Distribution. Each party may terminate the agreement in its entirety in the event of a material breach of the agreement by the other party that is not cured within a specified time period. We may also terminate the services on an individual basis upon prior written notice to IBM, provided that a partial termination of a service will require mutual agreement between us and IBM. The Transition Services Agreement provides for customary indemnification and limits on liability. Given the short-term nature of the Transition Services Agreement, we are in the process of increasing our internal capabilities to eliminate reliance on IBM for the transition services. During the three months ended June 30, 2022, we paid IBM $104 million in fees pursuant to the Transition

Services Agreement. During the three months ended March 31, 2022, we paid IBM $113 million in fees pursuant to the Transition Services Agreement. During the year ended December 31, 2021, we paid IBM $60 million in fees pursuant to the Transition Services Agreement.

Tax Matters Agreement

We entered into a Tax Matters Agreement with IBM that governs the respective rights, responsibilities and obligations of IBM and us after the Distribution with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax contests). The Tax Matters Agreement imposes certain indemnification obligations to IBM on us and certain restrictions on us and our subsidiaries that are designed to preserve the tax-free status of the Spin-off and related transactions. These restrictions may limit our ability to pursue strategic transactions or engage in new businesses or other transactions that may maximize the value of our business, and might discourage or delay a strategic transaction that our stockholders may consider favorable.

Employee Matters Agreement

We entered into an Employee Matters Agreement with IBM that addresses employment and employee compensation and benefits matters. The Employee Matters Agreement addresses the allocation and treatment of assets and liabilities relating to employees and compensation and benefit plans and programs in which our employees participated prior to the Spin-off, including the treatment of outstanding incentive awards and certain retirement and welfare obligations, both inside and outside of the United States. The Employee Matters Agreement also imposes obligations on us to establish certain compensation and benefit plans for the benefit of our employees following the Spin-off.

In addition, the Employee Matters Agreement provides that we indemnify IBM for certain employee-related liabilities associated with the failure to establish benefit plans or in connection with joint-employer liability claims by our employees.

Agreements Governing Intellectual Property

Allocation of Intellectual Property

The agreements we entered into with IBM governing intellectual property provide for (i) us to own certain specified patents and patent applications, trademarks, domain names, copyrights in proprietary software and documentation, database rights and certain other intellectual property rights solely developed by or exclusively related to our business and (ii) IBM to retain any of its other intellectual property rights related to our business. Intellectual property rights were generally allocated to us if those rights were solely developed by our business (including with respect to software, database rights and certain other technologies) or are exclusively related to our business. Any intellectual property and technologies that are not allocated to us will be retained by IBM.

Intellectual Property Agreement

We entered into an Intellectual Property Agreement with IBM, pursuant to which IBM granted us perpetual and irrevocable, non-exclusive, royalty-free licenses to certain proprietary software and documentation, databases, trade secrets and certain other intellectual property rights (excluding patents and trademarks) that are used in our business but are being retained by IBM. The foregoing licenses exclude IBM’s commercial software, which is subject to IBM’s standard commercial terms if we choose to use it in our business. Additionally, we granted to IBM perpetual and irrevocable, non-exclusive, royalty-free licenses to certain proprietary software and documentation, databases, trade secrets and certain other intellectual property rights (excluding patents and trademarks) that were allocated to us (other than certain restricted software and research assets, to which IBM was granted limited or no rights). The field of use for the licenses granted to us is generally our business as conducted immediately prior to the Spin-off, with natural extensions and evolutions. In addition, pursuant to the Intellectual Property Agreement, we are permitted to continue using certain of IBM’s trademarks, trade names and service marks with respect to the “IBM” brands in connection with certain limited transitional uses. The permitted transitional uses generally do not exceed one to two years. The Intellectual Property Agreement also provides that we will use commercially reasonable efforts to cease using such IBM trademarks as soon as reasonably practicable.

Other Intellectual Property Arrangements

We entered into a patent cross-license agreement with IBM, pursuant to which we granted to IBM, and IBM granted to us, a non-exclusive, worldwide, fully paid-up license to our respective patent portfolios as of the Spin-off. The license will continue until the expiration of the last to expire of the licensed patents, unless earlier terminated. IBM will also separately be licensed under any patents issuing from applications we file based on invention disclosures assigned to us in the Spin-off.

In addition, we were granted licenses under certain of IBM’s patent cross-license agreements with third parties that have been identified as being relevant to the Kyndryl Businesses, and IBM will work together with us to extend us rights under these agreements to the extent permitted thereunder.

We also entered into a research master collaboration agreement with IBM, setting forth the general terms and conditions applicable to certain, to be determined, joint research projects between us and IBM’s Research Division.

Real Estate Matters Agreement

We entered into a Real Estate Matters Agreement with IBM that governs the allocation and transfer of real estate between IBM and Kyndryl and the colocation of IBM and Kyndryl following the Spin-off. Real estate assets were predominantly allocated such that properties with greater than 50% occupancy by one company are allocated in full to such company and the non-majority company moves to another location, except that the non-majority company is not required to vacate earlier than the expiration date of any applicable lease or sublease entered into pursuant to the Real Estate Matters Agreement.

Commercial Arrangements

We also entered into commercial arrangements with IBM. We entered into an IBM International Client Relationship Agreement with IBM that governs transactions by which we may order from IBM its branded programs, services and products and third-party products and services for use in our internal business and to service our customers.

We also entered into a Master Subcontracting Framework Agreement with IBM that governs relationships where either we or IBM can serve as the prime contractor or subcontractor with respect to a particular customer. The Master Subcontracting Framework Agreement (i) sets forth the general principles by which we and IBM may establish subcontracting relationships, (ii) provides a template for developing the subcontract for each particular engagement and (iii) establishes standard terms and approaches to be applied in the ordinary course of subcontracting between us and IBM.

During the three months ended June 30, 2022, we incurred costs of $914 million pursuant to these commercial arrangements. During the three months ended March 31, 2022, we incurred costs of $874 million pursuant to these commercial arrangements. During the year ended December 31, 2021, we incurred costs of $3.9 billion pursuant to these commercial arrangements. We have historically incurred costs (including their associated depreciation and amortization) for our purchases of IBM’s branded and related hardware, software, and services of $3,227 million and $3,094 million for the years ended December 31, 2020 and 2019, respectively. We received revenue for the services we provided to IBM of $205 million for the three months ended June 30, 2022, $236 million for the three months ended March 31, 2022, and $645 million and $613 million for the years ended December 31, 2020 and 2019, respectively.

Stockholder and Registration Rights Agreement

We entered into a Stockholder and Registration Rights Agreement with IBM pursuant to which we agreed that, upon the request of IBM, subject to certain limitations, we will use our reasonable best efforts to effect the registration under applicable federal or state securities laws of any shares of our common stock retained by IBM; the agreement also contains customary “piggyback” registration rights. We are generally responsible for all registration expenses in connection with the performance of our obligations under the registration rights provisions in the agreement, and IBM will be responsible for its own internal fees and expenses, any applicable underwriting discounts or commissions and any stock transfer taxes. The agreement also contains customary indemnification and contribution provisions by us for the benefit of IBM and, in limited situations, by IBM for the benefit of us with respect to the information provided by IBM included in any registration statement, prospectus or related document. In addition, IBM agreed to vote the shares of our common stock that it retained immediately after the Distribution in proportion to the votes cast by our other stockholders. In connection with such agreement, IBM granted us a proxy to vote its shares of our retained common stock in such proportion. As a result, IBM will not be able to exert any control over us through the shares of our common stock it retains. Any such proxy, however, will be automatically revoked as to a particular share upon any sale or transfer of such share from IBM to a person other than IBM, and neither the Stockholder and Registration Rights Agreement nor proxy limits or prohibits any such sale or transfer.

Guarantee Agreements

In October 2021, IBM entered into guarantee agreements pursuant to which IBM initially guaranteed on a senior unsecured basis (i) $700 million aggregate principal amount of the 2026 initial notes, (ii) $500 million aggregate principal amount of the 2028 initial notes, (iii) $650 million aggregate principal amount of the 2031 initial notes, (iv) $550 million aggregate principal amount of the 2041 initial notes and (v) $500 million in borrowings under our term loan credit agreement. IBM was automatically and unconditionally released and discharged from all obligations under these guarantee agreements at the time the Spin-off was completed.

Other Related Person Transactions

From time to time, we may have employees who are related to our executive officers or directors. The daughter of Elly Keinan (our Group President), was an IBM employee for a portion of 2021 and transferred to Kyndryl to hold a non-executive position until December 31, 2021, when she left Kyndryl. She received compensation of $128,900 in 2021. Her compensation and other terms of employment were determined on a basis consistent with our human resources policies and industry practices.

Director Independence

Under our Corporate Governance Guidelines and NYSE rules, a director is not independent unless our Board affirmatively determines that he or she does not have a direct or indirect material relationship with us or any of our subsidiaries.

Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Nominating and Governance Committee and our Board to review the independence of all directors at least annually.

In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board has affirmatively determined that each of Stephen A. M. Hester, Dominic J. Caruso, John D. Harris II, Shirley Ann Jackson, Janina Kugel, Denis Machuel, Rahul N. Merchant, Jana Schreuder and Howard I. Ungerleider is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership. Our Board also has determined that each of Messrs. Caruso, Machuel and Merchant is “independent” for purposes of Section 10A(m)(3) of the Exchange Act, and that each of Mses. Kugel and Schreuder and Mr. Ungerleider is “independent” for purposes of Section 10C(a)(3) of the Exchange Act. In making its independence determinations, our Board considered and reviewed all information known to it (including information identified through annual directors’ questionnaires), including the various commercial transactions and relationships between IBM and/or us and our subsidiaries and the entities with which certain of our directors are or have been affiliated. The Board determined that the transactions identified were not material and did not affect the independence of any of our non-employee directors under either the Company’s Governance Guidelines or the applicable NYSE rules.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Facilities

In connection with the Spin-off, the Company entered into the Revolving Credit Agreement and the Term Loan Credit Agreement under credit documents entered into with the respective syndicates of lenders and issuers named therein and JPMorgan Chase Bank, N.A., as administrative agent.

The aggregate committed amount of the Revolving Credit Agreement is $3,150 million, and the aggregate principal amount of the Term Loan Credit Agreement is $500 million. Borrowings under the Revolving Credit Agreement are available in Euros, Pound Sterling, U.S. dollars, and any other currency that is approved by the administrative agent and the lenders under the Revolving Credit Agreement.

Up to $300 million of the Revolving Credit Agreement is available for the purpose of issuing letters of credit. The Revolving Credit Agreement and the Term Loan Credit Agreement may be used for general corporate purposes, including to finance our opening balance sheet, and were used to fund, in part, dividends payable in connection with the Spin-off.

Maturity

The Revolving Credit Agreement matures on October 16, 2026, and the Term Loan Credit Agreement matures on November 1, 2024.

Interest Rate and Fees

The applicable margins payable on borrowings under the Revolving Credit Agreement and the Term Loan Credit Agreement are determined by reference to pricing schedules based on the Company’s senior unsecured long-term debt ratings. The applicable margin for Eurodollar loans under the Term Loan Credit Agreement ranges between 0.875% and 1.500%. The applicable margin for Eurodollar loans under the Revolving Credit Agreement ranges between 1.000% and 1.625%.

In addition, the Company pays commitment fees based on the unused portion of the commitments under the Revolving Credit Agreement and, prior the funding thereof, paid commitment fees based on the unused portion of the commitments under the Term Loan Credit Agreement. The commitment fees are determined by reference to the pricing schedule referenced above, and (i) ranged between 0.075% to 0.225% with respect to the Term Loan Credit Agreement, and (ii) range between 0.100% to 0.250% with respect to the Revolving Credit Agreement.

There is no amortization with respect to the borrowings under either Credit Facility.

Prepayments

We may voluntarily prepay borrowings under the Credit Facilities without premium or penalty, subject to customary “breakage” costs with respect to Eurodollar loans or EURIBOR loans. We may also reduce the commitments under the Revolving Credit Agreement, in whole or in part, in each case, subject to certain minimum amounts.

Certain Covenants

The Credit Facilities include various customary covenants that limit, among other things, the incurrence of secured indebtedness, incurrence of debt by non-guarantor subsidiaries, the entry into sale and leaseback transactions and the entry into certain fundamental change transactions by the Company. The Credit Facilities contain a covenant pursuant to which the Company will not permit the ratio of debt to consolidated EBITDA (as defined in the credit agreements governing the Credit Facilities), for any period of four consecutive fiscal quarters, to be greater than 3.50 to 1.00.

Events of Default

The Credit Facilities include customary events of default, including with respect to a failure to make timely payments under the respective Credit Facilities, violation of covenants, inaccuracy of representations and warranties, cross-default and certain bankruptcy and insolvency events.

Receivables Purchase Agreement

On October 28, 2021, we entered into the Receivables Purchase Agreement with Kyndryl, Inc., a wholly owned subsidiary of the Company, Banco Santander S.A. (“Santander”). Under the Receivables Purchase Agreement, Kyndryl, Inc. and certain of its affiliates (collectively, the “Sellers”) may sell at any one time, on a revolving basis, up to $1.1 billion of their trade receivables to Santander or its affiliates. The Company expects to treat the transfers of these receivables as sales for accounting purposes. The initial term of the Receivables Purchase Agreement expires in April 2023.

The Receivables Purchase Agreement is subject to customary affirmative and negative covenants, including as to the eligibility of the receivables being sold, and includes customary repurchase events and termination events. The obligations of the Sellers under the Receivables Purchase Agreement are guaranteed by the Company under a performance undertaking.

THE EXCHANGE OFFERS

Terms of the Exchange Offers

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in the exchange offers will be substantially identical to the form and terms of our initial notes except that, unlike our initial notes, the exchange notes (i) have been registered under the Securities Act and will be freely tradable by persons who are not affiliates of ours or subject to restrictions due to being a broker dealer and (ii) are not entitled to the registration rights applicable to the initial notes under the registration rights agreement relating to the initial notes. You should read the description of the exchange notes in the section in this prospectus entitled “Description of the Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of the exchange offers and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of the exchange offers.

Expiration Date; Extensions; Amendments; Termination

Each exchange offer will expire at 5:00 p.m., New York City time, on       , 2022, unless we extend such exchange offer in our sole discretion. The expiration date of the exchange offers will be at least 20 business days after the commencement of the exchange offers in accordance with Rule 14e-1(a) under the Exchange Act.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate any exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “— Conditions to the Exchange Offers” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right, in our sole discretion:

●	to delay accepting for exchange any initial notes due to an extension of the relevant exchange offer(s);
●	to extend any of the exchange offers or to terminate any of the exchange offers and to refuse to accept applicable initial notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or
●	subject to the terms of the registration rights agreement, to amend the terms of the exchange offers in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of the initial notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant initial notes of such amendment.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make a material change to any of the exchange offers, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant initial notes. In addition, we will extend the relevant exchange offer(s) for an additional five to 10 business days as required by the Exchange Act, depending on the significance of the amendment, if the applicable exchange offers would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in the exchange offers, you must use one of the two alternative procedures described below:

(1)	Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.
(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company (“DTC”) in accordance with the procedures for book-entry transfer described under “— Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in the exchange offers. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. (“FINRA”);
(2)	a commercial bank or trust company having an office or correspondent in the United States; or
(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:
(a)	by a registered holder or by a participant in DTC whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at DTC; or
(b)	for the account of a member firm of a registered national securities exchange or of FINRA, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.
(2)	a participant in DTC: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.
(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.
(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in the exchange offers, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us;
(2)	any exchange notes acquired by you pursuant to the exchange offers are being acquired in the ordinary course of business, whether or not you are the holder;
(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has no arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act;
(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;
(5)	if you are not a broker-dealer, you are not engaging in, and do not intend to engage in, a distribution of exchange notes; and
(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by us and the issuance of exchange notes in exchange therefor shall constitute performance in full by us of our obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the initial notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in DTC’s systems may make book-entry deliveries of initial notes by causing DTC to transfer these initial notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Tender Offer Program. DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at DTC will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “— Exchange Agent” on or before the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent.

No Guaranteed Delivery Procedure

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at DTC with an agent’s message.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of the exchange offers or irregularities or defects in tender as to particular notes with the exception of conditions to the exchange offers relating to the obligations of broker dealers, which we will not waive. If we waive a condition to an exchange offer, the waiver will be applied equally to all note holders with respect to such exchange offer. Our interpretation of the terms and conditions of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until the defects and irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to an exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “— Conditions to the Exchange Offers” below. For purposes of the exchange offers, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give oral or written notice of acceptance to the exchange agent.

We will issue the exchange notes in exchange for the initial notes tendered only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at DTC with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of the exchange offers or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offers.

By tendering into the exchange offers, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered initial notes. This appointment will be effective only when, and to the extent that we accept your notes in the exchange offers. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the initial notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date of the applicable exchange offer at the address provided below under “— Exchange Agent” or, in the case of eligible institutions, a properly transmitted “Request Message” through DTC’s Automated Tender Offer Program (“ATOP”) system.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn;
(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes;
(3)	other than a notice transmitted through DTC’s ATOP system, be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender;
(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn; and
(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in the exchange offers.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of the exchange offers.

You may retender properly withdrawn initial notes in the exchange offers by following one of the procedures described under “— Procedures for Tendering Initial Notes” above at any time on or before the applicable expiration time.

Conditions to the Exchange Offers

Notwithstanding any other terms of the exchange offers, we will not be required to accept for exchange, or exchange any exchange notes for, any initial notes, and we may terminate any of the exchange offers as provided in this prospectus before accepting any initial notes for exchange, if we determine in our sole discretion such exchange offer would violate any applicable law or applicable interpretations of the staff of the SEC.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offers must be satisfied or waived before the expiration of the exchange offers. If we waive a condition to an exchange offer, the waiver will be applied equally to all note holders in such exchange offer. We will not be deemed to have waived our rights to assert or waive these conditions if we fail at any time to exercise any of them. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate any exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered;
(2)	extend such exchange offer and retain all initial notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders; or
(3)	waive any condition that has not been satisfied and accept all properly tendered initial notes that have not been withdrawn or otherwise amend the terms of such exchange offer in any respect as provided under the section in this prospectus entitled “— Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the initial note offering and the exchange offers over the term of the notes.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent for the exchange offers. All executed letters of transmittal and any other required documents should be directed to the exchange agent at the address set forth below. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Hand, Mail or Overnight Delivery:

The Bank of New York Mellon

2001 Bryan Street, 10th Floor

Dallas, Texas 75201

Attn: Corporate Trust Operations

Telephone: 1-800-254-2826

Questions and requests for assistance on the procedures for tendering and requests for additional copies of this prospectus or the letter of transmittal may also be directed to the exchange agent as follows:

Email: rebecca.norton@bnymellon.com

Facsimile: 412-234-8377 (Attention: Corporate Trust Administration)

Fees and Expenses

We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed to pay all expenses incident to the exchange offers other than underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of initial notes by a holder and we will indemnify the holders of the initial notes and the exchange notes (including any broker-dealers) against certain liabilities pursuant to the registration rights agreement, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by us. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of initial notes by a holder.

Your Failure to Participate in the Exchange Offers Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with the exchange offers, or if you do not properly tender your initial notes in the exchange offers, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Upon completion of the exchange offers, due to the restrictions on transfer of the initial notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for the initial notes will be relatively less liquid than the market for exchange notes. Consequently, holders of initial notes who do not participate in the exchange offers could experience significant diminution in the value of their initial notes, compared to the value of the exchange notes. The holders of initial notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of initial notes.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

On October 15, 2021, each series of initial notes was issued under an indenture, dated October 15, 2021, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “base indenture”) and a supplemental indenture dated as of October 15, 2021 (together with the base indenture, the “indenture”). Each series of exchange notes will be issued under the indenture.

The following summary of the provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture and the notes. We urge you to read the indenture (including the forms of Note contained therein) because it, and not this description, defines your rights as a holder of the notes. For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Kyndryl Holdings, Inc. and not to our subsidiaries and references to “Securities” refers to all securities issuable from time to time under the indenture, including securities that may be issued after the initial issuance and sale of the notes.

General

We are offering to exchange up to $700,000,000 aggregate principal amount of 2026 initial notes for a like amount of 2026 exchange notes. The 2026 notes will mature on October 15, 2026. Interest on the 2026 notes accrues at the rate of 2.050% per annum.

We are offering to exchange up to $500,000,000 aggregate principal amount of 2028 initial notes for a like amount of 2028 exchange notes. The 2028 notes will mature on October 15, 2028. Interest on the 2028 notes accrues at the rate of 2.700% per annum.

We are offering to exchange up to $650,000,000 aggregate principal amount of 2031 initial notes for a like amount of 2031 exchange notes. The 2031 notes will mature on October 15, 2031. Interest on the 2031 notes accrues at the rate of 3.150% per annum.

We are offering to exchange up to $550,000,000 aggregate principal amount of 2041 initial notes for a like amount of 2041 exchange notes. The 2041 notes will mature on October 15, 2041. Interest on the 2041 notes accrues at the rate of 4.100% per annum.

The initial notes are, and the exchange notes will be, our senior unsecured obligations and will rank on the same basis with all of our other senior unsecured indebtedness from time to time outstanding. Each series of the notes will be a separate series of senior debt securities under the indenture. The indenture does not limit the aggregate principal amount of securities that may be issued under the indenture. Securities may be issued under the indenture as a single series or in two or more separate series up to the aggregate principal amount authorized by us from time to time.

We may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the applicable series of notes offered hereby (except for the issue date, the public offering price and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes); provided that if such additional notes are not fungible with the notes of the applicable series offered hereby for U.S. federal securities laws or U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers. The exchange notes of each series of notes will be, and such additional notes may be, consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the applicable series of notes, and will vote together as one class on all matters with respect to such series of notes.

If the maturity date of any notes falls on a day that is not a Business Day, payment of principal, premium, if any, and interest for such notes then due will be paid on the next Business Day. No interest on that payment will accrue from and after the maturity date. Payments of principal, premium, if any, and interest on the notes will be made by us through the Trustee to DTC. Each series of notes has been or will be issued in the form of one or more fully registered global securities in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

Interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the initial notes).

The holders of the initial notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those initial notes from the last interest payment date on which interest was paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the initial notes) on such initial notes to the date of issuance of the exchange notes. Interest on the initial notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest is payable on the exchange notes beginning with the first interest payment date following the consummation of the exchange offer.

Interest on the 2026 notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022, to the holders of record of the 2026 notes at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the 2028 notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022, to the holders of record of the 2028 notes at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the 2031 notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022, to the holders of record of the 2031 notes at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the 2041 notes will be payable semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2022, to the holders of record of the 2041 notes at the close of business on April 1 or October 1, as the case may be, immediately preceding the relevant interest payment date.

Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If any interest or other payment date of a Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, or interest will be due on the next succeeding Business Day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding Business Day.

Ranking

The initial notes are, and the exchange notes will be, our senior unsecured obligations and will rank equal in right of payment to all of our other existing and future senior unsecured indebtedness, including indebtedness outstanding under the Credit Facilities. The notes will not be guaranteed by any of our subsidiaries and thus will rank effectively subordinated to all existing or future indebtedness or other liabilities, including trade payables, of our subsidiaries. As a result, claims of the creditors of our subsidiaries will generally have priority with respect to the assets and earnings of such subsidiaries over the claims of holders of the notes.

As of June 30, 2022, we had approximately $3,016 million face value of outstanding long-term indebtedness (including $93 million of current maturities of long-term debt and excluding $204 million of finance lease obligations), including $500 million of outstanding indebtedness under our Term Loan Credit Agreement and $116 million related to a commercial loan agreement. Additionally, the Company has $3,150 million of availability under our Revolving Credit Agreement.

No Guarantee

The initial notes are not, and the exchange notes will not be, guaranteed. Prior to the Distribution, the initial notes were initially guaranteed by IBM, and upon consummation of the Distribution, the guarantee terminated automatically in accordance with its terms. IBM no longer has any obligation with respect to the initial notes, and will not have any obligation with respect to the exchange notes.

Optional Redemption

We may redeem each series of the notes, either in whole or in part, at any time prior to the maturity date of such series of notes.

Upon any optional redemption prior to the Par Call Date for the applicable series of notes, we will pay a redemption price equal to the greater of the following amounts:

●	100% of the aggregate principal amount of the notes to be redeemed; and
●	the sum of the present values of the Remaining Scheduled Payments;

plus, in each case, accrued and unpaid interest to, but not including, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In determining the present values of the Remaining Scheduled Payments, we will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 15 basis points for the 2026 notes, plus 20 basis points for the 2028 notes, plus 25 basis points for the 2031 notes and 30 basis points for the 2041 notes.

Upon any redemption on or after the Par Call Date for the applicable series of notes, we will pay a redemption price equal to 100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date).

The following terms are relevant to the determination of the redemption price:

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the applicable notes to be redeemed (assuming, for this purpose, that such notes mature on the Par Call Date for such series) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming, for this purpose, that such notes mature on the Par Call Date for such series).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of the applicable Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if we obtain fewer than four applicable Reference Treasury Dealer Quotations, the arithmetic average of all applicable Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as Independent Investment Banker from time to time.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by us, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, a primary treasury dealer as selected by each of MUFG Securities Americas Inc., Santander Investment Securities Inc. and TD Securities (USA) LLC, and one other primary treasury dealer as selected by us, and each of their respective successors and any other primary treasury dealers selected by us.

“Par Call Date” means, with respect to the 2026 notes, September 15, 2026 (the date that is one month prior to the maturity date of the 2026 notes), with respect to the 2028 notes, August 15, 2028 (the date that is two months prior to the maturity date of the 2028 notes), with respect to the 2031 notes, July 15, 2031 (the date that is three months prior to the maturity date of the 2031 notes) and, with respect to the 2041 notes, April 15, 2041 (the date that is six months prior to the maturity date of the 2041 notes).

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption (assuming, for this purpose, that such note matures on the applicable Par Call Date); provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third Business Day immediately preceding that redemption date) of the applicable Comparable Treasury Issue. In determining this rate, we will assume a price for the applicable Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

Notice of any redemption will be electronically delivered or mailed at least 10 days but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the series and amount of notes to be redeemed, the redemption date, the redemption price and the place or places that payment will be made upon presentation and surrender of notes to be redeemed. In the event that we choose to redeem less than all of the notes of a series, selection of the notes for redemption will be made in accordance with the procedures of the depositary. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the applicable series of notes, or portions thereof, called for redemption.

Any redemption or notice of any redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering or change of control, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof will be given prior to the completion thereof, may be partial as a result of only some of the conditions being satisfied, may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) and may be rescinded at any time if we determine in our sole discretion that any or all of such conditions will not be satisfied (or waived). We may provide in such notice that payment of the applicable redemption price and the performance of our obligations with respect to such redemption may be performed by another person.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs with respect to a series of notes, unless we have exercised our right to redeem such notes as described above under “— Optional Redemption,” we will be required to make an offer to each holder of the applicable notes to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes of such series, at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased, plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any change of control repurchase event or, at our option, prior to any change of control, but after the public announcement of the change of control, we will electronically deliver or mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”). The notice shall, if electronically delivered or mailed prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, we will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its offer;
(2)	deposit with the paying agent an amount equal to the change of control payment in respect of all the notes or portions of the notes properly tendered; and
(3)	deliver or cause to be delivered to the Trustee the notes properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased.

The paying agent will promptly deliver to each holder of notes properly tendered the payment for the notes, and the Trustee will promptly authenticate and deliver (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

We will not be required to make an offer to repurchase the notes upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer.

If holders of not less than 90% in aggregate principal amount of the applicable outstanding series of notes validly tender and do not withdraw such notes in an offer to repurchase the notes upon a change of control repurchase event and we, or any third party making an offer to repurchase the notes upon a change of control repurchase event in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following the Change of Control Payment Date, to redeem all notes of such series that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of the holders of record on the relevant record date to receive interest due on the relevant interest payment date).

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between us and the initial purchasers. We have no present intention to engage in a transaction involving a change of control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or the credit ratings of the notes. Restrictions on our ability to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture does not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to our assets and subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of our assets and the assets of our subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

We may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if we have sufficient funds, we may be prohibited from repurchasing the notes under the terms of our future debt instruments. See “Risk Factors — Risks Relating to Our Indebtedness and the Notes —  The notes will be subject to a change of control provision, and we may not have the ability to raise the funds necessary to fulfill our obligations under the notes following a Change of Control Repurchase Event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries; (2) the adoption of a plan relating to our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), including any group defined as a person for the purpose of Section 13(d)(3) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of more than 50% of the then-outstanding number of shares of our voting stock, provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act.

Notwithstanding the foregoing, a transaction will not be considered to be a change of control if (a) we become a direct or indirect wholly-owned subsidiary of another person and (b) immediately following that transaction, a majority of voting stock of such person is held by the direct or indirect holders of our voting stock immediately prior to such transaction and in substantially the same proportion as immediately prior to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by us.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“rating agency” means, with respect to a series of notes, (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate such notes or fails to make a rating of such notes publicly available, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us as a replacement agency for Moody’s or S&P, or both, as the case may be.

“rating category” means (i) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); (ii) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of Moody’s or S&P used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (1, 2 and 3 for Moody’s; + and − for S&P; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

“ratings event” means, with respect to a series of notes, during the period commencing on the date of our first public announcement of any change of control (or pending change of control) (the “rating date”) and ending 60 days following consummation of such change of control, the rating of the applicable series of notes shall be reduced by both rating agencies and such notes are rated below investment grade by both rating agencies and are not, within such period, subsequently upgraded by both rating agencies to an investment grade rating; provided, however, that a ratings event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular change of control (and thus will not be deemed a ratings event for purposes of the definition of change of control repurchase event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or confirm to us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control has occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

Except as set forth below, neither we nor any of our subsidiaries will be restricted by the indenture from:

●	incurring any indebtedness or other obligation;
●	paying dividends or making distributions on our capital stock or the capital stock of our subsidiaries; or
●	purchasing or redeeming our capital stock or the capital stock of our subsidiaries.

In addition, we will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving us or any of our subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.” Among other things, the indenture does not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving us that may adversely affect holders of the notes, except to the limited extent provided under “— Purchase of Notes upon a Change of Control Repurchase Event.”

The indenture contains the following principal covenants. Capitalized terms used in this subsection (“— Certain Covenants”) are defined below under “— Certain Definitions.”

Limitation on Liens

We will not incur, nor will we permit any of our wholly owned U.S. subsidiaries to incur, any Liens upon any property of ours or any of our wholly owned U.S. subsidiaries, whether now owned or hereafter created or acquired, in order to secure indebtedness of us or any of our wholly owned U.S. subsidiaries, in each case, unless prior to or at the same time, the notes are equally and ratably secured with (or, at our option, senior to) such secured indebtedness until such time as such indebtedness is no longer secured by such Lien.

The foregoing restriction does not apply to:

(1)	Liens on property or indebtedness existing with respect to any person at the time such person becomes our subsidiary or a subsidiary of any of our subsidiaries, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;
(2)	Liens on property or indebtedness existing at the time of acquisition by us or any of our subsidiaries or a subsidiary of any of our subsidiaries of such property or indebtedness (which may include property previously leased by us or any of our subsidiaries and leasehold interests on such property, provided that the lease terminates prior to or upon the acquisition) or Liens on property or indebtedness to secure the payment of all or any part of the purchase price of such property or indebtedness, or Liens on property or indebtedness to secure any indebtedness incurred prior to, at the time of, or within 12 months after, the latest of the acquisition of such property or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;
(3)	Liens securing our indebtedness or the indebtedness of any of our subsidiaries owing to us or any of our subsidiaries;
(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes);
(5)	Liens on property or assets of a person existing at the time such person is merged into or consolidated with us or any of our subsidiaries, at the time such person becomes our subsidiary, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to us or any of our subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, sale, lease, other disposition or other such transaction;
(6)	Liens created in connection with or to secure a Non-recourse Obligation or a project financed thereby;
(7)	Liens created to secure the notes;
(8)	Liens imposed by law or arising by operation of law, including, without limitation, landlords’, mailmen’s, suppliers’, vendors’, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, Liens for master’s and crew’s wages and other similar laws, arising in the ordinary course of business, in each case for sums not yet overdue by more than 60 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such person with respect to which such person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)	Liens for taxes, assessments or other governmental charges or levies on property not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;
(10)	Liens to secure the performance of obligations with respect to statutory or regulatory requirements, bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance or return-of-money bonds and other obligations of a like nature;
(11)	Permitted Liens; or
(12)	any extensions, renewals or replacements of any Lien referred to in clauses (1) through (11) without increase of the principal of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (11) shall not extend to or cover any of our property or the property of any of our subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our wholly owned U.S. subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (12) above), together with all attributable debt outstanding pursuant to the second paragraph of the “— Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed 15% of Consolidated Total Assets calculated as of the date of the creation or incurrence of the Lien. We and our wholly owned U.S. subsidiaries may also, without equally and ratably securing the notes, create or incur Liens that renew, substitute or replace (including successive renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

We will not, nor will we permit any of our wholly owned U.S. subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);
(2)	such transaction was for the sale and leasing back to us or any of our wholly owned U.S. subsidiaries of any property by one of our subsidiaries;
(3)	such transaction involves a lease for not more than three years (or which may be terminated by us or our subsidiaries within a period of not more than three years);
(4)	we would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “— Limitation on Liens” covenant described above; or
(5)	we apply an amount equal to the net proceeds from the sale of such property to the purchase of other property or assets used or useful in our business or to the retirement of long-term indebtedness within 12 months before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of long-term indebtedness, we may deliver debt securities (which may include the notes) to the applicable trustee for cancellation, such debt securities to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, we and our wholly owned U.S. subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions (not including attributable debt permitted under clauses (1) through (5) of the preceding paragraph), together with all indebtedness outstanding pursuant to the third paragraph of the “— Limitation on Liens” covenant described above, does not exceed 15% of Consolidated Total Assets calculated as of the closing date of the sale and leaseback transaction.

Merger, Consolidation or Sales of Assets

Under the terms of the indenture, we may consolidate with or merge into another entity or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or entity, provided that:

(1)	we are the continuing entity, or the successor entity formed from the consolidation, merger, sale or conveyance or the entity that received the transfer of or leases the assets or other disposal is a person organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture, all of our obligations under the notes and the indenture;
(2)	immediately after giving effect to the transaction, no event of default shall have occurred and be continuing under the indenture; and
(3)	we or the continuing entity deliver to the Trustee an officer’s certificate and an opinion of counsel stating that the transaction and the supplemental indenture complies with this covenant and that all conditions precedent in the indenture relating to the transaction have been satisfied.

Upon satisfaction of the foregoing conditions, the surviving person shall succeed to, and be substituted for, and may exercise every right and power of us under the indenture and we will be released from all obligations and covenants under the indenture and notes; provided that, in the case of a lease of all or substantially all of our assets, we will not be released from any of the obligations or covenants under the indenture and the notes.

Events of Default

Each of the following is an “event of default” under the indenture with respect to each series of notes:

(1)	a failure to pay principal of or premium, if any, on any note of such series, when due at its stated maturity date, upon optional redemption or otherwise;
(2)	a failure to pay interest on any note of such series, for 30 days after the date payment is due and payable, if the time of payment has not been extended or deferred;
(3)	a failure by us to comply with any covenant relating to the notes of such series, and the failure to comply continues for a period of 60 days after written notice to us by the Trustee or to us and the Trustee by the holders of 25% or more in aggregate principal amount of the outstanding notes of that series;
(4)	a failure by us to repurchase notes of such series tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “Purchase of Notes upon a Change of Control Repurchase Event;”
(5)	(a) a failure to make any payment at maturity, including any applicable grace period, on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries) outstanding in an amount in excess of $250 million and continuance of this failure to pay or (b) a default on any of our indebtedness (other than indebtedness we owe to any of our subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $250 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to us by the Trustee or to us and the Trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured; and
(6)	the occurrence of various events of bankruptcy, insolvency or reorganization involving us as provided in the indenture.

If an event of default with respect to a series of notes occurs and is continuing, then the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding notes of such series, may, by a notice in writing to us (and to the Trustee if given by the holders), declare to be due and payable immediately the principal of, and accrued and unpaid interest, if any, on the applicable notes. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization involving us, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of notes. At any time after a declaration of acceleration with respect to a series of notes has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding notes of such series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to the notes, have been cured or waived as provided in the indenture. The holders of a majority in aggregate principal amount of the outstanding notes of such series also have the right to waive past defaults, other than the nonpayment of principal or interest, if any, on any such outstanding note, or in respect of a covenant or a provision that cannot be modified or amended without the consent of all holders of the applicable notes.

The indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless the Trustee receives indemnity or security satisfactory to it against any loss, liability or expense. Subject to certain rights of the Trustee, the holders of a majority in principal amount of the outstanding notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such notes.

No holder of any note will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or Trustee, or for any remedy under the indenture, unless:

●	that holder has previously given to the Trustee written notice of a continuing event of default with respect to such series of notes;
●	the holders of at least 25% in aggregate principal amount of the outstanding notes of such series have made written request, and offered indemnity or security satisfactory to the Trustee, to the Trustee to institute the proceeding as Trustee; and
●	the Trustee has not instituted the proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes of such series, a direction inconsistent with that request and has failed to institute the proceeding within the preceding 60 days.

Notwithstanding the foregoing, the holder of any note will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that note on or after the due dates expressed in that note and to institute suit for the enforcement of such payment.

The Trustee will, within 90 days after any default occurs and a trust officer of the Trustee receives written notice of such default at its corporate trust office, give notice of such default to the holders of the notes of that series, unless the default was already cured or waived. Unless there is a default in paying principal, interest or any premium when due, the Trustee can withhold giving notice to the holders if it determines in good faith that the withholding of notice is in the interest of the holders of such notes.

We are required to furnish to the Trustee an annual statement as to compliance with all conditions and covenants under the indenture.

Modification

We and the Trustee may make modifications and amendments to the indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of each series affected by the modification or amendment. We may also make modifications and amendments to the indenture, without consent of the holders, for certain purposes including, but not limited to:

●	providing for our successor to assume the covenants under the indenture;
●	adding covenants or Events of Default;

●	making certain changes to facilitate the issuance of the notes;
●	securing the notes;
●	providing for a successor trustee;
●	curing any ambiguities, defects, errors or inconsistencies;
●	permitting or facilitating the defeasance and discharge of the notes;
●	qualifying the indenture under the Trust Indenture Act of 1939, as amended;
●	conforming any provision in the indenture to this “Description of Notes” to the extent that such provision was intended to be a verbatim recitation of a provision in this “Description of Notes”;
●	making any change that does not adversely affect the rights of any holder of notes of such series in any material respect; and
●	other changes specified in the indenture.

However, neither we nor the Trustee may make any modification or amendment without the consent of the holder of each outstanding Note of the series affected by the modification or amendment if such modification or amendment would:

●	change the stated maturity of such Note;
●	reduce the principal, premium, if any, or interest on such Note;
●	reduce the principal of such Note payable on acceleration of maturity;
●	change the place of payment or the currency in which such Note is payable;
●	impair the right to sue for any payment after the stated maturity or redemption date; or
●	change the provisions of the indenture that relate to modifying or amending the indenture.

Waivers Under the Indenture

Under the indenture, the holders of a majority in aggregate principal amount of the outstanding notes of any series, may on behalf of all holders of that series:

●	waive our compliance with certain covenants of the indenture; and
●	waive any past default under the indenture, except (1) a default in the payment of the principal of, or any premium or interest on, any notes of the series, and (2) a default under any provision of the indenture which itself cannot be modified without the consent of the holders of each affected Note of the series.

Satisfaction and Discharge; Defeasance

We may be discharged from our obligations on the notes of any series if we deposit enough money with the Trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the notes.

The indenture contains a provision that permits us to elect either or both of the following:

●	to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of notes then outstanding; and
●	to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:
(1)	the limitations on sale and lease-back transactions under the indenture;
(2)	the limitations on liens under the indenture; and
(3)	covenants as to payment of taxes and maintenance of properties.

To make either of the above elections, we must deposit in trust with the Trustee enough money to pay in full the principal, interest and premium on the notes to be defeased. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the Trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the action.

If any of the above events occur, the holders of the notes of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of notes and replacement of lost, stolen or mutilated notes.

Governing Law

The indenture and the initial notes are, and the exchange notes will be, governed by, and construed under, the laws of the State of New York.

The Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture which governs each series of notes. The Trustee’s current address is 500 Ross Street, 12th Floor, Pittsburgh, PA 15262, Attn: Corporate Trust Division. The Trustee is one of a number of banks with which we maintain ordinary banking relationships.

The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders pursuant to the indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

Payment and Paying Agents

We will make payments on the notes in U.S. dollars at the office of the Trustee or any paying agent we designate. At our option, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the Note is registered at the close of business on the record date for the interest payment.

We have designated the Trustee as our paying agent for payments on notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to the following address:

Kyndryl Holdings, Inc.

One Vanderbilt Avenue, 15th Floor

New York, NY 10017

Attention: Investor Relations

Certain Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of:

(1)	the fair value of the assets subject to such a transaction (as determined in good faith by our board of directors); and
(2)	the present value (discounted at a rate per annum equal to the average interest borne by all the outstanding notes issued under the indenture determined on a weighted-average basis and compounded semi-annually) of the obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the term of the related lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such present value shall be the lesser of (i) the present value determined assuming termination upon the first date such lease may be terminated (in which case the present value shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be terminated) or (ii) the present value assuming no such termination.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.

“Consolidated Subsidiary” means as of the time of determination and with respect to any person, any subsidiary of that person whose financial data is, in accordance with GAAP, reflected in that person’s consolidated financial statements.

“Consolidated Total Assets” means, as of the time of determination, total assets of us and our Consolidated Subsidiaries as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q or any amendment thereto pursuant to the Exchange Act filed by us prior to the time as of which “Consolidated Total Assets” is being determined or, if we are not required to so file, as reflected on our most recent consolidated balance sheet prepared in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;
(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and
(3)	other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“incur” means issue, incur, create, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Lien” means any lien, security interest, pledge, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) (A) the acquisition of assets not previously owned by us or any of our direct or indirect subsidiaries, or (B) the financing of a project involving the development or expansion of our properties or any of our direct or indirect subsidiaries, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to us or any of our direct or indirect subsidiaries or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof) or (2) a receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables or the proceeds thereof).

“Permitted Liens” means:

(1)	Liens securing Hedging Obligations designed to protect us from fluctuations in interest rates, currencies, equities or the price of commodities and not for speculative purposes;
(2)	Liens in favor of customs and revenue authorities or financial institutions in respect of customs duties in connection with the importation of goods;
(3)	Liens arising by reason of deposits necessary to qualify us or any subsidiary to conduct business, maintain self-insurance, or obtain the benefit of, or comply with, any law, including Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits;
(4)	Liens of any landlord on fixtures located on premises leased by us or a subsidiary, and tenants’ rights under leases, easements and similar Liens not materially impairing the use or value of the property involved;
(5)	easements, zoning restrictions, building restrictions, rights-of-way and similar encumbrances or charges on real property imposed by law or arising in the ordinary course of business that are of a nature generally existing with respect to properties of a similar character;
(6)	Liens in connection with bankers’ acceptance financing or used in the ordinary course of trade practices, statutory lessor and vendor privilege Liens and Liens in connection with good faith bids, tenders and deposits;
(7)	Liens arising under consignment or similar arrangements for the sale of goods;
(8)	Liens incurred or pledges or deposits made under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or leases, or deposits to secure our public or statutory obligations, or deposits for the payment of rent;
(9)	judgment Liens not giving rise to a default or event of default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;
(10)	Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of banker’s acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;
(11)	Liens securing reimbursement obligations with respect to letters of credit in the ordinary course of business that encumber cash, documents and other property relating to such letters of credit and proceeds thereof;

(12)	Liens in favor of us or any of our wholly owned U.S. subsidiaries; and
(13)	customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture.

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“property” means any property or asset, whether real, personal or mixed, or tangible or intangible, including shares of capital stock.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“U.S. subsidiary” means any subsidiary that is organized under the laws of the United States or any state thereof or the District of Columbia.

Payment and Transfer or Exchange

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue Certificated Notes (as defined below), the holders of Certificated Notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent. Payment of principal of a definitive Note may be made only against surrender of the Note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of noteholders maintained by the registrar.

We will make any required interest payments to the person in whose name a Note is registered at the close of business on the record date for the interest payment. The Trustee has been designated as our paying agent for payments on the notes. We may from time to time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Book-Entry; Delivery and Form

General

The initial notes were offered and sold to qualified institutional buyers (“QIBs”) in reliance on Rule 144A (“Rule 144A Notes”). The initial notes were also offered and sold in offshore transactions to non-U.S. persons in reliance on Regulation S (“Regulation S Notes”). The initial notes were issued in registered, global form.

The exchange notes will be offered and exchanged in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof. We will issue the exchange notes, like the initial notes, in the form of one or more permanent global notes in fully registered, book-entry form, which we refer to as the “Global Notes.”

Each such Global Note will be deposited with, or on behalf of, The Depository Trust Company (“DTC”) or any successor thereto, as depositary (the “Depositary”), and registered in the name of Cede & Co. (DTC’s partnership nominee). Investors may elect to hold their interests in the Global Notes through either the Depositary (in the United States), or Euroclear Bank S.A./N.V., as the operator of the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) if they are participants in those systems, or indirectly through organizations that are participants in those systems. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Global Notes that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in Global Notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below. Unless and until it is exchanged in whole or in part for notes in definitive form, no Global Note may be transferred except as a whole by the Depository to a nominee of such Depository.

DTC, Clearstream and Euroclear

The following description of the operations and procedures of DTC, Clearstream and Euroclear are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us as follows:

●	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
●	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
●	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.
●	DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.
●	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.
●	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We expect that, pursuant to procedures established by DTC:

●	upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and
●	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are participants in such system. Euroclear and Clearstream may hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in registered certificated form (“Certificated Notes”) and will not be considered the registered owners or “holders” thereof under the indenture for any purpose. Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture.

Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither we, the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

We expect that, under DTC’s current practice, at the due date of any payment in respect of securities such as the notes, DTC will credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us.

Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, IBM, the Trustee or any of our or their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the account specified by the depositary. Any permitted secondary market trading activity in the notes will be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Subject to the requirements of any applicable abandoned property laws, the Trustee and paying agent will repay to us upon written request any funds held by them for payments on the notes that remains unclaimed for two years after the date upon which that payment has become due. After repayment to us, holders entitled to those funds must look only to us for payment. In that case, all liability of the Trustee or paying agent with respect to that money will cease.

Exchange of Global Notes for Certificated Notes

We will issue Certificated Notes upon surrender by DTC of the Global Notes if: (1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and in either event we fail to appoint a successor depositary within 90 days; (2) there has occurred and is continuing an event of default and DTC notifies the Trustee of its decision to exchange the Global Note for Certificated Notes; or (3) we determine not to have the notes represented by a Global Note.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

Neither we nor the Trustee will be liable for any delay by DTC or its nominee in identifying the holders of beneficial interests in the Global Notes, and each such person may conclusively rely on, and will be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Certificated Notes to be issued).

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material anticipated U.S. federal income tax consequences to U.S. Holders and to Non-U.S. Holders (each as defined below, and together, “Holders”) of the exchange of initial notes for exchange notes pursuant to the exchange offers and of the ownership and disposition of the exchange notes. This discussion is based on the Code, Treasury regulations promulgated under the Code, administrative pronouncements or practices, and judicial decisions, all as of the date hereof. Future legislative, judicial, or administrative modifications, revocations, or interpretations, which may or may not be retroactive, may result in U.S. federal tax consequences significantly different from those discussed herein. This discussion is not binding on the IRS. No ruling has been or will be sought or obtained from the IRS with respect to any of the U.S. federal tax consequences discussed herein. There can be no assurance that the IRS will not challenge any of the conclusions discussed herein or that a court will not sustain such a challenge.

This discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift or other non-income tax (except as expressly provided below), or any state, local or non-U.S. tax consequences of the exchange or of the ownership or disposition of the exchange notes. In addition, this discussion does not address the U.S. federal income tax consequences to beneficial owners of notes subject to special rules, including, for example, beneficial owners that (i) are banks, financial institutions or insurance companies, (ii) are regulated investment companies or real estate investment trusts, (iii) are brokers, dealers or traders in securities or currencies, (iv) are tax-exempt organizations, (v) hold notes as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (vi) acquire notes as compensation for services, (vii) are U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, (viii) use a mark-to-market method of accounting, (ix) are U.S. expatriates, or (x) are required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to its financial statements under Section 451(b) of the Code.

A “U.S. Holder” means a beneficial owner of a note that is: (i) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (ii) a corporation or any other entity taxable as a corporation for U.S. federal income tax purposes organized under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, or (iv) a trust that (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a Holder is a partnership or any other entity or arrangement taxable as a partnership for U.S. federal income tax purposes (a “Partnership”), the U.S. federal income tax consequences to an owner of or a partner in such Partnership generally will depend on the status of such owner or partner and on the activities of such Partnership. A Holder that is a Partnership and any owners or partners in such Partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the exchange and the ownership or disposition of a note. As used herein, a “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor a Partnership.

This discussion assumes that a note will be a capital asset, within the meaning of Section 1221 of the Code, in the hands of a Holder at all relevant times.

A HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO ITS PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S., OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Contingent Payments

In certain circumstances (see “Description of Notes — Purchase of Notes upon a Change of Control Repurchase Event”), we may be obligated to pay Holders additional amounts in excess of stated interest or principal on the exchange notes. It is possible that our obligation to make additional payments on the exchange notes could implicate the provisions of the Treasury regulations relating to “contingent payment debt instruments.” We intend to take the position that the likelihood of additional payments on the exchange notes is remote, and thus, that the exchange notes should not be treated as contingent payment debt instruments. Our determination that these contingencies are remote is binding on a Holder unless the Holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination, however, is not binding on the IRS, and if the IRS were to challenge this determination, a Holder might, among other things, be required to accrue interest income at a higher rate than the stated interest rate on the exchange notes and to treat any gain on the sale or other disposition of an exchange note as ordinary income rather than capital gain. The remainder of this disclosure assumes that our determination that the contingencies are remote is correct. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the exchange notes.

Tax Considerations for a U.S. Holder

Exchange Offers

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, U.S. Holders will not recognize gain or loss upon receipt of an exchange note. The holding period for an exchange note will include the holding period for the initial note and the initial basis in an exchange note will be the same as the adjusted basis in the initial note exchanged therefor.

Payments of Interest

Stated interest on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income either when it accrues or when it is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount and Bond Premium

Market Discount. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offers) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note (without regard to the amortization of any acquisition premium). Although the Code does not expressly so provide, the revised issue price of the initial note is decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to a U.S. Holder if such holder purchased an initial note that has de minimis market discount.

Under the market discount rules, a U.S. Holder is required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If a U.S. Holder disposes of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), such holder will be required to include any accrued market discount as ordinary income as if such holder had sold the exchange note at its then fair market value. In addition, such holder may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which such holder acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless such holder makes an irrevocable election to accrue market discount under a constant yield method. Such holder may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If such holder elects to include market discount in income currently, such holder’s adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If a U.S. Holder purchased an initial note (which will be exchanged for an exchange note pursuant to the exchange offers) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. Such holder may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, such holder will reduce the amount required to be included in income each year with respect to interest on such holder’s exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If such holder elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If such holder does not make this election, such holder will be required to include in gross income the full amount of interest on the exchange note in accordance with such holder’s regular method of tax accounting, and will include the premium in such holder’s tax basis for the exchange note for purposes of computing the amount of such holder’s gain or loss recognized on the taxable disposition of the exchange note. U.S. Holders should consult their own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale or Other Dispositions of an Exchange Note

A U.S. Holder generally will recognize gain or loss on the sale, exchange, redemption, retirement, or other taxable disposition of an exchange note in an amount equal to the difference between (i) the amount of cash plus the fair market value of any property received (other than any amount received in respect of accrued but unpaid interest, which will be taxable as ordinary income to the extent not previously included in income), and (ii) such U.S. Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in an exchange note generally will be its cost to such U.S. Holder, increased by any market discount previously included in gross income and reduced (but not below zero) by amortized bond premium. Gain or loss recognized on the sale, exchange, redemption, retirement, or other taxable disposition of an exchange note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in such exchange note exceeds one year. Non-corporate U.S. Holders may be entitled to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to limitations.

Medicare Contribution Tax on Unearned Income

A 3.8% Medicare tax is imposed on the “net investment income” (or, in the case of an estate or trust, the undistributed “net investment income”) of certain U.S. Holders that are individuals, estates or trusts with income that exceeds the statutory threshold. Net investment income generally will include, among other things, interest income and net gains from the disposition of the exchange notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts are urged to consult their tax advisor regarding the applicability of the Medicare tax to income and gains in respect of the exchange notes.

Tax Considerations for a Non-U.S. Holder

The rules governing the U.S. federal taxation of a Non-U.S. Holder are complex. A Non-U.S. Holder is urged to consult its own tax advisor regarding the application of U.S. federal tax laws, including any information reporting requirements, to its particular circumstances and any tax consequences arising under the laws of any state, local, non-U.S., or other taxing jurisdiction.

Exchange Offers

Non-U.S. Holders should not recognize gain or loss for U.S. federal income tax purposes upon receipt of an exchange note in exchange for an initial note pursuant to the exchange offers.

Payments of Interest

Subject to the discussion below concerning FATCA and backup withholding, payments of interest on an exchange note by us or our paying agent to a Non-U.S. Holder generally will not be subject to withholding of U.S. federal income tax if such interest will qualify as “portfolio interest.” Interest on an exchange note paid to a Non-U.S. Holder will qualify as portfolio interest if:

●	for U.S. federal income tax purposes, such Non-U.S. Holder does not own directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote;
●	for U.S. federal income tax purposes, such Non-U.S. Holder is not a controlled foreign corporation related directly or indirectly to us through stock ownership;
●	such interest is not effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States;
●	such Non-U.S. Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

●	the certification requirement, described below, has been fulfilled with respect to such Non-U.S. Holder.

The certification requirement will be fulfilled if either (i) the Non-U.S. Holder provides to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form), signed under penalty of perjury, that includes such Non-U.S. Holder’s name, address and a certification as to its non-U.S. status, or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business holds the exchange note on behalf of such Non-U.S. Holder and provides to the applicable withholding agent a statement, signed under penalty of perjury, in which such organization, bank or other financial institution certifies that it has received a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) from such Non-U.S. Holder or from another financial institution acting on behalf of such Non-U.S. Holder and provides to the applicable withholding agent a copy thereof. Other methods might be available to satisfy the certification requirement depending on a Non-U.S. Holder’s particular circumstances.

The gross amount of any payment of interest to a Non-U.S. Holder that does not qualify for the portfolio interest exemption will be subject to withholding of U.S. federal income tax at the statutory rate of 30% unless (i) such Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) claiming an exemption from or reduction in withholding of U.S. federal income tax under an applicable income tax treaty, or (ii) such interest is effectively connected with the conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) of such Non-U.S. Holder and such Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form).

Sale or Other Disposition of an Exchange Note

Subject to the discussion below concerning FATCA and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or to withholding of U.S. federal income tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of an exchange note unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of such disposition and other applicable conditions are met, or (ii) such gain is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder.

Effectively Connected Income

If a Non-U.S. Holder is engaged in a U.S. trade or business and interest on an exchange note or gain realized on the disposition of an exchange note is effectively connected with the conduct of such U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), such Non-U.S. Holder generally will be subject to regular U.S. federal income tax on such interest or gain on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. See “— Tax Considerations for a U.S. Holder” above. In addition, any such Non-U.S. Holder that is a non-U.S. corporation may be subject to the branch profits tax on its effectively connected earnings and profits for the taxable year, subject to certain adjustments, at the statutory rate of 30% unless such rate is reduced or the branch profits tax is eliminated by an applicable income tax treaty. Although any such effectively connected interest income will be subject to U.S. federal income tax, and may be subject to the branch profits tax, it generally will not be subject to withholding of U.S. federal income tax if a Non-U.S. Holder provides a properly completed and executed IRS Form W-8ECI (or successor form).

FATCA

Pursuant to Sections 1471 through 1474 of the Code, applicable Treasury regulations, other official guidance and intergovernmental agreements entered into in respect of the foregoing (together, commonly referred to as “FATCA”), “foreign financial institutions” (which include most non-U.S. hedge funds, private equity funds, mutual funds, securitization vehicles and any other investment vehicles) and certain other non-U.S. entities must comply with information reporting rules with respect to their U.S. account holders and investors or confront a withholding tax on U.S.-source payments made to them (whether received as a beneficial owner or as an intermediary for another party). More specifically, a foreign financial institution or other non-U.S. entity that does not comply with the FATCA reporting requirements will generally be subject to a 30% withholding tax with respect to any “withholdable payments.” For this purpose, withholdable payments generally will include interest on the exchange notes. The FATCA withholding tax will apply even if the payment would otherwise not be subject to U.S. nonresident withholding tax (e.g., because it is portfolio interest). Non-U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

Information Reporting and Backup Withholding

A Holder may be subject, under certain circumstances, to information reporting and/or backup withholding at the applicable rate with respect to certain payments of principal or interest on an exchange note and the proceeds of a disposition of an exchange note before maturity.

Information reporting generally will apply to payments of principal or interest on an exchange note and the proceeds of a disposition of an exchange note before maturity that in each case are paid to a U.S. Holder. Backup withholding may apply to any such payments made to a U.S. Holder that (i) fails to furnish its taxpayer identification number (“TIN”), which for an individual is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed properly to report certain interest or dividends, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that it is a U.S. person, that the TIN provided is correct (or that it is awaiting a TIN), and that it has not been notified by the IRS that it is subject to backup withholding. A U.S. Holder can generally establish an exemption from backup withholding by providing a properly completed and executed IRS Form W-9 (or successor form). These information reporting and backup withholding requirements generally do not apply with respect to certain U.S. Holders, including corporations, tax-exempt organizations, certain financial institutions and individual retirement accounts.

Information reporting will apply to interest on exchange notes paid to a Non-U.S. Holder and the amount of any tax withheld in respect of such interest payments. Copies of information returns that report such interest payments and any withholding of U.S. federal income tax may be made available to tax authorities in a country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

If a Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or W-8BEN-E (or successor form) or other applicable form (together with all appropriate attachments, signed under penalty of perjury, and identifying such Non-U.S. Holder and stating that it is not a U.S. person), and the applicable withholding agent has neither actual knowledge nor reason to know that such Non-U.S. Holder is a U.S. person, then such Non-U.S. Holder will not be subject to U.S. backup withholding with respect to payments of principal or interest on exchange notes made by us or our paying agent. Special rules apply to Partnerships and this certification requirement may also apply to beneficial owners of Partnerships.

The gross proceeds from a sale, exchange or other disposition of an exchange note by a Non-U.S. Holder made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for U.S. federal income tax purposes: a U.S. person; a controlled foreign corporation; a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding at the applicable rate, currently 24%, may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the beneficial owner certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. Holder or Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Holder’s U.S. federal income tax liability and may entitle such Holder to a refund, provided that certain required information is timely furnished to the IRS. A Holder is urged to consult its own tax advisor regarding the application of information reporting and backup withholding in its particular circumstances, the availability of an exemption from backup withholding, and the procedure for obtaining any such available exemption.

The foregoing discussion is for general information only and is not tax advice. Accordingly, you are urged to consult your tax advisor as to the particular tax consequences to you of the exchange of initial notes for exchange notes and of holding and disposing of the exchange notes, including the applicability and effect of any state, local, or non-U.S. tax laws and any tax treaty and any recent or prospective changes in any applicable tax laws or treaties.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Kyndryl has agreed that, for a period of 180 days after the expiration date of the applicable exchange offer, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

Kyndryl will not receive any proceeds from any sale of exchange notes by broker-dealers. The exchange notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the applicable exchange offer, Kyndryl will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Kyndryl has agreed to pay all expenses incident to the exchange offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes offered hereby.

EXPERTS

The financial statements as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-4 (File No. 333- ) under the Securities Act with respect to the exchange notes that will be offered in exchange for the initial notes. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our exchange notes, you should refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or other document referred to in those documents are not necessarily complete, and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement or other document. Each of these statements is qualified in all respects by this reference.

We are subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. Those filings are available to the public on, or accessible through, our website (www.kyndryl.com) under the heading “Investor Relations.” The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

Kyndryl also maintains an Internet site at www.kyndryl.com. Kyndryl’s website and the information contained therein or connected thereto shall not be deemed to be incorporated herein, and you should not rely on any such information in making an investment decision.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Kyndryl Holdings, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Kyndryl Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated income statements, statements of comprehensive income (loss), statements of equity and statements of cash flows for each of the three years in the period ended December 31, 2021, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Reporting Unit Goodwill Impairment Assessment

As described in Note 10 to the consolidated financial statements, the Company’s goodwill balance was $732 million as of December 31, 2021 including $176 million associated with the Strategic Markets reporting unit (the “Reporting Unit”). Goodwill is reviewed for impairment annually, or whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. In the fourth quarter of 2021, management reviewed its goodwill balances for impairment. Fair value is determined by management using a discounted cash flow model, which requires significant judgments and assumptions relating to discount rates, expected revenue growth, and projected EBITDA margins.

The principal considerations for our determination that performing procedures relating to the goodwill impairment assessment for the Reporting Unit is a critical audit matter are (i) the significant judgment by management when developing the fair value of the Reporting Unit; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures and evaluating management’s significant assumptions related to the expected revenue growth and projected EBITDA margins; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) testing management’s process for developing the fair value estimate of the Reporting Unit, (ii) evaluating the appropriateness of the discounted cash flow model; (iii) testing the completeness and accuracy of underlying data used in the model; and (iv) evaluating the reasonableness of the significant assumptions used by management related to the expected revenue growth and projected EBITDA margins. Evaluating management’s assumptions related to the expected revenue growth and projected EBITDA margins involved evaluating whether the assumptions used by management were reasonable considering (i) the current and past performance of the Reporting Unit; (ii) the consistency with external market and industry data; and (iii) whether these assumptions were consistent with evidence obtained in other areas of the audit. Professionals with specialized skill and knowledge were used to assist in the evaluation of the Company’s discounted cash flow model.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 10, 2022, except for the change in measure of segment operating performance discussed in Note 4 and the effects of the revision discussed in Note 19 to the consolidated financial statements, as to which the date is May 26, 2022

We have served as the Company’s auditor since 2020.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED INCOME STATEMENT

(In millions, except per share amounts)

		Year Ended December 31,
	Notes	2021	2020	2019
Revenues*	3	$18,657	$19,352	$20,279
Cost of services**	3	$16,550	$17,137	$17,676
Selling, general and administrative expenses		2,776	2,948	2,970
Workforce rebalancing charges		39	918	159
Transaction-related costs		627	21	—
Impairment expense	10	469	—	—
Interest expense	11	64	63	76
Other (income) and expense		35	25	(29)
Total costs and expenses		$20,560	$21,112	$20,852
Income (loss) before income taxes		$(1,903)	$(1,760)	$(573)
Provision for income taxes	5	$402	$247	$366
Net income (loss)		$(2,304)	$(2,007)	$(939)
Basic earnings (loss) per share	6	$(10.28)	$(8.96)	$(4.19)
Diluted earnings (loss) per share		(10.28)	(8.96)	(4.19)
Weighted-average basic shares outstanding	6	224.1	224.1	224.1
Weighted-average diluted shares outstanding		224.1	224.1	224.1
*	Including related-party revenue of $704 in 2021, $645 in 2020 and $613 in 2019
**	Including related-party cost of service of $3,979 in 2021, $3,767 in 2020 and $3,592 in 2019

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

	Year Ended December 31,
	2021	2020	2019
Net income (loss)	$(2,304)	$(2,007)	$(939)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	194	129	11
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) arising during the period	4	—	—
Reclassification of (gains) losses to net income	(1)	—	—
Total unrealized gains (losses) on cash flow hedges	3	—	—
Retirement-related benefit plans:
Prior service costs (credits)	1	—	(1)
Net (losses) gains arising during the period	72	(41)	(84)
Curtailments and settlements	3	—	—
Amortization of prior service (credits) costs	—	(1)	—
Amortization of net (gains) losses	51	36	27
Total retirement-related benefit plans	127	(6)	(57)
Other comprehensive income (loss), before tax	324	123	(46)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(33)	2	18
Other comprehensive income (loss), net of tax	292	125	(28)
Total comprehensive income (loss)	$(2,013)	$(1,883)	$(967)

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

(In millions, except per share amounts)

		December 31,
	Notes	2021	2020
Assets:
Current assets:
Cash and cash equivalents		$2,223	$24
Restricted cash		17	14
Accounts receivable (net of allowances of $44 in 2021 and $91 in 2020)*		2,279	1,444
Deferred costs	3	920	1,205
Prepaid expenses and other current assets		337	157
Total current assets		$5,777	$2,843

Property and equipment, net	8	$2,923	$3,991
Operating right-of-use assets, net	9	1,361	1,131
Deferred costs	3	1,265	1,441
Deferred taxes	5	675	424
Goodwill	10	732	1,230
Intangible assets, net	10	36	60
Pension assets		58	1
Other assets		385	85
Total assets		$13,213	$11,205

Liabilities:
Current liabilities:
Accounts payable**		$1,140	$919
Value-added tax and income tax liabilities		357	—
Short-term debt	11	105	69
Accrued compensation and benefits		381	350
Deferred income (current portion)	3	872	854
Operating lease liabilities (current portion)	8	360	333
Accrued contract costs		498	440
Other accrued expenses and liabilities	12	744	874
Total current liabilities		$4,457	$3,838

Long-term debt	11	$3,128	$140
Retirement and nonpension postretirement benefit obligations	16	856	550
Deferred income (noncurrent portion)	3	475	543
Operating lease liabilities (noncurrent portion)	9	1,007	850
Other liabilities	12	522	300
Total liabilities		$10,446	$6,220
Commitments and contingencies	13

Equity:
Stockholders’ equity	14
Net Parent investment		—	6,023
Common stock, par value $0.01 per share, and additional paid-in capital (1,000.0 shares authorized, 224.2 shares issued)		4,284	—
Accumulated deficit		(375)	—
Treasury stock, at cost (shares: 2021 - 0.0)		(1)	—
Accumulated other comprehensive income (loss)		(1,143)	(1,096)
Total stockholders’ equity before noncontrolling interests		$2,765	$4,927
Noncontrolling interests		3	58
Total equity		$2,767	$4,985
Total liabilities and equity		$13,213	$11,205
*	Including related-party accounts receivable of $373 at December 31, 2021
**	Including related-party accounts payable of $733 at December 31, 2021

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

	Year Ended December 31,
	2021	2020	2019
Cash flows from operating activities:
Net income (loss)	$(2,304)	$(2,007)	$(939)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	1,300	1,445	1,469
Depreciation of right-of-use assets	327	424	429
Amortization of transition costs and prepaid software	1,278	1,379	1,305
Amortization of capitalized contract costs	563	683	803
Amortization of intangible assets	37	29	29
Goodwill impairment	469	—	—
Stock-based compensation	71	64	51
Deferred taxes	(401)	(52)	(33)
Net (gain) loss on asset sales and other	11	4	1
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(1,618)	(1,917)	(1,802)
Right-of-use assets and liabilities (excluding depreciation)	(374)	(372)	(418)
Workforce rebalancing liabilities	(341)	560	27
Receivables	(1,076)	387	23
Accounts payable	125	70	33
Taxes (including items settled with Parent)	994	299	399
Other assets and other liabilities	822	(365)	(244)
Net cash provided by (used in) operating activities	$(119)	$628	$1,134

Cash flows from investing activities:
Payments for property and equipment	$(752)	$(1,036)	$(1,190)
Proceeds from disposition of property and equipment	194	84	63
Other investing activities, net	(14)	(1)	(2)
Net cash used in investing activities	$(572)	$(953)	$(1,128)

Cash flows from financing activities:
Debt repayments	$(91)	$(66)	$(18)
Proceeds from issuance of debt, net of debt issuance costs	3,038	—	—
Net transfers (to) from Parent	(30)	377	18
Common stock repurchases for tax withholdings	(1)	—	—
Net cash provided by financing activities	$2,915	$312	$(0)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(22)	$1	$(1)
Net change in cash, cash equivalents and restricted cash	$2,203	$(13)	$5

Cash, cash equivalents and restricted cash at January 1	$38	$50	$46
Cash, cash equivalents and restricted cash at December 31	$2,240	$38	$50

Supplemental data
Income taxes paid, net of refunds received	$12	$—	$—
Interest paid on debt	$2	$—	$—

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity – January 1, 2019	—	$—	$7,499	$(1,193)	$—	$—	$52	$6,358
Net income (loss)			(939)					(939)
Other comprehensive income (loss), net of tax				(28)				(28)
Net transfers from Parent			598					598
Changes in non-controlling interests							4	4
Equity – December 31, 2019	—	$—	$7,159	$(1,221)	$—	$—	$56	$5,994

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity – January 1, 2020	—	$—	$7,159	$(1,221)	$—	$—	$56	$5,994
Net income (loss)			(2,007)					(2,007)
Other comprehensive income (loss), net of tax				125				125
Net transfers from Parent			872					872
Changes in non-controlling interests							2	2
Equity – December 31, 2020	—	$—	$6,023	$(1,096)	$—	$—	$58	$4,985

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity - January 1, 2021	—	$—	$6,023	$(1,096)	$—	$—	$58	$4,985
Net income (loss)			(1,929)			(375)		(2,304)
Other comprehensive income (loss), net of tax				292				292
Issuance of common stock and reclassification of net transfers from Parent	224.1	4,271	(4,095)	(339)				(163)
Common stock issued under employee plans	0.1	13						13
Purchases of treasury stock	0.0				(1)			(1)
Changes in non-controlling interests							(56)	(56)
Equity - December 31, 2021	224.2	$4,284	$—	$(1,143)	$(1)	$(375)	$3	$2,767

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Kyndryl’s Spin-off

Kyndryl Holdings, Inc. (“we”, “the Company” or “Kyndryl”) is a leading technology services company and the largest infrastructure services provider in the world, serving as a partner to more than 4,000 customers whose operations span over 100 countries. Prior to November 3, 2021, the Company was wholly owned by International Business Machines Corporation (“IBM”, “Parent” or “former Parent”).

In October 2021, the Board of Directors of IBM approved the spin-off (the “Separation” or the “Spin-off”) of the infrastructure services unit (the “Kyndryl Businesses”) of its Global Technology Services (“GTS”) segment through the distribution of shares of Kyndryl’s common stock to IBM stockholders. In conjunction with the Distribution, Kyndryl underwent an internal reorganization following which it became the holder, directly or through its subsidiaries, of the Kyndryl Businesses. On October 12, 2021, Kyndryl’s registration statement on Form 10, as amended, was declared effective by the US Securities and Exchange Commission (“SEC”). On November 3, 2021, the Separation was achieved through the Parent’s pro rata distribution of 80.1% of the shares of common stock of Kyndryl to holders of the Parent’s common stock as of the close of business on the record date of October 25, 2021. The Parent retained 19.9% of the shares of the Company’s common stock. The Parent’s stockholders of record received one share of the Company’s common stock for every five shares of the Parent’s common stock.

Description of Business

Our purpose is to design, build and manage secure and responsive private, public and multicloud environments to accelerate our customers’ digital transformations. We have a long track record of helping enterprises navigate major technological changes, particularly by enabling our customers to focus on the core aspects of their businesses during these shifts while trusting us with their most critical systems.

We provide engineering talent, operating paradigms and insights derived from our data around IT patterns. This enables us to deliver advisory, implementation and managed services at scale across technology infrastructures that allow our customers to de-risk and realize the full value of their digital transformations. We do this while embracing new technologies and solutions and continually expanding our skills and capabilities, as we help advance the vital systems that power progress for our customers. We deliver transformation and secure cloud services capabilities, insights and depth of expertise to modernize and manage IT environments based on our customers’ unique patterns of transformation at scale. We offer services across domains such as cloud services, core enterprise and zCloud services, applications, data and artificial intelligence services, digital workplace services, security and resiliency services and network and edge services as we continue to support our customers through technological change. Our services enable us to modernize and manage cloud and on-premise environments as “one” for our customers, enabling them to scale seamlessly. To deliver these services, we rely on our global team of skilled practitioners, consisting of approximately 90,000 professionals.

Basis of Presentation

We prepare our consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), which requires us to make estimates and assumptions that impact the amounts reported and disclosed in our consolidated financial statements and the accompanying notes. We prepared these estimates based on the most current and best available information, but actual results could differ materially from these estimates and assumptions, particularly in light of the continuing COVID-19 pandemic. COVID-19 has had and we expect will continue to have, significant effects on economic activity, on demand for our services and on our results of operations in 2022.

The financial statements and footnotes for the annual periods ending December 31, 2020 and 2019 and the period from January 1 through November 3, 2021 (the “pre-Separation periods”) reflect allocations of certain IBM corporate, infrastructure and shared services expenses using a variety of allocation methodologies that are appropriate for the type of allocated expense. Where possible, these charges were allocated based on direct usage, with the remainder allocated on a pro rata basis of headcount, gross profit, asset or other allocation methodologies that are considered to be a reasonable reflection of the utilization of services provided or the benefit received by Kyndryl during the periods presented.

The Consolidated Balance Sheet of the Company for the pre-Separation periods includes assets and liabilities of IBM that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and/or joint ventures (“JVs”) conducting managed infrastructure services business in which IBM had a controlling financial interest or was the primary beneficiary. Certain of these subsidiaries and JVs were historically managed by IBM’s GTS segment but not transferred to Kyndryl in conjunction with the Separation. The JVs’ balance sheet balances, revenues, costs, expenses and cash flow activities were recorded in the consolidated financial statements during the pre-Separation periods. The JVs’ balance sheet amounts were settled through Net Parent investment on the Separation date, and their business activities were no longer recorded in the Consolidated Income Statement and Consolidated Statement of Cash Flow after the Separation date.

Cash and cash equivalents held by IBM at the corporate level during the pre-Separation periods were not attributable to the Company for any of the periods presented due to IBM’s centralized approach to cash management and the financing of its operations. Only cash amounts specifically held by Kyndryl are reflected in the Consolidated Balance Sheet. IBM’s debt was not attributed to the Company for any of the periods presented because IBM’s borrowings are not the legal obligation of Kyndryl. The only third-party debt obligations included in the consolidated financial statements are those for which the legal obligor is a legal entity of Kyndryl. Interest expense for the pre-Separation periods in the Consolidated Income Statement reflects the allocation of interest on borrowing and funding related activity associated with the portion of IBM’s borrowings where the proceeds benefited us.

Transfers of cash, both to and from IBM’s centralized cash management system prior to Separation, are reflected as a component of Net Parent investment in the Consolidated Balance Sheet and as financing activities in the accompanying Consolidated Statement of Cash Flows. In addition, Net Parent investment in the Consolidated Balance Sheet represents the accumulation of the Company’s net income (loss) over time and net non-trade intercompany transactions between Kyndryl and IBM (for example, investments from IBM or distributions to IBM).

As a result of the allocations and carve-out methodologies used to prepare the consolidated financial statements for the pre-Separation periods, the results may not be indicative of the Company’s future performance, and may not reflect the results of operations, financial position and cash flows Kyndryl would have achieved if it had been a separate, standalone company during the pre-Separation periods.

The income tax provision included in these consolidated financial statements for the pre-Separation periods was calculated using the separate return basis, as if Kyndryl filed separate tax returns. The calculation of income taxes on a hypothetical separate return basis requires a considerable amount of judgment and use of both estimates and allocations; pre-Separation current and deferred taxes may not be reflective of the actual tax balances subsequent to the Separation. Current income tax liabilities including amounts for unrecognized tax benefits related to Kyndryl’s activities included in the Parent’s income tax returns were assumed to be immediately settled with Parent through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the Consolidated Statement of Cash Flows during these periods.

Certain items have been recast to conform to current period presentation.

Consolidation

For the pre-Separation periods, the accompanying financial statements of Kyndryl were derived from the consolidated financial statements and accounting records of the Parent as if the Company operated on a standalone basis during the periods presented and were prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the SEC. Historically, the Company consisted of the managed infrastructure services unit of the Parent’s Global Technology Services segment and did not operate as a separate standalone company. Accordingly, the Parent had reported the financial position and results of operations, cash flows and changes in equity of the Company in the Parent’s consolidated financial statements.

All significant intercompany transactions during the pre-Separation periods between Kyndryl and IBM have been included in the consolidated financial statements. Intercompany transactions between Kyndryl and IBM are considered to be effectively settled in the consolidated financial statements at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected as Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows and in the Consolidated Balance Sheet within Net Parent investment.

After the Separation on November 3, 2021, the Company’s financial statements for the periods from November 4, 2021, through December 31, 2021, are consolidated financial statements based on our reported results as a standalone company. All significant transactions and accounts within Kyndryl were eliminated. All significant intercompany transactions between IBM and Kyndryl prior to the Separation were included within Net Parent investment on the accompanying Consolidated Financial Statements.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain items have been recast to conform to current-period presentation. Dollars are in millions except where otherwise noted.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts that are reported in the consolidated financial statements and accompanying disclosures. Estimates are used in determining the allocation of costs and expenses from IBM and are used in determining the following, among others: revenue, costs to complete service contracts, income taxes, pension assumptions, valuation of assets including goodwill and intangible assets, the depreciable and amortizable lives of other long-lived assets, loss contingencies, allowance for credit losses, deferred transition costs and other matters. These estimates are based on management’s knowledge of current events, historical experience and actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances, including the macroeconomic impacts of the COVID-19 pandemic (beginning in 2020). Actual results may be different from these estimates.

Revenue

The Company accounts for a contract with a client when it has written approval, the contract is committed, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of collection.

Revenue is recognized when, or as, control of a promised service or product transfers to a client, in an amount that reflects the consideration to which the Company expects to be entitled in exchange for transferring those products or services. If the consideration promised in a contract includes a variable amount, the Company estimates the amount to which it expects to be entitled using either the expected value or most likely amount method. The Company’s contracts may include terms that could cause variability in the transaction price, including, for example, rebates, volume discounts, service-level penalties and performance bonuses or other forms of variable consideration. In certain rare circumstances, if we grant the customer the right to return a product and receive a full or partial credit or refund of any consideration paid, the Company (i) recognizes revenue for the transferred products in the amount of consideration to which it expects to be entitled, (ii) records a refund liability and (iii) recognizes an asset for its right to recover products from customers on settling the refund liability.

The Company only includes estimated amounts in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company may not be able to reliably estimate variable consideration in certain long-term arrangements due to uncertainties that are not expected to be resolved for a long period of time or when the Company’s experience with similar types of contracts is limited. Changes in estimates of variable consideration are included in Note 3 – Revenue Recognition.

The Company’s standard billing terms are that payment is due upon receipt of invoice, payable within 30 days. Invoices are generally issued as services are rendered and/or as control transfers, either at monthly or quarterly intervals or upon achievement of contractual milestones. In some services contracts, the Company bills the client prior to recognizing revenue from performing the services. In these cases, deferred income is presented in the Consolidated Balance Sheet. In other services contracts, the Company performs the services prior to billing the client. When the Company performs services prior to billing the client, the right to consideration is typically subject to milestone completion or client acceptance and the amount is recorded as a contract asset. Contract assets are generally classified as current and are recorded on a net basis with deferred income (i.e., contract liabilities) at the contract level. Refer to Note 3 – Revenue Recognition for contract assets for the periods presented.

Contract assets are included in prepaid expenses and other current assets in the Consolidated Balance Sheet. The unconditional unbilled accounts receivable of $454 million and $358 million at December 31, 2021 and 2020, respectively, is included in accounts receivable in the Consolidated Balance Sheet.

Additionally, in determining the transaction price, the Company would adjust the promised amount of consideration for the effects of the time value of money if the billing terms are not standard and the timing of payments agreed to by the parties to the contract provide the client or the Company with a significant benefit of financing, in which case the contract contains a significant financing component. As a practical expedient, the Company does not account for significant financing components if the period between when the Company transfers the promised product or service to the client and when the client pays for that product or service will be one year or less.

The Company may include subcontractor services or Original Equipment Manufacturer (OEM) hardware and/or OEM software components in certain integrated services arrangements. In these types of arrangements, revenue from sales of OEM hardware and/or OEM software components or services is recorded net of costs when the Company is acting as an agent between the client and the vendor and gross when the Company is the principal for the transaction. To determine whether the Company is an agent or principal, the Company considers whether it obtains control of the products or services before they are transferred to the customer. In making this evaluation, several factors are considered, most notably whether the Company has primary responsibility for fulfillment to the client, as well as inventory risk and pricing discretion.

The Company reports revenue net of any revenue-based taxes assessed by governmental authorities that are imposed on and concurrent with specific revenue-producing transactions.

Performance Obligations

The Company’s capabilities as an infrastructure services company include offerings that often encompass multiple types of services and may integrate various OEM hardware and/or OEM software components. When an arrangement contains multiple distinct performance obligations, revenue follows the specific revenue recognition policies for each performance obligation, depending on the type of offering. The Company determines if the products or services are distinct and allocates the consideration to each distinct performance obligation on a relative standalone selling price basis. When products and services are not distinct, the Company determines an appropriate measure of progress based on the nature of its overall promise for the single performance obligation.

The revenue policies below are applied to each performance obligation, as applicable.

Standalone Selling Price

The Company allocates the transaction price to each performance obligation on a relative standalone selling price basis. The standalone selling price (SSP) is the price at which the Company would sell a promised product or service separately to a client. The Company establishes SSP based on management’s estimated selling price or observable prices of products or services sold separately in comparable circumstances to similar clients. For OEM hardware and/or OEM software components, the Company is able to establish SSP based on the cost from the vendor. The Company reassesses SSP ranges on a periodic basis or when facts and circumstances change.

In certain instances, the Company may not be able to establish a SSP range based on observable prices and the Company estimates SSP. The Company estimates SSP by considering multiple factors including, but not limited to, overall market conditions, including geographic or regional specific factors, competitive positioning, competitor actions, internal costs, profit objectives and pricing practices. Estimating SSP is a formal process that includes review and approval by the Company’s management.

Nature of Products and Services

The Company delivers transformation and secure cloud services capabilities, insights and depth of expertise to modernize and manage IT environments based on its customers’ unique patterns of transformation at scale. The Company offers services such as cloud managed services, data services, security and resiliency services, enterprise infrastructure services, digital workplace services, network services, managed Independent Software Vendor services and distributed cloud services to support its customers through technological change. Many of these services can be delivered entirely or partially through cloud or as-a-service delivery models. The Company’s services are provided on a time-and-material basis, as a fixed-price contract or as a fixed-price-per-measure-of-output contract, and the contract terms range from less than one year to over 10 years. The Company typically satisfies the performance obligation and recognizes revenue over time in services arrangements because the client simultaneously receives and consumes the benefits provided as the Company performs the services.

In outsourcing, other managed services, application management and other cloud-based services arrangements, the Company determines whether the services performed during the initial phases of the arrangement, such as setup activities, are distinct. In most cases, the arrangement is a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). The Company applies a measure of progress (typically time-based) to any fixed consideration and allocates variable consideration to the distinct periods of service based on usage. As a result, revenue is generally recognized over the period the services are provided on a usage basis. This results in revenue recognition that corresponds with the value to the client of the services transferred to date relative to the remaining services promised.

Revenue from time-and-material contracts is recognized on an output basis as labor hours are delivered and/or direct expenses are incurred. Revenue from as-a-service type contracts is recognized either on a straight-line basis or on a usage basis, depending on the terms of the arrangement (such as whether the Company is standing ready to perform or whether the contract has usage-based metrics). If an as-a-service contract includes setup activities, those promises in the arrangement are evaluated to determine if they are distinct.

In design and build arrangements, revenue is recognized based on progress toward completion of the performance obligation using a cost-to-cost measure of progress (e.g., labor costs incurred to date as a percentage of the total estimated labor costs to fulfill the contract). The estimation of cost at completion is complex, subject to many variables and requires significant judgment. Changes in original estimates are reflected in revenue on a cumulative catch-up basis in the period in which the circumstances that gave rise to the revision become known by the Company. Refer to Note 3 – Revenue Recognition for the amount of revenue recognized in the reporting period on a cumulative catch-up basis (i.e., from performance obligations satisfied, or partially satisfied, in previous periods).

The Company performs ongoing profitability analyses of its design and build services contracts accounted for using a cost-to-cost measure of progress to determine whether the latest estimates of revenues, costs and profits require updating. If at any time these estimates indicate that the contract will be unprofitable, the entire estimated loss for the remainder of the contract is recorded immediately. For other types of services contracts, any losses are recorded as incurred.

The Company’s services offerings may include the integration and/or sale of OEM hardware and/or software components. Contracts that include hardware and/or software components are evaluated to determine if they are distinct performance obligations as discussed in “Performance Obligations” above. Further, the Company assesses contracts with customers to determine whether an embedded lease arrangement exists. A contract with a customer includes an embedded lease when the Company grants the customer a right to control the use of an identified asset for a period of time in exchange for consideration. Generally, the hardware or software utilized in outsourcing, managed services, application management and other cloud-based services arrangements are not distinct and do not meet the criteria to be considered an embedded lease. As a result, revenue is generally recognized over time, consistent with the services provided to the customer.

For distinct OEM hardware sales, revenue is recognized when control has transferred to the customer which typically occurs when the hardware has been shipped to the client, risk of loss has transferred to the client and the Company has a present right to payment for the hardware.

Arrangements that include a license to the software are determined to have distinct software components. To meet this criterion, the customer must have both the contractual right to take possession of the software at any time and the ability to feasibly run the software on its own hardware or hire another party to host the software without significant economic or functional penalty. Revenue for distinct software is typically recognized at the beginning of the services arrangement as that is the point in time the customer can access and benefit from the software and the point at which they have a legal right to possession.

Cost of Services

Recurring operating costs for services contracts are recognized as incurred. Certain eligible, nonrecurring costs (i.e., setup costs) incurred in the initial phases of outsourcing contracts and other cloud-based services contracts, are capitalized when the costs relate directly to the contract, the costs generate or enhance resources of the Company that will be used in satisfying the performance obligation in the future and the costs are expected to be recovered. These costs consist of transition and setup costs related to the installation of systems and processes and other deferred fulfillment costs, including, for example, prepaid assets used in services contracts (i.e., prepaid software or prepaid maintenance). Capitalized costs are amortized on a straight-line basis over the expected period of benefit, which approximates the pattern of transfer to the client of the services to which the asset relates and includes anticipated contract renewals or extensions. Additionally, fixed assets associated with these contracts are capitalized and depreciated on a straight-line basis over the expected useful life of the asset and recorded in cost of sales. If an asset is contract-specific and cannot be repurposed, then the depreciation period is the shorter of the useful life of the asset or the contract term. Setup costs paid on behalf of clients in excess of the fair value of services delivered in outsourcing arrangements are deferred and amortized on a straight-line basis as a reduction of revenue over the expected period of benefit. The Company performs periodic reviews to assess the recoverability of deferred contract transition and setup costs. If the carrying amount is deemed not recoverable, an impairment loss is recognized. Refer to Note 3 – Revenue Recognition for the amount of deferred costs to fulfill a contract at December 31, 2021 and 2020.

In situations in which an outsourcing contract is terminated, the terms of the contract may require the client to reimburse the Company for the recovery of unbilled accounts receivable, unamortized deferred contract costs and additional costs incurred by the Company to transition the services.

Incremental Costs of Obtaining a Contract

Incremental costs of obtaining a contract (e.g., sales commissions) are capitalized and amortized on a straight-line basis, which approximates the pattern that the assets’ economic benefits are expected to be consumed, over the expected customer relationship period if the Company expects to recover those costs. The expected customer relationship period is determined based on the average customer relationship period, including expected renewals, for each offering type and ranges from three to six years. Expected renewal periods are only included in the expected customer relationship period if commission amounts paid upon renewal are not commensurate with amounts paid on the initial contract. Incremental costs of obtaining a contract include only those costs the Company incurs to obtain a contract that it would not have incurred if the contract had not been obtained. The Company has determined that certain commissions programs meet the requirements to be capitalized. Some commission programs are not subject to capitalization as the commission expense is paid and recognized as the related revenue is recognized.

Expense and Other (Income)

Expense and other income within the Company’s financial statements through the Separation reflect allocations to the Company by IBM based on direct usage, with the remainder allocated on a pro-rata basis of gross profit, headcount, assets or other measures the Company has determined as reasonable. Expense and other income within the Company’s consolidated financial statements for the periods from November 4, 2021, through December 31, 2021, are based on our reported results as a standalone company.

Selling, General and Administrative

Selling, general and administrative (“SG&A”) expense is charged to income as incurred, except for certain sales commissions, which are capitalized and amortized. For further information regarding capitalizing sales commissions, see “Incremental Costs of Obtaining a Contract” above. Expenses of promoting and selling services are classified as selling expense and, in addition to sales commissions, include such items as compensation, advertising and travel. General and administrative expense includes such items as compensation, legal costs, office supplies, non-income taxes, insurance and office rental. In addition, general and administrative expense includes other operating items such as allowance for credit losses, amortization of certain intangible assets and research, development and engineering (“RD&E”) costs allocated to the Company by the former Parent. Total RD&E costs allocated to Kyndryl were $63 million, $76 million and $83 million for the years ended December 31, 2021, 2020 and 2019.

Advertising and Promotional Expense

Advertising and promotional costs are expensed as incurred. Advertising and promotional expense, which includes media, agency and promotional expense directly incurred by the Company was $56 million, $34 million and $55 million in 2021, 2020 and 2019, respectively, and is recorded in SG&A expense in the Consolidated Income Statement.

Other (Income) and Expense

Other (income) and expense primarily consists of expense related to certain components of retirement-related costs, including interest costs, expected return on plan assets, amortization of prior service costs (credits), curtailments and settlements and other net periodic benefit costs. Also included are gains and losses from foreign currency transactions, certain real estate transactions and corporate expenses. For more information, see Note 17 – Related-Party Transactions.

Defined Benefit Pension and Nonpension Postretirement Benefit Plans

Prior to the Separation, the defined benefit plans and nonpension postretirement benefit plans in which certain Kyndryl employees participated were sponsored by IBM. During this period, an allocation of certain assets and liabilities was reflected in the Consolidated Balance Sheet based on legal entities, and the Consolidated Income Statement reflected a proportional allocation of net period benefit cost based on headcount associated with the Company.

In September 2021, in preparation for the Separation, certain defined benefit plans and nonpension postretirement benefit plans were amended, and Kyndryl became sponsor or co-sponsor (with IBM) of these plans. Refer to Note 16 – Retirement-Related Benefits for further details on the accounting for these plans.

As a result of the amendment of these plans to make Kyndryl sponsor or co-sponsor in September 2021, the funded status of these plans became recognized in the Consolidated Balance Sheet. The funded status is measured as the difference between the fair value of plan assets and the projected benefit obligation at the balance sheet date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (PBO), which represents the actuarial present value of benefits expected to be paid upon retirement based on employee services already rendered and estimated future compensation levels. For nonpension postretirement benefit plans, the benefit obligation is the accumulated postretirement benefit obligation (APBO), which represents the actuarial present value of postretirement benefits attributed to employee services already rendered. The fair value of plan assets represents the current market value of assets held for the benefit of participants. For co-sponsored plans, the fair value of plan assets based on Company contributions, distributions and market returns and the benefit obligation attributed to employees of the Company are allocated to Kyndryl. Overfunded plans, in which the fair value of plan assets exceeds the benefit obligation, are aggregated and recorded as a prepaid pension asset equal to this excess. Underfunded plans, in which the benefit obligation exceeds the fair value of plan assets, are aggregated and recorded as a retirement and nonpension postretirement benefit obligation equal to this excess.

The current portion of the retirement and nonpension post-retirement benefit obligations represents the actuarial present value of benefits payable in the next twelve months exceeding the fair value of plan assets, measured on a plan-by-plan basis. This obligation is recorded in accrued compensation and benefits in the Consolidated Balance Sheet.

Net periodic benefit cost of defined benefit pension and nonpension postretirement benefit plans is recorded in the Consolidated Income Statement and includes service cost, interest cost, expected return on plan assets, amortization of prior service costs/(credits) and actuarial (gains)/losses previously recognized as a component of other comprehensive income/(loss) (OCI). The service cost component of net benefit cost is recorded in Cost of services and SG&A in the Consolidated Income Statement (unless eligible for capitalization) based on the employees’ respective functions. The other components of net benefit cost are presented separately from service cost within other (income) and expense in the Consolidated Income Statement.

Actuarial (gains) losses and prior service costs/(credits) are recognized as a component of OCI in the Consolidated Statement of Comprehensive Income (Loss) as they arise. Those actuarial (gains) losses and prior service costs/(credits) are subsequently recognized as a component of net periodic benefit cost pursuant to the recognition and amortization provisions of applicable accounting guidance. Actuarial (gains) losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service costs/(credits) represent the cost of benefit changes attributable to prior service granted in plan amendments.

The measurement of benefit obligations and net periodic benefit cost is based on estimates and assumptions approved by the Company’s management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, interest crediting rates and mortality rates.

The Company participates in non-U.S. multi-employer pension plans and makes required contributions to those plans, which are recorded in Cost of services and SG&A in the Consolidated Income Statement based on the employees’ respective functions.

Defined Contribution Plans

Prior to the Separation, the Parent offered various defined contribution plans for U.S. and non-U.S. employees. In September 2021, in preparation for the Separation, Kyndryl established standalone defined contribution plans, and employees identified as Kyndryl employees were enrolled into these plans. Contribution expense associated with employer matching benefits are recorded when the employee renders service to the Company. The charge is recorded in Cost of services and SG&A in the Consolidated Income Statement based on the employees’ respective functions.

Stock-Based Compensation

Prior to the Separation, the Company participated in various IBM stock-based compensation plans, including incentive compensation plans and an employee stock purchase plan. All awards granted under the plans were based on IBM’s common shares and, as such, were reflected in the Parent’s Consolidated Statement of Stockholders’ Equity and not in the Company’s Consolidated

Statement of Equity. For historical periods, stock-based compensation cost is based on the awards and terms previously granted to employees by the Parent. Compensation costs associated with Kyndryl employees’ participation in the Parent’s incentive plans have been identified for employees who exclusively support Kyndryl operations.

Stock-based compensation represents the cost related to stock-based awards granted to employees under the stock-based compensation plans. The Company establishes stock-based compensation values at the grant date, based on the estimated fair value of the award and recognizes the cost on a straight-line basis (net of estimated forfeitures) over the requisite employee service period. Kyndryl grants the Company’s employees Restricted Stock Units (RSUs), market-conditioned performance awards (Launch Performance Stock Units, or “Launch PSUs”) and stock options. RSUs are stock awards granted to employees that entitle the holder to shares of Kyndryl common stock as the award vests, typically over a one- to four-year period. Market-conditioned performance awards are restricted stock units granted to employees with vesting conditions based on the Company’s stock price and are cliff-vested at the end of the service period. Stock options are vested over a one- to four-year period. Dividend equivalents are not paid on the stock-based awards described above. The fair value of the RSUs is determined on the grant date based on Kyndryl’s stock price, adjusted for the exclusion of dividend equivalents where applicable. The fair value of market-conditioned performance awards is determined on the date of grant using a Monte Carlo simulation model which estimates the probability of satisfying market conditions. The fair value of stock options is determined on the grant date using a Black-Scholes model. Stock-based compensation cost is recorded in Cost of services and SG&A in the Consolidated Income Statement based on the employees’ respective functions.

At the time of Kyndryl’s Spin-off, each outstanding IBM RSU and PSU held by a Kyndryl employee was converted into a Kyndryl RSU. The equity award exchange ratio was determined as the closing per share price of IBM shares on the last trading day prior to the Spin-off divided by the opening price of Kyndryl common stock on the first trading day following the Spin-off.

The Company records deferred tax assets for awards that result in tax deductions in the consolidated financial statements calculated using the separate return basis based on the amount of compensation cost recognized and the relevant statutory tax rates. The differences between the deferred tax assets recognized for financial reporting purposes and the actual tax deduction reported on the income tax return are recorded as a benefit or expense to the provision for income taxes in the Consolidated Income Statement.

Derivative Financial Instruments

Prior to the third quarter of 2021, Kyndryl did not independently execute derivative financial instruments to manage its foreign currency risk and instead participated in a centralized foreign currency hedging program administered by IBM. The hedging activity allocated to Kyndryl is for the management of the Company’s forecasted foreign currency expenses.

In the third quarter of 2021, we began to execute trades to manage foreign currency risk. The Company does not use derivative financial instruments for trading or speculative purposes. The Company’s derivative financial instruments that qualify for hedge accounting are designated as cash flow hedges. Additionally, the Company may enter into derivative contracts that economically hedge certain of its risks, even when hedge accounting does not apply, or the Company elects not to apply hedge accounting.

Derivatives are recognized in the Consolidated Balance Sheet at fair value on a gross basis as either assets or liabilities and classified as current or noncurrent based upon whether the maturity of the instrument is less than or greater than twelve months. We designate the derivative based on the exposure being hedged and assess, both at the hedge’s inception and on an ongoing basis, whether the designated derivative instrument is highly effective in offsetting changes in cash flows of the hedged items. Changes in the fair value of effective derivatives designated as cash flow hedge are recorded, net of applicable taxes, in OCI and subsequently reclassified into the same income statement line item as the hedged exposure when the underlying hedged item is recognized in earnings. Changes in fair value of derivatives not designated as effective hedges are reported in earnings primarily in other (income) and expense. See Note 7 – Financial Assets and Liabilities for further information.

The cash flows associated with derivatives designated as cash flow hedges are reported in cash flows from operating activities in the Consolidated Statement of Cash Flows. Cash flows from derivatives not designated as hedges are reported in cash flows from investing activities in the Consolidated Statement of Cash Flows.

Translation of Non-U.S. Currency Amounts

Assets and liabilities of non-U.S. subsidiaries that have a local functional currency are translated to U.S. dollars at year-end exchange rates. Translation adjustments are recorded in OCI. Income and expense items are translated at weighted-average rates of exchange prevailing during the year.

Property and equipment, deferred income and other non-monetary assets and liabilities of non-U.S. subsidiaries and branches that operate in U.S. dollars are translated at the approximate exchange rates prevailing when the Company acquired the assets or liabilities. All other assets and liabilities denominated in a currency other than U.S. dollars are translated at year-end exchange rates with the transaction gain or loss recognized in other (income) and expense. Income and expense items are translated at the weighted-average rates of exchange prevailing during the year. These translation gains and losses are included in net income for the period in which exchange rates change.

Cash and Cash Equivalents

All highly liquid investments with an original maturity of three months or less on the date of purchase are considered to be cash equivalents.

Accounts Receivable and Allowance for Current Expected Credit Losses

The Company classifies the right to consideration in exchange for products or services transferred to a client as a receivable. Receivables are recorded concurrent with billing and delivery of a service to customers. An allowance for uncollectible receivables and contract assets, if needed, is estimated based on specific customer situations, current and future expected economic conditions and past experiences of losses, as well as an assessment of potential recoverability of the balance due.

Effective January 1, 2020, the Company adopted the new accounting standard related to current expected credit losses (Accounting Standards Update 2016-13, “Financial Instruments – Credit Losses (Topic 326)). The standard applies to financial assets measured at amortized cost, including accounts receivable and certain off-balance sheet commitments. As of the effective date, the Company estimates its allowance for current expected credit losses based on an expected loss model, compared to prior periods which were estimated using an incurred loss model. The impact related to adopting the new standard was not material.

Receivable losses are charged against the allowance in the period in which the receivable is deemed uncollectible. Subsequent recoveries, if any, are credited to the allowance. Write-offs of receivables and associated reserves occur to the extent that the customer is no longer in operation and/or there is no reasonable expectation of additional collections or repossession.

Transfers of Financial Assets

The Company enters into arrangements to sell to third-party financial institutions certain financial assets (primarily accounts receivable). For a transfer of financial assets to be considered a sale, the asset must be legally isolated from the Company, and the purchaser must have control of the asset. Determining whether all the requirements have been met includes an evaluation of legal considerations, the extent of the Company’s continuing involvement with the assets transferred and any other relevant consideration. While we do continue to service the assets, doing so does not create significant continuing involvement. When the true-sale criteria are met, the Company derecognizes the carrying value of the financial asset transferred and recognizes a net gain or loss on the sale. The proceeds from these arrangements are reflected as cash provided by operating activities in the Consolidated Statement of Cash Flows. If the true-sale criteria are not met, the transfer is considered a secured borrowing, and the financial asset remains on the Consolidated Balance Sheet with proceeds from the sale recognized as debt and recorded as cash flows from financing activities in the Consolidated Statement of Cash Flows.

Arrangements to sell accounts receivable are used in the normal course of business as part of the Company’s cash and liquidity management. Third-party programs primarily in the U.S. and several countries in Europe enable the Company to sell certain accounts receivable, without recourse, to third parties to manage credit, collection, concentration and currency risk. In the fourth quarter of 2021, the Company entered into a third-party factoring program and had arrangements to sell certain financial assets under this facility. Proceeds from receivables sold under this program and proceeds from receivables sold to third parties outside of this program, were $326 million and $36 million, respectively, for the year ended December 31, 2021. Prior to the Separation, the gross amount of the Company’s receivables sold to third parties under the former Parent’s facility was $296 million, $803 million and $650 million for the years ended December 31, 2021, 2020 and 2019, respectively. The fees and the net gains and losses associated with the transfer of receivables were not material for any of the periods presented. Additionally, prior to entering into the third-party factoring program in the fourth quarter of 2021, the Company had arrangements to assign certain financial assets to IBM’s Global Financing business. Refer to Note 17 – Related-Party Transactions for further information, including the amount of proceeds under these arrangements for the years ended December 31, 2021, 2020 and 2019.

Fair Value Measurement

In determining the fair value of its financial instruments, the Company uses methods and assumptions that are based on market conditions and risks existing at each balance sheet date. All methods of assessing fair value result in a general approximation of value, and such value may never actually be realized.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies certain assets and liabilities based on the following fair value hierarchy:

●	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date;
●	Level 2 — Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and
●	Level 3 — Unobservable inputs for the asset or liability.

Items valued using internally generated models are classified according to the lowest level input or value driver that is significant to the valuation. The determination of fair value considers various factors including interest rate yield curves and time value underlying the financial instruments. For derivatives and debt securities, the Company uses a discounted cash flow analysis using discount rates commensurate with the duration of the instrument.

In determining the fair value of financial instruments, the Company considers certain market valuation adjustments to the “base valuations” using the methodologies described below for several parameters that market participants would consider in determining fair value:

●	Counterparty credit risk adjustments are applied to financial instruments, taking into account the actual credit risk of a counterparty as observed in the credit default swap market to determine the true fair value of such an instrument.
●	Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing all liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s credit risk as observed in the credit default swap market.

The Company holds investments in time deposits that are designated as available-for-sale. Available-for-sale securities are measured for impairment on a recurring basis by comparing the security’s fair value with its amortized cost basis. There were no impairments recognized for any of the periods presented.

Certain non-financial assets such as property, plant and equipment, operating right-of-use assets, land, goodwill and intangible assets are recorded at fair value or at cost, as appropriate, in the period they are initially recognized, and such fair value may be adjusted in subsequent periods if an event occurs or circumstances change that indicate that the asset may be impaired. The impairment models used for non-financial assets depend on the type of asset. The fair value measurements, in such instances, would be classified in Level 3 of the fair value hierarchy.

Leases

When procuring goods or services, the Company determines whether an arrangement contains a lease at its inception. As part of that evaluation, the Company considers whether there is an implicitly or explicitly identified asset in the arrangement and whether the Company, as the lessee, has the right to control the use of that asset.

In its ordinary course of business, the Company enters into leases as a lessee for property and equipment. Prior to the Separation, the Company recognized right-of-use (“ROU”) assets and associated lease liabilities in the Consolidated Balance Sheet for leases with a term of more than twelve months when a majority percentage of utilization was attributed to the Company. The lease liabilities were measured at the lease commencement date and determined using the present value of the lease payments not yet paid and the Parent’s incremental borrowing rate, since they were negotiated by the Parent prior to Separation. Any new or modified leases entered into after the Separation are measured at Kyndryl’s incremental borrowing rate. The interest rate implicit in the lease is generally not determinable in transactions where the Company is the lessee. The ROU asset equals the lease liability adjusted for any initial direct costs, prepaid rent and lease incentives. The Company’s variable lease payments generally relate to payments tied to various indexes, non-lease components and payments above a contractual minimum fixed amount.

Operating leases are included in operating right-of-use assets net, current operating lease liabilities and operating lease liabilities in the Consolidated Balance Sheet. Finance leases are included in property and equipment, short-term debt and long-term debt in the Consolidated Balance Sheet. The lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

The Company made a policy election to not recognize leases with a lease term of twelve months or less in the Consolidated Balance Sheet.

For all asset classes, the Company has elected the lessee practical expedient to combine lease and non-lease components (e.g., maintenance services) and account for the combined unit as a single lease component. A significant portion of the Company’s lease portfolio is real estate leases, which are mainly accounted for as operating leases and are primarily used for corporate offices and data centers. The average term of the real estate leases is approximately five years. The Company also has equipment leases, such as for IT equipment and vehicles, which have lease terms that range from two to five years. For certain of these operating and finance leases, the Company applies a portfolio approach to account for the lease assets and lease liabilities.

Intangible Assets Including Goodwill

Goodwill attributed to the Company represents the historical goodwill balances in the Parent’s managed infrastructure services business arising from acquisitions specific to the Company. Goodwill represents the excess of the purchase price over the fair value of net assets, including the amount assigned to identifiable intangible assets. The primary drivers that generate goodwill are the value of synergies between the acquired entities and the Company and the acquired assembled workforce, neither of which qualifies as a separately identifiable intangible asset. Goodwill recorded in an acquisition is assigned to applicable reporting units based on expected revenues or expected cash flows. Identifiable intangible assets with finite lives are amortized on a straight-line basis over their useful lives, which approximates the pattern that the assets’ economic benefits are expected to be consumed over time. Amortization of completed technology is recorded in cost of services and amortization of all other intangible assets is recorded in SG&A expense. All costs related to internally developed computer software during planning and evaluation stage are expensed as incurred. Costs incurred during application development stage are capitalized and included in intangibles.

Impairment

Long-lived assets, other than goodwill, are tested for impairment annually and whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The impairment test is based on undiscounted cash flows and, if impaired, the asset is written down to fair value based on either discounted cash flows or appraised values. Goodwill is tested for impairment at least annually and whenever changes in circumstances indicate an impairment may exist. The goodwill impairment test is performed at the reporting unit level, which aligns with our operating segments. Impairment charges related to long-lived assets, intangible assets and goodwill, if any, are recorded as impairment expense in the Consolidated Income Statement.

Transaction-related Costs

The Company classifies certain expenses related to the Separation, acquisitions and divestitures (if any) as “transaction-related costs” in the Consolidated Income Statement. Transaction-related costs include expenditures incurred to prepare for and execute the Separation and establish Kyndryl as a standalone business. These costs include employee retention expenses, information technology costs, marketing expenses to establish the Kyndryl brand, legal, accounting, consulting and other professional service costs required to prepare for and execute the Separation, and other costs related to contract and supplier novation and integration.

Property and Equipment

Property and equipment are recorded at cost, or in the case of acquired property and equipment, at fair value at the date of the acquisition. Expenditures for repairs and maintenance costs are expensed as incurred, whereas expenditures that extend the life or increase the functionality of the asset are capitalized as additions to property and equipment. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the determination of net income or loss.

We compute depreciated expense on a straight-line method over the estimated useful lives of the assets as follows:

Classification	Estimated Useful Life
Buildings	30 to 50 years
Land improvements	20 years
Leasehold improvements*	Estimated useful life or term of lease
Office and other equipment	2 to 20 years
Information technology equipment	1.5 to 5 years
*	Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term, rarely exceeding 10 years.

Environmental

The costs of internal environmental protection programs that are preventative in nature are expensed as incurred. When a cleanup program becomes likely and it is probable that the Company will incur cleanup costs and those costs can be reasonably estimated, the Company accrues remediation costs for known environmental liabilities.

Income Taxes

Prior to the Separation, our operations were included in the consolidated U.S. federal and certain state and local and foreign income tax returns filed by IBM, where applicable. The Company also files certain separate foreign income tax returns. For purposes of the historical periods presented on a “carve-out” basis, the income tax provisions have been calculated using the separate return basis, as if the Company filed separate tax returns. The separate return method applies the accounting guidance for income taxes to the standalone financial statements as if the Company were a separate taxpayer and a standalone enterprise for the periods presented. Tax attributes have been reported based on the hypothetical separate return basis results for the periods presented in the Company’s financial statements. The calculation of income taxes on a hypothetical separate return basis requires a considerable amount of judgment and use of both estimates and allocations; pre-Separation current and deferred taxes may not be reflective of the actual tax balances subsequent to the Separation.

Post-Separation, the income tax provisions are calculated based on Kyndryl’s operating footprint, as well as tax return elections and assertions. Current income tax liabilities including amounts for unrecognized tax benefits related to our activities included in IBM’s income tax returns were deemed to be immediately settled with IBM through the Net Parent investment account in the Consolidated Balance Sheet and reflected in Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows. Post-Separation, liabilities related to unrecognized tax benefits for which the Company is liable are reported within the Consolidated Balance Sheet based upon tax authorities’ ability to assert the Company may be the primary obligor for historical taxes, among other factors.

Income tax expense is based on reported income before income taxes. Deferred income taxes reflect the tax effect of temporary differences between asset and liability amounts that are recognized for financial reporting purposes and the amounts that are recognized for income tax purposes. These deferred taxes are measured by applying currently enacted tax laws. U.S. tax reform introduced Global Intangible Low-Taxed Income (“GILTI”), which subjects a U.S. shareholder to current tax on income earned by certain foreign subsidiaries. GAAP allows companies to either (i) recognize deferred taxes for temporary differences that are expected to reverse as GILTI in future years or (ii) account for taxes on GILTI as period costs in the year the tax is incurred. The Company has elected to recognize GILTI impact in the specific period in which it occurs.

Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies and actions. When there is a change in the determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to provision for income taxes in the period in which such determination is made.

The Company recognizes additional tax liabilities when the Company believes that certain positions may not be fully sustained upon review by tax authorities. Benefits from tax positions are measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon settlement. The noncurrent portion of tax liabilities is included in other liabilities in the Consolidated Balance Sheet. To the extent that new information becomes available which causes the Company to change its judgment regarding the adequacy of existing tax liabilities, such changes to tax liabilities will impact income tax expense in the period in which such determination is made. Interest and penalties, if any, related to accrued liabilities for potential tax assessments are included in income tax expense.

Net Loss per Share

Net loss per share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period. The calculation of basic and diluted earnings per share for any of the periods presented prior to the Separation and the Distribution were based on the number of shares outstanding on November 4, 2021. For periods prior to the Separation and Distribution, it is assumed that there are no dilutive equity instruments as there were no Kyndryl stock-based awards outstanding prior to the Separation and the Distribution. Weighted-average common shares outstanding do not include restricted stock, market-conditioned performance awards or stock options for the periods presented because the effect of their inclusion would have been anti-dilutive. Refer to Note 6 – Net Loss per Share for a reconciliation as well as Note 15 – Stock-based Compensation for further discussion on awards.

NOTE 2. ACCOUNTING CHANGES

New Standards to be Implemented

In October 2021, the Financial Accounting Standards Board (“FASB”) issued guidance (“Revenue Contracts with Customers Acquired in a Business Combination”) which requires that an acquirer recognize and measure contract assets and liabilities acquired in a business combination as if it had originated the contracts, in accordance with ASC 606, Revenue from Contracts with Customers. Deferred revenue acquired in a business combination is no longer required to be measured at its fair value, which had historically resulted in a deferred revenue impairment at the date of acquisition. The amendment is effective January 1, 2023, and early adoption is permitted. The Company is evaluating the impact of the guidance and adoption date.

Standards Implemented

In December 2019, the FASB issued guidance (“Simplifying the Accounting for Income Taxes”) intended to simplify various aspects of income tax accounting by removing certain exceptions to the general principle of the guidance and also clarified and amended existing guidance to improve consistency in application. The guidance was effective January 1, 2021, and early adoption was permitted. The Company adopted the guidance on a prospective basis as of the effective date. The guidance did not have a material impact in the consolidated financial results.

NOTE 3. REVENUE RECOGNITION

Disaggregation of Revenue

The Company views its segment results to be the best view of disaggregated revenue. Refer to Note 4 – Segments.

Remaining Performance Obligations

The remaining performance obligation (“RPO”) represents the aggregate amount of contractual deliverables yet to be recognized as revenue at the end of the reporting period. It is intended to be a statement of overall work under contract that has not yet been performed and does not include contracts in which the customer is not committed. The customer is not considered committed when it is able to terminate for convenience without payment of a substantive penalty. The RPO also includes estimates of variable consideration. Additionally, as a practical expedient, the Company does not include contracts that have an original duration of one year or less. RPO estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, periodic revalidations, adjustment for revenue that has not materialized and adjustments for currency.

At December 31, 2021, the aggregate amount of RPO related to customer contracts that are unsatisfied or partially unsatisfied was $49.7 billion. Approximately 54 percent of the amount is expected to be recognized as revenue in the subsequent two years, approximately 37 percent in subsequent years three through five, and the balance thereafter.

Revenue Recognized for Performance Obligations Satisfied (or Partially Satisfied) in Prior Periods

For the year ended December 31, 2021, revenue was reduced by $16 million for performance obligations satisfied (or partially satisfied) in previous periods, mainly due to changes in estimates on contracts with cost-to-cost measures of progress.

Contract Balances

The following table provides information about accounts receivable, contract assets and deferred income balances:

	December 31,
(Dollars in millions)	2021	2020
Accounts receivable (net of allowances of $44 in 2021 and $91 in 2020)	$2,279	$1,444
Contract assets *	62	72
Deferred income (current)	872	854
Deferred income (noncurrent)	475	543

*Included within prepaid expenses and other current assets in the Consolidated Balance Sheet.

The amount of revenue recognized during the year ended December 31, 2021, that was included within the deferred income balance at December 31, 2020, was $877 million.

The following table provides roll-forwards of the accounts receivable allowance for expected credit losses for the years ended December 31, 2021, 2020 and 2019:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Beginning balance	$91	$82	$111
Additions (releases)	(23)	25	51
Write-offs	(5)	(7)	(78)
Other *	(19)	(9)	(3)
Ending balance	$44	$91	$82

*Primarily represents translation adjustments and reclassifications.

The decrease in the accounts receivable allowance during 2021 was primarily due to collections from certain clients that we previously reserved for. The contract assets allowance for expected credit losses was not material in any of the periods presented.

Deferred Costs

Costs to acquire and fulfill customer contracts are deferred and amortized over the contract period or expected customer relationship life. The expected customer relationship period is determined based on the average customer relationship period, including expected renewals, for each offering type and ranges from three to six years. For contracts with an estimated amortization period of less than one year, we elected the practical expedient to expense incremental costs immediately.

The following table provides amounts of capitalized costs to acquire and fulfill customer contracts at December 31, 2021 and 2020:

	December 31,
(Dollars in millions)	2021	2020
Deferred transition costs	$1,012	$1,369
Prepaid software costs	658	679
Capitalized costs to fulfill contracts	235	328
Capitalized costs to obtain contracts	282	269
Total deferred costs *	$2,185	$2,646
*	Of the total deferred costs, $920 million was current and $1,265 million was noncurrent at December 31, 2021, and $1,205 million was current and $1,441 million was noncurrent at December 31, 2020.

The amount of total deferred costs amortized during the year ended December 31, 2021 was $1.8 billion, composed of $403 million of amortization of deferred transition costs, $874 million of amortization of prepaid software and $563 million of amortization of capitalized contract costs. Total deferred costs amortized during the year ended December 31, 2020 was $2.1 billion, composed of $478 million of amortization of deferred transition costs, $901 million of amortization of prepaid software and $683 million of amortization of capitalized contract costs. There were no material impairment losses incurred in both years. Refer to Note 1 – Significant Accounting Policies for additional information on deferred costs to fulfill a contract and capitalized costs of obtaining a contract.

NOTE 4. SEGMENTS

In conjunction with the Separation, the Company implemented a new operating structure. With this change, the way the Company organizes its operating and reportable segments was revised to better reflect the way the chief operating decision maker (“CODM”) reviews performance and allocates resources.

In addition, the measure of segment operating performance used by Kyndryl’s CODM changed. The updated measure of segment operating performance used by Kyndryl’s CODM is adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), pension costs other than pension servicing costs and multi-employer plan costs, early extinguishment of debt charges, workforce rebalancing and restructuring charges, transaction-related and integration-related items, goodwill and long-lived asset impairment charges, foreign currency impacts of highly inflationary countries, significant litigation costs, stock-based compensation expense and income taxes. The use of revenue and adjusted EBITDA aligns with how the CODM assesses performance and allocates resources for the Company’s segments. During the three months ended March 31, 2022, the Company updated certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates, which by itself did not change the aggregate amount of segment adjusted EBITDA. The following discussions on Principal Markets segment results also reflect the revision of the over-accrual of accrued contract costs as discussed in Note 19.

Our four reportable segments consist of the following:

United States: This reportable segment is comprised of Kyndryl’s operations in the United States.

Japan: This reportable segment is comprised of Kyndryl’s operations in Japan.

Principal Markets: This reportable segment represents the aggregation of our operations in Australia / New Zealand, Canada, France, Germany, India, Italy, Spain / Portugal, and the United Kingdom / Ireland, comprised of Kyndryl’s operations in those respective countries.

Strategic Markets: This reportable segment is comprised of our operations in all other countries.

While this reporting change did not impact the Company’s consolidated results, segment data has been recast in the tables below to be consistent for all periods presented.

Our geographic markets frequently work together to sell and implement certain contracts. The resulting revenues and costs from these contracts may be apportioned among the participating geographic markets. The economic environment and its effects on the industries served by our geographic markets affect revenues and operating expenses within our geographic markets to differing degrees. Currency fluctuations also tend to affect our geographic markets differently, depending on the geographic concentrations and locations of their businesses.

The following table reflects the results of the Company’s segments:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue
United States	$4,805	$5,084	$5,340
Japan	2,923	3,042	2,929
Principal Markets	7,085	7,187	7,587
Strategic Markets	3,844	4,040	4,424
Total revenue	$18,657	$19,352	$20,279
Segment adjusted EBITDA
United States	$842	$940	$974
Japan	501	534	468
Principal Markets	341	375	609
Strategic Markets	540	488	660
Total segment adjusted EBITDA	$2,223	$2,337	$2,710

The following table reconciles consolidated totals to certain segment information:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Pretax income (loss)	$(1,903)	$(1,760)	$(573)
Workforce rebalancing charges	39	918	159
Transaction-related costs	627	21	—
Stock-based compensation expense	71	64	51
Impairment expense	469	—	—
Interest expense	64	63	76
Depreciation expense	1,300	1,445	1,469
Amortization expense	1,314	1,408	1,335
Corporate expense not allocated to the segments	154	153	144
Other adjustments *	88	27	50
Segment adjusted EBITDA	$2,223	$2,337	$2,710
*	Other adjustments represent significant litigation costs and pension costs other than pension servicing costs and multi-employer plan costs.

Segment Assets and Other Items

The Company does not allocate assets to the above reportable segments for our CODM’s review.

Major Clients

Other than transactions with the Parent (see Note 17 – Related-Party Transactions), no single client represented 10 percent or more of the Company’s total revenue in 2021, 2020 or 2019.

Geographic Information

The following tables provide information for those countries that represent 10 percent or more of the specific category. Refer to Note 8 – Property and Equipment and Note 9 – Leases for more information on allocation methodologies.

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Revenue*
United States	$4,805	$5,081	$5,340
Japan	2,923	3,037	2,925
Other countries	10,930	11,235	12,015
Total revenue	$18,657	$19,352	$20,279
*	Revenues are attributed to countries based on the location of the client and exclude certain allocations.

	At December 31,
(Dollars in millions)	2021	2020
Property and equipment, net
United States*	$890	$922
Canada	260	430
Other countries	1,773	2,638
Total property and equipment, net	$2,923	$3,991

Operating right-of-use assets, net
United States*	$205	$66
Japan	139	77
Belgium	176	197
Italy	86	114
Other countries	755	677
Total operating right-of-use assets, net	$1,361	$1,131
*	Includes corporate and other.

NOTE 5. TAXES

Prior to the Separation, income taxes have been calculated as if we filed income tax returns for the Company on a standalone basis. The Company’s operations historically have been included in the income tax returns of IBM.

Income (loss) before income taxes by geography was as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Income (loss) before income taxes:
U.S. operations	$(1,765)	$(974)	$(732)
Non-U.S. operations	(138)	(786)	159
Total income (loss) before income taxes	$(1,903)	$(1,760)	$(573)

The components of the provision for income taxes by taxing jurisdiction were as follows:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
U.S. federal:
Current	$17	$—	$—
Deferred	(73)	—	—
	$(56)	$—	$—
U.S. state and local:
Current	$—	$—	$—
Deferred	(5)	—	—
	$(5)	$—	$—
Non-U.S.:
Current	$790	$305	$413
Deferred	(327)	(58)	(47)
	$463	$247	$366
Total provision for income taxes	$402	$247	$366

A reconciliation of the statutory U.S. federal tax rate to the Company’s effective tax rate from continuing operations was as follows:

	Year Ended December 31,
	2021	2020	2019
Statutory rate	21.0%	21.0%	21.0%
Tax differential on foreign income	(8.6)%	(5.9)%	(18.8)%
State and local taxes	3.0%	2.8%	6.4%
Valuation allowances	(16.1)%	(26.1)%	(59.7)%
Reserves for uncertain tax positions	(8.3)%	(4.9)%	(7.2)%
Intercompany prepayment *	0.5%	0.7%	0.6%
Undistributed foreign earnings	(0.6)%	(1.0)%	(3.5)%
Impact of foreign operations	(4.7)%	—%	(0.9)%
Separation-related transactions	(2.6)%	—%	—%
Goodwill impairment	(4.0)%	—%	—%
Other	(0.7)%	(0.6)%	(1.6)%
Effective tax rate	(21.1)%	(14.0)%	(63.8)%
*	Represents a U.S. tax rate benefit related to foreign tax prepayment on prepaid royalty income.

The provision for income taxes for 2021 was $402 million compared to $247 million in 2020. The increase in income tax expense was primarily driven by foreign operations, tax charges related to the transfer of Kyndryl’s operations from IBM that were deemed to be immediately settled with IBM through the Net Parent Investment account and changes in uncertain tax positions, offset by valuation allowance reductions. The provision for income taxes for 2020 was $247 million compared to $366 million in 2019. The decrease in the provision was primarily driven by higher pretax losses in 2020 partially offset by an increase in valuation allowances in jurisdictions with losses.

The Company’s effective tax rate for 2021 was lower than the statutory tax rate primarily due to changes in valuation allowances, losses in certain jurisdictions that cannot be benefited from and tax charges related to the transfer of Kyndryl’s operations from IBM that were deemed to be immediately settled with IBM through the Net Parent Investment account. The Company’s effective tax rate for 2020 was lower than the statutory tax rate primarily due to changes in valuation allowances and losses in certain jurisdictions that cannot be benefited from.

U.S. tax reform introduced Global Intangible Low-Taxed Income (“GILTI”), which subjects a U.S. shareholder to current tax on income earned by certain foreign subsidiaries. GAAP allows companies to either (i) recognize deferred taxes for temporary differences that are expected to reverse as GILTI in future years or (ii) account for taxes on GILTI as period costs in the year the tax is incurred. The Company has elected to recognize GILTI impact in the specific period in which it occurs.

The tax effects of temporary differences that give rise to significant portions of the deferred taxes were as follows:

	December 31,
(Dollars in millions)	2021	2020
Deferred tax assets
Retirement benefits	$255	$126
Leases	340	380
Stock-based and other compensation	60	37
Domestic tax loss/credit carryforwards	16	643
Deferred income	31	50
Foreign tax loss/credit carryforwards	76	509
Allowance for credit losses	10	37
Fixed assets and depreciation	130	—
Restructuring charges	—	59
Limitation on deductibility of interest	—	50
Accruals	57	91
Other	54	—
Gross deferred tax assets	$1,029	$1,982
Less: valuation allowance	(6)	(1,110)
Net deferred tax assets	$1,023	$872

Deferred tax liabilities
Fixed assets and depreciation	$—	$80
Goodwill and intangible assets	—	45
Leases and right-of-use assets	331	331
Undistributed foreign earnings	25	57
Deferred transition costs	106	—
Other	21	12
Gross deferred tax liabilities	$483	$525

As of December 31, 2021, the Company had tax-affected domestic and foreign net operating loss deferred tax assets of $16 million and $76 million, respectively. If not utilized, the foreign net operating loss carryforwards will begin to expire in 2022. The federal net operating loss can be carried forward indefinitely.

The valuation allowances as of December 31, 2021, 2020 and 2019 were $6 million, $1.11 billion and $650 million, respectively. The additions to valuation allowances for the years ended December 31, 2020 and 2019 were $460 million and $342 million, respectively. The reduction in valuation allowances in 2021 was $1.10 billion. The decrease in valuation allowance is primarily attributable to net operating losses and tax credit carryforwards that existed on a separate return basis for the historical periods presented on a “carve-out” basis. For purposes of the historical periods presented on a “carve-out” basis, the Company’s income tax provisions were calculated using the separate return basis, as if the Company filed separate tax returns. Prior to Separation, the Company’s operations were included in the consolidated U.S. federal and certain state, local and foreign income tax returns filed by IBM. Post-Separation, certain net operating losses and tax credit carryforwards that were included for purposes of the historical periods presented on a “carve-out” basis available to be utilized by IBM are not available for future utilization by the Company and were settled through Net Parent investment immediately prior to the Separation. The Company scheduled the utilization of net operating losses and tax credit carryforwards and concluded that a valuation allowance of $6 million should remain on a portion of our foreign net operating losses that are not more-likely-than-not to be realized prior to expiration. As of December 31, 2021, based on all available evidence, Management concluded that no other valuation allowance was necessary to reduce the deferred tax assets remaining post-Separation since estimated future taxable income is expected to be sufficient to utilize these assets prior to their expiration. Estimates of future taxable income could change, perhaps materially, which may require us to revise our assessment of the recoverability of the deferred tax asset at that time.

A reconciliation of the beginning and ending amount of unrecognized tax benefits was as follows:

(Dollars in millions)	2021	2020	2019
Balance at January 1	$18	$15	$14
Additions based on tax positions related to the current year	479	89	41
Additions for tax positions of prior years	—	—	—
Reductions for tax positions of prior years (including impacts due to a lapse of statute)	—	—	—
Settlements (closed out to Net Parent investment)	(453)	(86)	(40)
Balance at December 31	$44	$18	$15

Post-Separation, liabilities related to unrecognized tax benefits for which the Company is liable are reported within the Consolidated Balance Sheet based upon tax authorities’ ability to assert the Company may be the primary obligor for historical taxes, among other factors.

With limited exceptions, the Company is subject to U.S. federal, state and local, and non-U.S. income tax audits for tax years subsequent to September 1, 2021. Pursuant to the Tax Matters Agreement, any tax liabilities attributable to the tax period (or portion thereof) ending on or before November 3, 2021, are generally not the Company’s liability. As of December 31, 2021, the Company is not aware of any open income tax audits that would result in a liability owed by the Company. The Company does not expect a significant increase or decrease in unrecognized tax benefits within the next twelve months. The net amount of $44 million in unrecognized tax benefits, if recognized, would favorably affect the Company’s effective tax rate. Interest and penalties related to income tax liabilities are included in income tax expense. During the year ended December 31, 2021, the Company recognized $0 million in interest expense and penalties. The Company had $0 million for interest and penalties accrued at December 31, 2021.

Pursuant to the Tax Matters Agreement with Kyndryl’s former Parent, the Company identified certain tax refunds related to estimated tax payments and refundable value-added taxes for which we are required to reimburse our former Parent as the refunds are received, as well as certain tax benefits related to net operating losses that were transferred to the Company for which we are required to indemnify our former Parent as the tax benefits are realized. As of December 31, 2021, the Company estimated the amount of our indemnification obligations to our former Parent related to these tax refunds and tax benefits to be approximately $99 million, where $66 million is recorded in other accrued expenses and liabilities expected to be paid within one year, and $33 million is recorded in other liabilities expected to be paid beyond the one-year period. The Company also estimated the amount of our former Parent’s indemnification obligations to us related to income tax liabilities attributable to tax periods (or portions thereof) ending on or before November 3, 2021, to be approximately $41 million, which is recorded in prepaid expenses and other current assets on our Consolidated Balance Sheet.

At December 31, 2021, the Company’s undistributed earnings from certain non-U.S. subsidiaries were not indefinitely reinvested. Accordingly, the Company recorded a deferred tax liability of $25 million for the estimated taxes associated with the repatriation of these earnings. The Company intends to repatriate certain foreign earnings that have been taxed in the U.S. and undistributed earnings to the extent the foreign earnings are not restricted by local laws and can be accessed in a cost-effective manner. Undistributed earnings of approximately $122 million and other outside basis differences in foreign subsidiaries are indefinitely reinvested in foreign operations. Quantification of the deferred tax liability, if any, associated with indefinitely reinvested earnings and outside basis differences is not practicable.

NOTE 6. NET LOSS PER SHARE

We did not declare any stock dividends in the periods presented. The following tables provide the computation of basic and diluted earnings per share of common stock for the twelve months ended December 31, 2021, 2020 and 2019.

	Year Ended December 31,
(In millions, except per share amounts)	2021	2020	2019
Net income (loss) on which basic and diluted earnings per share is calculated	$(2,304)	$(2,007)	$(939)

Number of shares on which basic and diluted earnings per share is calculated	224.1	224.1	224.1

Basic earnings (loss) per share	(10.28)	(8.96)	(4.19)
Diluted earnings (loss) per share	(10.28)	(8.96)	(4.19)

The following securities were not included in the computation of diluted earnings (loss) per share because they would have been anti-dilutive:

(In millions)
Nonvested RSUs issued and outstanding	10.2
Market-conditioned performance awards	1.8
Stock options issued and outstanding	3.8
Total	15.8

NOTE 7. FINANCIAL ASSETS AND LIABILITIES

Financial Assets and Liabilities Measured at Fair Value

The gross balances of derivative assets contained within prepaid expenses and other current assets in the Consolidated Balance Sheet at December 31, 2021, were $9 million. The gross balances of derivative liabilities contained within other accrued expenses and liabilities, and other liabilities in the Consolidated Balance Sheet at December 31, 2021, were $1 million. These financial instruments are categorized as Level 2 in the fair value hierarchy. There were no outstanding derivatives in the Consolidated Balance Sheet at December 31, 2020.

The Company may enter into master netting agreements with certain counterparties that allow for netting of exposures in the event of default or breach. However, in the Consolidated Balance Sheet, the Company does not offset derivative assets against liabilities with counterparties in master netting arrangements by counterparty, and there were no derivative instruments activity impacted by master netting agreements at December 31, 2021 and 2020.

The Company also has time deposits that are classified as available-for-sale debt securities with carrying values that approximate fair value. The balance of these securities contained within cash and cash equivalents in the Consolidated Balance Sheet at December 31, 2021, was $609 million. These securities are categorized as Level 2 in the fair value hierarchy. There were no outstanding available-for-sale debt securities in the Consolidated Balance Sheet at December 31, 2020.

Financial Assets and Liabilities Not Measured at Fair Value

Accounts receivable are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt (excluding the current portion of long-term debt and including short-term finance lease liabilities) are financial liabilities with carrying values that approximate fair value. If measured at fair value in the consolidated financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy, except for short-term debt, which would be classified as Level 2.

Fair value of long-term debt for which quoted prices are not available, is calculated using an expected present value technique that uses rates currently available to the Company for debt with similar terms and remaining maturities. The carrying value of long-term debt approximates fair value. If measured at fair value in the consolidated financial statements, long-term debt (including the current portion) would be classified as Level 2 in the fair value hierarchy.

Derivative Financial Instruments

In the normal course of business, we are exposed to risks arising from business operations and economic factors, such as fluctuations in currency exchange rates. We use derivatives to manage the volatility related to these exposures with the objective of reducing fluctuations in earnings and cash flows associated with changes in currency exchange rates.

Anticipated Cost Transactions

At December 31, 2021, the total notional amount of forward contracts designated as cash flow hedges of forecasted foreign currency cost transactions was $213 million. The Company had no forward contracts outstanding under this program at December 31, 2020. The notional amounts of derivative instruments do not necessarily represent the amounts exchanged by the Company with third parties and are not necessarily a direct measure of the financial exposure. The maximum remaining length of time over which the Company hedged its exposure is approximately one year. At December 31, 2021, the weighted-average remaining maturity of these instruments was approximately 0.5 years.

At December 31, 2021, in connection with cash flow hedges of currency cost transactions, the Company recorded net deferred gains of $4 million (before taxes) in AOCI. At December 31, 2020, there were no currency exchange derivatives that were recorded in the Company’s consolidated financial statements. The Company estimates that $4 million (before taxes) of deferred net gains on derivatives in AOCI at December 31, 2021, will be reclassified to net income within the next twelve months, providing an offsetting economic impact against the underlying anticipated transactions.

Subsidiary Cash and Foreign Currency Asset/Liability Management

The Company uses a global treasury center to manage the cash of its subsidiaries. This center principally uses currency swaps to convert cash flows in a cost-effective manner. Changes in fair value of derivatives not designated as hedges are reported in earnings in other (income) and expense. Cash flows from derivatives not designated as hedges are reported in cash flows from investing activities in the Consolidated Statement of Cash Flows. The terms of these swap contracts are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are generally offsetting and are recorded in other (income) and expense in the Consolidated Income Statement. At December 31, 2021, the total notional amount of derivative instruments in economic hedges of currency exposure was $581 million, and there were no outstanding derivatives instruments at December 31, 2020.

The Effect of Derivative Instruments in the Consolidated Income Statement

The total amounts of income and expense line items presented in the Consolidated Income Statement in which the effects of cash flow hedges and derivatives not designated as hedging instruments are recorded and the total effect of hedge activity on these income and expense line items are as follows:

				Gains (Losses) from
(Dollars in millions)	Total			Hedge Activity
For the year ended December 31:	2021	2020	2019	2021	2020	2019
Cost of services	$16,550	$17,137	$17,676	$1	$7	$19
Selling, general and administrative expenses	2,776	2,948	2,970	—	(1)	12
Other (income) and expense	35	25	(29)	4	6	20

	Gain (Loss) Recognized in Consolidated Income Statement
	Consolidated	Recognized on			Attributable to Risk
(Dollars in millions)	Income Statement	Derivatives			Being Hedged
For the year ended December 31:	Line Item	2021	2020	2019	2021	2020	2019
Derivative instruments not designated as hedging instruments:
Foreign exchange contracts	Other (income) and expense	$4	$6	$20	NA	NA	NA
Total		$4	$6	$20	$—	$—	$—

NA – not applicable

	Gain (Loss) Recognized in Consolidated Income Statement and Other Comprehensive Income
				Consolidated	Reclassified
(Dollars in millions)	Recognized in OCI			Income Statement	from AOCI
For the year ended December 31:	2021	2020	2019	Line Item	2021	2020	2019
Derivative instruments in cash flow hedges:
Foreign exchange contracts	$4	$—	$—	Cost of services	$1	$7	$19
				Selling, general and administrative expenses	—	(1)	12
Total	$4	$—	$—		$1	$6	$31

For the years ended December 31, 2021, 2020 and 2019, there were no gains or losses excluded from the assessment of hedge effectiveness for cash flow hedges, or associated with an underlying exposure that did not or was not expected to occur; nor are there any anticipated in the normal course of business.

NOTE 8. PROPERTY AND EQUIPMENT

The following table presents the balances of property and equipment by type:

	December 31,
(Dollars in millions)	2021	2020
Information technology equipment	$7,847	$10,005
Buildings and leasehold improvements	2,869	2,968
Office and other equipment	397	346
Land and land improvements	72	149
Property and equipment, gross	$11,185	$13,468
Less: Accumulated depreciation	8,261	9,478
Property and equipment, net	$2,923	$3,991

Depreciation of property and equipment was $1.30 billion, $1.45 billion and $1.47 billion for the years ended December 31, 2021, 2020 and 2019, respectively.

During the year ended December 31, 2021, the Company disposed of certain property and equipment with net book value of approximately $200 million. Additionally, the decrease in net property and equipment in 2021 was attributable to depreciation outpacing capital expenditures and the final transfer of assets from our former Parent at Separation. In the 2020 period, the Company’s property and equipment balance was based on an allocation of IBM’s balances depending on the type of asset. Information technology equipment balances relating to assets specifically utilized by the Company were fully allocated to the Company. Leasehold improvements associated with leases attributed to Kyndryl were fully allocated to the Company. The remaining asset balances representing assets associated with space (land, buildings, and office and other equipment in the space) were allocated based on the percentage of space utilized. The 2020 basis of presentation prior to Separation assumed a greater basis of assets attributable to Kyndryl as compared to the assets ultimately transferred, and the transfer was recorded as a non-cash distribution within the net parent investment at Separation.

NOTE 9. LEASES

The following table presents the various components of lease costs:

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Finance lease costs	$69	$61	$18
Operating lease costs	354	424	429
Short-term lease costs	7	10	12
Variable lease costs	73	114	124
Sublease income	(5)	(4)	(2)
Total lease costs	$498	$605	$581

For pre-Separation periods, the Company’s right-of-use assets and lease liabilities reflected in the Consolidated Balance Sheet are based on an allocation of IBM’s balances depending on the type of lease. Finance lease balances relating to assets specifically utilized by the Company were fully allocated to the Company. The real estate lease balances were allocated based on the percentage of space utilized. The remaining lease balances were allocated to the Company based on headcount.

The Company had no sale and leaseback transactions for the years ended December 31, 2021, 2020 and 2019.

The following table presents supplemental information relating to the cash flows arising from lease transactions. Cash payments related to variable lease costs and short-term leases are not included in the measurement of operating and finance lease liabilities and, as such, are excluded from the amounts below.

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for finance leases	$3	$3	$1
Financing cash outflows for finance leases	70	72	19
Operating cash outflows for operating leases	327	450	454
Right-of-use assets obtained in exchange for new finance lease liabilities	86	129	147	*
Right-of-use assets obtained in exchange for new operating lease liabilities	562	336	1,647	*
*	Includes opening balance additions as a result of the adoption of the new lease guidance effective January 1, 2019. The post-adoption addition of leases for the year ended December 31, 2019 was $430 million for operating leases and $141 million for finance leases.

The following table presents the weighted-average lease term and discount rate for finance and operating leases:

	December 31,
	2021		2020
Finance leases
Weighted-average remaining lease term	3.3	years	3.5	years
Weighted-average discount rate	1.41%		1.35%
Operating leases
Weighted-average remaining lease term	5.2	years	5.7	years
Weighted-average discount rate	2.66%		2.19%

The following table presents a maturity analysis of expected undiscounted cash flows for operating and finance leases on an annual basis for the next five years and thereafter.

							Imputed
(Dollars in millions)	2022	2023	2024	2025	2026	Thereafter	Interest*	Total**
Finance leases	$78	$68	$44	$28	$8	$—	$(5)	$222
Operating leases	403	302	236	201	121	190	(87)	1,366
*	Imputed interest represents the difference between undiscounted cash flows and discounted cash flows.
**

The Company entered into lease agreements for certain facilities and equipment with payments totaling approximately $27 million that have not yet commenced as of December 31, 2021, and therefore are not included in this table.

The following table presents the total amount of finance leases recognized in the Consolidated Balance Sheet:

	December 31,
(Dollars in millions)	2021	2020
Right-of-use assets – Property and equipment	$221	$201
Lease liabilities:
Short-term debt	76	69
Long-term debt	147	140

NOTE 10. INTANGIBLE ASSETS INCLUDING GOODWILL

Intangible Assets

The following tables present the Company’s intangible asset balances by major asset class.

	At December 31, 2021
	Gross Carrying	Accumulated	Net Carrying
(Dollars in millions)	Amount	Amortization	Amount
Capitalized software	$16	$(13)	$3
Client relationships	130	(97)	33
Completed technology	20	(20)	—
Patents and trademarks	2	(2)	—
Total	$169	$(132)	$36

	At December 31, 2020
	Gross Carrying	Accumulated	Net Carrying
(Dollars in millions)	Amount	Amortization	Amount
Capitalized software	$7	$(4)	$3
Client relationships	130	(77)	53
Completed technology	20	(17)	3
Patents and trademarks	2	(2)	—
Total	$159	$(99)	$60

There was no impairment of identifiable intangible assets recorded in 2021 and 2020. The net carrying amount of intangible assets decreased $24 million during the year ended December 31, 2021, primarily due to intangible asset amortization, partially offset by additions of capitalized software. The aggregate intangible asset amortization expense was $37 million, $29 million and $29 million for the years ended December 31, 2021, 2020 and 2019 respectively. In 2021, the Company retired $7 million of fully amortized intangible assets, impacting both the gross carrying amount and accumulated amortization by this amount.

The future amortization expense relating to intangible assets currently recorded in the Consolidated Balance Sheet was estimated to be the following at December 31, 2021:

	Capitalized	Acquired
(Dollars in millions)	Software	Intangibles	Total
2022	$3	$18	$21
2023	—	10	11
2024	—	6	6
2025	—	—	—
2026	—	—	—
Thereafter	—	—	—

Goodwill

The Company reviews goodwill for impairment annually and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable by first assessing qualitative factors to determine if it is more likely than not that fair value is less than carrying value and whether it is necessary to perform the quantitative goodwill impairment test. This quantitative test is required only if we conclude that it is more likely than not that a reporting unit’s fair value is less than its carrying amount. After performing the annual goodwill impairment qualitative analysis during the fourth quarter of 2021, the Company determined it was necessary to perform the quantitative goodwill impairment test.

We use an income-based approach where fair value is determined using a discounted cash flow model that requires significant judgment with respect to revenue and growth rates, based upon annual budgets and long-term strategic plans. Fair value estimates employed in our annual impairment review of goodwill involve using various assumptions. Assumptions critical to our fair value estimates were discount rates, expected revenue growth and projected EBITDA margins used in determining the fair value of the reporting units. These and other assumptions are impacted by economic conditions and expectations of management and may change based on different facts and circumstances. We believe the assumptions used to estimate future cash flows are reasonable, but there can be no assurance that the expected cash flows will be realized. The use of different assumptions would increase or decrease discounted cash flows or earnings projections and therefore could change impairment determinations.

In the fourth quarter of 2021, the Company reviewed its goodwill balances for impairment under both the previous segment structure and the new segment structure, as required. For further details on segment changes, see Note 4 – Segments. The Company determined that $469 million of goodwill in the former EMEA ($293 million) and current U.S. ($176 million) reporting units was impaired in fourth quarter 2021, largely attributable to margin challenges in the EMEA segment as well as the geographic re-segmentation of the former Americas segment. The impairment was recorded in the Impairment expense line item within the Consolidated Income Statement.

The rollforward of goodwill balances by segment for the years ended December 31, 2021 and December 31, 2020 were as follows:

		Foreign		Foreign
		Currency		Currency
		Translation		Translation
(Dollars in millions)	Balance at	and Other	Balance at	and Other	Re-allocation		Balance at
Segment	January 1, 2020	Adjustments*	December 31, 2020	Adjustments*	of Goodwill	Impairment	December 31, 2021
Americas	$416	$24	$440	$(10)	$(431)	$—	$—
EMEA	272	16	288	5	—	(293)	—
Asia Pacific	74	4	78	(16)	(62)	—	—
Japan	401	23	424	(9)	—	—	415
U.S.	—	—	—	—	176	(176)	—
Principal Markets	—	—	—	1	141	—	142
Strategic Markets	—	—	—	—	176	—	176
Total	$1,162	$67	$1,230	$(29)	—	$(469)	$732
*	Primarily driven by foreign currency translation.

NOTE 11. BORROWINGS

Debt

The following table presents the components of our debt:

	Weighted-Average		December 31,
(Dollars in millions)	Interest Rate*	Maturities*	2021	2020
Long-term debt	2.7%	2024-2041	$3,029	$—
Finance lease obligations	1.4%	2022-2026	222	209
			$3,251	$209
Less: Unamortized discount			5	—
Less: Unamortized debt issuance costs			15	—
Less: Current maturities of long-term debt			103	69
Total			$3,128	$140
*	As of December 31, 2021.

Contractual obligations of long-term debt outstanding at December 31, 2021, were as follows:

December 31,
(Dollars in millions)*	2021
2022	$103
2023	94
2024	572
2025	57
2026	726
Thereafter	1,700
Total	$3,251

*Contractual obligations approximate scheduled repayments.

Senior Unsecured Notes

In October 2021, in preparation for the Separation, we completed the offering of $2.4 billion in aggregate principal amount of senior unsecured fixed-rate notes (the “Notes”) as follows: $700 million aggregate principal amount of 2.05% Senior Notes due 2026, $500 million aggregate principal amount of 2.70% Senior Notes due 2028, $650 million aggregate principal amount of 3.15% Senior Notes due 2031 and $550 million aggregate principal amount of 4.10% Senior Notes due 2041. The Notes were offered and sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in reliance on Regulation S of the Securities Act. The Notes are subject to customary affirmative covenants, negative covenants and events of default for financings of this type and are redeemable at our option in a customary manner. In connection with the issuance of the Notes, we entered into a registration rights agreement with the initial purchasers of the Notes, pursuant to which we will use commercially reasonable efforts to file and have declared effective a registration statement with respect to a registered offer to exchange each series of Notes for new notes with substantially identical terms by October 15, 2022. If the exchange offer is not completed on or before October 15, 2022 and, under certain other circumstances, we are required to use commercially reasonable efforts to file and have declared effective a shelf registration statement relating to the resale of the Notes.

Term Loan and Revolving Credit Facility

In October 2021, we entered into a $500 million three-year variable rate term loan credit agreement (the “Term Loan Credit Agreement”). In November 2021, we drew down the full $500 million available under the Term Loan Credit Agreement.

In October 2021, we entered into a $3.15 billion multi-currency revolving credit agreement (the “Revolving Credit Agreement” and, together with the Term Loan Credit Agreement, the “Credit Agreements”) for our future liquidity needs.

The Revolving Credit Agreement expires, unless extended, in October 2026, and the Term Loan Credit Agreement matures, unless extended, in November 2024. Interest rates on borrowings under the Credit Agreements will be based on prevailing market interest rates, plus a margin, as further described in the Credit Agreements. The total expense recorded by the Company for the Term Loan Credit Agreement and Revolving Credit Agreement was immaterial in 2021.

The Notes, revolving credit facility and term loan were initially guaranteed by Parent. Approximately $900 million of the net proceeds from the term loan and the sale of the Notes was transferred to Parent in conjunction with the Separation. Following the completion of the Separation on November 3, 2021, the guarantee was released and the Notes, term loan and revolving credit facility are no longer obligations of IBM.

We expect to be able to voluntarily prepay borrowings under the Credit Agreements without premium or penalty, subject to customary “breakage” costs. The Credit Agreements include certain customary mandatory prepayment provisions. In addition, the Credit Agreements include customary events of default and affirmative and negative covenants as well as a maintenance covenant that will require that the ratio of our indebtedness for borrowed money to consolidated EBITDA (as defined in the Credit Agreements) for any period of four consecutive fiscal quarters be no greater than 3.50 to 1.00.

Loan Agreement

In the second quarter of 2021, our former Parent entered into a $140 million loan agreement with a bank to finance a purchase of software licenses on behalf of Kyndryl. The loan was transferred to Kyndryl in conjunction with the Separation and is included in the Company’s consolidated financial statements. The carrying amount of the loan approximates fair value. If measured at fair value in the consolidated financial statements, the loan would be classified as Level 2 in the fair value hierarchy.

The amortizing loan is secured by collateral and contains covenants, primarily for compliance with the scheduled payments in the loan agreement. Failure to comply with the loan covenants could constitute an event of default and result in the immediate repayment of the principal and interest on the loan. The Company is in compliance with all of the loan covenants and is expected to maintain a credit rating at or above the level outlined in the loan agreement.

Interest on Debt

Interest expense for the years ended December 31, 2021, 2020 and 2019 was $64 million, $63 million and $76 million, respectively. Cost of financing and interest capitalized for the periods presented was immaterial. Pre-Separation, most of the interest in the Consolidated Income Statement reflects the allocation of interest expense associated with debt issued by IBM for which a portion of the proceeds benefited Kyndryl. Such IBM debt has not been attributed to the Company for any periods presented because IBM’s borrowings were not the legal obligation of the Company, except for the loan agreement described below. Post-Separation, interest expense also reflects the standalone interest related to our fourth quarter borrowings. Refer to Note 17 – Related-Party Transactions for more information on the allocation of IBM’s corporate expenses.

NOTE 12. OTHER LIABILITIES

The following table provides the components of other liabilities at December 31, 2021 and 2020.

	December 31,
(Dollars in millions)	2021	2020
Workforce rebalancing (current)	$82	$595
Other service accruals	662	279
Other accrued expenses and liabilities	$744	$874
Workforce rebalancing (noncurrent)	$51	$82
Deferred taxes	135	78
Income tax reserve	44	18
Other	293	122
Other noncurrent liabilities	$522	$300

In response to changing business needs, the Company has in the past taken workforce rebalancing actions to increase productivity, enhance cost-competitiveness and rebalance skills. The noncurrent liabilities related to workforce rebalancing actions are accruals primarily related to terminated employees who are no longer working for the Company who were granted annual payments to supplement their incomes in certain countries. Depending on the individual country’s legal requirements, these required payments will continue until the former employee begins receiving pension benefits or dies. Workforce rebalancing costs decreased in 2021 compared to 2020.

Pursuant to the Tax Matters Agreement with our former Parent, the Company will be required to reimburse our former Parent for certain tax refunds we receive and to indemnify our former Parent for certain tax payments. For more information, see Note 5 – Taxes.

NOTE 13. COMMITMENTS AND CONTINGENCIES

The Company guarantees certain loans and financial commitments. The maximum potential future payment under these financial guarantees and the fair value of these guarantees recognized in the Consolidated Balance Sheet at December 31, 2021, and December 31, 2020, were not material. Additionally, the Company has contractual commitments that are noncancellable with certain software and cloud partners to provides services to its customers. At December 31, 2021, we had short-term (in 2022), mid-term (in 2023 and 2024) and long-term (after 2024) purchase commitments in the amount of $0.8 billion, $1.5 billion and $1.1 billion, respectively.

As a company with approximately 90,000 employees and with clients around the world, Kyndryl is subject to, or could become subject to, either as plaintiff or defendant, a variety of contingencies, including claims, demands and suits, investigations, tax matters and proceedings that arise from time to time in the ordinary course of its business. Given the rapidly evolving external landscape of cybersecurity, privacy and data protection laws, regulations and threat actors, the Company or its clients could become subject to actions or proceedings in various jurisdictions. Also, as is typical for companies of Kyndryl’s scope and scale, the Company is subject to, or could become subject to, actions and proceedings in various jurisdictions involving a wide range of labor and employment issues (including matters related to contested employment decisions, country-specific labor and employment laws and the Company’s benefit plans), as well as actions with respect to contracts, securities, foreign operations, competition law and environmental matters. These actions may be commenced by a number of different parties, including competitors, clients, employees, government and regulatory agencies, stockholders and representatives of the locations in which the Company does business. Some of the actions to which the Company is, or may become, party may involve particularly complex technical issues, and some actions may raise novel questions under the laws of the various jurisdictions in which these matters arise. Additionally, the Company is, or may be, a party to agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters.

The Company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In accordance with the relevant accounting guidance, the Company provides disclosures of matters for which the likelihood of material loss is at least reasonably possible. In addition, the Company may also disclose matters based on its consideration of other matters and qualitative factors, including the experience of other companies in the industry and investor, customer and employee relations considerations. Following the Separation from IBM, the Company has continued to analyze its ongoing disputes and outstanding claims in the context of the Separation and Distribution agreement from IBM and the avenues available for resolution post-Separation. In connection with this assessment, in the quarter ended December 31, 2021, the Company recorded $62 million of estimated liabilities in anticipation of the potential resolution related to these matters.

The Company reviews claims, suits, investigations and proceedings at least quarterly, and decisions are made with respect to recording or adjusting provisions and disclosing reasonably possible losses or range of losses (individually or in the aggregate) to reflect the impact and status of settlement discussions, discovery, procedural and substantive rulings, reviews by counsel and other information pertinent to a particular matter.

Whether any losses, damages or remedies finally determined in any claim, suit, investigation or proceeding could reasonably have a material effect on the Company’s business, financial condition, results of operations or cash flows will depend on a number of variables, including the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have in the consolidated financial statements; and the unique facts and circumstances of the particular matter that may give rise to additional factors. While the Company will continue to defend itself vigorously, it is possible that the Company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

In July 2017, BMC Software, Inc. (“BMC”) sued IBM in the U.S. Court for the Southern District of Texas in a dispute involving IBM’s managed infrastructure services business. BMC alleges IBM’s removal of BMC software from one of its client’s sites at the client’s request constituted breach of contract and trade secret misappropriation. IBM defeated BMC’s motion for injunctive relief, completed the client’s transformation project and counterclaimed for breach of contract. In September 2021, the trial court overruled in part and granted in part the magistrate judge’s recommendations on summary judgment, dismissing IBM’s counterclaims and permitting some of BMC’s claims for damages to proceed. The case remains pending.

NOTE 14. EQUITY

The following tables present reclassifications and taxes related to items of other comprehensive income (loss) for the years ended December 31, 2021, 2020 and 2019:

(Dollars in millions)	Pretax	Tax (Expense)	Net of Tax
For the year ended December 31, 2021:	Amount	Benefit	Amount
Foreign currency translation adjustments	$194	$—	$194
Unrealized gains (losses) on cash flow hedges
Unrealized gains (losses) arising during the period	4	—	4
Reclassification of (gains) losses to net income	(1)	—	(1)
Total unrealized gains (losses) on cash flow hedges	3	—	3
Retirement-related benefit plans*:
Prior service (credits) costs	1	(2)	(1)
Net (losses) gains arising during the period	72	(17)	54
Curtailments and settlements	3	(1)	2
Amortization of net (gains) losses	51	(13)	38
Total retirement-related benefit plans	127	(33)	94
Other comprehensive income (loss)	$324	$(33)	$292
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 16 – Retirement-Related Benefits for additional information.

(Dollars in millions)	Pretax	Tax (Expense)	Net of Tax
For the year ended December 31, 2020:	Amount	Benefit	Amount
Foreign currency translation adjustments	$129	$—	$129
Retirement-related benefit plans*:
Net (losses) gains arising during the period	$(41)	$13	$(28)
Amortization of prior service (credits) costs	(1)	—	—
Amortization of net (gains) losses	36	(12)	24
Total retirement-related benefit plans	$(6)	$2	$(4)
Other comprehensive income (loss)	$123	$2	$125
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 16 – Retirement-Related Benefits for additional information.

(Dollars in millions)	Before Tax	Tax (Expense)	Net of Tax
For the year ended December 31, 2019:	Amount	Benefit	Amount
Foreign currency translation adjustments	$11	$—	$11
Retirement-related benefit plans*:
Prior service costs (credits)	$(1)	$—	$(1)
Net (losses) gains arising during the period	(84)	27	(57)
Amortization of net (gains) losses	27	(9)	18
Total retirement-related benefit plans	$(57)	$18	$(39)
Other comprehensive income (loss)	$(46)	$18	$(28)
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 16 – Retirement-Related Benefits for additional information.

The following table presents the components of accumulated other comprehensive income (loss), net of taxes:

	Net Unrealized
	Gains (Losses)	Foreign Currency	Net Change Retirement-	Accumulated Other
(Dollars in millions)	on Cash Flow Hedges	Translation Adjustments*	Related Benefit Plans	Comprehensive Income (Loss)
December 31, 2018	$—	$(1,019)	$(175)	$(1,193)
Other comprehensive income (loss)**	—	11	(39)	(28)
December 31, 2019	$—	$(1,007)	$(214)	$(1,221)
Other comprehensive income (loss)**	—	129	(4)	125
December 31, 2020	$—	$(878)	$(218)	$(1,096)
Net transfers from Parent	—	—	(339)	(339)
Other comprehensive income (loss)**	3	194	94	292
December 31, 2021	$3	$(684)	$(463)	$(1,143)

*Foreign currency translation adjustments are presented gross.

**No amounts were reclassified from accumulated other comprehensive income.

NOTE 15. STOCK-BASED COMPENSATION

The following table presents stock-based compensation cost which is included in net income (loss).

	Year Ended December 31
(Dollars in millions)	2021	2020	2019
Cost of services	$28	$26	$15
Selling, general and administrative expense	44	37	35
Pretax stock-based compensation cost	$71	$64	$51
Income tax benefits	(13)	(14)	(12)
Stock-based compensation cost, net of tax	$58	$49	$40

The Company’s total unrecognized compensation cost related to non-vested awards at December 31, 2021 was $235 million and is expected to be recognized over a weighted-average period of approximately 2.7 years. If there are any modifications or cancellations of the underlying unvested awards, the Company may be required to accelerate, increase or cancel all or a portion of the remaining unearned stock-based compensation expense. Future unearned stock-based compensation will increase to the extent the Company grants additional equity awards, changes incentive awards terms, or assumes unvested equity awards in connection with acquisitions. Capitalized stock-based compensation cost was not material at December 31, 2021, 2020 and 2019.

Incentive Awards

Stock-based incentive awards were provided to employees under the terms of Kyndryl’s employment and the long-term performance plans (the “Plans” or “LTPP”). Awards under the Plans principally include Restricted Stock Units (RSUs), market-conditioned performance awards (launch PSUs) and stock options. RSUs and stock options generally vest based on continued passage of time. Market-conditioned performance awards are cliff-vested at the end of the service period.

The following table summarizes RSU, market-conditioned performance award and stock option activities:

			Market-Conditioned
	RSUs		Performance Awards
		Weighted-		Weighted-
	Number	Average	Number	Average
	of Units	Grant-Date	of Units	Grant-Date
	(in millions)	Fair Value	(in millions)	Fair Value
Balance at December 31, 2020	—	$—	—	$—
Awards converted from IBM programs	8.5	28.78	—	—
Awards granted	2.0	18.20	1.8	15.14
Awards vested	(0.1)	29.30	—	—
Awards canceled/ forfeited	(0.2)	21.71	—	—
Balance at December 31, 2021	10.2	$26.82	1.8	$15.14

Stock Options
		Weighted-	Weighted-		Weighted-
	Number	Average	Average	Intrinsic	Average
	of Units	Grant-Date	Exercise Price	Value	Contractual
	(in millions)	Fair Value	per Share	per Share	Term (in years)
Balance at December 31, 2020	—	$—	$—	$—	—
Awards converted from IBM programs	—	NM	8.28	9.82	NM
Awards granted	3.8	6.54	17.78	—	6.3
Awards vested	—	—	—	—	—
Awards canceled/forfeited	—	—	—	—	—
Balance at December 31, 2021	3.8	$6.56	$17.76	$—	6.3

NM – not meaningful; stock options from former Parent were fully vested in 2019.

The weighted-average grant date fair value of RSUs granted for the years ended December 31, 2021, 2020 and 2019 was $18, $117 and $123, respectively. The weighted-average grant price prior to Separation used in the assessment was derived from the Parent’s stock price at grant. The aggregate fair value (which is based on the stock price at grant date) of restricted stock units (including former Parent’s PSUs converted to RSUs) vested was $45 million, $36 million and $34 million during the years ended December 31, 2021, 2020 and 2019, respectively.

NOTE 16. RETIREMENT-RELATED BENEFITS

Description of Plans

The Company sponsors and co-sponsors defined benefit pension plans and other nonpension postretirement benefit plans that cover certain non-U.S. employees and retirees. The defined benefit pension plan benefits are based principally on employees’ years of service and/or compensation levels at or near retirement. These plans are accounted for as defined benefit pension plans for purposes of the consolidated financial statements. Accordingly, the net benefit plan obligations and the related benefit plan expenses of those plans have been recorded in the Company’s consolidated financial statements. The nonpension postretirement benefit plans provide a fixed monthly dollar credit for retiree health care expense. The benefit obligation and related expenses for these plans are included in the consolidated financial statements.

Additionally, certain Company employees participate in multi-employer defined benefit pension plans and post-retirement health plans which are sponsored by third parties and include other participants as well as defined contribution plans that are sponsored by the Company. Accordingly, the Company does not record an asset or liability to recognize the funded status of the multi-

employer plans. However, the Company records service cost and defined contribution cost attributable to its employees who participate in the multi-employer and the defined contribution plans, as well as expense allocated for certain corporate and shared functional employees. These amounts are included in the Consolidated Income Statement.

Plan Financial Information

The following tables present the components of net periodic benefit cost for the retirement-related benefit plans recognized in the Consolidated Income Statement, excluding defined contribution plans.

(Dollars in millions)	Defined Benefit Pension Plans			Nonpension Postretirement Benefit Plans
For the year ended December 31:	2021	2020	2019	2021	2020	2019
Service cost	$81	$109	$101	$2	$3	$3
Interest cost*	11	10	17	2	1	1
Expected return on plan assets*	(30)	(24)	(27)	(1)	(1)	(1)
Amortization of prior service costs (credits)*	—	(1)	—	—	—	—
Recognized actuarial losses*	51	36	26	—	—	—
Curtailments and settlements*	2	—	—	—	—	—
Multi-employer plans and other costs**	7	13	20	—	—	—
Total net periodic benefit cost	$123	$143	$138	$3	$3	$4
*	These components of net periodic benefit cost are included in other (income) and expense in the Consolidated Income Statement.
**

Multi-employer plan costs represent required contributions for the period to multi-employer plans, which are plans sponsored by third parties. The Company recognizes expense in connection with these plans as contributions are funded.

The following table presents the changes in net benefit obligation and plan assets, excluding defined contribution plans and multi-employer plans.

	Defined Benefit		Nonpension Postretirement
	Pension Plans		Benefit Plans
(Dollars in millions)	2021	2020	2021	2020
Change in benefit obligation
Benefit obligation at January 1	$1,202	$1,099	$13	$13
Service cost*	10	15	—	1
Interest cost	4	10	1	1
Plan participants’ contributions	1	—	—	—
Benefit obligation assumed from former Parent**	1,178	(12)	6	—
Actuarial losses (gains)	(43)	33	3	(1)
Benefits paid from trust	(2)	(21)	—	—
Direct benefit payments	(3)	(19)	—	—
Foreign exchange impact	(34)	97	—	—
Amendments, curtailments, settlements and other	(11)	—	(4)	—
Benefit obligation at December 31	$2,302	$1,202	$19	$13
Change in plan assets
Fair value of plan assets at January 1	$654	$612	$13	$12
Actual return on plan assets	39	13	—	2
Employer contributions	23	4	—	—
Fair value of plan assets assumed from former Parent**	810	(10)	(13)	—
Plan participants’ contributions	1	—	—	—
Benefits paid from trust	(2)	(21)	—	—
Foreign exchange impact	(22)	56	—	(1)
Settlements	(8)	—	—	—
Fair value of plan assets at December 31	$1,496	$654	$—	$13
Funded status at December 31	$(807)	$(548)	$(19)	$—
Accumulated benefit obligation***	$2,181	$1,171
*	Represents service costs attributable to Company-sponsored and co-sponsored plans.
**	Represents the impact to benefit obligation and fair value of plan assets resulting from pension assets and liabilities assumed in connection with establishment of certain Kyndryl legal entities.
***	Represents the benefit obligation assuming no future participant compensation increases.

The following table presents the amounts recorded in the Consolidated Balance Sheet.

	Defined Benefit		Nonpension Postretirement
	Pension Plans		Benefit Plans
	December 31,		December 31,
(Dollars in millions)	2021	2020	2021	2020
Noncurrent assets – pension assets	$58	$—	$—	$1
Current liabilities – accrued compensation and benefits	(28)	—	—	—
Noncurrent liabilities – retirement and nonpension postretirement benefit obligations	(836)	(548)	(18)	(1)
Funded status, net	$(807)	$(548)	$(19)	$—

The following table presents information for defined benefit plans with accumulated benefit obligations (ABO) or projected benefit obligations (PBO) in excess of plan assets.

	At December 31, 2021		At December 31, 2020
	Benefit	Plan	Benefit	Plan
(Dollars in millions)	Obligation	Assets	Obligation	Assets
PBO in excess of plan assets	$1,990	$1,125	$1,202	$654
ABO in excess of plan assets	1,790	1,039	1,079	561
Plan assets in excess of PBO	312	371	—	—

The following table presents information for the nonpension postretirement benefit plans with accumulated postretirement benefit obligations (APBO) in excess of plan assets.

	At December 31, 2021		At December 31, 2020
	Benefit	Plan	Benefit	Plan
(Dollars in millions)	Obligation	Assets	Obligation	Assets
APBO in excess of plan assets	$19	$—	$1	$—
Plan assets in excess of APBO	—	—	12	13

The following table presents the pretax net loss and prior service costs (credits) recognized in OCI and the changes in pretax net loss and prior service costs (credits) as well as Separation-related transfers from Parent recognized in AOCI for the retirement-related benefits plans.

	Defined Benefit		Nonpension Postretirement
	Pension Plans		Benefit Plans
(Dollars in millions)	2021	2020	2021	2020
Net loss (gain) at January 1	$314	$307	$(2)	$(1)
Current period loss (gain)	(75)	43	3	(2)
Curtailments and settlements	(3)	—	—	—
Amortization of net loss included in net periodic benefit cost	(51)	(36)	—	—
Separation-related transfers from Parent **	444	—	5	—
Net loss (gain) at December 31	$629	$314	$6	$(2)
Prior service costs (credits) at January 1	(2)	(3)	—	—
Current period prior service costs (credits)	3	—	(4)	—
Amortization for prior service costs (credits) included in net periodic benefit cost	—	1	—	—
Separation-related transfers from Parent **	9	—	—	—
Prior service costs (credits) at December 31	$9	$(2)	$(4)	$—
Total amounts recognized in accumulated other comprehensive loss (income)*	$638	$312	$2	$(2)
*

See Note 14 – Equity for the total change in AOCI and the Consolidated Statement of Comprehensive Income for the components of net periodic benefit cost, including the related tax effects, recognized in OCI for the retirement-related benefit plans.

**

Separation-related transfers from Parent represent the pretax impact resulting from the assumption of pension assets and liabilities, along with the associated deferred costs, in connection with establishment of certain Kyndryl legal entities. These transfers are not recognized in OCI; rather they are recognized as transfers into AOCI. See Note 14 – Equity.

The following table presents the weighted-average assumptions used to measure the net periodic benefit cost and the year-end benefit obligations.

	Defined Benefit			Nonpension Postretirement
	Pension Plans			Benefit Plans
Weighted-average assumptions used to measure	2021	2020	2019	2021	2020	2019
Net periodic benefit cost
Discount rate	0.62%	0.86%	1.65%	8.31%	8.31%	8.89%
Expected long-term returns on plan assets	3.00%	4.03%	4.62%		8.20%	9.00%
Rate of compensation increase	2.22%	2.25%	1.37%
Benefit obligations
Discount rate	1.19%	0.62%	0.86%	1.04%	8.31%	8.31%
Rate of compensation increase	2.30%	2.22%	2.25%
Interest crediting rate - cash balance plans	1.43%

In certain countries, a portfolio of high-quality corporate bonds is used to construct a yield curve. Cash flows from the Company’s expected benefit obligation payments are matched to the yield curve to derive discounts. In other countries where the markets for high-quality long-term bonds are not as well developed, a portfolio of long-term government bonds is used as a base and a credit spread is added to simulate corporate bond yields at these maturities in the jurisdiction of each plan. This is the benchmark for developing the respective discount rates.

In developing the expected long-term rate of return on assets, the Company considers the long-term expectations for future returns. The use of expected returns may result in pension income that is greater or less than the actual return of those plan assets in a given year. Over time, however, the expected rate of return is expected to approximate the actual long-term results, leading to a pattern of income or loss recognition that more closely matches the pattern of services provided by the employees.

For the nonpension postretirement benefit plans, the Company reviews external data to determine the healthcare costs trends. The healthcare cost trend rates have an insignificant effect on plan costs or other benefit obligations due to terms of the plan which limit the Company’s obligation to the participants.

Investment Policies and Strategies

The investment objective of the plan assets is to generate returns that will enable the plan to meet its future obligations. The weighted-average target allocation for the defined benefit plans is 24 percent equity securities, 45 percent fixed-income securities, 4 percent real estate, 17 percent insurance contracts and 11 percent other investments. Typically the responsibility for determining the target allocation and managing the investments lies with a plan governing board that may include up to 50 percent of members elected by employees and retirees. Generally, these defined benefit plans do not invest in illiquid assets, and their use of derivatives is mainly for currency hedging, interest rate risk management, credit exposure and alternative investment strategies.

Plan Assets and Fair Value Measurements

The following table presents the Company’s defined benefit pension plans’ asset classes and their associated fair value at December 31, 2021 and 2020.

	December 31, 2021				December 31, 2020
(Dollars in millions)	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Equity
Equity securities	$9	$—	$—	$9	$—	$—	$—	$—
Fixed income
Government and related(1)	—	158	—	158	—	18	—	18
Corporate bonds	—	32	—	32	—	—	—	—
Insurance contracts	—	255	—	255	—	91	—	91
Cash and short-term investments(2)	14	—	—	14	1	—	—	1
Derivative assets(3)	3	12	—	15	—	—	—
Mutual funds	—	—	—	—	7	—	—	7
Subtotal	$26	$457	$—	$483	$8	$110	$—	$118
Investments measured at net asset value using NAV as a practical expedient(4)	—	—	—	1,013	—	—	—	537
Fair value of plan assets	$26	$457	$—	$1,496	$8	$110	$—	$654
(1)	Includes debt issued by national, state and local governments and agencies.
(2)	Includes cash, cash equivalents and short-term marketable securities.
(3)	Includes forward contracts, interest rate swaps, exchange traded and other over-the-counter derivatives.
(4)

Investments measured at fair value using the net asset value (NAV) per share (or its equivalent), as a practical expedient. These investments include commingled funds, hedge funds, common collective trusts, private equity partnerships and real estate partnerships.

For the year ended December 31, 2021, there were no plan assets in the nonpension postretirement benefit plans. For the year ended December 31, 2020, the nonpension postretirement benefit plans held plan assets of $13 million, invested in government debt and corporate bonds categorized as Level 2 in the fair value hierarchy.

Approximately 78% of plan assets are held in plans which are co-sponsored by the Company along with IBM. The allocation of the fair value of co-sponsored plan assets is based on the initial pension assets assumed in connection with establishment of certain Kyndryl legal entities, Company contributions, distributions and market returns.

Retirement-related benefit plan assets are recognized and measured at fair value. Because of the inherent uncertainty of valuations, these fair value measurements may not necessarily reflect the amounts the Company could realize in current market transactions. The following is a description of the valuation techniques used to measure plan assets at fair value. There were no changes in valuation techniques during the periods presented.

Equity securities and mutual funds: Equity securities are valued at the closing price reported on the stock exchange on which the individual securities are traded. Mutual funds are typically valued based on quoted market prices. These assets are generally classified as Level 1.

Fixed income: Fixed-income securities, other than insurance contracts, are typically valued using the closing price reported on the major market on which the individual securities are traded, if available. Assets fair valued using this methodology are generally classified as Level 2. If market prices are unavailable, the fair value is estimated using pricing models or quoted prices of securities with similar characteristics.

Insurance contracts: Fair value is based on the expected value of the insurance benefits of the insurance contracts. The insurance benefits are assessed using the same interest rate and mortality table used to determine the liability. These assets are generally classified as Level 2.

Cash and short-term investments: Cash includes money market accounts that are valued at their cost plus interest on a daily basis, which approximates fair value. Short-term investments represent securities with original maturities of one year or less. These assets are generally classified as Level 1.

Derivatives assets: Exchange-traded derivatives are valued at the closing price reported on the exchange on which the individual securities are traded. Forward contracts are valued using a mid-close price. Over-the-counter derivatives are valued using pricing models. These models require a variety of inputs, yield curves, credit curves, measures of volatility and foreign exchange rates. Derivative assets are classified as Level 1 or Level 2 depending on availability of quoted market prices.

Investments measured at net asset value: Certain investments are measured at fair value using the net asset value (“NAV”) per share (or its equivalent) as a practical expedient. These investments, which may include commingled funds, hedge funds, common collective trusts, private equity partnerships and real estate partnerships, are typically valued using the NAV provided by the administrator of the fund. The NAV is based on the value of the underlying assets owned by the fund, minus liabilities multiplied by the plan’s ownership of the investment.

Contributions and Direct Benefit Payments

It is the Company’s general practice to fund amounts for pensions sufficient to meet the minimum requirements set forth in applicable employee benefits laws and local tax laws. From time to time, the Company contributes additional amounts as it deems appropriate.

The following table presents the contributions made to the defined benefit pension plan, nonpension postretirement benefit plans, multi-employer plans, defined contribution plans and direct payments made in 2021, 2020 and 2019. The cash contributions to the multi-employer plans represent the annual cost included in the net periodic benefit cost recognized in the Consolidated Income Statement.

	Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Defined benefit plans	$25	$4	$4
Multi-employer plans*	5	7	9
Defined contribution plans	165	194	207
Direct payments	33	19	16
Total	$229	$225	$236
*	Multi-employer plans are sponsored by third parties.

Contributions to nonpension postretirement benefit plans were not material for any periods presented.

Prior to September 1, 2021, certain U.S. employees were eligible to participate in the IBM 401(k) Plus Plan, which provided matching contributions up to 6% of eligible pay. On September 1, 2021, employees who participated in the IBM 401(k) Plus Plan were transferred to the Kyndryl 401(k) Plan and eligible to continue to receive matching contributions up to 6% of eligible pay. For all eligible employees hired or rehired on or after September 1, 2021, the Kyndryl 401(k) Plan provides a matching contribution of up to 3% of eligible pay.

The Company estimates contributions to its defined benefit and multi-employer plans in 2022 to be approximately $29 million, the largest of which will be contributed to a defined benefit plan in Spain. This amount generally represents legally mandated minimum contributions.

Financial market performance in 2022 could increase the legally mandated minimum contribution in certain countries that require monthly or daily remeasurement of the funded status. The Company could also elect to contribute more than the legally mandated amount based on market conditions or other factors.

Expected Benefit Payments – Defined Benefit Pension Plans and Nonpension Postretirement Benefit Plans

The following table presents the total expected benefit payments to participants of both the defined benefit pension plans and nonpension postretirement benefit plans.

	Defined	Nonpension
	Benefit	Postretirement
(Dollars in millions)	Pension Plans	Benefit Plans
2022	$99	$—
2023	87	1
2024	87	1
2025	107	1
2026	100	1
2027‑2031	592	3

The 2022 expected benefit payments not covered by the respective plan assets represent a component of compensation and benefits, within current liabilities, in the Consolidated Balance Sheet.

NOTE 17. RELATED-PARTY TRANSACTIONS

Related-Party Revenue and Purchases

Kyndryl provides various services to IBM, including those related to hosting data centers and servicing IBM’s information technology infrastructure, which are reported as revenue in the Company’s Consolidated Income Statement. Revenue generated from these services was $704 million, $645 million and $613 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Kyndryl utilizes various IBM products and services, recognized as costs of services, in the fulfillment of services contracts. Total cost of services recognized from these related-party transactions in the Company’s Consolidated Income Statement was $4.0 billion, $3.8 billion and $3.6 billion for the years ended December 31, 2021, 2020 and 2019, respectively. Included in these related-party cost of services were: costs incurred by Kyndryl to provide services to the former Parent for networking and IT services prior to Separation in the amounts of $384 million, $509 million and $484 million for the years ended December 31, 2021, 2020 and 2019, respectively; costs related to the usage of IBM-branded software allocated to Kyndryl by the former Parent prior to Separation in the amounts of $2.8 billion, $2.7 billion and $2.6 billion for the years ended December 31, 2021, 2020 and 2019, respectively; depreciation charges related to IBM hardware allocated to Kyndryl prior to Separation in the amounts of $447 million, $520 million and $538 million for the years ended December 31, 2021, 2020 and 2019, respectively; and costs related to services provided to Kyndryl’s customers that were outsourced to IBM post-Separation in the amount of $312 million during the fourth quarter of 2021.

The capital expenditures for purchases of IBM hardware were reflected as payments for property and equipment within the investing section of the Company’s Consolidated Statement of Cash Flows in the amounts of $299 million, $504 million and $526 million for the years ended December 31, 2021, 2020 and 2019, respectively. Additionally, as part of the Separation, IBM has committed to provide Kyndryl, at no cost, up to approximately $265 million of upgraded hardware over an expected two-year period. The amounts committed by IBM are reflected within other assets (noncurrent) within the Consolidated Balance Sheet at December 31, 2021. The expected average useful life of the upgraded hardware is approximately five years, and the Company intends to recognize total depreciation approximating $265 million over the useful life, consistent with our depreciation policy.

Acquired Intangible Assets

Within the historical periods presented, the Company has been charged a management fee for the use of certain acquired intangible assets by IBM for acquisitions which were not specific to Kyndryl. The amounts reflected within cost of services on the Consolidated Income Statement for these fees were $26 million, $31 million and $15 million for the years ended December 31, 2021, 2020 and 2019, respectively. The amounts for these fees reflected within Selling, general and administrative expense within the Consolidated Income Statement were $37 million, $49 million and $23 million for the years ended December 31, 2021, 2020 and 2019, respectively.

Allocation of Corporate Expenses

The Consolidated Income Statement, Consolidated Statement of Comprehensive Income (Loss) and Consolidated Statement of Cash Flows include an allocation of general corporate expenses from IBM prior to the Separation. The financial information in these consolidated financial statements does not necessarily include all of the expenses that would have been incurred by Kyndryl had it been a separate, standalone company. It is not practicable to estimate actual costs that would have been incurred had Kyndryl been a standalone company during the periods presented. Allocations for management costs and corporate support services provided to Kyndryl for the years ended December 31, 2021, 2020 and 2019 totaled $1.0 billion, $1.3 billion and $1.2 billion, respectively. These amounts include costs for corporate functions including, but not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology and other shared services. All such amounts have been deemed to have been incurred and settled by Kyndryl in the period in which the costs were recorded and are included in the Net Parent investment. These costs were allocated based on direct usage as applicable, with the remainder allocated on a pro-rata basis of gross profit, headcount, assets or other measures.

The following table presents the components of the allocation of general corporate expenses from IBM.

	For the Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Selling, general and administrative expense	$932	$1,220	$1,185
Interest expense	46	63	76
Other (income) and expense	10	4	(31)
Total expense and other (income)	$989	$1,287	$1,230

Net Parent Investment

Prior to the Separation, related-party transactions between Kyndryl and IBM were included within Net Parent investment in the Consolidated Balance Sheet as these related-party transactions were not settled in cash. Net Parent investment in the Consolidated Balance Sheet and Consolidated Statement of Changes in Equity represents IBM’s historical investment in Kyndryl, the net effect of transactions with and allocations from IBM and Kyndryl’s accumulated earnings. Net transfers from IBM are included within Net Parent investment. The components of Net transfers from IBM and the reconciliation to the corresponding amount presented on the Consolidated Statement of Cash Flows were as follows:

	For the Year Ended December 31,
(Dollars in millions)	2021	2020	2019
Cash pooling and general financing activities/other	$(384)	$(4,167)	$(4,392)
Allocation of Parent’s corporate expenses/other	1,255	1,668	1,610
Related-party sales and purchases	2,440	2,991	2,944
Related-party intangible assets fee	63	80	38
Taxes (including items settled with Parent)	721	299	399
Issuance of common stock and reclassification of net parent investment	(4,095)	—	—
Total Net transfers (to) from Parent per Consolidated Statement of Equity	$—	$872	$598
Taxes (including items settled with Parent)	(721)	(299)	(399)
Allocation of Parent’s stock-based compensation	(58)	(64)	(51)
Other*	749	(131)	(130)
Total Net transfers (to) from Parent per Consolidated Statement of Cash Flows	$(30)	$377	$18
*	Approximately $900 million of the net proceeds from the term loan and the sale of the Notes was transferred to IBM in conjunction with the Separation. See Note 11 – Borrowings.

Assignment of Receivables

A portion of Kyndryl’s receivables with extended payment terms have historically been assigned to IBM’s Global Financing business. These receivables were not recognized on the Company’s Consolidated Balance Sheet. The gross amounts of Kyndryl receivables assigned to IBM Global Financing were $1.9 billion, $3.1 billion and $3.0 billion for the years ended December 31, 2021, 2020 and 2019, respectively. The fees and the net gains and losses associated with the assignment of receivables were not material for any of the periods presented. In October 2021, in preparation for the Separation, the Company entered into a Receivables Purchase Agreement with an unaffiliated bank with capacity similar to the amounts historically financed by IBM.

Software Purchase Agreements

In conjunction with the Separation, Kyndryl has agreed to purchase IBM software for internal use and the delivery of services to Kyndryl customers in a pricing arrangement with IBM that extends through 2026, subject to adjustment in certain circumstances, including the termination of customer contracts.

Lease Guarantees

Kyndryl identified 71 lease agreements with third parties with an estimated aggregate lease liability guaranteed by IBM of $181 million.

NOTE 18. SUBSEQUENT EVENTS

On January 27, 2022, the Board of Directors approved a change in the Company’s fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. The Company will file a transition report on Form 10-QT for the three-month period ended March 31, 2022, in accordance with SEC rules and regulations. All subsequent fiscal years for the Company will be from April 1 to March 31. The Company is making the fiscal year change on a prospective basis and will not adjust operating results for prior periods.

NOTE 19. REVISION OF PRIOR-PERIOD FINANCIAL STATEMENTS

During the quarter ended March 31, 2022, the Company identified an $87 million over-accrual in its accrued contract costs balance that related to a majority-owned, consolidated joint venture in our Principal Markets segment. This over-accrual was principally built up over the pre-Separation periods of January 1, 2012 to November 3, 2021, resulting in overstatements of cost of services and accrued contract costs. The Company concluded that such impacts were not material to any prior annual or interim period. The Company further determined that the correction of the over-accrual within the transition period ended March 31, 2022 would be significant to the three-month results, and as a result, it will be revised as an immaterial correction to portions of our consolidated financial statements and as immaterial corrections to prior interim periods in our subsequent Quarterly Reports on Form 10-Q. Because the majority of the over-accrual originated prior to 2019, we reduced the opening balance of accrued contract costs as of January 1, 2019, by $57 million and increased the equity balance by $43 million, which reflects the reduction in accrued contract costs net of taxes. For the periods of January 1, 2019 through December 31, 2021, accrued contract costs and cost of services were further reduced by $30 million in aggregate, which is partially offset by increased tax expense of $8 million. We have also revised impacted amounts within the accompanying notes to the consolidated financial statements, as applicable. The revisions to the accompanying consolidated financial statements are as follows:

	Year Ended December 31, 2021
Consolidated Income Statement and Statement of Comprehensive Income ($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Cost of services	$16,570	$(20)	$16,550
Total costs and expenses	20,580	(20)	20,560
Income (loss) before income taxes	(1,922)	20	(1,903)
Provision for income taxes	397	5	402
Net income (loss)	(2,319)	15	(2,304)
Foreign currency translation adjustments	198	(5)	194
Other comprehensive income (loss), before tax	329	(5)	324
Other comprehensive income (loss), net of tax	296	(4)	292
Total comprehensive income (loss)	(2,023)	11	(2,013)
Basic earnings (loss) per share	$(10.35)	$0.07	$(10.28)
Diluted earnings (loss) per share	$(10.35)	$0.07	$(10.28)

	Year Ended December 31, 2020
Consolidated Income Statement and Statement of Comprehensive Income ($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Cost of services	$17,143	$(5)	$17,137
Total costs and expenses	21,118	(5)	21,112
Income (loss) before income taxes	(1,766)	5	(1,760)
Provision for income taxes	246	1	247
Net income (loss)	(2,011)	4	(2,007)
Foreign currency translation adjustments	125	4	129
Other comprehensive income (loss), before tax	119	4	123
Other comprehensive income (loss), net of tax	121	4	125
Total comprehensive income (loss)	(1,891)	7	(1,883)
Basic earnings (loss) per share	$(8.97)	$0.02	$(8.96)
Diluted earnings (loss) per share	$(8.97)	$0.02	$(8.96)

	Year Ended December 31, 2019
Consolidated Income Statement and Statement of Comprehensive Income ($ in millions, except per share amounts)	As Previously Reported	Adjustments	As Revised
Cost of services	$17,682	$(6)	$17,676
Total costs and expenses	20,858	(6)	20,852
Income (loss) before income taxes	(579)	6	(573)
Provision for income taxes	364	1	366
Net income (loss)	(943)	4	(939)
Foreign currency translation adjustments	12	(1)	11
Other comprehensive income (loss), before tax	(45)	(1)	(46)
Other comprehensive income (loss), net of tax	(27)	(1)	(28)
Total comprehensive income (loss)	(970)	3	(967)
Basic earnings (loss) per share	$(4.21)	$0.02	$(4.19)
Diluted earnings (loss) per share	$(4.21)	$0.02	$(4.19)

	At December 31, 2021
Consolidated Balance Sheet and Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Accrued contract costs	$585	$(87)	$498
Total current liabilities	4,544	(87)	4,457
Other liabilities	501	22	522
Total liabilities	10,511	(65)	10,446
Common stock, par value $0.01 per share, and additional paid-in capital (1,000.0 shares authorized, 224.2 shares issued)	4,218	66	4,284
Accumulated other comprehensive income (loss)	(1,143)	(1)	(1,143)
Total stockholders’ equity before noncontrolling interests	2,700	65	2,765
Total equity	2,702	65	2,767

	At December 31, 2020
Consolidated Balance Sheet and Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Accrued contract costs	$512	$(72)	$440
Total current liabilities	3,910	(72)	3,838
Other liabilities	282	18	300
Total liabilities	6,274	(54)	6,220
Net Parent investment	5,972	51	6,023
Accumulated other comprehensive income (loss)	(1,100)	4	(1,096)
Total stockholders’ equity before noncontrolling interests	4,873	54	4,927
Total equity	4,931	54	4,985

	At December 31, 2019
Consolidated Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Net Parent investment	$7,112	$47	$7,159
Accumulated other comprehensive income (loss)	(1,220)	(1)	(1,221)
Total stockholders’ equity before noncontrolling interests	5,892	46	5,938
Total equity	5,948	46	5,994

	At January 1, 2019
Consolidated Equity Statement ($ in millions)	As Previously Reported	Adjustments	As Revised
Net Parent investment	$7,457	$43	$7,499
Total equity	6,315	43	6,358

	At December 31, 2021
Consolidated Statement of Cash Flows ($ in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(2,319)	$15	$(2,304)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	989	5	994
Other assets and other liabilities	842	(20)	822

	At December 31, 2020
Consolidated Statement of Cash Flows ($ in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(2,011)	$4	$(2,007)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	297	1	299
Other assets and other liabilities	(360)	(5)	(365)

	At December 31, 2019
Consolidated Statement of Cash Flows ($ in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(943)	$4	$(939)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	397	2	399
Other assets and other liabilities	(238)	(6)	(244)

KYNDRYL HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENT
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,
	2022	2021
Revenues *	$4,288	$4,751

Cost of services **	$3,677	$4,162
Selling, general and administrative expenses	694	714
Workforce rebalancing charges (benefits)	4	(11)
Transaction-related costs	103	173
Interest expense	20	15
Other expense (income)	(3)	11
Total costs and expenses	$4,493	$5,065

Income (loss) before income taxes	$(205)	$(313)
Provision for income taxes	$45	$76
Net income (loss)	$(250)	$(389)

Basic earnings (loss) per share	$(1.11)	$(1.74)
Diluted earnings (loss) per share	$(1.11)	$(1.74)

Weighted-average basic shares outstanding	225.3	224.1
Weighted-average diluted shares outstanding	225.3	224.1

*Including related-party revenue of $205 and $146 for the three months ended June 30, 2022 and 2021, respectively

**Including related-party cost of services of $961 and $906 for the three months ended June 30, 2022 and 2021, respectively

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

(Unaudited)

	Three Months Ended June 30,
	2022	2021
Net income (loss)	$(250)	$(389)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	(267)	17
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) arising during the period	(5)	—
Reclassification of (gains) losses to net income	(1)	—
Total unrealized gains (losses) on cash flow hedges	(6)	—
Retirement-related benefit plans:
Net gains (losses) arising during the period	—	(5)
Amortization of net (gains) losses	10	10
Total retirement-related benefit plans	10	5
Other comprehensive income (loss), before tax	(263)	22
Income tax (expense) benefit related to items of other comprehensive income (loss)	(1)	(1)
Other comprehensive income (loss), net of tax	(264)	21
Total comprehensive income (loss)	$(514)	$(368)

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

(In millions, except per share amount)

(Unaudited)

	June 30,	March 31,
	2022	2022
Assets:
Current assets:
Cash and cash equivalents	$1,871	$2,134
Restricted cash	17	20
Accounts receivable (net of allowances of $34 at June 30, 2022 and $44 at March 31, 2022)*	1,902	2,271
Deferred costs (current portion)	1,092	1,143
Prepaid expenses and other current assets	522	525
Total current assets	$5,404	$6,092

Property and equipment, net	$2,651	$2,834
Operating right-of-use assets, net	1,173	1,312
Deferred costs (noncurrent portion)	1,158	1,244
Deferred taxes	525	555
Goodwill	815	823
Intangible assets, net	154	145
Pension assets	58	61
Other noncurrent assets	367	375
Total assets	$12,304	$13,442

Liabilities:
Current liabilities:
Accounts payable**	$1,486	$1,555
Value-added tax and income tax liabilities	274	284
Short-term debt	93	96
Accrued compensation and benefits	503	509
Deferred income (current portion)	774	882
Operating lease liabilities (current portion)	350	374
Accrued contract costs	476	676
Other accrued expenses and liabilities	653	682
Total current liabilities	$4,609	$5,058

Long-term debt	$3,107	$3,127
Retirement and nonpension postretirement benefit obligations	671	716
Deferred income (noncurrent portion)	413	452
Operating lease liabilities (noncurrent portion)	820	928
Other noncurrent liabilities	474	449
Total liabilities	$10,093	$10,730
Commitments and contingencies

Equity:
Stockholders’ equity
Common stock, par value $0.01 per share, and additional paid-in capital (shares authorized: 1,000.0; shares issued: June 30, 2022 – 228.1, March 31, 2022 – 224.5)	$4,341	$4,315
Accumulated deficit	(855)	(605)
Treasury stock, at cost (shares: June 30, 2022 – 1.3, March 31, 2022 – 0.2)	(17)	(4)
Accumulated other comprehensive income (loss)	(1,353)	(1,089)
Total stockholders’ equity before non-controlling interests	$2,117	$2,618
Non-controlling interests	95	94
Total equity	$2,211	$2,711
Total liabilities and equity	$12,304	$13,442

*Including related-party accounts receivable of $228 at June 30, 2022 and $343 at March 31, 2022

**Including related-party accounts payable of $660 at June 30, 2022 and $806 at March 31, 2022

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three Months Ended June 30,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(250)	$(389)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	228	331
Depreciation of right-of-use assets	85	84
Amortization of transition costs and prepaid software	293	341
Amortization of capitalized contract costs	111	156
Amortization of intangible assets	14	10
Stock-based compensation	26	18
Deferred taxes	46	(31)
Net (gain) loss on asset sales and other	2	(5)
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(369)	(509)
Right-of-use assets and liabilities (excluding depreciation)	(84)	(105)
Workforce rebalancing liabilities	6	(74)
Receivables	222	(55)
Accounts payable	(14)	3
Taxes (including items settled with former Parent in prior-year period)	12	106
Other assets and other liabilities	(224)	(43)
Net cash provided by (used in) operating activities	$104	$(161)

Cash flows from investing activities:
Payments for property and equipment and capitalized software	$(213)	$(227)
Proceeds from disposition of property and equipment	7	16
Other investing activities, net	(13)	—
Net cash used in investing activities	$(218)	$(211)

Cash flows from financing activities:
Debt repayments	$(28)	$(19)
Proceeds from issuance of debt, net of debt issuance costs	—	140
Net transfers from Parent	—	243
Common stock repurchases for tax withholdings	(13)	—
Net cash provided by (used in) financing activities	$(41)	$364

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(111)	$1
Net change in cash, cash equivalents and restricted cash	$(266)	$(7)

Cash, cash equivalents and restricted cash at April 1	$2,154	$50
Cash, cash equivalents and restricted cash at June 30	$1,888	$43

Supplemental data
Income taxes paid, net of refunds received	$8	$—
Interest paid on debt	$38	$—

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

(Unaudited)

	Common Stock and			Accumulated Other
	Additional		Net	Comprehensive			Non-
	Paid-In Capital		Parent	Income	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	(Loss)	Stock	Deficit	Interests	Equity
Equity - April 1, 2022	224.5	$4,315	$—	$(1,089)	$(4)	$(605)	$94	$2,711
Net income (loss)						(250)		(250)
Other comprehensive income (loss), net of tax				(264)				(264)
Common stock issued under employee plans	3.3	26						26
Purchases of treasury stock	(1.1)				(13)			(13)
Changes in non-controlling interests							1	1
Equity - June 30, 2022	226.7	$4,341	$—	$(1,353)	$(17)	$(855)	$95	$2,211

	Common Stock and			Accumulated Other
	Additional		Net	Comprehensive			Non-
	Paid-In Capital		Parent	Income	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	(Loss)	Stock	Deficit	Interests	Equity
Equity – April 1, 2021	—	$—	$6,027	$(1,182)	$—	$—	$57	$4,902
Net income (loss)			(389)					(389)
Other comprehensive income (loss), net of tax				21				21
Net transfers from Parent			402					402
Changes in non-controlling interests							(4)	(4)
Equity – June 30, 2021	—	$—	$6,040	$(1,161)	$—	$—	$53	$4,932

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Kyndryl Holdings, Inc. (“we”, “the Company” or “Kyndryl”) is a leading technology services company and the largest infrastructure services provider in the world, serving as a partner to more than 4,000 customers whose operations span over 100 countries. Prior to November 3, 2021, the Company was wholly owned by International Business Machines Corporation (“IBM”, “Parent” or “former Parent”).

In October 2021, the Board of Directors of IBM approved the spin-off (the “Separation” or the “Spin-off”) of the infrastructure services unit (the “Kyndryl Businesses”) of its Global Technology Services (“GTS”) segment through the distribution of shares of Kyndryl’s common stock to IBM stockholders. In conjunction with the Separation, Kyndryl underwent an internal reorganization following which it became the holder, directly or through its subsidiaries, of the Kyndryl Businesses. On November 3, 2021, the Separation was achieved through the Parent’s pro rata distribution of 80.1% of the shares of common stock of Kyndryl to holders of the Parent’s common stock as of the close of business on the record date of October 25, 2021. The Parent retained 19.9% of the shares of the Company’s common stock upon the Spin-off. The Parent’s stockholders of record received one share of the Company’s common stock for every five shares of the Parent’s common stock. On May 19, 2022, IBM disposed of 22.3 million shares of Kyndryl common stock, reducing IBM’s beneficial ownership of the Company’s common stock from 19.9% to 9.9%.

Basis of Presentation

Prior to the Separation on November 3, 2021 (the “pre-Separation periods”), our historical financial statements were prepared on a combined basis and were derived from the consolidated financial statements of IBM. For the period subsequent to November 3, 2021, the financial statements are presented on a consolidated basis as the Company became a standalone public company. Management believes the accompanying financial statements include all adjustments necessary to present fairly the Company’s financial position and its results of operations for all the periods presented. The financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the report on Form 8-K/A we filed with the U.S. Securities and Exchange Commission (“SEC”) on May 27, 2022 (the “8-K/A”) and our quarterly report for the three months ended March 31, 2022 filed on Form 10-QT.

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain items have been recast to conform to current-period presentation.

Principles of Consolidation

For the pre-Separation periods, the accompanying financial statements were derived from the consolidated financial statements and accounting records of the Parent as if the Company operated on a standalone basis during the periods presented and were prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

All significant intercompany transactions during the pre-Separation periods between Kyndryl and IBM have been included in the consolidated financial statements. Intercompany transactions between Kyndryl and IBM were considered to be effectively settled in the consolidated financial statements at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions is reflected as Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows and in the Consolidated Balance Sheet within Net Parent investment.

After the Separation on November 3, 2021, the Company’s consolidated financial statements are based on our reported results as a standalone company. All significant transactions and intercompany accounts between Kyndryl entities were eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts that are reported in the consolidated financial statements and accompanying disclosures. Estimates are used in determining the following, among others: revenue, costs to complete service contracts, income taxes, pension assumptions, valuation of assets including goodwill and intangible assets, the depreciable and amortizable lives of long-lived assets, loss contingencies, allowance for credit losses, deferred transition costs and other matters. Estimates were also used in determining the allocation of costs and expenses from IBM for the pre-Separation periods. These estimates are based on management’s knowledge of current events, historical experience and actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may be different from these estimates.

Transition Period

On January 27, 2022, the Board of Directors of Kyndryl approved a change to the fiscal year-end of the Company from December 31 to March 31. The Company’s 2023 fiscal year began on April 1, 2022 and will end on March 31, 2023. The Company filed a Transition Report on Form 10-QT for the period of January 1 to March 31, 2022 with the SEC on May 13, 2022.

NOTE 2. ACCOUNTING CHANGES

Standards Implemented

In October 2021, the Financial Accounting Standards Board (“FASB”) issued guidance (“Revenue Contracts with Customers Acquired in a Business Combination”) which requires that an acquirer recognize and measure contract assets and liabilities acquired in a business combination as if the acquirer had originated the contracts, in accordance with ASC 606, Revenue from Contracts with Customers. Deferred revenue acquired in a business combination is no longer required to be measured at its fair value, which had historically resulted in a deferred revenue impairment at the date of acquisition. The guidance is effective January 1, 2023, and early adoption is permitted. The Company has early adopted the guidance as of January 1, 2022. Our adoption did not materially affect our consolidated financial statements.

NOTE 3. REVENUE RECOGNITION

Disaggregation of Revenue

The Company views its segment results to be the best view of disaggregated revenue. Refer to Note 4 – Segments.

Remaining Performance Obligations

The remaining performance obligation (“RPO”) represents the aggregate amount of contractual deliverables yet to be recognized as revenue at the end of the reporting period. It is intended to be a statement of overall work under contract that has not yet been performed and does not include contracts in which the customer is not committed. The customer is not considered committed when it is able to terminate for convenience without payment of a substantive penalty. The RPO also includes estimates of variable consideration. Additionally, as a practical expedient, the Company does not include contracts that have an original duration of one year or less. RPO estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, periodic revalidations, adjustments for revenue that has not materialized and adjustments for currency.

At June 30, 2022, the aggregate amount of RPO related to customer contracts that are unsatisfied or partially unsatisfied was $43.6 billion. Approximately 57 percent of the amount is expected to be recognized as revenue in the subsequent two years, approximately 35 percent in the subsequent three through five years, and the balance thereafter.

During the three months ended June 30, 2022, revenue was increased by $1 million for performance obligations satisfied (or partially satisfied) in previous periods, mainly due to changes in estimates on contracts with cost-to-cost measures of progress.

Contract Balances

The following table provides information about accounts receivable, contract assets and deferred income balances:

	June 30,	March 31,
(Dollars in millions)	2022	2022
Accounts receivable (net of allowances of $34 at June 30, 2022 and $44 at March 31, 2022)*	$1,902	$2,271
Contract assets**	31	41
Deferred income (current)	774	882
Deferred income (noncurrent)	413	452

*Included unbilled receivable balances of $446 million at June 30, 2022 and $473 million at March 31, 2022.

**Included within prepaid expenses and other current assets in the Consolidated Balance Sheet.

The amount of revenue recognized during the three months ended June 30, 2022 that was included within the deferred income balance at March 31, 2022 was $246 million.

The following table provides roll-forwards of the accounts receivable allowance for expected credit losses for the three months ended June 30, 2022 and March 31, 2022:

	Three Months Ended	Three Months Ended
(Dollars in millions)	June 30, 2022	March 31, 2022
Beginning balance	$44	$44
Additions (releases)	(2)	6
Write-offs	(1)	(4)
Other*	(7)	(2)
Ending balance	$34	$44

*Primarily represents currency translation adjustments.

The contract assets allowance for expected credit losses was not material in any of the periods presented.

Major Clients

No single client represented more than 10 percent of the Company’s total revenue during the three months ended June 30, 2022 and 2021. Other than the former Parent (see Note 13 – Related-Party Transactions), no single client represented more than 10 percent of the Company’s total accounts receivable balance as of June 30, 2022 and March 31, 2022.

Deferred Costs

Costs to acquire and fulfill customer contracts are deferred and amortized over the contract period or expected customer relationship life. The expected customer relationship period is determined based on the average customer relationship period, including expected renewals, for each offering type and ranges from three to six years. For contracts with an estimated amortization period of less than one year, we elected the practical expedient to expense incremental costs immediately.

The following table provides amounts of capitalized costs to acquire and fulfill customer contracts at June 30, 2022 and March 31, 2022:

	June 30,	March 31,
(Dollars in millions)	2022	2022
Deferred transition costs	$894	$961
Prepaid software costs	753	806
Capitalized costs to fulfill contracts	296	302
Capitalized costs to obtain contracts	307	318
Total deferred costs *	$2,250	$2,387
*	Of the total deferred costs, $1,092 million was current and $1,158 million was noncurrent at June 30, 2022, and $1,143 million was current and $1,244 million was noncurrent at March 31, 2022.

The amount of total deferred costs amortized for the three months ended June 30, 2022, was $405 million, composed of $87 million of amortization of deferred transition costs, $206 million of amortization of prepaid software and $111 million of amortization of capitalized contract costs.

NOTE 4. SEGMENTS

Our reportable segments correspond to how the chief operating decision maker (“CODM”) reviews performance and allocates resources. Our four reportable segments consist of the following:

United States: This reportable segment is comprised of Kyndryl’s operations in the United States.

Japan: This reportable segment is comprised of Kyndryl’s operations in Japan.

Principal Markets: This reportable segment represents the aggregation of our operations in Australia / New Zealand, Canada, France, Germany, India, Italy, Spain / Portugal, and the United Kingdom / Ireland.

Strategic Markets: This reportable segment is comprised of our operations in all other countries in which we operate.

The measure of segment operating performance used by Kyndryl’s CODM is adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. The use of revenue and adjusted EBITDA aligns with how the CODM assesses performance and allocates resources for the Company’s segments. The Company has recast the prior-period results to reflect the change in segment structure that became effective in the fourth quarter of 2021. In addition, during the three months ended March 31, 2022, the Company updated certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates, which did not change the aggregate amount of segment adjusted EBITDA.

Our geographic markets frequently work together to sell and implement certain contracts. The economic environment and its effects on the industries served by our geographic markets affect revenues and operating expenses within our geographic markets to differing degrees. Currency fluctuations also tend to affect our geographic markets differently, depending on the geographic concentrations and locations of their businesses.

The following table reflects the results of the Company’s segments:

	Three Months Ended June 30,
(Dollars in millions)	2022	2021
Revenue
United States	$1,168	$1,210
Japan	634	747
Principal Markets	1,516	1,842
Strategic Markets	970	953
Total revenue	$4,288	$4,751
Segment adjusted EBITDA
United States	$200	$275
Japan	115	140
Principal Markets	100	71
Strategic Markets	96	133
Total segment adjusted EBITDA	$511	$620

The following table reconciles consolidated pretax income (loss) to segment adjusted EBITDA:

	Three Months Ended June 30,
(Dollars in millions)	2022	2021
Pretax income (loss)	$(205)	$(313)
Workforce rebalancing charges (benefits)	4	(11)
Transaction-related costs	103	173
Stock-based compensation expense	26	18
Interest expense	20	15
Depreciation expense	228	331
Amortization expense	308	351
Corporate expense not allocated to the segments	20	49
Other adjustments *	9	7
Segment adjusted EBITDA	$511	$620
*	Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs.

NOTE 5. TAXES

For the three months ended June 30, 2022, the Company’s effective tax rate was (22.1%), compared to (24.3%) for the three months ended June 30, 2021. The Company’s negative effective tax rates in 2022 and 2021 reflect a tax expense on a pretax book loss in both periods. For the period ended June 30, 2022, income taxes are computed using the estimated annual effective tax rate applicable to the fiscal year ending March 31, 2023. For the period ended June 30, 2021, income taxes have been calculated as if Kyndryl had filed income tax returns on a standalone basis, as our operations were historically included in certain tax returns filed by IBM.

The Company’s effective tax rate for the three months ended June 30, 2022, was lower than the Company’s statutory tax rate primarily due to taxes on foreign operations and the increase in valuation allowances in certain jurisdictions against deferred tax assets that are not more likely than not to be realized. For the period ended June 30, 2022, the additions to valuation allowance primarily relate to a partial valuation allowance established against certain deferred tax assets in the United States.

The Company’s effective tax rate for the three months ended June 30, 2021, was lower than the Company’s statutory tax rate primarily due to the geographic mix of pretax income and changes in valuation allowances.

NOTE 6. NET LOSS PER SHARE

We did not declare any stock dividends in the periods presented. The following tables provide the computation of basic and diluted earnings per share of common stock for the three months ended June 30, 2022 and 2021.

	Three Months Ended June 30,
(In millions, except per share amounts)	2022	2021
Net income (loss) on which basic and diluted earnings per share is calculated	$(250)	$(389)

Number of shares on which basic and diluted earnings per share is calculated	225.3	224.1

Basic earnings (loss) per share	$(1.11)	$(1.74)
Diluted earnings (loss) per share	(1.11)	(1.74)

Prior to the Separation, the Company did not have any publicly-traded common stock or equivalents issued and outstanding. Accordingly, the net loss per share for the three months ended June 30, 2021, is calculated based on the 224.1 million shares distributed on the Separation Date.

For the three months ended June 30, 2022, the Company's basic and diluted weighted-average shares outstanding were the same. The following securities were not included in the computation of diluted net loss per share because they would have been anti-dilutive:

(In millions)
Nonvested restricted stock units issued and outstanding	7.1
Market-conditioned performance awards	1.8
Stock options issued and outstanding	3.8
Total	12.6

NOTE 7. FINANCIAL ASSETS AND LIABILITIES

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies certain assets and liabilities based on the following fair value hierarchy:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date.
●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
●	Level 3 – Unobservable inputs for the asset or liability.

The level of an asset or liability within the fair value hierarchy is determined based on the lowest level of any input that is significant to the fair value measurement.

In determining the fair value of certain financial instruments, the Company considers certain market valuation adjustments to the “base valuations” using the methodologies described below for several parameters that market participants would consider in determining fair value:

●	Counterparty credit risk adjustments are applied to certain financial instruments, taking into account the actual credit risk of a counterparty as observed in the credit default swap market to determine the true fair value of such an instrument.

●	Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing certain liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s credit risk as observed in the credit default swap market.

Certain non-financial assets such as property, plant and equipment, operating right-of-use assets, land, goodwill and intangible assets are recorded at fair value or at cost, as appropriate, in the period they are initially recognized, and such fair value may be adjusted in subsequent periods if an event occurs or circumstances change that indicate that the asset may be impaired. The impairment models used for non-financial assets depend on the type of asset. The fair value measurements, in such instances, would be classified in Level 3 of the fair value hierarchy.

We perform a qualitative assessment of asset impairments on a periodic basis and recognize an impairment if there are sufficient indicators that the fair value is less than carrying value. There were no impairments of non-financial assets recognized for the three months ended June 30, 2022 and 2021.

Financial Assets and Liabilities Measured at Fair Value

The gross balances of derivative assets contained within prepaid expenses and other current assets in the Consolidated Balance Sheet was $29 million at June 30, 2022 and $9 million at March 31, 2022. The gross balances of derivative liabilities contained within other accrued expenses and liabilities, and other liabilities in the Consolidated Balance Sheet at June 30, 2022 and March 31, 2022 were $19 million and $2 million, respectively. The fair value of derivatives is the difference between the contractual forward price and the current available forward price for the residual maturity of the contract using observable market rates and is categorized as Level 2 in the fair value hierarchy.

The Company may enter into master netting agreements with certain counterparties that allow for netting of exposures in the event of default or breach. However, in the Consolidated Balance Sheet, the Company does not offset derivative assets against liabilities with counterparties in master netting arrangements by counterparty, and there was no derivative instruments activity impacted by master netting agreements at June 30, 2022 and March 31, 2022.

Financial Assets and Liabilities Not Measured at Fair Value

Accounts receivable are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt are financial liabilities with carrying values that approximate fair value. If measured at fair value in the consolidated financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy, except for short-term debt, which would be classified as Level 2.

The Company also has time deposits that have maturities of 90 days or less, and their carrying values approximate fair value. They are measured for impairment on a recurring basis by comparing their fair value with their amortized cost basis. There were no impairments of financial assets recognized for any of the periods presented. The balance of these time deposits with maturities of 90 days or less contained within cash and cash equivalents in the Consolidated Balance Sheet at June 30, 2022 and March 31, 2022 was $599 million and $972 million, respectively. If measured at fair value in the consolidated financial statements, time deposits with maturities of 90 days or less would be categorized as Level 2 in the fair value hierarchy.

The fair value of our outstanding debt (excluding finance lease obligations) is based on various methodologies, including quoted prices in active markets for identical debt instruments, which is a Level 1 measurement, and calculated fair value using an expected present value technique that uses rates currently available to the Company for debt in active markets with similar terms and remaining maturities, which is a Level 2 measurement. Our outstanding debt (excluding finance lease obligations) had a carrying value of $3.0 billion as of each of June 30, 2022 and March 31, 2022, and an estimated fair value of $2.5 billion and $2.7 billion as of June 30, 2022 and March 31, 2022, respectively, which consisted of quoted prices for identical debt instruments (Level 1) and expected present value calculated using observable inputs (Level 2).

Transfers of Financial Assets

The Company has entered into arrangements with third-party financial institutions to sell certain financial assets (primarily trade receivables) without recourse. The Company determined these are true sales, derecognized the carrying value of the financial asset transferred and recognized a net gain or loss on the sale. The proceeds from these arrangements are reflected as cash provided by operating activities in the Consolidated Statement of Cash Flows. Proceeds from receivables sold to third parties under this program were $613 million for the three months ended June 30, 2022. Prior to the Separation, the gross amount of the Company’s receivables sold to third parties and the financing division of our former Parent was $721 million for the three months ended June 30, 2021. The fees and the net gains and losses associated with the transfers of receivables were $8 million for the three months ended June 30, 2022 and immaterial for the three months ended June 30, 2021.

Derivative Financial Instruments

Foreign Exchange Risk

Anticipated Cost Transactions

The Company has foreign exchange derivative financial instruments designated as cash flow hedges to manage foreign currency risk. Changes in fair value of derivatives designated as cash flow hedges are recorded, net of applicable taxes, in other comprehensive income and subsequently reclassified into the same income statement line item as the hedged exposure when the underlying hedged item is recognized in earnings. The cash flows associated with derivatives designated as cash flow hedges are reported in cash flows from operating activities in the Consolidated Statement of Cash Flows. Through the pre-Separation periods, derivatives designated as cash flow hedges were deemed to be associated with the Company’s operations and were allocated to the Company’s Consolidated Income Statement based on its pro rata share of the underlying items hedged, where applicable, with the remainder allocated on a pro rata basis of revenue.

At June 30, 2022 and March 31, 2022, the total notional amount of forward contracts designated as cash flow hedges of forecasted foreign currency cost transactions was $278 million and $216 million, respectively. The notional amounts of derivative instruments do not necessarily represent the amounts exchanged by the Company with third parties and are not necessarily a direct measure of the financial exposure. The maximum remaining length of time over which the Company hedged its exposure is approximately one year. At June 30, 2022 and March 31, 2022, the weighted-average remaining maturity of these instruments was approximately 0.5 years.

At June 30, 2022, in connection with cash flow hedges of foreign currency cost transactions, the Company recorded net deferred losses of $3 million (before taxes) in accumulated other comprehensive income (“AOCI”). At March 31, 2022, in connection with cash flow hedges of foreign currency cost transactions, the Company recorded net deferred gains of $3 million (before taxes) in AOCI. The Company estimates that $3 million (before taxes) of deferred net losses on derivatives in AOCI at June 30, 2022 will be reclassified to net income within the next twelve months, providing an offsetting economic impact against the underlying anticipated transactions.

Subsidiary Cash and Foreign Currency Asset / Liability Management

The Company uses global treasury centers to manage the cash of its subsidiaries. These centers principally use currency swaps to convert cash flows in a cost-effective manner. Changes in fair value of derivatives not designated as hedges are reported in earnings in other (income) and expense. Cash flows from derivatives not designated as hedges are reported in cash flows from investing activities in the Consolidated Statement of Cash Flows. The terms of these swap contracts are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are generally offsetting and are recorded in other (income) and expense in the Consolidated Income Statement. At June 30, 2022 and March 31, 2022, the total notional amount of derivative instruments in economic hedges of foreign currency exposure was $1.3 billion and $945 million, respectively.

The Effect of Derivative Instruments in the Consolidated Income Statement

The total amounts of income and expense line items presented in the Consolidated Income Statement in which the effects of cash flow hedges and derivatives not designated as hedging instruments are recorded, and the total effect of hedge activity on these income and expense line items are as follows:

			Gains (Losses) from
(Dollars in millions)	Total		Hedge Activity
For the three months ended June 30:	2022	2021	2022	2021
Cost of services	$3,677	$4,162	$1	$—
Selling, general and administrative expenses	694	714	—	—
Other expense (income)	(3)	11	(2)	—

	Gain (Loss) Recognized in Consolidated Income Statement
(Dollars in millions)	Consolidated	Recognized on		Attributable to Risk
For the three months	Income Statement	Derivatives		Being Hedged
ended June 30:	Line Item	2022	2021	2022	2021
Derivative instruments not designated as hedging instruments:
Foreign exchange contracts	Other expense (income)	$(2)	$—	NA	NA
Total		$(2)	$—	$—	$—

	Gain (Loss) Recognized in Consolidated Income Statement and Other Comprehensive Income
(Dollars in millions)	Recognized		Consolidated	Reclassified
For the three months	in OCI		Income Statement	from AOCI
ended June 30:	2022	2021	Line Item	2022	2021
Derivative instruments in cash flow hedges:
Foreign exchange contracts	$(5)	$—	Cost of services	$1	$—
			Selling, general and administrative expenses		—
			Other expense (income)		—
Total	$(5)	$—		$1	$—

NA — not applicable

For the three months ended June 30, 2022 and 2021, there were no gains or losses excluded from the assessment of hedge effectiveness for cash flow hedges, or associated with an underlying exposure that did not or was not expected to occur, nor are there any anticipated in the normal course of business.

Prior to the third quarter of 2021, Kyndryl did not independently execute derivative financial instruments to manage its foreign currency risk and instead participated in a centralized foreign currency hedging program administered by IBM. The hedging activity allocated to Kyndryl was for the former Parent’s forecasted currency exposures. In the third quarter of 2021, we began to execute trades to hedge the Company’s foreign exchange exposures.

NOTE 8. INTANGIBLE ASSETS INCLUDING GOODWILL

Business Combinations

On February 1, 2022, the Company completed two business combinations, consisting of an immaterial acquisition in our Strategic Markets segment and a transfer of a majority interest (51%) of a managed infrastructure services joint venture in Japan (the “Exa transaction”) from our former Parent that could not be completed prior to the Separation due to local regulatory approvals. The non-controlling interest acquired in the Exa transaction represents the fair value of the joint venture prorated by the non-controlling shareholder’s percentage of ownership (49%). The Company closed the Exa transaction for consideration of $48 million, net of cash acquired of $59 million. Acquisition costs associated with these two acquisitions were immaterial and expensed as incurred. The Exa transaction enabled us to seamlessly continue our relationships with certain key customers in Japan. The purchase price allocation for the business combinations is preliminary, and there may be changes in the allocation of consideration to assets acquired and liabilities assumed, including intangible assets and goodwill, for up to twelve months from the acquisition closing dates.

The following table summarizes total consideration transferred, fair value of net assets acquired, net liabilities assumed and goodwill for the Exa transaction:

March 31,
(Dollars in millions)	2022
Cash consideration	$107
Non-controlling interest	102
Total enterprise value	$209

Cash acquired	$59
Net liabilities assumed, excluding cash	(16)
Deferred tax liabilities arising from acquired intangibles	(32)
Intangible assets *	107
Goodwill	91
Total purchase price allocation	$209

*Intangible assets acquired consists of $16 million of patents and trademarks and $91 million of customer relationships.

Intangible Assets

The following tables present the Company’s intangible asset balances by major asset class.

	At June 30, 2022			At March 31, 2022
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
(Dollars in millions)	Amount	Amortization	Amount	Amount	Amortization	Amount
Capitalized software	$39	$(15)	$23	$16	$(16)	$1
Customer relationships	229	(113)	116	229	(100)	129
Completed technology	20	(20)	—	20	(20)	—
Patents and trademarks	18	(3)	15	18	(2)	16
Total	$306	$(151)	$154	$283	$(138)	$145

The net carrying amount of intangible assets increased by $9 million during the three months ended June 30, 2022, primarily due to additions in capitalized software, partially offset by previously acquired intangible assets. The aggregate intangible asset amortization expense was $14 million and $9 million for the three months ended June 30, 2022 and 2021, respectively.

The future amortization expense relating to intangible assets currently recorded in the Consolidated Balance Sheet was estimated to be the following at June 30, 2022:

	Capitalized	Customer	Patents and
(Dollars in millions)	Software	Relationships	Trademarks	Total
Year ending March 31:
2023 (remaining nine months)	$3	$27	$2	$33
2024	6	28	3	37
2025	5	23	3	32
2026	4	19	3	27
2027	3	16	3	22
Thereafter	2	2	—	4

Goodwill

The changes in the goodwill balances by segment for the three months ended June 30, 2022 were as follows:

		Additions and
(Dollars in millions)	Balance at	Other	Balance at
Segment	March 31, 2022	Adjustments	June 30, 2022
United States	$—	$—	$—
Japan	506	(8)	498
Principal Markets	142	—	142
Strategic Markets	176	—	176
Total	$823	$(8)	$815

There were no goodwill impairment losses recorded for the three months ended June 30, 2022 and 2021. We review goodwill for impairment annually during the fourth quarter of the fiscal year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable by first assessing qualitative factors to determine if it is more likely than not that fair value is less than carrying value. Cumulatively, the Company has recorded $469 million in goodwill impairment charges within its former EMEA ($293 million) and current United States ($176 million) reporting units.

NOTE 9. BORROWINGS

Debt

The following table presents the components of our debt:

			June 30,	March 31,
(Dollars in millions)	Interest Rate	Maturity	2022	2022
Unsecured floating-rate term loan	2.24%*	November 2024	$500	$500
Commercial loan agreement	3.00%	July 2026	116	123
Unsecured senior notes due 2026	2.05%	October 2026	700	700
Unsecured senior notes due 2028	2.70%	October 2028	500	500
Unsecured senior notes due 2031	3.15%	October 2031	650	650
Unsecured senior notes due 2041	4.10%	October 2041	550	550
Finance lease obligations**	1.85%	2022-2027	204	219
			$3,219	$3,242
Less: Unamortized discount			5	5
Less: Unamortized debt issuance costs			14	15
Less: Current maturities of long-term debt			93	96
Total long-term debt			$3,107	$3,127

*Floating rate calculated as of June 30, 2022, using a rate equal to one-month U.S. dollar LIBOR plus 1.125%.

**Finance lease obligations presented using the weighted-average interest rate and calendar-year maturity dates.

Contractual obligations of long-term debt outstanding at June 30, 2022, exclusive of finance lease obligations, are as follows:

(Dollars in millions)*	Principal
Year ending March 31:
2023 (remaining nine months)	$20
2024	28
2025	529
2026	29
2027	710
Thereafter	1,700
Total	$3,016

*Contractual obligations approximate scheduled repayments.

Revolving Credit Agreement

In October 2021, we entered into a $3.15 billion multi-currency revolving credit agreement (the “Revolving Credit Agreement”) for our future liquidity needs.

The Revolving Credit Agreement expires, unless extended, in October 2026. Interest rates on borrowings under the Revolving Credit Agreements are based on prevailing market interest rates, plus a margin, as further described in the Revolving Credit Agreement. The total expense recorded by the Company for the Revolving Credit Agreement was not material in any of the periods presented.

We may voluntarily prepay borrowings under the Revolving Credit Agreement without premium or penalty, subject to customary “breakage” costs. The Revolving Credit Agreement includes certain customary mandatory prepayment provisions.

Interest on Debt

Interest expense for the three months ended June 30, 2022 and 2021 was $20 million and $15 million, respectively. Most of the interest for the pre-Separation period presented in the historical Consolidated Income Statement reflects the allocation of interest expense associated with debt issued by IBM for which a portion of the proceeds benefited Kyndryl.

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company guarantees certain loans and financial commitments. The maximum potential future payment under these financial guarantees and the fair value of these guarantees recognized in the Consolidated Balance Sheet at June 30, 2022 and March 31, 2022 were not material. Additionally, the Company has contractual commitments that are noncancellable with certain software and cloud partners to provide services to its customers. During the three months ended June 30, 2022, there were no significant changes to such contractual commitments as presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Annual Report”), as revised and updated by the 8-K/A.

As a company with approximately 90,000 employees and with clients around the world, Kyndryl is subject to, or could become subject to, either as plaintiff or defendant, a variety of contingencies, including claims, demands and suits, investigations, tax matters and proceedings that arise from time to time in the ordinary course of its business. Given the rapidly evolving external landscape of cybersecurity, privacy and data protection laws, regulations and threat actors, the Company or its clients could become subject to actions or proceedings in various jurisdictions. Also, as is typical for companies of Kyndryl’s scope and scale, the Company is subject to, or could become subject to, actions and proceedings in various jurisdictions involving a wide range of labor and employment issues (including matters related to contested employment decisions, country-specific labor and employment laws, and the Company’s benefit plans), as well as actions with respect to contracts, securities, foreign operations, competition law and environmental matters. These actions may be commenced by a number of different parties, including competitors, clients, employees, government and regulatory agencies, stockholders and representatives of the locations in which the Company does business. Some of the actions to which the Company is, or may become, party may involve particularly complex technical issues, and some actions may raise novel questions under the laws of the various jurisdictions in which these matters arise. Additionally, the Company is, or may be, a party to agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters.

The Company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In accordance with the relevant accounting guidance, the Company provides disclosures of matters for which the likelihood of material loss is at least reasonably possible. In addition, the Company may also disclose matters based on its consideration of other matters and qualitative factors, including the experience of other companies in the industry, and investor, customer and employee relations considerations.

The Company reviews claims, suits, investigations and proceedings at least quarterly, and decisions are made with respect to recording or adjusting provisions and disclosing reasonably possible losses or range of losses (individually or in the aggregate) to reflect the impact and status of settlement discussions, discovery, procedural and substantive rulings, reviews by counsel and other information pertinent to a particular matter.

Whether any losses, damages or remedies finally determined in any claim, suit, investigation or proceeding could reasonably have a material effect on the Company’s business, financial condition, results of operations or cash flows will depend on a number of variables, including the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have in the consolidated financial statements; and the unique facts and circumstances of the particular matter that may give rise to additional factors. While the Company will continue to defend itself vigorously, it is possible that the Company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

In July 2017, BMC Software, Inc. (“BMC”) filed suit against IBM in the U.S. Court for the Southern District of Texas in a dispute involving various aspects of IBM’s business, including its managed infrastructure business. BMC alleged IBM’s removal of BMC software from one of its client’s sites at the client’s request constituted breach of contract, fraudulent inducement and trade secret misappropriation. In May 2022, the trial court entered a judgment against IBM and awarded BMC $717 million in direct damages and $717 million in punitive damages, plus interest. IBM has filed a motion to amend the judgment and has publicly stated that it plans to appeal the judgment and intends to seek a complete reversal on appeal. IBM may seek an indemnity from the Company in connection with this matter. Until there is a final and conclusive judgment in the case after all appeals and proceedings are concluded, until the amount of any applicable insurance is determined, and until a definitive assessment of Kyndryl’s indemnity obligations (if any) occurs, which in the aggregate will likely take several years, the amount of indemnity obligation (if any) that the Company may owe to IBM is indeterminate.

Separately, certain contractual disputes have arisen between Kyndryl and IBM. IBM has commenced arbitration proceedings related to certain of these matters, and Kyndryl has notified IBM of items that Kyndryl disputes. Kyndryl intends to vigorously pursue its interests and defenses in these matters, including asserting its own claims in arbitration if necessary.

NOTE 11. EQUITY

The following table presents reclassifications and taxes related to items of other comprehensive income (loss) for the three months ended June 30, 2022 and 2021:

	Pretax	Tax (Expense)	Net of Tax
(Dollars in millions)	Amount	Benefit	Amount
For the three months ended June 30, 2022:
Foreign currency translation adjustments	$(267)	$—	$(267)
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) arising during the period	(5)	2	(3)
Reclassification of (gains) losses to net income	(1)	—	(1)
Total unrealized gains (losses) on cash flow hedges	$(6)	$2	$(4)
Retirement-related benefit plans*:
Amortization of net (gains) losses	$10	$(3)	$7
Total retirement-related benefit plans	$10	$(3)	$7
Other comprehensive income (loss)	$(263)	$(1)	$(264)

For the three months ended June 30, 2021:
Foreign currency translation adjustments	$17	$—	$17
Retirement-related benefit plans*:
Net (losses) gains arising during the period	$(5)	$2	$(3)
Amortization of net (gains) losses	10	(3)	7
Total retirement-related benefit plans	$5	$(1)	$4
Other comprehensive income (loss)	$22	$(1)	$21
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 12 – Retirement-Related Benefits for additional information.

The following table presents the components of accumulated other comprehensive income (loss), net of taxes:

	Net Unrealized	Foreign	Net Change	Accumulated
	Gain (Losses)	Currency	Retirement-	Other
	on Cash	Translation	Related	Comprehensive
(Dollars in millions)	Flow Hedges	Adjustments*	Benefit Plans	Income (Loss)
April 1, 2022	$3	$(735)	$(357)	$(1,089)
Other comprehensive income (loss)**	(4)	(267)	7	(264)
June 30, 2022	$(1)	$(1,002)	$(350)	$(1,353)

April 1, 2021	$—	$(974)	$(208)	$(1,182)
Other comprehensive income (loss)**	—	17	4	21
June 30, 2021	$—	$(957)	$(204)	$(1,161)

*Foreign currency translation adjustments are presented gross.

**No amounts were reclassified from accumulated other comprehensive income.

NOTE 12. RETIREMENT-RELATED BENEFITS

The following table presents the components of net periodic benefit cost for the retirement-related benefit plans recognized in the Consolidated Income Statement, excluding defined contribution plans, for the three months ended June 30, 2022 and 2021.

(Dollars in millions)	Defined Benefit Pension Plans		Nonpension Postretirement Benefit Plans
For the three months ended June 30:	2022	2021	2022	2021
Service cost	$12	$23	$—	$1
Interest cost(1)	9	2	—	—
Expected return on plan assets(1)	(11)	(6)	—	—
Recognized actuarial losses (gains)(1)	10	10	—	—
Multi-employer plans and other costs(2)	1	2	—	—
Net periodic benefit cost	$22	$31	$—	$1
(1)	These components of net periodic benefit cost are included in other expense (income) in the Consolidated Income Statement.
(2)

Multi-employer plan costs represent required contributions for the period to multi-employer plans, which are plans sponsored by third parties. The Company recognizes expense in connection with multi-employer plans as operating costs as contributions are funded.

The Company estimates contributions to its defined benefit pension plans, multi-employer plans and nonpension postretirement benefit plans for fiscal year 2023 to be approximately $27 million. These amounts generally represent legally mandated minimum contributions. During the three months ended June 30, 2022, Company contributions paid to the defined benefit pension plans, multi-employer plans and nonpension postretirement benefit plans were $3 million.

NOTE 13. RELATED-PARTY TRANSACTIONS

Related-Party Revenue and Purchases

Kyndryl provides various services to IBM, including those related to hosting data centers and servicing IBM’s information technology infrastructure, which are reported as revenue in the Company’s Consolidated Income Statement. Revenue generated from these services was $205 million and $146 million for the three months ended June 30, 2022 and 2021, respectively.

Kyndryl utilizes various IBM products and services, recognized as costs of services, in the fulfillment of services contracts. Total cost of services recognized from these related-party transactions in the Company’s Consolidated Income Statement was $961 million and $906 million for the three months ended June 30, 2022 and 2021, respectively. Related-party cost of $961 million for the current quarter includes outsourcing goods and services provided by the former Parent to Kyndryl’s customers post-Separation. Related-party cost of $906 million for the quarter ended June 30, 2021, were related to pre-Separation services, including costs incurred by Kyndryl to provide services to the former Parent for networking and IT services of $116 million; costs for the usage of IBM-branded software allocated to Kyndryl by the former Parent of $681 million; and depreciation charges related to IBM hardware allocated to Kyndryl of $109 million.

Capital expenditures for purchases of IBM hardware were reflected as payments for property and equipment within the investing section of the Company’s Consolidated Statement of Cash Flows in the amounts of $61 million and $131 million for the three months ended June 30, 2022 and 2021, respectively. Additionally, as part of the Separation, IBM has committed to provide Kyndryl, at no cost, approximately $265 million of upgraded hardware over a two-year period. The amounts committed by IBM are reflected within other assets (noncurrent) within the Consolidated Balance Sheet at June 30, 2022. The expected average useful life of the upgraded hardware is approximately five years, and the Company intends to recognize total depreciation approximating $265 million over the useful life, consistent with our depreciation policy.

Related Party Agreements

On November 2, 2021, in connection with the Separation, the Company entered into several agreements with IBM that govern the relationship of the parties following the Separation. Such agreements were described in our 2021 Annual Report.

Allocation of Corporate Expenses

Post-Separation, general corporate expenses from IBM were no longer allocated to Kyndryl; therefore, no related amounts were reflected on the Company’s financial statements for the three months ended June 30, 2022.

Prior to the Separation, IBM allocated certain general corporate expenses that would have been incurred by Kyndryl had it been a separate, standalone company. These allocated general corporate expenses from IBM were recorded in the historical Consolidated Income Statement, Consolidated Statement of Comprehensive Income (Loss) and Consolidated Statement of Cash Flows. Allocations for management costs and corporate support services provided to Kyndryl for the three months ended June 30, 2021 totaled $331 million, consisting of $2 million of allocated other (income) and expense, $15 million of allocated interest expense and $313 million of allocated selling, general and administrative expense, which primarily represents expenses for corporate functions including, but not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology and other shared services. All such amounts have been deemed to have been incurred and settled by Kyndryl through Net Parent investment in the period in which the costs were recorded. These costs were allocated based on direct usage as applicable, with the remainder allocated on a pro-rata basis of gross profit, headcount, assets or other measures.

Net Parent Investment

As a result of the Separation, Net Parent investment in the Consolidated Balance Sheet and Consolidated Statement of Equity was fully settled on November 3, 2021. As such, there was no balance in Net Parent investment at March 31, 2022, and there was no activity within the account during the three months ended June 30, 2022.

Prior to the Separation, Net Parent investment in the historical Balance Sheet and Statement of Equity represented IBM’s historical investment in Kyndryl, the net effect of transactions with and allocations from IBM, and Kyndryl’s accumulated earnings. The Net Parent investment balance at June 30, 2021 was $6 billion. The amount of transfer activities from Parent recorded within Net Parent investment during the three months ended June 30, 2021 was $402 million, which included cash pooling and general financing activities, allocation of IBM’s corporate expenses, related party sales and purchases, related party intangible asset fees and income taxes. During the three months ended June 30, 2021, there were $159 million of non-cash transfers from Parent, including income taxes, allocation of Parent’s stock-based compensation, depreciation and other non-cash items. This resulted in a net transfer from Parent of $243 million on the historical Statement of Cash Flows.

Change in Beneficial Ownership

In May 2022, IBM disposed of 22.3 million shares of Kyndryl common stock, reducing IBM’s beneficial ownership of the Company’s common stock from 19.9% to 9.9%.

Lease Guarantees

Kyndryl has 64 lease agreements with third parties with an estimated aggregate lease liability of $142 million that are guaranteed by IBM as of June 30, 2022.

NOTE 14. REVISION OF PRIOR-PERIOD FINANCIAL STATEMENTS

During the three months ended March 31, 2022, the Company identified and corrected an $87 million over-accrual in its accrued contract costs balance that related to a majority-owned, consolidated joint venture in our Principal Markets segment. This over-accrual was predominantly built up over the pre-Separation periods of January 1, 2012, to November 3, 2021, resulting in overstatements of cost of services and accrued contract costs, and corresponding understatements of pretax and net income. The Company concluded that such impacts were not material to any prior annual or interim period. The Company further determined that the correction of the over-accrual within the transition period ended March 31, 2022 would be significant to the three-month results.

As a result, we recorded an immaterial revision to portions of our 2021 Annual Report (see the Form 8-K/A) and are recording immaterial revisions to prior interim periods in this Quarterly Report as well as our subsequent Quarterly Reports on Form 10-Q.

A summary of the impact of the revision to the accompanying prior-period consolidated financial statements is presented in the tables below.

	Three Months Ended June 30, 2021
Consolidated Income Statement (Dollars in millions)	As Previously Reported	Adjustments	As Revised
Cost of services	$4,167	$(5)	$4,162
Total costs and expenses	5,070	(5)	5,065
Income (loss) before income taxes	(319)	5	(313)
Provision for income taxes	74	1	76
Net income (loss)	(393)	4	(389)

	Three Months Ended June 30, 2021
Consolidated Statement of Comprehensive Income (Loss) (Dollars in millions)	As Previously Reported	Adjustments	As Revised
Net income (loss)	$(393)	$4	$(389)
Foreign currency translation adjustments	19	(2)	17
Other comprehensive income (loss), before tax	24	(2)	22
Other comprehensive income (loss), net of tax	23	(2)	21
Total comprehensive income (loss)	(370)	2	(368)

	At June 30, 2021
Consolidated Balance Sheet (Dollars in millions)	As Previously Reported	Adjustments	As Revised
Accrued contract costs	$489	$(76)	$413
Total current liabilities	3,752	(76)	3,676
Other liabilities	278	19	297
Total liabilities	6,190	(57)	6,134
Net Parent investment	5,985	55	6,040
Accumulated other comprehensive income/(loss)	(1,163)	2	(1,161)
Total Net Parent investment	4,822	57	4,879
Total equity	4,875	57	4,932

	Three Months Ended June 30, 2021
Consolidated Statement of Cash Flows (Dollars in millions)	As Previously Reported	Adjustments	As Revised
Cash flows from operating activities:
Net income (loss)	$(393)	$4	$(389)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Taxes (including items settled with Parent)	105	1	106
Other assets and other liabilities	(38)	(5)	(43)

	At June 30, 2021
Consolidated Statement of Equity (Dollars in millions)	As Previously Reported	Adjustments	As Revised
Net Parent investment	$5,985	$55	$6,040
Accumulated other comprehensive income/(loss)	(1,163)	2	(1,161)
Total Net Parent investment	4,822	57	4,879
Total equity	4,875	57	4,932

KYNDRYL HOLDINGS, INC.
CONSOLIDATED INCOME STATEMENT
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues *	$4,431	$4,771

Cost of services **	$3,824	$4,318
Selling, general and administrative expenses	690	714
Workforce rebalancing charges	—	52
Transaction-related costs	58	55
Interest expense	21	14
Other expenses	27	22
Total costs and expenses	$4,620	$5,175

Income (loss) before income taxes	$(189)	$(403)
Provision for income taxes	$40	$91
Net income (loss)	$(229)	$(494)

Basic earnings (loss) per share	$(1.02)	$(2.20)
Diluted earnings (loss) per share	$(1.02)	$(2.20)

Weighted-average basic shares outstanding	224.4	224.1
Weighted-average diluted shares outstanding	224.4	224.1
*	Including related-party revenue of $236 and $154 for the three months ended March 31, 2022 and 2021, respectively
**	Including related-party cost of services of $924 and $1,006 for the three months ended March 31, 2022 and 2021, respectively

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME (LOSS)

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net income (loss)	$(229)	$(494)
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	(51)	(96)
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) arising during the period	1	—
Reclassification of (gains) losses to net income	(1)	—
Total unrealized gains (losses) on cash flow hedges	—	—
Retirement-related benefit plans:
Net gains (losses) arising during the period	136	5
Amortization of prior service (credits) costs	4	—
Amortization of net (gains) losses	16	10
Total retirement-related benefit plans	156	16
Other comprehensive income (loss), before tax	105	(81)
Income tax (expense) benefit related to items of other comprehensive income (loss)	(50)	(5)
Other comprehensive income (loss), net of tax	54	(86)
Total comprehensive income (loss)	$(175)	$(580)

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED BALANCE SHEET

(In millions, except per share amount)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$2,134	$2,223
Restricted cash	20	17
Accounts receivable (net of allowances of $44 in 2022 and $44 in 2021)*	2,271	2,279
Deferred costs (current portion)	1,143	920
Prepaid expenses and other current assets	525	337
Total current assets	$6,092	$5,777

Property and equipment, net	$2,834	$2,923
Operating right-of-use assets, net	1,312	1,361
Deferred costs (noncurrent portion)	1,244	1,265
Deferred taxes	555	675
Goodwill	823	732
Intangible assets, net	145	36
Pension assets	61	58
Other noncurrent assets	375	385
Total assets	$13,442	$13,213

Liabilities:
Current liabilities:
Accounts payable**	$1,555	$1,140
Value-added tax and income tax liabilities	284	357
Short-term debt	96	105
Accrued compensation and benefits	509	381
Deferred income (current portion)	882	872
Operating lease liabilities (current portion)	374	360
Accrued contract costs	676	498
Other accrued expenses and liabilities	682	744
Total current liabilities	$5,058	$4,457

Long-term debt	$3,127	$3,128
Retirement and nonpension postretirement benefit obligations	716	856
Deferred income (noncurrent portion)	452	475
Operating lease liabilities (noncurrent portion)	928	1,007
Other noncurrent liabilities	449	522
Total liabilities	$10,730	$10,446
Commitments and contingencies

Equity:
Stockholders’ equity
Common stock, par value $0.01 per share, and additional paid-in capital (shares authorized: 1,000.0; shares issued: 2022 – 224.5, 2021 – 224.2)	$4,315	$4,284
Accumulated deficit	(605)	(375)
Treasury stock, at cost (shares: 2022 – 0.2, 2021 – 0.0)	(4)	(1)
Accumulated other comprehensive income (loss)	(1,089)	(1,143)
Total stockholders’ equity before non-controlling interests	$2,618	$2,765
Non-controlling interests	94	3
Total equity	$2,711	$2,767
Total liabilities and equity	$13,442	$13,213

* Including related-party accounts receivable of $343 and $373 at March 31, 2022 and December 31, 2021, respectively

**	Including related-party accounts payable of $806 and $733 at March 31, 2022 and December 31, 2021, respectively

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$(229)	$(494)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization
Depreciation of property and equipment	246	339
Depreciation of right-of-use assets	103	99
Amortization of transition costs and prepaid software	319	323
Amortization of capitalized contract costs	136	160
Amortization of intangible assets	7	7
Stock-based compensation	31	16
Deferred taxes	(10)	17
Net (gain) loss on asset sales and other	12	(1)
Change in operating assets and liabilities:
Deferred costs (excluding amortization)	(672)	(548)
Right-of-use assets and liabilities (excluding depreciation)	(117)	(118)
Workforce rebalancing liabilities	(73)	(138)
Receivables	(31)	(138)
Accounts payable	384	(99)
Taxes (including items settled with former Parent in prior-year period)	(66)	74
Other assets and other liabilities	151	172
Net cash provided by (used in) operating activities	$189	$(328)

Cash flows from investing activities:
Payments for property and equipment	$(180)	$(180)
Proceeds from disposition of property and equipment	9	93
Other investing activities, net	(53)	(13)
Net cash used in investing activities	$(225)	$(100)

Cash flows from financing activities:
Debt repayments	$(28)	$(17)
Net transfers from Parent	—	460
Short-term borrowings (repayments), net	(2)	—
Common stock repurchases for tax withholdings	(3)	—
Other financing activities, net	(10)	—
Net cash provided by (used in) financing activities	$(43)	$443

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(7)	$(3)
Net change in cash, cash equivalents and restricted cash	$(86)	$13

Cash, cash equivalents and restricted cash at January 1	$2,240	$38
Cash, cash equivalents and restricted cash at March 31	$2,154	$50

Supplemental data
Income taxes paid, net of refunds received	$47	$—
Interest paid on debt	$3	$—

The accompanying notes are an integral part of the financial statements.

KYNDRYL HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EQUITY

(In millions)

(Unaudited)

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity - January 1, 2022	224.2	$4,284	$—	$(1,143)	$(1)	$(375)	$3	$2,767
Net income (loss)						(229)		(229)
Other comprehensive income (loss), net of tax				54				54
Common stock issued under employee plans	0.5	31						31
Purchases of treasury stock	(0.2)				(3)			(3)
Changes in non-controlling interests							91	91
Equity - March 31, 2022	224.5	$4,315	$—	$(1,089)	$(4)	$(605)	$94	$2,711

	Common Stock and			Accumulated
	Additional		Net	Other			Non-
	Paid-In Capital		Parent	Comprehensive	Treasury	Accumulated	Controlling	Total
	Shares	Amount	Investment	Income (Loss)	Stock	Deficit	Interests	Equity
Equity – January 1, 2021	—	$—	$6,023	$(1,096)	$—	$—	$58	$4,985
Net income (loss)			(494)					(494)
Other comprehensive income (loss), net of tax				(86)				(86)
Net transfers from Parent			498					498
Changes in non-controlling interests							(1)	(1)
Equity – March 31, 2021	—	$—	$6,027	$(1,182)	$—	$—	$57	$4,902

The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SIGNIFICANT ACCOUNTING POLICIES

Description of Business

Kyndryl Holdings, Inc. (“we”, “the Company” or “Kyndryl”) is a leading technology services company and the largest infrastructure services provider in the world, serving as a partner to more than 4,000 customers whose operations span over 100 countries. Prior to November 3, 2021, the Company was wholly owned by International Business Machines Corporation (“IBM”, “Parent” or “former Parent”).

In October 2021, the Board of Directors of IBM approved the spin-off (the “Separation” or the “Spin-off”) of the infrastructure services unit (the “Kyndryl Businesses”) of its Global Technology Services (“GTS”) segment through the distribution of shares of Kyndryl’s common stock to IBM stockholders. In conjunction with the Distribution, Kyndryl underwent an internal reorganization following which it became the holder, directly or through its subsidiaries, of the Kyndryl Businesses. On November 3, 2021, the Separation was achieved through the Parent’s pro rata distribution of 80.1% of the shares of common stock of Kyndryl to holders of the Parent’s common stock as of the close of business on the record date of October 25, 2021. The Parent retained 19.9% of the shares of the Company’s common stock. The Parent’s stockholders of record received one share of the Company’s common stock for every five shares of the Parent’s common stock.

Basis of Presentation

Prior to the Separation on November 3, 2021 (the “pre-Separation periods”), our historical financial statements were prepared on a combined basis and were derived from the consolidated financial statements of IBM. For the period subsequent to November 3, 2021, the financial statements are presented on a consolidated basis as the Company became a standalone public company. Management believes the accompanying financial statements include all adjustments necessary to present fairly the Company’s financial position as of March 31, 2022, and December 31, 2021, and its results of operations for the three months ended March 31, 2022 and 2021. The financial statements for historical periods were derived from the Company’s audited annual consolidated financial statements but do not contain all of the footnote disclosures from the annual financial statements. The financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in our Form 10-K for the fiscal year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (“SEC”) on March 10, 2022 (our “2021 Annual Report”).

Within the financial statements and tables presented, certain columns and rows may not add due to the use of rounded numbers for disclosure purposes. Percentages presented are calculated from the underlying whole-dollar amounts. Certain items have been recast to conform to current-period presentation.

Principles of Consolidation

For the pre-Separation periods, the accompanying financial statements were derived from the consolidated financial statements and accounting records of the Parent as if the Company operated on a standalone basis during the periods presented and were prepared in accordance with Generally Accepted Accounting Principles in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

All significant intercompany transactions during the pre-Separation periods between Kyndryl and IBM have been included in the consolidated financial statements. Intercompany transactions between Kyndryl and IBM were considered to be effectively settled in the consolidated financial statements at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions is reflected as Net transfers from Parent in the financing activities section in the Consolidated Statement of Cash Flows and in the Consolidated Balance Sheet within Net Parent investment.

After the Separation on November 3, 2021, the Company’s consolidated financial statements are based on our reported results as a standalone company. All significant transactions and accounts within Kyndryl were eliminated.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts that are reported in the consolidated financial statements and accompanying disclosures. Estimates are used in determining the following, among others: revenue, costs to complete service contracts, income taxes, pension assumptions, valuation of assets including goodwill and intangible assets, the depreciable and amortizable lives of long-lived assets, loss contingencies, allowance for credit losses, deferred transition costs and other matters. Estimates were also used in determining the allocation of costs and expenses from IBM for the pre-Separation periods. These estimates are based on management’s knowledge of current events, historical experience and actions that the Company may undertake in the future and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may be different from these estimates.

Transition Period

On January 27, 2022, the Board of Directors of Kyndryl approved a change to the fiscal year-end of the Company from December 31 to March 31. This is our transition report for the period from January 1, 2022, to March 31, 2022. The Company’s 2023 fiscal year began on April 1, 2022, and will end on March 31, 2023.

NOTE 2. ACCOUNTING CHANGES

Standards Implemented

In October 2021, the Financial Accounting Standards Board (“FASB”) issued guidance (“Revenue Contracts with Customers Acquired in a Business Combination”) which requires that an acquirer recognize and measure contract assets and liabilities acquired in a business combination as if the acquirer had originated the contracts, in accordance with ASC 606, Revenue from Contracts with Customers. Deferred revenue acquired in a business combination is no longer required to be measured at its fair value, which had historically resulted in a deferred revenue impairment at the date of acquisition. The guidance is effective January 1, 2023, and early adoption is permitted. The Company has early adopted the guidance as of January 1, 2022. Our adoption did not materially affect our consolidated financial statements.

NOTE 3. REVENUE RECOGNITION

Disaggregation of Revenue

The Company views its segment results to be the best view of disaggregated revenue. Refer to Note 4 – Segments.

Remaining Performance Obligations

The remaining performance obligation (“RPO”) represents the aggregate amount of contractual deliverables yet to be recognized as revenue at the end of the reporting period. It is intended to be a statement of overall work under contract that has not yet been performed and does not include contracts in which the customer is not committed. The customer is not considered committed when it is able to terminate for convenience without payment of a substantive penalty. The RPO also includes estimates of variable consideration. Additionally, as a practical expedient, the Company does not include contracts that have an original duration of one year or less. RPO estimates are subject to change and are affected by several factors, including terminations, changes in the scope of contracts, periodic revalidations, adjustments for revenue that has not materialized and adjustments for currency.

At March 31, 2022, the aggregate amount of RPO related to customer contracts that are unsatisfied or partially unsatisfied was $47.8 billion. Approximately 55 percent of the amount is expected to be recognized as revenue in the subsequent two years, approximately 36 percent in the subsequent three through five years, and the balance thereafter.

Revenue Recognized for Performance Obligations Satisfied (or Partially Satisfied) in Prior Periods

During the three months ended March 31, 2022, revenue was reduced by $15 million for performance obligations satisfied (or partially satisfied) in previous periods, mainly due to changes in estimates on contracts with cost-to-cost measures of progress.

Contract Balances

The following table provides information about accounts receivable, contract assets and deferred income balances:

	March 31,	December 31,
(Dollars in millions)	2022	2021
Accounts receivable (net of allowances of $44 in 2022 and $44 in 2021)	$2,271	$2,279
Contract assets *	41	62
Deferred income (current)	882	872
Deferred income (noncurrent)	452	475
*	Included within prepaid expenses and other current assets in the Consolidated Balance Sheet.

The amount of revenue recognized during the three months ended March 31, 2022, that was included within the deferred income balance at December 31, 2021, was $225 million.

The following table provides roll-forwards of the accounts receivable allowance for expected credit losses for the three months ended March 31, 2022, and the year ended December 31, 2021:

	Three Months Ended	Year Ended
(Dollars in millions)	March 31, 2022	December 31, 2021
Beginning balance	$44	$91
Additions (releases)	6	(23)
Write-offs	(4)	(5)
Other *	(2)	(19)
Ending balance	$44	$44
*	Primarily represents translation adjustments and reclassifications.

The contract assets allowance for expected credit losses was not material in any of the periods presented.

Major Clients

No single client represented more than 10 percent of the Company’s total revenue during the three months ended March 31, 2022 and 2021. Other than the former Parent (see Note 13 – Related-Party Transactions), no single client represented more than 10 percent of the Company’s total accounts receivable balance as of March 31, 2022, and December 31, 2021.

Deferred Costs

Costs to acquire and fulfill customer contracts are deferred and amortized over the contract period or expected customer relationship life. The expected customer relationship period is determined based on the average customer relationship period, including expected renewals, for each offering type and ranges from three to six years. For contracts with an estimated amortization period of less than one year, we elected the practical expedient to expense incremental costs immediately.

The following table provides amounts of capitalized costs to acquire and fulfill customer contracts at March 31, 2022, and December 31, 2021:

	March 31,	December 31,
(Dollars in millions)	2022	2021
Deferred transition costs	$961	$1,012
Prepaid software costs	806	658
Capitalized costs to fulfill contracts	302	235
Capitalized costs to obtain contracts	318	282
Total deferred costs *	$2,387	$2,185
*	Of the total deferred costs, $1,143 million was current and $1,244 million was noncurrent at March 31, 2022, and $920 million was current and $1,265 million was noncurrent at December 31, 2021.

The amount of total deferred costs amortized for the three months ended March 31, 2022, was $455 million, composed of $112 million of amortization of deferred transition costs, $207 million of amortization of prepaid software and $136 million of amortization of capitalized contract costs.

NOTE 4. SEGMENTS

Our reportable segments correspond to how the chief operating decision maker (“CODM”) reviews performance and allocates resources. Our four reportable segments consist of the following:

United States: This reportable segment is comprised of Kyndryl’s operations in the United States.

Japan: This reportable segment is comprised of Kyndryl’s operations in Japan.

Principal Markets: This reportable segment represents the aggregation of our operations in Australia / New Zealand, Canada, France, Germany, India, Italy, Spain / Portugal, and the United Kingdom / Ireland.

Strategic Markets: This reportable segment is comprised of our operations in all other countries in which we operate.

The measure of segment operating performance used by Kyndryl’s CODM is adjusted EBITDA. Adjusted EBITDA is defined as net income (loss) excluding net interest expense, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), transaction-related costs, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges, impairment expense, significant litigation costs, and foreign currency impacts of highly inflationary countries. The use of revenue and adjusted EBITDA aligns with how the CODM assesses performance and allocates resources for the Company’s segments. The Company has recast the prior-period results to reflect the change in segment structure that became effective in the fourth quarter of 2021. In addition, during the three months ended March 31, 2022, the Company updated certain allocation methodologies related to its measure of segment adjusted EBITDA and has accordingly recast the prior-period information to reflect these updates, which did not change the aggregate amount of segment adjusted EBITDA.

Our geographic markets frequently work together to sell and implement certain contracts. The economic environment and its effects on the industries served by our geographic markets affect revenues and operating expenses within our geographic markets to differing degrees. Currency fluctuations also tend to affect our geographic markets differently, depending on the geographic concentrations and locations of their businesses.

The following table reflects the results of the Company’s segments:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Revenue
United States	$1,169	$1,228
Japan	706	763
Principal Markets	1,579	1,825
Strategic Markets	978	955
Total revenue	$4,431	$4,771
Segment adjusted EBITDA
United States	$248	$180
Japan	154	123
Principal Markets	98	52
Strategic Markets	92	96
Total segment adjusted EBITDA	$592	$450

The following table reconciles consolidated pretax income to segment adjusted EBITDA:

	Three Months Ended March 31,
(Dollars in millions)	2022	2021
Pretax income (loss)	$(189)	$(403)
Workforce rebalancing charges	—	52
Transaction-related costs	58	55
Stock-based compensation expense	31	16
Interest expense	21	14
Depreciation expense	246	339
Amortization expense	326	330
Corporate expense not allocated to the segments	56	40
Other adjustments *	43	7
Segment adjusted EBITDA	$592	$450
*	Other adjustments represents significant litigation costs and pension costs other than pension servicing costs and multi-employer plan costs.

NOTE 5. TAXES

Due to the change in fiscal year-end discussed in Note 1 – Significant Accounting Policies, income taxes for the three months ended March 31, 2022, are computed using the actual tax rate for the period. For the period prior to the Separation, income taxes have been calculated as if Kyndryl had filed income tax returns on a standalone basis, as our operations were historically included in certain tax returns filed by IBM.

For the three months ended March 31, 2022, the Company’s effective tax rate was (21.0%), compared to (22.6%) for the three months ended March 31, 2021. The Company’s negative effective tax rates in 2022 and 2021 reflect a tax expense on a pretax book loss in both periods. The Company’s effective tax rate for the three months ended March 31, 2022, was lower than the Company’s statutory tax rate primarily due to undistributed foreign earnings, taxes on foreign operations and the establishment of valuation allowances in certain jurisdictions against deferred tax assets that are not more likely than not to be realized. For the period ended March 31, 2022, the additions to valuation allowance of $60 million relate to a full valuation allowance established against the net deferred tax assets in certain jurisdictions and a partial valuation allowance established against certain deferred tax assets in the United States.

The Company’s effective tax rate for the three months ended March 31, 2021, was lower than the Company’s statutory tax rate primarily due to the geographic mix of pretax income and changes in valuation allowances.

NOTE 6. NET LOSS PER SHARE

We did not declare any stock dividends in the periods presented. The following tables provide the computation of basic and diluted earnings per share of common stock for the three months ended March 31, 2022 and 2021.

	Three Months Ended March 31,
(In millions, except per share amounts)	2022	2021
Net income (loss) on which basic and diluted earnings per share is calculated	$(229)	$(494)

Number of shares on which basic and diluted earnings per share is calculated	224.4	224.1

Basic earnings (loss) per share	$(1.02)	$(2.20)
Diluted earnings (loss) per share	(1.02)	(2.20)

Prior to the Separation, the Company did not have any publicly-traded issued and outstanding common stock or equivalents. Accordingly, the net loss per share for the three months ended March 31, 2021, is calculated based on the 224.1 million shares distributed on the Separation Date.

For the three months ended March 31, 2022, the Company's basic and diluted weighted-average shares outstanding were the same. The following securities were not included in the computation of diluted net loss per share because they would have been anti-dilutive:

(In millions)
Nonvested restricted stock units issued and outstanding	9.8
Market-conditioned performance awards	1.8
Stock options issued and outstanding	3.8
Total	15.5

NOTE 7. FINANCIAL ASSETS AND LIABILITIES

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company classifies certain assets and liabilities based on the following fair value hierarchy:

●	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that can be accessed at the measurement date.
●	Level 2 – Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
●	Level 3 – Unobservable inputs for the asset or liability.

The level of an asset or liability within the fair value hierarchy is determined based on the lowest level of any input that is significant to the fair value measurement.

In determining the fair value of certain financial instruments, the Company considers certain market valuation adjustments to the “base valuations” using the methodologies described below for several parameters that market participants would consider in determining fair value:

●	Counterparty credit risk adjustments are applied to certain financial instruments, taking into account the actual credit risk of a counterparty as observed in the credit default swap market to determine the true fair value of such an instrument.

●	Credit risk adjustments are applied to reflect the Company’s own credit risk when valuing certain liabilities measured at fair value. The methodology is consistent with that applied in developing counterparty credit risk adjustments, but incorporates the Company’s credit risk as observed in the credit default swap market.

Certain non-financial assets such as property, plant and equipment, operating right-of-use assets, land, goodwill and intangible assets are recorded at fair value or at cost, as appropriate, in the period they are initially recognized, and such fair value may be adjusted in subsequent periods if an event occurs or circumstances change that indicate that the asset may be impaired. The impairment models used for non-financial assets depend on the type of asset. The fair value measurements, in such instances, would be classified in Level 3 of the fair value hierarchy.

We perform a qualitative assessment of assets on a periodic basis and recognize an impairment if there are sufficient indicators that the fair value is less than carrying value. There were no impairments of non-financial assets recognized for the three months ended March 31, 2022 and 2021, respectively.

Financial Assets and Liabilities Measured at Fair Value

The gross balances of derivative assets contained within prepaid expenses and other current assets in the Consolidated Balance Sheet was $9 million at both March 31, 2022, and December 31, 2021. The gross balances of derivative liabilities contained within other accrued expenses and liabilities, and other liabilities in the Consolidated Balance Sheet at March 31, 2022, and December 31, 2021, were $2 million and $1 million, respectively. The fair value of derivatives is the difference between the contractual forward price and the current available forward price for the residual maturity of the contract using observable market rates and is categorized as Level 2 in the fair value hierarchy.

The Company may enter into master netting agreements with certain counterparties that allow for netting of exposures in the event of default or breach. However, in the Consolidated Balance Sheet, the Company does not offset derivative assets against liabilities with counterparties in master netting arrangements by counterparty, and there was no derivative instruments activity impacted by master netting agreements at March 31, 2022, and December 31, 2021.

Financial Assets and Liabilities Not Measured at Fair Value

Accounts receivable are financial assets with carrying values that approximate fair value. Accounts payable, other accrued expenses and short-term debt are financial liabilities with carrying values that approximate fair value. If measured at fair value in the consolidated financial statements, these financial instruments would be classified as Level 3 in the fair value hierarchy, except for short-term debt, which would be classified as Level 2.

The Company also has time deposits that have maturities of 90 days or less, and their carrying values approximate fair value. They are measured for impairment on a recurring basis by comparing their fair value with their amortized cost basis. There were no impairments of financial assets recognized for any of the periods presented. The balance of these time deposits with maturities of 90 days or less contained within cash and cash equivalents in the Consolidated Balance Sheet at March 31, 2022, and December 31, 2021, was $972 million and $609 million, respectively. If measured at fair value in the consolidated financial statements, time deposits with maturities of 90 days or less would be categorized as Level 2 in the fair value hierarchy.

The fair value of our outstanding debt (excluding finance lease obligations) is based on various methodologies, including quoted prices in active markets for identical debt instruments, which is a Level 1 measurement, and calculated fair value using an expected present value technique that uses rates currently available to the Company for debt in active markets with similar terms and remaining maturities, which is a Level 2 measurement. As of March 31, 2022, our outstanding debt (excluding finance lease obligations) had a carrying value of $3.0 billion and an estimated fair value of $2.7 billon, consisting of quoted prices for identical debt instruments (Level 1) and expected present value calculated off observable inputs (Level 2). As of December 31, 2021, our outstanding debt (excluding finance lease obligations) had a carrying value of $3.0 billion, which approximated fair value.

Derivative Financial Instruments

Foreign Exchange Risk

Anticipated Cost Transactions

The Company has foreign exchange derivative financial instruments designated as cash flow hedges to manage foreign currency risk that was deemed to be associated with the Company’s operations and has been allocated to the Company’s Consolidated Income Statement through the pre-Separation periods, based on its pro rata share of the underlying items hedged, where applicable, with the remainder allocated on a pro rata basis of revenue. Changes in fair value of derivatives designated as a cash flow hedge are recorded, net of applicable taxes, in other comprehensive income and subsequently reclassified into the same income statement line item as the hedged exposure when the underlying hedged item is recognized in earnings. The cash flows associated with derivatives designated as cash flow hedges are reported in cash flows from operating activities in the Consolidated Statement of Cash Flows.

At March 31, 2022, and December 31, 2021, the total notional amount of forward contracts designated as cash flow hedges of forecasted foreign currency cost transactions was $216 million and $213 million, respectively. The notional amounts of derivative instruments do not necessarily represent the amounts exchanged by the Company with third parties and are not necessarily a direct measure of the financial exposure. The maximum remaining length of time over which the Company hedged its exposure is approximately one year. At March 31, 2022, and December 31, 2021, the weighted-average remaining maturity of these instruments was approximately 0.5 years.

At March 31, 2022, in connection with cash flow hedges of foreign currency cost transactions, the Company recorded net deferred gains of $3 million (before taxes) in AOCI. At December 31, 2021, in connection with cash flow hedges of foreign currency cost transactions, the Company recorded net deferred gains of $4 million (before taxes) in AOCI. The Company estimates that $3 million (before taxes) of deferred net gains on derivatives in AOCI at March 31, 2022, will be reclassified to net income within the next twelve months, providing an offsetting economic impact against the underlying anticipated transactions.

Subsidiary Cash and Foreign Currency Asset / Liability Management

The Company uses global treasury centers to manage the cash of its subsidiaries. These centers principally use currency swaps to convert cash flows in a cost-effective manner. Changes in fair value of derivatives not designated as hedges are reported in earnings in other (income) and expense. Cash flows from derivatives not designated as hedges are reported in cash flows from investing activities in the Consolidated Statement of Cash Flows. The terms of these swap contracts are generally less than one year. The changes in the fair values of these contracts and of the underlying hedged exposures are generally offsetting and are recorded in other (income) and expense in the Consolidated Income Statement. At March 31, 2022, and December 31, 2021, the total notional amount of derivative instruments in economic hedges of foreign currency exposure was $945 million and $581 million, respectively.

The Effect of Derivative Instruments in the Consolidated Income Statement

The total amounts of income and expense line items presented in the Consolidated Income Statement in which the effects of cash flow hedges and derivatives not designated as hedging instruments are recorded, and the total effect of hedge activity on these income and expense line items are as follows:

			Gains (Losses) from
(Dollars in millions)	Total		Hedge Activity
For the three months ended March 31:	2022	2021	2022	2021
Cost of services	$3,824	$4,318	$1	$—
Selling, general and administrative expenses	690	714	—	—
Other expenses	27	22	(1)	—

	Gain (Loss) Recognized in Consolidated Income Statement
(Dollars in millions)	Consolidated	Recognized on		Attributable to Risk
For the three months	Income Statement	Derivatives		Being Hedged
ended March 31:	Line Item	2022	2021	2022	2021
Derivative instruments not designated as hedging instruments:
Foreign exchange contracts	Other expenses	$(1)	$—	NA	NA
Total		$(1)	$—	$—	$—

	Gain (Loss) Recognized in Consolidated Income Statement and Other Comprehensive Income
(Dollars in millions)	Recognized		Consolidated	Reclassified
For the three months	in OCI		Income Statement	from AOCI
ended March 31:	2022	2021	Line Item	2022	2021
Derivative instruments in cash flow hedges:
Foreign exchange contracts	$1	$—	Cost of services	$1	$—
			Selling, general and administrative expenses	—	—
			Other expenses	—	—
Total	$1	$—		$1	$—

NA - not applicable

For the three months ended March 31, 2022 and 2021, there were no gains or losses excluded from the assessment of hedge effectiveness for cash flow hedges, or associated with an underlying exposure that did not or was not expected to occur, nor are there any anticipated in the normal course of business.

Prior to the third quarter of 2021, Kyndryl did not independently execute derivative financial instruments to manage its foreign currency risk and instead participated in a centralized foreign currency hedging program administered by IBM. The hedging activity allocated to Kyndryl was for the former Parent’s forecasted currency exposures. In the third quarter of 2021, we began to execute trades to hedge the Company’s foreign exchange exposures, and this activity is recorded in the Company’s consolidated financial statements.

NOTE 8. INTANGIBLE ASSETS INCLUDING GOODWILL

Business Combinations

In the three months ended March 31, 2022, the Company completed two business combinations, both of which closed on February 1, 2022. Our financial statements for the first three months ended 2022 reflect the assets, liabilities, operating results and cash flows of both business combinations, commencing from the acquisition date. These transactions consisted of an immaterial acquisition in our Strategic Markets segment and a transfer of a majority interest (51%) of a managed infrastructure services joint venture in Japan (the “Exa transaction”) from our former Parent that could not be completed prior to the Separation due to local regulatory approvals. The non-controlling interest acquired in the Exa transaction represents the fair value of the joint venture prorated by the non-controlling shareholder’s percentage of ownership (49%). The Company closed the Exa transaction for consideration of

$48 million, net of cash acquired of $59 million. Acquisition costs associated with these two acquisitions were immaterial and expensed as incurred.

The Exa transaction enabled us to seamlessly continue our relationships with certain key customers in Japan. The purchase price allocation for the business combinations is preliminary, and there may be changes in the allocation of consideration to assets acquired and liabilities assumed, including intangible assets and goodwill, for up to twelve months from the acquisition closing dates.

The following table summarizes total consideration transferred, fair value of net assets acquired, net liabilities assumed and goodwill for the Exa transaction:

(Dollars in millions)
Cash consideration	$107
Non-controlling interest	102
Total enterprise value	$209

Cash acquired	$59
Net liabilities assumed, excluding cash	(16)
Deferred tax liabilities arising from acquired intangibles	(32)
Intangible assets *	107
Goodwill	91
Total purchase price allocation	$209
*	Intangible assets acquired consists of $16 million of patents and trademarks and $91 million of customer relationships.

Intangible Assets

The following tables present the Company’s intangible asset balances by major asset class.

	At March 31, 2022			At December 31, 2021
	Gross Carrying	Accumulated	Net Carrying	Gross Carrying	Accumulated	Net Carrying
(Dollars in millions)	Amount	Amortization	Amount	Amount	Amortization	Amount
Capitalized software	$16	$(16)	$1	$16	$(13)	$3
Customer relationships	229	(100)	129	130	(97)	33
Completed technology	20	(20)	—	20	(20)	—
Patents and trademarks	18	(2)	16	2	(2)	—
Total	$283	$(138)	$145	$169	$(132)	$36

The net carrying amount of intangible assets increased by $108 million during the three months ended March 31, 2022, compared to the prior quarter, primarily due to increases in customer relationships and trademarks with useful lives of five to seven years, arising from the business combinations in the quarter, partially offset by intangible asset amortization. The aggregate intangible asset amortization expense was $7 million for the three months ended March 31, 2022, and 2021.

The future amortization expense relating to intangible assets currently recorded in the Consolidated Balance Sheet was estimated to be the following at March 31, 2022:

	Capitalized	Customer	Patents and
(Dollars in millions)	Software	Relationships	Trademarks	Total
Year ending March 31:
2023	$1	$40	$4	$45
2024	—	28	3	31
2025	—	23	3	26
2026	—	19	3	23
2027	—	16	3	19
Thereafter	—	2	—	2

Goodwill

The changes in the goodwill balances by segment for the three months ended March 31, 2022, and for the year ended December 31, 2021, were as follows:

	Balance at	Additions and	Balance at
(Dollars in millions)	December 31,	Other	March 31,
Segment	2021	Adjustments	2022
United States	$—	$—	$—
Japan	415	91	506
Principal Markets	142	—	142
Strategic Markets	176	—	176
Total	$732	$91	$823

The increase in goodwill in our Japan segment primarily reflects the Exa transaction. Goodwill is calculated as the excess of the fair value of the consideration transferred over the fair value of the net assets recognized and represents the future economic benefits arising from other net assets acquired that could not be individually identified and separately recognized. We believe that the primary items that generated goodwill enable us to serve certain customers in Japan. The Exa transaction did not result in any tax-deductible goodwill.

There were no goodwill impairment losses recorded for the three months ended March 31, 2022 and 2021. We review goodwill for impairment annually during the fourth quarter of the fiscal year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable by first assessing qualitative factors to determine if it is more likely than not that fair value is less than carrying value. Cumulatively, the Company has recorded $469 million in goodwill impairment charges within its former EMEA ($293 million) and current United States ($176 million) reporting units.

NOTE 9. BORROWINGS

Debt

The following table presents the components of our debt:

			March 31,	December 31,
(Dollars in millions)	Interest Rate	Maturity	2022	2021
Unsecured floating-rate term loan	1.37%*	November, 2024	$500	$500
Commercial loan agreement	3.00%	July, 2026	123	129
Unsecured senior notes due 2026	2.05%	October, 2026	700	700
Unsecured senior notes due 2028	2.70%	October, 2028	500	500
Unsecured senior notes due 2031	3.15%	October, 2031	650	650
Unsecured senior notes due 2041	4.10%	October, 2041	550	550
Finance lease obligations **	1.79%	2022-2027	219	222
			$3,242	$3,251
Less: Unamortized discount			5	5
Less: Unamortized debt issuance costs			15	15
Less: Current maturities of long-term debt			96	103
Total long-term debt			$3,127	$3,128
*	Floating rate calculated as of March 31, 2022, using a rate equal to one-month U.S. dollar LIBOR plus 1.125%.
**	Finance lease obligations presented using the weighted-average interest rate and calendar-year maturity dates.

Contractual obligations of long-term debt outstanding at March 31, 2022, exclusive of finance lease obligations, are as follows:

(Dollars in millions)*	Principal
Year ending March 31:
2023	$27
2024	28
2025	529
2026	29
2027	710
Thereafter	1,700
Total	$3,023
*	Contractual obligations approximate scheduled repayments.

Revolving Credit Agreement

In October 2021, we entered into a $3.15 billion multi-currency revolving credit agreement (the “Revolving Credit Agreement”) for our future liquidity needs.

The Revolving Credit Agreement expires, unless extended, in October 2026. Interest rates on borrowings under the Revolving Credit Agreements are based on prevailing market interest rates, plus a margin, as further described in the Revolving Credit Agreement. The total expense recorded by the Company for the Revolving Credit Agreement was not material in any of the periods presented.

We may voluntarily prepay borrowings under the Revolving Credit Agreement without premium or penalty, subject to customary “breakage” costs. The Revolving Credit Agreement includes certain customary mandatory prepayment provisions.

Interest on Debt

Interest expense for the three months ended March 31, 2022 and 2021, was $21 million and $14 million, respectively. Most of the interest for the pre-Separation period presented in the historical Consolidated Income Statement reflects the allocation of interest expense associated with debt issued by IBM for which a portion of the proceeds benefited Kyndryl.

NOTE 10. COMMITMENTS AND CONTINGENCIES

The Company guarantees certain loans and financial commitments. The maximum potential future payment under these financial guarantees and the fair value of these guarantees recognized in the Consolidated Balance Sheet at March 31, 2022, and December 31, 2021, were not material. Additionally, the Company has contractual commitments that are noncancellable with certain software and cloud partners to provide services to its customers. During the three months ended March 31, 2022, there were no significant changes to such contractual commitments as presented in our 2021 Annual Report.

As a company with approximately 90,000 employees and with clients around the world, Kyndryl is subject to, or could become subject to, either as plaintiff or defendant, a variety of contingencies, including claims, demands and suits, investigations, tax matters and proceedings that arise from time to time in the ordinary course of its business. Given the rapidly evolving external landscape of cybersecurity, privacy and data protection laws, regulations and threat actors, the Company or its clients could become subject to actions or proceedings in various jurisdictions. Also, as is typical for companies of Kyndryl’s scope and scale, the Company is subject to, or could become subject to, actions and proceedings in various jurisdictions involving a wide range of labor and employment issues (including matters related to contested employment decisions, country-specific labor and employment laws, and the Company’s benefit plans), as well as actions with respect to contracts, securities, foreign operations, competition law and environmental matters. These actions may be commenced by a number of different parties, including competitors, clients, employees, government and regulatory agencies, stockholders and representatives of the locations in which the Company does business. Some of the actions to which the Company is, or may become, party may involve particularly complex technical issues, and some actions may raise novel questions under the laws of the various jurisdictions in which these matters arise. Additionally, the Company is, or may be, a party to agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters.

The Company records a provision with respect to a claim, suit, investigation or proceeding when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In accordance with the relevant accounting guidance, the Company provides disclosures of matters for which the likelihood of material loss is at least reasonably possible. In addition, the Company may also disclose matters based on its consideration of other matters and qualitative factors, including the experience of other companies in the industry, and investor, customer and employee relations considerations.

The Company reviews claims, suits, investigations and proceedings at least quarterly, and decisions are made with respect to recording or adjusting provisions and disclosing reasonably possible losses or range of losses (individually or in the aggregate) to reflect the impact and status of settlement discussions, discovery, procedural and substantive rulings, reviews by counsel and other information pertinent to a particular matter.

Whether any losses, damages or remedies finally determined in any claim, suit, investigation or proceeding could reasonably have a material effect on the Company’s business, financial condition, results of operations or cash flows will depend on a number of variables, including the timing and amount of such losses or damages; the structure and type of any such remedies; the significance of the impact any such losses, damages or remedies may have in the consolidated financial statements; and the unique facts and circumstances of the particular matter that may give rise to additional factors. While the Company will continue to defend itself vigorously, it is possible that the Company’s business, financial condition, results of operations or cash flows could be affected in any particular period by the resolution of one or more of these matters.

In July 2017, BMC Software, Inc. (“BMC”) filed suit against IBM in the U.S. Court for the Southern District of Texas in a dispute involving IBM’s managed infrastructure services business. BMC alleges IBM’s removal of BMC software from one of its client’s sites at the client’s request constituted breach of contract and trade secret misappropriation. IBM defeated BMC’s motion for injunctive relief, completed the client’s transformation project and counterclaimed for breach of contract. In September 2021, the trial court overruled in part and granted in part the magistrate judge’s recommendations on summary judgment, dismissing IBM’s counterclaims and permitting some of BMC’s claims for damages to proceed. The case went to trial in March 2022, and the outcome remains pending.

NOTE 11. EQUITY

The following table presents reclassifications and taxes related to items of other comprehensive income (loss) for the three months ended March 31, 2022 and 2021:

	Pretax	Tax (Expense)	Net of Tax
(Dollars in millions)	Amount	Benefit	Amount
For the three months ended March 31, 2022:
Foreign currency translation adjustments	$(51)	$—	$(51)
Unrealized gains (losses) on cash flow hedges:
Unrealized gains (losses) arising during the period	1	—	1
Reclassification of (gains) losses to net income	(1)	—	(1)
Total unrealized gains (losses) on cash flow hedges	$—	$—	$—
Retirement-related benefit plans*:
Net (losses) gains arising during the period	$136	$(45)	$91
Curtailments and settlements	4	(1)	3
Amortization of net (gains) losses	16	(4)	12
Total retirement-related benefit plans	$156	$(50)	$105
Other comprehensive income (loss)	$105	$(50)	$54
For the three months ended March 31, 2021:
Foreign currency translation adjustments	$(96)	$—	$(96)
Retirement-related benefit plans*:
Net (losses) gains arising during the period	$5	$(2)	$3
Amortization of net (gains) losses	11	(4)	7
Total retirement-related benefit plans	$16	$(5)	$10
Other comprehensive income (loss)	$(81)	$(5)	$(86)
*	These AOCI components are included in the computation of net periodic benefit cost. Refer to Note 12 – Retirement-Related Benefits for additional information.

The following table presents the components of accumulated other comprehensive income (loss), net of taxes:

	Net Unrealized	Foreign	Net Change	Accumulated
	Gain (Losses)	Currency	Retirement-	Other
	on Cash	Translation	Related	Comprehensive
(Dollars in millions)	Flow Hedges	Adjustments*	Benefit Plans	Income (Loss)
January 1, 2022	$3	$(684)	$(462)	$(1,143)
Other comprehensive income (loss)**	—	(51)	105	54
March 31, 2022	$3	$(735)	$(357)	$(1,089)
January 1, 2021	$—	$(878)	$(218)	$(1,096)
Other comprehensive income (loss)**	—	(96)	10	(86)
March 31, 2021	$—	$(974)	$(208)	$(1,182)
*	Foreign currency translation adjustments are presented gross.
**	No amounts were reclassified from accumulated other comprehensive income.

NOTE 12. RETIREMENT-RELATED BENEFITS

The following table presents the components of net periodic benefit cost for the retirement-related benefit plans recognized in the Consolidated Income Statement, excluding defined contribution plans, for the three months ended March 31, 2022 and 2021.

(Dollars in millions)	Defined Benefit Pension Plans		Nonpension Postretirement Benefit Plans
For the three months ended March 31:	2022	2021	2022	2021
Service cost	$14	$23	$—	$—
Interest cost(1)	6	1	—	1
Expected return on plan assets(1)	(10)	(5)	—	—
Amortization of prior service costs (credits)(1)	—	—	—	—
Recognized actuarial losses (gains)(1)	16	11	—	—
Curtailments and settlements(1)	4	—	—	—
Multi-employer plans and other costs(2)	(1)	3	—	—
Net periodic benefit cost	$28	$32	$—	$1
(1)	These components of net periodic benefit cost are included in other (income) and expense in the Consolidated Income Statement.
(2)	Multi-employer plan costs represent required contributions for the period to multi-employer plans, which are plans sponsored by third parties. The Company recognizes expense in connection with multi-employer plans as operating costs as contributions are funded.

During the three months ended March 31, 2022, Company contributions paid to the defined benefit pension plans, multi-employer plans and nonpension postretirement benefit plans were not significantly different from amounts previously disclosed in our 2021 Annual Report.

The Company estimates contributions to its defined benefit pension plans, multi-employer plans and nonpension postretirement benefit plans for fiscal year 2023 to be approximately $27 million. These amounts generally represents legally mandated minimum contributions.

In connection with the change to the fiscal year-end to March 31 from December 31, the Company performed an interim remeasurement of our retirement-related benefit plans at March 31, 2022, which resulted in a change in the discount rate from 1.19% at December 31, 2021, to 1.88% at March 31, 2022. Retirement and nonpension postretirement benefit obligations on the Consolidated Balance Sheet decreased by $140 million primarily due to this remeasurement.

NOTE 13. RELATED-PARTY TRANSACTIONS

Related-Party Revenue and Purchases

Kyndryl provides various services to IBM, including those related to hosting data centers and servicing IBM’s information technology infrastructure, which are reported as revenue in the Company’s Consolidated Income Statement. Revenue generated from these services was $236 million and $154 million for the three months ended March 31, 2022 and 2021, respectively.

Kyndryl utilizes various IBM products and services, recognized as costs of services, in the fulfillment of services contracts. Total cost of services recognized from these related-party transactions in the Company’s Consolidated Income Statement was $924 million and $1.0 billion for the three months ended March 31, 2022 and 2021, respectively. Related-party cost of $924 million for the current quarter includes outsourcing goods and services provided by the former Parent to Kyndryl’s customers post-Separation. Related-party cost of $1.0 billion for the quarter ended March 31, 2021, were related to pre-Separation services, including costs incurred by Kyndryl to provide services to the former Parent for networking and IT services of $121 million; costs for the usage of IBM-branded software allocated to Kyndryl by the former Parent of $762 million; and depreciation charges related to IBM hardware allocated to Kyndryl of $115 million.

Capital expenditures for purchases of IBM hardware were reflected as payments for property and equipment within the investing section of the Company’s Consolidated Statement of Cash Flows in the amounts of $25 million and $87 million for the three months ended March 31, 2022 and 2021, respectively. Additionally, as part of the Separation, IBM has committed to provide Kyndryl, at no cost, approximately $265 million of upgraded hardware over a two-year period. The amounts committed by IBM are reflected within other assets (noncurrent) within the Consolidated Balance Sheet at March 31, 2022. The expected average useful life of the upgraded hardware is approximately five years, and the Company intends to recognize total depreciation approximating $265 million over the useful life, consistent with our depreciation policy.

Related Party Agreements

On November 2, 2021, in connection with the Separation, the Company entered into several agreements with IBM that govern the relationship of the parties following the Separation. Such agreements were described in our 2021 Annual Report.

Allocation of Corporate Expenses

Post-Separation, general corporate expenses from IBM were no longer allocated to Kyndryl; therefore, no related amounts were reflected on the Company’s financial statements for the three months ended March 31, 2022.

Prior to the Separation, IBM allocated certain general corporate expenses that would have been incurred by Kyndryl had it been a separate, standalone company. These allocated general corporate expenses from IBM were recorded in the historical Consolidated Income Statement, Consolidated Statement of Comprehensive Income (Loss) and Consolidated Statement of Cash Flows. Allocations for management costs and corporate support services provided to Kyndryl for the three months ended March 31, 2021, totaled $337 million, consisting of $7 million of allocated other (income) and expense, $14 million of allocated interest expense and $317 million of allocated selling, general and administrative expense, which primarily represents expenses for corporate functions including, but not limited to, senior management, legal, human resources, finance and accounting, treasury, information technology and other shared services. All such amounts have been deemed to have been incurred and settled by Kyndryl through Net Parent investment in the period in which the costs were recorded. These costs were allocated based on direct usage as applicable, with the remainder allocated on a pro-rata basis of gross profit, headcount, assets or other measures.

Net Parent Investment

As a result of the Separation, Net Parent investment in the Consolidated Balance Sheet and Consolidated Statement of Equity was fully settled on November 3, 2021. As such, there was no balance in Net Parent investment at December 31, 2021, and there was no activity within the account during the three months ended March 31, 2022.

Prior to the Separation, Net Parent investment in the historical Balance Sheet and Statement of Equity represented IBM’s historical investment in Kyndryl, the net effect of transactions with and allocations from IBM, and Kyndryl’s accumulated earnings. The Net Parent investment balance at March 31, 2021, was $6 billion. The amount of transfers from Parent recorded within Net Parent investment during the three months ended March 31, 2021, was $498 million, which included cash pooling and general financing activities, allocation of IBM’s corporate expenses, related party sales and purchases, related party intangible asset fees and income taxes. During the three months ended March 31, 2021, there were $38 million of non-cash transfers from Parent, including income taxes, allocation of Parent’s stock-based compensation, depreciation and other non-cash items. This resulted in a net transfer from Parent of $460 million on the historical Statement of Cash Flows.

Assignment of Receivables

Historically, a portion of Kyndryl’s receivables with extended payment terms have been assigned to IBM’s Global Financing business. In October 2021, in preparation for the Separation, the Company entered into a Receivables Purchase Agreement with an unaffiliated bank. There were no amounts assigned to IBM Global Financing during the three months ended March 31, 2022. During the three months ended March 31, 2021, the gross amounts of Kyndryl receivables assigned to IBM Global Financing was $695 million. The fees and the net gains and losses associated with the assignment of receivables to IBM Global Finance were not material for any of the periods presented. Receivables assigned to IBM Global Finance were not recognized on the Company’s Combined Balance Sheet.

Lease Guarantees

Kyndryl has identified 66 lease agreements with third parties with an estimated aggregate lease liability guaranteed by IBM of $160 million as of March 31, 2022.

NOTE 14. REVISION OF PRIOR-PERIOD FINANCIAL STATEMENTS

During the quarter ended March 31, 2022, the Company identified and corrected an $87 million over-accrual in its accrued contract costs balance that related to a majority-owned, consolidated joint venture in our Principal Markets segment. This over-accrual was principally built up over the pre-Separation periods of January 1, 2012, to November 3, 2021, resulting in overstatements of cost of services and accrued contract costs. The Company concluded that such impacts were not material to any prior annual or interim period. We further determined that the correction of the over-accrual within the transition period would be significant to the three-month results, and as a result it will be corrected as an immaterial revision to our 2021 Annual Report in a separate Form 8-K filing subsequent to the release of this Transition Report and will be reflected as a revision to prior interim periods in our subsequent Quarterly Reports on Form 10-Q. Because the majority of the over-accrual originated prior to 2019, we decreased the opening balance of accrued contract costs as of January 1, 2019, by $57 million and increased the opening balance of equity by $43 million, net of the tax effect of $14 million.

A summary of the impact of the revision to the accompanying prior-period consolidated balance sheet and consolidated statement of equity is presented in the tables below. The impacts to the consolidated statements of operations, comprehensive income (loss) and cash flow for the period ended March 31, 2021, are considered immaterial.

	At December 31, 2021
Consolidated Balance Sheet ($ in millions)	As Previously Reported	Adjustments	As Revised
Accrued contract costs	$585	$(87)	$498
Total current liabilities	4,544	(87)	4,457
Other liabilities	501	22	522
Total liabilities	10,511	(65)	10,446
Common stock, par value $0.01 per share, and additional paid-in capital (1,000.0 shares authorized, 224.2 shares issued)	4,218	66	4,284
Accumulated other comprehensive income/(loss)	(1,143)	(1)	(1,143)
Total stockholders’ equity before non-controlling interests	2,700	65	2,765
Total equity	2,702	65	2,767

	At March 31, 2021
Consolidated Statement of Equity ($ in millions)	As Previously Reported	Adjustments	As Revised
Net parent investment	$5,976	$51	$6,027
Accumulated other comprehensive income (loss)	(1,186)	4	(1,182)
Total equity	4,848	54	4,902

	At January 1, 2021
Consolidated Statement of Equity ($ in millions)	As Previously Reported	Adjustments	As Revised
Net parent investment	$5,972	$51	$6,023
Accumulated other comprehensive income (loss)	(1,100)	4	(1,096)
Total equity	4,931	54	4,985

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s amended and restated certificate of incorporation provides for such limitation of liability.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Reference is made to Item 9 for our undertakings with respect to indemnification for liabilities arising under the Securities.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)

Exhibit Number	Description of Exhibit

2.1

The Separation and Distribution Agreement, dated as of November 2, 2021, by and between International Business Machines Corporation and the registrant was filed as Exhibit 2.1 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

3.1

The Amended and Restated Certificate of Incorporation of the registrant was filed as Exhibit 3.1 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

3.2	The Amended and Restated Bylaws of the registrant was filed as Exhibit 3.2 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.
4.1

The Indenture, dated as of October 15, 2021, between Kyndryl Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, was filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on October 15, 2021 and is hereby incorporated by reference.

4.2

The First Supplemental Indenture, dated as of October 15, 2021, between Kyndryl Holdings, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, was filed as Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on October 15, 2021 and is hereby incorporated by reference.

4.3

Guarantee Agreement, dated as of October 15, 2021, among International Business Machines Corporation, Kyndryl Holdings, Inc. and the Bank of New York Mellon Trust Company, N.A., as trustee, in favor of the holders of the notes was filed as Exhibit 4.3 to the Company’s Annual Report on Form 10-K filed on March 10, 2022 and is hereby incorporated by reference.

Exhibit Number	Description of Exhibit

4.4

The Registration Rights Agreement, dated as of October 15, 2021, among Kyndryl Holdings, Inc. and the representatives of the initial purchasers of the notes, was filed as Exhibit 4.3 to the registrant’s Current Report on Form 8-K filed on October 15, 2021 and is hereby incorporated by reference.

5.1	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison, LLP as to validity of the exchange notes. +
10.1

The Term Loan Credit Agreement, dated as of October 18, 2021, by and among Kyndryl Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, and the other financial institutions party thereto, was filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on October 22, 2021 and is hereby incorporated by reference.

10.2

The Five-Year Revolving Credit Agreement, dated as of October 18, 2021, by and among Kyndryl Holdings, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent, and the other financial institutions party thereto, was filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on October 22, 2021 and is hereby incorporated by reference.

10.3

The Amended and Restated Receivables Purchase Agreement, dated as of October 28, 2021, among Kyndryl, Inc., Banco Santander S.A. and solely for the purposes of Section 13.19, Kyndryl Holdings, Inc., was filed as Exhibit 10.1 to the registrant’s current report on Form 8-K filed on November 1, 2021 and is hereby incorporated by reference.

10.4

First Amendment to Amended and Restated Receivables Purchase Agreement, dated as of January 26, 2022, among Kyndryl, Inc., Kyndryl Holdings, Inc. and Banco Santander S.A. was filed as Exhibit 10.4 to the registrant’s Annual Report on Form 10-K, filed on March 10, 2022 and is hereby incorporated by reference.

10.5

The Transition Services Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl Holdings, Inc., was filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.*

10.6

The Tax Matters Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl Holdings, Inc. was filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

10.7

The Employee Matters Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl Holdings, Inc. was filed as Exhibit 10.3 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

10.8

The Intellectual Property Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl, Inc. was filed as Exhibit 10.4 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

10.9

The Real Estate Matters Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl Holdings, Inc. was filed as Exhibit 10.5 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

10.10

The IBM International Client Relationship Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl, Inc. was filed as Exhibit 10.6 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.*

10.11

The Master Subcontracting Framework Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl, Inc. was filed as Exhibit 10.7 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.*

10.12

The Stockholder and Registration Rights Agreement, dated as of November 2, 2021, between International Business Machines Corporation and Kyndryl Holdings, Inc. was filed as Exhibit 10.8 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.

10.13	The Kyndryl 2021 Long-Term Performance Plan was filed as Exhibit 10.9 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference. †
10.14

The Forms of LTPP equity award agreements for (i) stock options, restricted stock, restricted stock units, cash-settled restricted stock units and (ii) retention restricted stock unit awards was filed as Exhibit 10.10 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.†

10.15

The Form of LTPP equity award agreement for performance share units was filed as Exhibit 10.11 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.†

10.16

The Form of Terms and Conditions of LTPP equity award agreements was filed as Exhibit 10.12 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.†

10.17	The Kyndryl Excess Plan was filed as Exhibit 10.13 to the registrant’s Current Report on Form 8-K filed on November 4, 2021 and is hereby incorporated by reference.†

Exhibit Number	Description of Exhibit

10.18

The Offer Letter by and between International Business Machines Corporation and Martin Schroeter, dated January 2, 2021, the LTPP performance share unit award agreement, dated February 1, 2021, and the related terms and conditions document, effective December 15, 2020, and the noncompetition agreement, dated January 3, 2021, was filed as Exhibit 10.13 to the registrant’s Registration Statement on Form 10 filed on October 12, 2021 and is hereby incorporated by reference.†

10.19

The Offer Letter by and between International Business Machines Corporation and David Wyshner, dated July 23, 2021, and the noncompetition agreement, dated July 25, 2021, was filed as Exhibit 10.14 to the registrant’s Registration Statement on Form 10 filed on October 12, 2021 and is hereby incorporated by reference.†

10.20

The Offer Letter by and between International Business Machines Corporation and Elly Keinan, dated March 1, 2021, the LTPP performance share unit award agreement, dated April 1, 2021, and the related terms and conditions document, effective March 1, 2021, the Executive Sign-on Repayment Agreement and the noncompetition agreement, dated March 2, 2021, was filed as Exhibit 10.15 to the registrant’s Registration Statement on Form 10 filed on October 12, 2021 and is hereby incorporated by reference.†

10.21

The Offer Letter by and between International Business Machines Corporation and Maryjo Charbonnier, dated May 28, 2021, the LTPP performance share unit award agreement, dated August 2, 2021, and the related terms and conditions document, effective March 1, 2021, the LTPP retention restricted stock unit award agreement, dated August 2, 2021, and the related terms and conditions document, effective June 1, 2020, the Executive Sign-on Repayment Agreement and the noncompetition agreement, dated June 1, 2021, was filed as Exhibit 10.16 to the registrant’s Registration Statement on Form 10 filed on October 12, 2021 and is hereby incorporated by reference.†

10.22

The LTPP performance share unit award agreement for Edward Sebold, dated May 3, 2021, and the related terms and conditions document, effective May 1, 2021, and the noncompetition agreement, dated April 25, 2012, was filed as Exhibit 10.17 to the registrant’s Registration Statement on Form 10 filed on October 12, 2021 and is hereby incorporated by reference.†

10.23

The Kyndryl Holdings, Inc. Executive Severance and Retirement Plan was filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed on February 25, 2022 and is hereby incorporated by reference.†

10.24	The Kyndryl Annual Incentive Plan for Executives was filed as Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed on February 25, 2022 and is hereby incorporated by reference.†
10.25	Form of LTPP equity award agreement for directors was filed as Exhibit 10.25 to the registrant’s Annual Report on Form 10-K, filed on March 10, 2022 and is hereby incorporated by reference.†
10.26

Form of Terms and Conditions for LTPP equity award agreement for directors was filed as Exhibit 10.26 to the registrant’s Annual Report on Form 10-K, filed on March 10, 2022 and is hereby incorporated by reference.†

10.27

Amended and Restated Kyndryl 2021 Long-Term Performance Plan was filed as Exhibit 4.3 to the registrant’s Registration Statement on Form S-8, filed on July 29, 2022 and is hereby incorporated by reference.†

10.28

Amendment to the Kyndryl Executive Severance Plan and Executive Retirement Policy was filed as Exhibit 10.2 to the registrant’s Current Report on Form 8-K, filed on July 29, 2022 and is hereby incorporated by reference.†

21.1	Subsidiaries of the registrant was filed as Exhibit 21.1 to the registrant’s Annual Report on Form 10-K, filed on March 10, 2022 and is hereby incorporated by reference.†
23.1	Consent of PricewaterhouseCoopers LLP.+
23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison, LLP (included in Exhibit 5.1 to this Registration Statement).+
24.1	Powers of attorney.+
25	Form T-1 Statement of Eligibility of The Bank of New York Mellon Trust Company, N.A. to act as trustee under the Indenture.+
99.1	Letter of Transmittal.+
101.INS	XBRL Instance Document.+
101.SCH	XBRL Taxonomy Extension Schema Document.+
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.+
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.+
101.LAB	XBRL Taxonomy Extension Label Linkbase Document.+
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.+
104	Cover Page Interactive Data File (formatted as Inline XBRL).+
107	Filing Fee Table.+
*

Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Commission upon its request.

†	Management contract or compensatory plan in which directors and/or executive officers are eligible to participate.
+	Filed herewith.

(b)    Financial statement schedules included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 are as follows: Schedule II — Valuation and Qualifying Accounts for the Years Ended December 31, 2021, 2020, and 2019. Schedules I, III, IV, and V are not applicable and have therefore been omitted.

ITEM 22.  UNDERTAKINGS.

(a)	The undersigned registrants hereby undertake:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
6.	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
7.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on August 9, 2022.

KYNDRYL HOLDINGS, INC.

By:	/s/ Martin J. Schroeter
	Name:	Martin J. Schroeter
	Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities on this 9th day of August, 2022.

	Signature	Title

	/s/ Martin J. Schroeter	Director, Chairman and Chief Executive Officer (Principal Executive Officer)
Martin J. Schroeter

	/s/ David B. Wyshner	Chief Financial Officer (Principal Financial Officer)
David B. Wyshner

	/s/ Vineet Khurana	Vice President and Controller (Principal Accounting Officer)
Vineet Khurana

	*	Director
Dominic J. Caruso

	*	Director
John D. Harris II

	*	Director
Stephen A. M. Hester

	*	Director
Shirley Ann Jackson

	*	Director
Janina Kugel

	*	Director
Denis Machuel

	*	Director
Rahul N. Merchant

	*	Director
Jana Schreuder

	*	Director
Howard I. Ungerleider

* By:	/s/ Evan Barth
Evan Barth,
Attorney-in-fact